As filed with the Securities and Exchange Commission on August [ ], 2012
File No. 333-168118

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEVEN ARTS ENTERTAINMENT INC
 (Exact name of registrant as specified in its charter)

Nevada	7812	45-3138068
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8439 Sunset Boulevard, 4th Floor, West Hollywood, CA  90069
Telephone: 323.372.3080
Facsimile: 323.372.3088
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter M. Hoffman
President and Chief Executive Officer
Seven Arts Entertainment Inc.
8439 Sunset Boulevard, 4th Floor
West Hollywood, CA  90069
323.372.3080
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randolf Katz
Baker & Hostetler LLP
600 Anton Boulevard, Suite 900
Costa Mesa, CA  92626
714.966.8807

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	$15,000,000	$1,719.00

(1)	The proposed maximum aggregate price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August [ ], 2012.

SEVEN ARTS ENTERTAINMENT INC

SUBJECT TO COMPLETION, DATED SEPTEMBER (   ), 2012

$15,000,000
Common Stock
Warrants

From time to time, we may offer and sell shares of preferred stock, common stock, warrants, or units to purchase preferred stock, common stock, warrants or any combination of these securities, either separately or in units, in one or more offerings in amounts, at prices and on terms that we will determine at the time of the offering. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $15,000,000.

We will specify in the accompanying prospectus supplement the terms of the securities to be offered and sold. We may sell these securities to or through underwriters or dealers and also to other purchasers or through agents. We will set forth the names of any underwriters, dealers or agents in the accompanying prospectus supplement.

Our common stock is listed on The NASDAQ Capital Market under the symbol “SAPX.” On August ( ) , 2012, the last reported sale price of the shares of our common stock on The NASDAQ Capital Market was ($0.04) per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page ()  of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless, to the extent required by applicable law, it is accompanied by a prospectus supplement.

The date of this prospectus is August (      ), 2012.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	10
Special Note Regarding Forward-Looking Statements	27
Use of Proceeds	27
Capitalization	28
Selected Historical Financial Information	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Liquidityand Capital Resources	33
Critical Accounting Policies	40
Motion Picture Industry	47
Recorded Music Industey	53
Our Business	58
Management	73
Security Ownership of Certain Beneficial Owners	79
Certain Related Transactions	82
Market For Common Equity and Related Shareholder Matters	84
Description of Securities	84
Underwriting and Plan of Distribution	90
Legal Matters	93
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	93
Where You Can Find Additional Information	98
Index to Financial Statements
Consolidated Financial Statements (Unaudited) as of March 31, 2012 and June 30, 2011
Consolidated Financial Statements as of June 30, 2011 and 2010

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our shares.  We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus.  Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.  To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offering transactions up to a total dollar amount of $15,000,000.. We have provided to you in this prospectus a general description of the securities we and the selling stockholders may offer. Each time we or the selling stockholders sell securities, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in any accompanying prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus, together with any accompanying prospectus supplement and any “free writing prospectus” we may authorize to be delivered to you, includes all material information relating to the offering of our securities.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find Additional Information”.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

v

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire prospectus. In this prospectus, the words “Seven Arts”, “Company”, “we”, “our”, “ours” and “us” refer to Seven Arts Entertainment Inc., its listing predecessor Seven Arts Pictures PLC and its subsidiaries, unless otherwise stated or the context otherwise requires.. The shares of common stock referenced are stated after the 1:5 stock split which occurred on May 12, 2011. The financial statements and all other financial data included herein are presented in U.S. dollars ($). In this prospectus, the word “Group” refers to Seven Arts Entertainment Inc. and its subsidiaries listed in Corporate Organization .

Our Company

We are an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets generally in the range of $2 million to $15 million for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets and for subsequent post- theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television.  We endeavor to release many of our motion pictures into wide-theatrical exhibition initially; however, certain of our motion pictures will either receive only a limited theatrical release, or may even be released directly to post-theatrical markets, primarily DVD.  Those pictures that receive either a limited theatrical release or a post-theatrical release typically benefit from lower prints and advertising (“P & A”) costs and, in turn, may enjoy greater gross profit margins.

Recent domestic theatrical releases of our motion pictures include Deal (April 2008), Noise (May 2008), Autopsy (January 2009), Night of the Demons (October 2010), The Pool Boys (September 2011) and Drunkboat (July 2012), all of which received limited United States theatrical releases.  We have completed the production of and expect to release for domestic theatrical exhibition one additional motion picture in the fall of 2012, Nine Miles Down.  We currently have five motion pictures in development that we anticipate will be released within the next two to three years (i.e., 2012 – 2014), Catwalk, Mortal Armor: The Legend of Galahad, Romeo Spy, The Winter Queen and Neuromancer.  We may supplement these motion pictures releases with certain lower cost pictures not yet fully developed, as well as with selected third-party acquisitions.

We currently control copyright interests, directly or through affiliates, for 27 completed motion pictures.  An additional 12 motion pictures for which we own distribution rights are now controlled by Arrowhead Target Fund Ltd. (“Arrowhead”), a former hedge fund investor, which receives all of the revenues from these pictures until recoupment of current indebtedness. We are attempting to negotiate an agreement with Arrowhead to re-acquire the licenses of all these 12 motion pictures; however, we cannot provide any assurances that we will be able to reach any such agreement.  A substantial portion of our library revenues are derived from only a few of our library titles.  Through a combination of new productions and selected acquisitions, we plan to increase our film library to 50 to 75 pictures over the next five years, but there can be no assurance or guarantee that we will be able to do so.

On February 23, 2012, we completed the definitive agreement to acquire the music assets of David Michery and 100% of the stock of Big Jake Music, although the deals were negotiated by the listing predecessor. As a result, we are now an independent distributor and producer of sound recordings. Mr. Michery’s assets include 52 completed sound recordings, including the services of established urban recording artist DMX and the right to record and distribute two additional albums embodying DMX’s performance and up to five albums embodying the performance of established urban act Bone Thugs-N-Harmony. DMX’s first single for Seven Arts Music Inc. (“SAM”) “I Don’t Dance” is now on general release and his first album for SAM “Undisputed” will be released on September 11, 2012.

Our recent business model has focused on distribution in the post-theatrical markets for lower-cost, "genre" motion pictures.  These pictures have enjoyed only a very limited theatrical release.  While we expect to continue to make such pictures, our goal is to obtain a wider theatrical release for the majority of the pictures we intend to release over the next two to three years.

Seven Arts Pictures Plc (“PLC”), our listing predecessor, recorded total revenues of $3,328,388 and a net profit after tax of $1,461,554 during the fiscal year ended June 30, 2011 compared to total revenues of $6,417,435 and a loss after taxes of $475,651 in the year ended June 30, 2010.

As of July 1, 2010, PLC agreed in an Asset Transfer Agreement of that date to transfer certain of its assets (including ownership of the one operating subsidiary) to us, in exchange for assumption by us of certain of its indebtedness.  This transfer was agreed to by PLC’s shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate the Group’s status as a foreign private issuer and to assume compliance with all obligations of a U.S. domestic issuer under all applicable state and Federal securities laws. The transfer of assets and liabilities was completed effective January 27, 2011,  and NASDAQ trading in our common shares, as successors to PLC’s ordinary shares commenced on September 1, 2011.

Our Business Strategy

Our current business strategy is:

●
To finance, produce and distribute two to four motion pictures in-house per year with budgets generally between $2 million and $15 million each.  We expect that certain of these pictures will receive only a limited theatrical release, while others will be released more widely.

●
To acquire and distribute sound recordings throughout the world, both singles and albums of established and of new recording artists. We expect to release 3 to 4 albums per calendar year, including albums by the established urban artists DMX and Bone Thugs-N-Harmony

●
To supplement our core strategy by producing an occasional higher cost motion picture (production budgets of $30 to $60 million).  We will, in all likelihood, seek to co-produce such projects with a major studio to guarantee a studio-wide release and obtain a commitment to cover a portion or all of print and advertising (“P&A”) as well as other distribution expenses.

●
To acquire opportunistically distribution rights to an additional two to five motion pictures produced by others, each year, for distribution in theatrical, video and television markets, as an agent, for a 15% to 20% fee.

●	To maximize our current use of tax-preferred financing structures around the world to fund our motion picture productions.

●
To continue to reduce our financial risk on motion pictures we produce by licensing certain rights to distributors prior to and during production, although we recognize that, particularly in the last two years, the licensing market has become more difficult to access as a film financing device.

●	To enter into partnerships with theatrical and video distributors to gain more control over and increase our share of revenue from the distribution of our motion pictures.

●
To scale our business over time by modestly increasing the number of pictures we develop and produce in-house, as well as by more aggressively seeking to acquire for distribution motion pictures produced by third parties.

We believe that this is a particularly opportune time to be producing and distributing moderately priced motion pictures as, according to their public announcements, the major studios plan to reduce the number of pictures that they finance and distribute to concentrate their resources on a limited number of high-priced, “franchise” productions.  In addition, we believe that certain of the most successful independent motion picture companies have either been acquired or are focusing on higher budget films.  We believe that these factors will make available exceptional levels of both talent and projects for lower budget motion pictures and independent film companies such as Seven Arts.

We believe these factors also apply to the recorded music business, as on-going industry consolidation will reduce major worldwide distributors to three companies by the end of 2012.

We do not yet have firm commitment for the financing and production of the motion picture projects described above in “Our Company.”  We have no assurance that we will be able to finance production of these motion pictures but expect to do so within the next 18 months.  We are currently negotiating financing and distribution arrangements for each project but none is complete.

Our Competitive Strengths

We believe our competitive strengths are:

●	The experience of our management and our relationships with independent motion picture distributors.

●	Our relationships with “key talent” and with independent motion picture distributors around the world.

●
Our expertise in structuring tax-preferred financings in jurisdictions where such are made available.  “Tax preferred financings” include refundable or transferable income tax credits available by statute in territories or countries, including Louisiana, the United Kingdom, Canada and Hungary, as well as other general tax benefits associated with motion pictures production or distribution in these nations or states.

●	Our exclusive recording agreements with DMX and Bone Thugs-N-Harmony.

Historical Potential Conflicts of Interest

Our Chief Executive Officer, Peter Hoffman, controlled several companies that are not part of the Group but from which (prior to January 1 , 2012)  we obtained or transferred distribution rights or other assets related to our business and which controlled production of our motion pictures.  Our agreements with Mr. Hoffman and the companies controlled by him provided that all revenues related to our business payable to Mr. Hoffman or any of these companies is due to us, except Mr. Hoffman’s salary, bonus and stock ownership as described herein.  These arrangements have ceased as of December 31, 2011. See Risk Factors – Relating to Our Business and Certain Related Transactions.  Through to December 31, 2011, our  interests may have conflicted with those of our Chief Executive Officer in that our satisfaction of certain indebtedness may release Mr. Hoffman’s guarantee and pledge of stock to indebtedness, payment of general operating expenses and production costs of motion pictures controlled by us may reduce Mr. Hoffman’s affiliates’ liability for these expenses.

Historical  Potential  Benefits To Affiliates

Prior to January 1, 2012, certain of our affiliates, controlled by Mr. Hoffman were entitled to be reimbursed by us for general overhead incurred by each to conduct business for us in amounts approved by us and then to be reimbursed for certain third-party costs on motion pictures controlled by us and to be indemnified for loss costs or damages arising from the conduct of business on our behalf if approved by us.  These agreements terminated on December 31, 2011.

Finally, upon commencement of business of our production and post-production facility in New Orleans, Louisiana, Seven Arts Filmed Entertainment Louisiana LLC (“SAFE LA”) will be the lessee of those facilities, with all revenues and profits for the account of the Company.  The post-production facility will be owned by Seven Arts Pictures Louisiana LLC (“SAPLA”), controlled by the wife of Mr. Hoffman as her separate property, but no rent shall be payable by SAFELA to SAPLA or accrued.  All tax credits earned by SAPLA or SAFELA will be payable to the Company.  See Certain Related Transactions for further detail and discussion of all transactions with affiliates.

Corporate Information

Seven Arts is a corporation organized under the laws of  Nevada.  Our principal executive offices are located at 8439 Sunset Boulevard, 4th Floor, West Hollywood, CA  90069.  Our telephone number is (323) 372 3080.

Loan Agreements

As disclosed in “Management’s Description and Analysis of Financial Conditions and Results of Operations – Liquidity and Capital Resources”, we have negotiated arrangements with the following lenders for the following approximate amounts to extend the due date for payment:

Lender	Amount
Palm Finance Corp. (“Palm”)	$4,700,000
Cold Fusion (paid in full as at July 31,2012)	$610,000

Trafalgar Specialised Fund	$532,000

Corporate Organization

The following is the corporate organization chart of Seven Arts and its subsidiaries:

THE OFFERING

Securities Offered	$15,000,000 (-----------)shares of common stock

Common Stock

Number of shares of common stock outstanding before this offering	[ ] shares of common stock
Number of shares of common stock outstanding after this offering	[ ] shares of common stock
Use of Proceeds	We intend to use the net proceeds of this offering for working capital and general corporate purposes
The NASDAQ Capital Market	SAPX
Lock-Up Agreements
All of our officers and directors have agreed that, for a period of six months following completion of this offering, they will be subject to a lock-up agreement prohibiting any sales or hedging transactions of our securities owned by them. See “Lock-Up” on page [    ].

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk, and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page [   ].

Potential NASDAQ Delisting of the Company’s Common Stock

At the Annual Meeting held on March 25, 2012 (“2012 Annual Meeting”), the Board of Directors sought approval from stockholders of the transaction with David Michery (as discussed in more detail below), which resulted in the issuance of 100,000 shares of the Company’s Series B Preferred Stock (“Series B Preferred”) to Mr. Michery and the other individuals transferring ownership of certain music assets to the Company. The Board of Directors sought approval under the “Any Other Business” portion of the meeting. The stockholders granted such approval, both voting separately and voting with the votes of the holders of the Series B Preferred

The Company failed to file with NASDAQ a copy of the Certificate of Designation of Rights and Preferences of the Series B Preferred  (“Certificate”) and the agreements for the issuance of 180,000 shares of Series B preferred stock at least 15 days prior to the issuance of such shares by the Company on February 23, 2012, which shares consisted of the shares issued to Mr Michery and 80,000 issued in connection with the acquisition of Big Jake Music(“BJM”).. Upon review of the Certificate, in a letter dated July 3, 2012, NASDAQ determined that the Certificate violated NASDAQ Listing Rule 5640 in that: (1) the conversion price adjustment in Paragraph 6(H) of the Certificate could cause the conversion price to be reduced below the closing bid of the Company’s common stock immediately preceding the entering into of a binding agreement to issue any shares of Series B Preferred , and (2) the right of the holder to vote as a class to elect two members of the Board of Directors of the Company did not take into account subsequent reductions in the holder’s “ownership position.”

The NASDAQ Staff also stated that they would not accept such stockholder approval at the 2012 Annual Meeting since (1) the requests for the approval and the terms of the Certificate were not included in the Company’s Proxy Statement and were approved as Other Business, and (2) the Series B stockholders were permitted to vote on such approval even though there were sufficient votes to approve the Certificate and the issuance of Series B preferred stock, without reference to the votes of any holder of Series B Preferred , and without reference to any votes obtained by proxy (as well as assuming that all proxy votes opposed the motion).

NASDAQ issued a letter dated July 30, 2012 stating its intension to delist the Company’s common stock by reason of the violation or alleged violation of NASDAQ rules for the following reasons:

1. Violation of Stockholder Approval Rules. NASDAQ stated that the Company entered into a binding agreement with the stockholders of BJM on September 29, 2011 for the purchase of BJM (“BJM Purchase Agreement”) under which the Company could potentially issue up to 7.1 million shares of the Company’s common stock on conversion of up to $5,000,000 of a new issue of the Company’s Series B Preferred  , which amounts on conversion would result in an issuance of 20% or more of the voting power of the Company outstanding common stock immediately prior to September 29, 2011, a purported violation of Listing Rule 5635(a)(1). Management believes that no binding agreement was entered into with the stockholders of BJM on September 29, 2011 or until February 23, 2012, since substantial closing conditions for such acquisition had not then been met and would never be met, which required substantial renegotiation of the material terms and conditions of the BJM Purchase Agreement with the stockholders of BJM. Until February 23, 2012, no Series B Preferred was authorized by the Board; no certificates of designation were filed with the State of Nevada; and no shares were issued to BJM’s stockholders or into the escrow; hence, no stockholders of BJM had any voting or ownership rights with respect to the Company’s common stock under Nevada law or otherwise until February 23, 2012. Notwithstanding the difference in opinion between the Company and the NASDAQ Staff concerning the effective date of the BJM Purchase Agreement (which date may be relevant for calculation of the above-referenced 20% voting power issue), the NASDAQ Staff stated that the Company violated its Rules because the conversion adjustment provisions of the Series B Preferred could result in the holders ultimately having more than 20% of the voting power or ownership rights with respect to the Company's common stock, as calculated in accordance with the Rules. The NASDAQ Staff also stated that the Company failed to respond to its requests for copies of the BJM Purchase Agreement.

NASDAQ also stated that the Company further violated Listing Rule 5635(a)(1) by acquiring certain music assets of Mr Michery  in a binding agreement on December 19, 2011 (“Michery Acquisition Agreement”) for up to $10,000,000 of Series B Preferred, which could result on conversion in the issuance of up to 9 million shares of the Company’s common stock, which would have been more than 20% of the voting power of the Company outstanding immediately prior to December 19, 2011. Management believes no binding agreement was entered into with Mr Michery on December 19, 2011 or before February 23, 2012, since substantial closing conditions for such acquisition had not then been met and would never be met, which required substantial renegotiation of the material terms and conditions of the Michery Acquisition Agreement. Until February 23, 2012, no Series B Preferred was authorized by the Board; no certificate of designation was filed with the State of Nevada; and no shares were issued to Mr Michery or to any person; hence, Mr Michery did not have any voting or ownership rights with respect to the Company’s common stock under Nevada law or otherwise until February 23, 2012.

On February 23, 2012, the stockholders of BJM received $1,000,000 of Series B preferred stock with the balance of $7,000,000 of Series B Preferred to be placed in escrow with our counsel. Management believes it is unlikely that such escrowed Series B Preferred will be ever delivered to the stockholders of BJM, and has not authorized counsel to vote such shares. On February 22, 2012, the holders of Series B Preferred by reason of the sale of BJM would own on conversion of such Series B Preferred less than 20% of the common stock of the Company issued and outstanding on February 22, 2012, including conversion of Series A preferred stock.

Management determined to seek approval of the Michery Acquisition Agreement at the 2012 Annual Meeting as Other Business, which, it believed, eliminated any potential violation of Listing Rule 5635(1)(i). Such approval was obtained at the 2012 Annual Meeting by (i) the common shares physically present at the meeting, (ii) the common shares present at the meeting by proxy, and (iii) by Mr Michery. NASDAQ objected to this stockholder approval because that specific matter was not disclosed in the Proxy Statement and because Mr Michery voted his Series B Preferred shares in favor of the transaction (as permitted under Nevada law). Further, the Proxy Statement included requested approval of a proposal for any financing transactions approved by the Board, even at a below market or book value price, which could result in an issuance of 20% more of the voting rights or common stock to the issuee. This proposal was also adopted by the stockholders.

However, in light of NASDAQ’s concern that the terms of the Series B Preferred violate its Rules, the Company has (a) amended the Series B Preferred (“Revised Series B Preferred”) to remediate any such NASDAQ Listing Rule violations in respect of the Series B Preferred and (b) has called this Special Meeting to seek, among other purposes, the ratification of the Certificate of Designation of the Revised Series B Preferred and the approval of the issuance of up to 180,000 shares of Revised Series B Preferred pursuant to the BJM Purchase Agreement and Michery Acquisition Agreement, as discussed below.

2. Violating of Voting Rights Rules. NASDAQ stated that the terms of the Series B Preferred issued pursuant to the BJM Purchase Agreement and the Michery Acquisition Agreement violated Listing Rule 5640 because the conversion adjustment provisions of the Series B Preferred could result in the Series B Preferred voting on an as-if-converted basis based on a conversion price that could potentially be lower than $.25, the closing bid price on February 22, 2012. This possibility has been eliminated in the Revised Series B Preferred.

The NASDAQ Staff also stated that the terms of the Series B Preferred, which provided those holders with the right to elect two of our directors, violated Listing Rule 5640, as such right does not “step down” after conversion of Series B Preferred to a proportionate number of directors to the remaining unconverted shares of Series B Preferred. The Revised Series B Preferred eliminates any voting by the holders of Series B Preferred when less than 100,000 shares of Revised Series B Preferred remain outstanding.

3. Failure To Timely Submit Notification And Respond To Staff Requests. The NASDAQ Staff stated that the Company did not timely submit listing applications for the BJM Purchase Agreement and the Michery Acquisition Agreement and did not timely respond to Staff requests for information relating to share issuances. The BJM transaction began when we were still a foreign private issuer. At the time we believed that no listing application was required for the BJM Purchase Agreement by reason of our status as a foreign issuer. We have now filed appropriate listing applications for the BJM Purchase Agreement and Michery Acquisition Agreement.

4. Company’s Financial Condition. In issues not heretofore raised with us, the NASDAQ Staff questioned whether we are able to operate our business, pay our employees and suppliers and otherwise meet our obligations as a public company, even though we have done so for the twenty years we and our predecessors have been in business, and have no going concern qualification in any accounting statement. We had provided NASDAQ a cash flow projection for 18 months which showed positive and substantial cash flow. The NASDAQ Staff cited our “extremely low stock price” as a concern. We acknowledge that many factors could result in a low trading price. Not-withstanding, the Board is seeking authorization to effect a reverse stock split if necessary to address the stock price issue. Further, the NASDAQ Staff cited our dispute with NASDAQ over the fee for the listing of additional shares which we contested for the reasons set forth above, but paid when our protests were unsuccessful. Lastly, NASDAQ cites our disclosure of the investigation of tax credits in New Orleans by the US Attorney’s Office, which tax credits have been re-audited and confirmed. No charges have been brought against any officer of the Company or any of its subsidiaries and none is pending. None of the foregoing in the opinion of management affects or will affect our on-going business.

The Company  has appealed  NASDAQ’s de-listing decision.  Neither the Company nor any holder of Series B Preferred  intended that any share of Series B Preferred  would have voting rights, or be convertible, in common stock at a conversion price, greater than the rights of the Company’s common stock on either the date of issuance of any shares of Series B Preferred  or the date of the binding agreement for issuance of the Series B Preferred , and at all times intended to comply with NASDAQ rules.  To eliminate any doubt on the matter, the Company and the holders have agreed to amend the Certificate as set forth on the Amendment to  Certificate of Designation  now filed in the State of Nevada to reflect the Company’s and such holders’ intent:

A.
To ensure that in no event shall the holders of the Series B Preferred  be entitled to vote on an as-if-converted into capital shares basis at a conversion price less than $.251 per common share (the closing bid price on February 22, 2012, the trading day immediately preceding the date of issuance of the Series B preferred stock).  This limitation shall remain in effect so long as the Series B Preferred  remains outstanding and shall not be impacted by any vote of the stockholders to re-authorize the issuance of the Series B Preferred  or to ratify the Series B Preferred currently outstanding.

B.	To provide that the rights of the holders of Series B Preferred to elect two directors of the Company will terminate if less than 100,000 shares of Series B Preferred are outstanding.

C.
There will be no conversion of any shares of the Series B Preferred until the earlier  of September 30, 2012, or approval of the issuance of the Amended Series B Preferred Stock by the stockholders. If stockholder approval has not been obtained for the Series B Preferred by September 30, 2012, then the holders of the Series B Preferred shall have the right to convert the Series B Preferred  into 6,258,240 shares, which represents 19.99% of the total capital shares outstanding on February 22, 2012, which was the last trading day immediately prior to the execution of the binding, definitive agreement for the issuance of the 180,000 shares of Series B Preferred currently outstanding, on a pro rata basis. Notwithstanding the foregoing, the holders of the Series B Preferred are currently be entitled to vote their shares on an as-if-converted basis up to 6,258,240, which represents 19.99% of the issued and outstanding capital stock on February 22, 2012, the last trading day immediately prior to the execution of the binding definitive agreement for the issuance of the Series B Preferred on a pro rata basis.

Stockholders’ Meeting

The Company has filed a preliminary Proxy Statement  for a stockholders meeting to consider the following proposals:

1.
Potential Reverse Split of Shares. To authorize the Board of Directors to implement a reverse split of the Company’s shares of common stock in a ratio as determined by the Board of Directors as necessary to meet the continued listing requirements of The NASDAQ Capital Market or the new listing standards for an alternate exchange to be chosen by the Board.

2.
Issuance of Up To 200,000 Shares of Amended Series B Preferred . To re-authorize the Board of Directors to issue up to 200,000 shares of Amended Series B Preferred  and to ratify the issuance of 180,000 shares of Series B Preferred .

3.
Approval Of Revised 2012 Stock Incentive Plan. To authorize the Board to increase the number of shares of the Company’s common stock issuable in the Company’s 2012 Stock Incentive Plan from 5,000,000 to 20,000,000.

4.
Approval of Potential Issuance of Up To 50,000,000 Shares Of Our Common Stock Potentially Below the Greater Of The Common Stock’s Book Value or Market Value and Approval of Securities Purchase Agreement with JMJ Financial. To authorize the Board of Directors to issue up to 50,000,000 shares of common stock at a price potentially below the greater of each share’s book value or market value on the date of issuance, and to ratify the Securities Purchase Agreement and related transactions between the Company and JMJ Financial.

5.	Other Business. To transact such other business as may properly come before the special meeting of stockholders or any adjournment thereof.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following sets forth a summary of consolidated profit and loss and balance sheet statements for the fiscal years ended June 30, 2011 and June 30, 2010 and the unaudited nine-month periods ended March 31, 2012 and March 31, 2011 and prepared under United States Generally Accepted Accounting Principles “US GAAP”.  All of the foregoing have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus.  The summary consolidated historical financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus.

The historical results included below and elsewhere in this prospectus are not indicative of our future performance.

Summary Financial Data
(in $ 000’s, except per share data)

	Three	Three	Nine	Nine	Fiscal	Fiscal
	Months	Months	Months	Months	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	Mar-31	Mar-31	Mar-31	Mar-31	Jun-30	Jun-30
Summary Profit and Loss Statements	2012	2011	2012	2011	2011	2010

Total Revenues (1)	$187	$273	$987	$2,081	$3,328	$6,417

Gross Profit/(Loss)	$(261)	$(270)	$(561)	$593	$(120)	$4,018

Net Profit/(Loss)	$(1,586)	$(973)	$(3,664)	$(1,184)	$1,461	$(476)

Weighted Average Shares Outstanding Basic (in 000's) converted at 5:1	17,665	1,717	17,665	1,717	1,889	1,403

Weighted Average Shares Outstanding Diluted (in 000's) converted at 5:1	17,665	1,717	17,665	1,717	2,218	1,403

Earnings (loss) Per Share - Basic at 5:1	$(0.05)	$(0.57)	$(0.21)	$(0.69)	$(0.77)	$(0.34)
Earnings (loss) Per Share - Diluted at 5:1	$(0.05)	$(0.57)	$(0.21)	$(0.69)	$(0.77)	$(0.34)

Summary Balance Sheet

Total Loans	$8,657	$10,890	$8,567	$17,423	$12,646	$18,301

Total Assets	$41,270	$27,946	$41,270	$30,771	$27,946	$28,625

Shareholders' Equity (3)	$24,979	$7,958	$24,979	$4,301	$7,958	$2,200

(1)           Revenues in the most recent audited period June 30, 2011 included $570,000 in net fee income derived from producer’s fees.

(2)           The audited Consolidated Financial Statements for the fiscal years ended June 30, 2011 and 2010, prepared under US GAAP show income per-share figures calculated using the weighted average number of shares outstanding in each period. A 1-for-5 reverse stock split occurred May 12, 2011. The income per share figures in the table above have been adjusted from the figures shown in prior financial statements to show the effect of the 1-for-5 reverse stock split as if it had occurred on the first day of the fiscal year ended June 30, 2010.

(3)           Convertible Preference Shares owned by Armadillo Investment Plc until November 2008, and then by the Group’s Employee Benefit Trust (“EBT”), are treated as Shareholders’ Funds under UK GAAP. As of June 30 2010, all preference shares had been converted to ordinary shares. EBT converted 2,500,000 of the preference shares into 2,000,000 ordinary shares on November 20, 2008 and the remaining 500,000 preference shares into 400,000 ordinary shares on May 25, 2010.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision with regard to our securities.  The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed.  In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our success depends on certain key employees.

Our success depends to a significant extent on the performance of a number of senior management and other key employees, including production and creative personnel. We particularly depend upon our Chief Executive Officer, Peter Hoffman, whose employment agreement grants him the right, as long as he is employed by us, to approve or control all artistic and business decisions regarding motion pictures that we acquire, produce or distribute. As a result, our success depends to a significant extent on Mr. Hoffman’s creative and business decisions regarding the motion pictures we acquire, produce and distribute.

We do not have “key person” insurance on the lives of any of our officers or directors. We have entered into employment agreements with our top executive officers. These agreements entitle us to possible injunctive relief for breach of the agreements. These agreements cannot assure us of the continued services of such employees. In addition, competition for the limited number of business, production and creative personnel necessary to create and distribute our entertainment content is intense and may grow in the future. Our inability to retain or successfully replace where necessary members of our senior management and other key employees could have a material adverse effect on our business, results of operations and financial condition.

Our interests may conflict with those of our Chief Executive Officer.

We previously had entered into a series of agreements with Mr. Hoffman, and his affiliated companies that may have resulted in our interests differing from theirs (see “Certain Related Transactions”). These arrangements ceased on December 31, 2011. One of these agreements concerns a financing arrangement, in an aggregate amount of $7,500,000, that we entered into with Cheyne Specialty Finance Fund L.P. (“Cheyne”) for the production of our movies, which has been secured with (i) six of our motion pictures and (ii) 321,400 of our shares of common stock beneficially owned by Mr. Hoffman through Seven Arts Pictures Inc. (“SAP”). Upon repayment of $6,500,000, the senior debt (“Cheyne loan”) was acquired by Seven Arts Filmed Entertainment Limited (“SAFE”) in April 2008. Mr. Hoffman believes that the 321,400 pledged shares were released, and the pledged shares were not passed on to the $1,000,000 subordinated noteholder, Arrowhead Consulting Group Limited.  Our satisfaction of our debts to Cheyne may provide divergent benefits to us and to Mr. Hoffman, in that Mr. Hoffman claims a full release from this pledge of our common stock by SAP. Other agreements that we have entered into with Mr. Hoffman and his affiliates that may result in conflicts of interest include his employment agreement and limited liability companies in the United States for motion pictures produced prior to December 31, 2010 with all distribution rights and profits thereof for our account and provide other services for our account and according to which SAP has assigned to us any results and proceeds arising from services performed by SAP on our behalf. See “Certain Related Transactions.”

We have several transactions with affiliates controlled by our Chief Executive Officer that may provide benefits to him.

Certain of our affiliates, controlled by Mr. Hoffman, are entitled to be reimbursed by us for general overhead incurred by each to conduct business for us in amounts approved by us and then to be reimbursed for certain third-party costs on motion pictures controlled by us and to be indemnified for loss costs or damages arising from the conduct of business on our behalf if approved by us. These agreements terminated on December 31, 2011.

We have the right  and exercise the right to control through our management all material decisions of all affiliates controlled by Mr. Hoffman to the extent such decisions have any material effect on our results of operations.

Our failure to repay obligations under the Arrowhead Loan and Cheyne Loan has resulted in the loss of control of assets that we pledged Seven Arts Future Flow I (“SFF”), a limited liability company owned by SAP  now owned by PLC (in liquidation). , obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”). The Group secured the Arrowhead Loan with liens on 12 motion pictures that generated final revenues for the Group of $820,026 in the year ended June 30, 2009 and $2,739,800 in the year ended March 31, 2008. The Arrowhead Loan had been recorded in our audited financial statements as an $8,300,000 liability as of June 30, 2008. Although the loan is secured by certain assets of SFF, the Group is not required to repay the Arrowhead Loan from any of our other assets or revenues. We made certain representation regarding ownership of these twelve motion pictures and agreed to continue to license these twelve motion pictures, collect money received therefrom and to deposit such collections in a designated bank account.

The Arrowhead Loan was due on February 15, 2009, and SFF did not pay the outstanding principal and interest due thereon. Arrowhead had the right to foreclose on the pledged film assets, but has not done so. SFF has, however; received a default notice to that effect, and, as a result, Arrowhead is now collecting directly all sums receivable from us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures, with the result that we no longer control the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of our rights to twelve motion pictures and related loss of revenues in amounts that are difficult to predict. Arrowhead continues to have the right to foreclose on the twelve motion pictures, which are Asylum, The Hustler, I’ll Sleep When I’m Dead, Johnny Mnemonic, Never Talk to Strangers, No Good Deed, Popstar, Red Riding Hood, Shattered Image, A Shot At Glory, Stander, and Supercross. As a result of the foregoing, we have removed all investment in and receivables relating to the twelve motion pictures pledged to Arrowhead as assets and have removed all limited recourse indebtedness related to these motion pictures as liabilities from our consolidated balance sheet for the fiscal year ended June 30, 2009.

Arrowhead filed an action on September 22, 2010 which seeks recovery from the Group of the monies which the Group has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Group, Mr. Hoffman and SAP regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Group for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount. The Group had moved to dismiss the action against all defendants other than SFF, which is not part of the Group. On August 9, 2011, the New York Supreme Court granted the Group’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim. The Group continues to believe that Arrowhead’s claims against the Group are without substantial merit.

We also obtained financing of an aggregate of approximately $7,500,000 from Arrowhead Consulting Group LLC (“ACG”) for $1,000,000 (“ACG Loan”) and Cheyne for the $6,500,000 Cheyne Loan at a rate of interest of 19% and 18% per annum, respectively. SAP ., one of our affiliates, which was controlled by Mr. Hoffman, our Chief Executive Officer, secured the ACG Loan and the Cheyne Loan with 321,400 (of our ordinary shares beneficially owned by Mr. Hoffman, and we secured the ACG Loan and the Cheyne Loan with liens on six motion pictures that generated cumulative revenues of approximately $2,326,078 as of June 30, 2009, plus a second position security interest in the motion pictures pledged under the Arrowhead Loan. The Cheyne Loan matured on September 30, 2007. A subsidiary of ours acquired the debt from then due to Cheyne, a sum of approximately $6,500,000, on or about April 2008, and received an assignment from Cheyne of their senior secured position on the film assets, including Cheyne’s subordination agreement with ACG. Management believes that the 321,400 pledged shares were released, and the pledged shares were not passed on to the $1,000,000 subordinated noteholder, ACG.

ACG has demanded payment of the ACG Loan of $1,000,000 and has filed suit therefore. The Group is in litigation with the liquidator of ACG regarding the $1,000,000 plus accrued interest as it believes this debt will never be paid due to its subordination to the senior loan. Failure to prevail in this litigation or to repay or refinance the ACG Loan could result in the loss of our rights to six motion pictures.

We face substantial capital requirements and financial risks.

Our business requires substantial investments of capital. The production, acquisition and distribution of motion pictures require a significant amount of capital. A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues or tax credits derived from the production of our motion pictures. This time lapse requires us to fund a significant portion of our capital requirements from various financing sources. We cannot be certain that we can continue to successfully implement these financing arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures. We currently employ a variety of structuring techniques, including debt or equity financing, in efforts to achieve our investment objectives. We cannot be certain that we will be able to negotiate structures that accomplish our objectives. We intend to increase (through internal growth or acquisition) our production slate or our production budgets, and, if we do, we will be required to increase overhead and/or make larger up-front payments to talent and, consequently, bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

The costs of producing and marketing feature films have steadily increased and may further increase in the future, making it more difficult for a film to generate a profit. The costs of producing and marketing feature films have generally increased in recent years. These costs may continue to increase in the future, which may make it more difficult for our films to generate a profit or compete against other films. Historically, production costs and marketing costs have risen at a higher rate than increases in either the number of domestic admissions to movie theaters or admission ticket prices. A continuation of this trend would leave us more dependent on other media, such as home video, television, international markets and new media for revenue, which may not be sufficient to offset an increase in the cost of motion picture production. If we cannot successfully exploit these other media, it could have a material adverse effect on our business, results of operations and financial condition.

Budget overruns may adversely affect our business. Our business model requires that we be efficient in the production of our motion pictures. Actual motion picture production costs often exceed their budgets, sometimes significantly. The production, completion and distribution of motion pictures are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a motion picture incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production, which may not be available on suitable terms. We cannot assure you that such financing on terms acceptable to us will be available, and the lack of such financing could have a material adverse effect on our business, results of operations and financial condition.

In addition, if a motion picture production incurs substantial budget overruns, we cannot assure you that we will recoup these costs, which could have a material adverse effect on our business, results of operations and financial condition. Increased costs incurred with respect to a particular film may result in any such film not being ready for release at the intended time and the postponement to a potentially less favorable time, all of which could cause a decline in box office performance, and, thus, the overall financial success of such film. Budget overruns could also prevent a picture from being completed or released. Although none of these events has occurred to us to date, any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

A substantial number of our motion pictures did not generate enough revenue to satisfy financing obligations related to those motion pictures, and our future motion pictures may not generate enough revenue to satisfy obligations entered into to finance their production.

We have obtained financing for most of our motion pictures and secured those financings with the assets from those and other motion pictures.  If we are unable to generate sufficient revenues to repay those obligations under the terms of the financings, we lose those motion picture assets and any future revenues that we could derive from those assets.  As noted, the revenues of the 12 and 6 motion pictures securing the Arrowhead Loan and the ACG Loan, respectively, have not met our estimates, and, as a result, we have not been able to repay those loans in the periods set out in those loans.  If we are unable to amend the terms of those loans or satisfy them otherwise, we could lose those motion picture assets.

Additionally, our net revenues from a certain tax advantaged transaction after accounting for expenses for that transaction were not sufficient to enable us to satisfy a £1,000,000 ($1,651,000 ) convertible debenture from Trafalgar Capital Special Investment Fund (“Trafalgar”) that came due on June 30, 2009, which we had expected to repay from that funding source even though that funding source was not pledged to repay the Trafalgar loan.  As a result, we defaulted on a payment of £1,000,000 plus interest to Trafalgar Capital Special Investment Fund in June 2009.

On September 2, 2009 the Group repaid Trafalgar $1,000,000 as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the shares of common stock of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 68,000 shares of common stock to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 68,000 shares of common stock. The transaction was consummated subsequent to the date of the financial statements and all 68,000 had been sold by December 31, 2010. Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 85,000 shares of common stock to settle a portion of the debt.  Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 85,000 shares of common stock. The current balance outstanding on the loan after sale of these 85,000 shares is approximately $530,000.

We entered into two senior financing loan and security agreements with Palm to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007.  These loans are secured by the revenues to be collected from these motion pictures.  The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films.  We have entered into a forbearance agreement with Palm extending the due date of these loans to December 31, 2012.  The original principal amounts of the Palm loans for The Pool Boys and Autopsy are $ 5,250,000, including a $500,000 interest reserve, and for Nine Miles Down was $4,000,000, including a $750,000 interest reserve.

We cannot assure you that a failure to repay these obligations will not make the terms of future financings more onerous or prohibitive.  We also cannot assure you that our estimates of revenues from motion pictures securing any other current or future financings will be accurate, and that we will be able to satisfy those financings with the revenues from the motion pictures securing those financings.  The loss of motion picture or other assets as a result of any such default would adversely affect our business.

Our revenues and results of operations may fluctuate significantly.

Revenues and results of operations are difficult to predict and depend on a variety of factors.  Our revenues and results of operations depend significantly upon the performance of the motion pictures that we license for distribution, which we cannot predict with certainty.  Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods.  Furthermore, largely as a result of these predictive difficulties, we may not be able to achieve the earnings projected by any analysts that follow our stock.  Revisions to projected earnings could cause investors to lose confidence in us, which in turn could materially and adversely affect our business, our financial condition and the market value of our securities.

Accounting practices used in our industry may accentuate fluctuations in operating results.  In addition to the cyclical nature of the entertainment industry, industry accounting practices may accentuate fluctuations in our operating results.  While such fluctuations have not occurred to date, we may in the future experience such fluctuations due to industry-wide accounting practices.  In accordance with U.S. generally accepted accounting principles and industry practice, we amortize film and television programming costs using the “individual-film-forecast” method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films.  The great majority of a film’s costs (80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release.  Film costs are stated at the lower of amortized cost or the film’s estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost.  The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach.  Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film.  Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

We depend on a limited number of projects, and the loss or failure of a major project could have a material adverse effect on our business.  Our revenue is generated from a limited number of films, principally Autopsy, Nine Miles Down, Deal, Noise, Drunkboat, and Night of the Demons.  Films that we develop, finance, or license for distribution vary due to the opportunities available to us and to targeted audience response, both of which are unpredictable and subject to change.  The loss or failure of a major project could have a material adverse effect on our results of operations and financial condition as well as on the market price of our securities.  We cannot assure you that any project we undertake or participate in will be successful.

We rely upon pre-sales, advances and guarantees.

We attempt to minimize some of the financial risks normally associated with motion picture production by obtaining, at various stages prior to release of our motion pictures, advances and guarantees from distributors in exchange for distribution rights to such pictures in particular territories.  Advances and guarantees paid by a distributor for distribution rights to a film generally represent a minimum purchase price for such rights.  While advances and guarantees reduce some of the financial risk of our motion pictures, they do not assure the profitability of our motion pictures or our Company's operations and, it may also result in our receiving lower revenues with respect to successful films.  We believe that international “pre-sales” have become increasingly difficult to obtain resulting in fewer “pre-sales” with lower minimum guarantees, and this situation may continue for the indefinite future.  As the international marketplace demands increasingly costly motion pictures, we cannot be certain that the amount of advances and guarantees which we anticipate generating on a given film project will exceed our cost of producing such motion picture.

In today’s rapidly changing and competitive marketplace for motion pictures, it is possible that the amount of such advances and guarantees alone, after payment of our operating expenses, even if greater than our direct cost of producing a specific film, will not be sufficient to provide us with a significant return on our invested capital.  Should we incur higher than expected overhead or production expenses, that amount may not be sufficient to provide a return of all or substantially all of our invested capital.  To the extent that we do not produce one or more films that generate overages for us, there may be a material adverse effect upon our Company and the potential for returns on, and even the return of, our capital.

We rely on tax preference and tax credit transactions for a substantial portion of our revenues and recovery of film costs.

We have received substantial money as revenues and recovery of investments in motion picture production and distribution costs from tax preference and tax credit transactions in the United States and other countries, which transactions have provided between 25% to 50% of film production costs on our pictures (approximately $1,000,000 to $3,500,000 per film). We cannot be certain that such revenues and cost recoveries will be available to us in future periods. These benefits accrue pursuant principally by means of statutes in Louisiana, the United Kingdom, Canada and Hungary, which could be repealed or amended based on general income tax considerations or political changes.  We are aware of no such changes proposed or threatened at the present time.

We have a limited operating history.

Our predecessor was formed in 1992, and later transferred all its motion picture assets to SAP in October, 2002.  SAP acquired control of our Company in September 2004 by a transfer of all its motion picture rights to Seven Arts Filmed Entertainment Limited, which is now a wholly owned subsidiary of SAE.  Although our predecessors have a more extensive operating history, our immediate listing predecessor began operations in its current form and business strategy in October 2004.

We currently lack a credit facility.

We do not have any credit facility with respect to financing production of our motion pictures.  We have primarily depended upon financing arrangements tied to specific motion pictures for the funding of our productions.  Given the tightening of credit markets, we are seeking to establish a credit facility to provide us with more flexibility in the funding of our productions or operations.  We cannot assure you that we can secure a credit facility or that, if we secure a credit facility, the terms will be favorable to us.  Without a credit facility, we will not have the same flexibility with our financing arrangements as some of our competitors and will need to continue to rely upon financing arrangements tied to specific motion pictures for the funding of our productions.

We face risks from doing business internationally.

We distribute motion pictures outside the United States through third-party licensees and derive revenues from these sources.  As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

●	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws,

●	changes in local regulatory requirements, including restrictions on content,

●	differing cultural tastes and attitudes,

●	differing degrees of protection for intellectual property,

●	financial instability and increased market concentration of buyers in foreign television markets, including in European pay television markets,

●	the instability of foreign economies and governments and

●	War and acts of terrorism.

Events or developments related to these and other risks associated with international trade could adversely affect our revenues from non-U.S. sources, which could have a material adverse effect on our business, financial condition and results of operations.

Amendments to current laws and regulations governing our operations could have a material adverse impact on our business.

Our operations are subject to substantial government regulation, particularly regulations governing the use of tax credits granted during film production in Louisiana, the United Kingdom, Canada and Hungary.  We receive a substantial portion of the financing for our motion picture production from tax credits and other tax-preferred financings.  Amendments to current laws and regulations governing these tax credits or other aspects of our business, including intellectual property and censorship laws, could increase our costs of operations, reduce our revenues, jeopardize the ownership of certain assets or increase the cost of financing our motion pictures.  Tax regulations, intellectual property laws or other rules and regulations affecting our business may be changed in a manner which may adversely affect us and our ability to operate our business plan.

The production of a larger budget motion picture may adversely affect our operating results.

Historically, we have primarily produced motion pictures with budgets of between $2 million and $15 million.  We may occasionally produce a motion picture with a larger budget of between $30 million and  $60 million.  To produce such a motion picture, we believe that we will need to co-produce such motion pictures with major studios and ensure a studio-wide release and a commitment to cover P&A costs or with one or more other independent production companies.  To date, we have not produced or co-produced a motion picture with a budget in that range.  We cannot assure you that we can successfully produce and distribute motion pictures in that budgetary range, that we can find a major studio to co-produce such motion pictures or that we can secure a studio-wide release or a commitment from a studio to cover P&A costs.

Risks Relating to Motion Pictures

Our success depends on external factors in the motion picture industry.

Our success depends on the commercial success of motion pictures, which is unpredictable.  Operating in the motion picture industry involves a substantial degree of risk.  Each motion picture is an individual artistic work, and inherently unpredictable audience reactions primarily determine commercial success.  Generally, the popularity of our motion pictures depends on many factors, including public reception, the formats of their initial releases, for example, theatrical or direct-to-video, the actors and other key talent, their genre and their specific subject matter.  The commercial success of our motion pictures also depends upon the quality and acceptance of motion pictures that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change.  We cannot predict the future effects of these factors with certainty, any of which factors could have a material adverse effect on our business, results of operations and financial condition.

In addition, because a motion picture’s performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results or poor television ratings may negatively affect future revenue streams.  Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities.  We cannot assure you that our motion pictures will obtain favorable reviews or ratings, or that our motion pictures will perform well at the box office or in ancillary markets.  The failure to achieve any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Changes in the United States, global or regional economic conditions could adversely affect the profitability of our business.  The current severe decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our films, thus reducing our revenue and earnings.  A decline in economic conditions could reduce performance of our theatrical, television and home entertainment releases.  In addition, an increase in consumer costs generally, or consumer costs in a particular sector of the entertainment industry, could result in a shift in consumer demand away from the entertainment we offer, which could also adversely affect our revenues and, at the same time, increase our costs.

Distributors’ failure to promote our programs may adversely affect our business.  Licensed distributors’ decisions regarding the timing of release and promotional support of our motion pictures and related products are important in determining the success of these pictures and products.  We do not control the timing and manner in which our licensed distributors distribute our motion pictures.  Any decision by those distributors not to distribute or promote one of our motion pictures or related products or to promote our competitors’ motion pictures or related products to a greater extent than they promote ours could have a material adverse effect on our business, results of operations and financial condition.

We could be adversely affected by strikes, potential strikes or other union job actions.  We directly or indirectly depend upon highly specialized union members who are essential to the production of motion pictures.  A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures could delay or halt our ongoing production activities.  In November 2007, the members of the Writer’s Guild of America went on strike, and a new agreement was not approved until February 2008.  Additionally, the Directors Guild of America and Screen Actors Guild (“SAG”) collective bargaining agreements expired in 2008.  An agreement has now been reached with the Directors Guild and SAG.  A SAG or other union strike or action, depending on the length of time, could cause a delay or interruption in our production and release of new motion pictures, which could have a material adverse effect on our business, results of operations and financial condition.

Almost all financing of the production of motion pictures by independent production companies involves third parties providing film production completion bonds to guarantee the repayment of the financings upon the abandonment of production if certain conditions are met.  Such film completion bonds do not provide for the repayment of the financing if a production is abandoned due to a strike.  Without such waivers and in view of a potential strike, there may be dramatically less financing of the production of motion pictures by independent production companies as it will be difficult or impossible to obtain a film production completion bond, and it may be too risky to start films where production could be interrupted by a strike.

We face substantial competition in all aspects of our business.

We are smaller and less diversified than many of our competitors.  As an independent distributor and producer, we constantly compete with major U.S. and international studios and independent producers and distributors.  Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide both the means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture operations.  In addition, the major studios and larger independent producers and distributors have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production.  The resources of the major studios and larger independent producers and distributors may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring.  Our inability to compete successfully could have a material adverse effect on our business, results of operations and financial condition.

The motion picture industry is highly competitive and at times may create an oversupply of motion pictures in the market.  The number of motion pictures released by our competitors may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially.  Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest.  For this reason, and because of our more limited production and advertising budgets, generally provided by third-party distributors, we typically do not release our films during peak release times, which may also reduce our potential revenues for a particular release.  Moreover, we cannot guarantee that we can release all of our films when they are otherwise scheduled.  In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio may force us to alter the release date of a film because we cannot always compete with a major studio’s larger promotion campaign.  Any such change could adversely impact a film’s financial performance.  In addition, if we cannot change our schedule after such a change by a major studio because we are too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of our film.  The foregoing could have a material adverse effect on our business, results of operations and financial condition.

The limited supply of motion picture screens compounds this product oversupply problem.  Currently, a substantial majority of the motion picture screens in the United States typically are committed at any one time to only ten to fifteen films distributed nationally by major studio distributors.  In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease.  If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease, which could have a material adverse effect on our business, results of operations and financial condition.

DVD sales have been declining, which may adversely affect our growth prospects and results of operations.

Several factors, including weakening economic conditions, the deteriorating financial condition of major retailers, the maturation of the DVD format, increasing competition for consumer discretionary spending and leisure time, piracy and increased competition for retailer shelf space, are contributing to an industry-wide decline in DVD sales both domestically and internationally.  The high definition format war between the HD DVD and Blu-ray formats ended in February 2008 with Toshiba Corporation’s announcement of its decision to discontinue its HD DVD businesses; however, reduced consumer discretionary spending in a challenging economic environment, may slow widespread adoption of the Blu-ray format or lead consumers to forego adopting a high definition DVD format altogether, which would adversely affect DVD sales. DVD sales also may be negatively affected as consumers increasingly shift from consuming physical entertainment products to digital forms of entertainment.  The motion picture industry faces a challenge in managing the transition from physical to electronic formats in a manner that continues to support the current DVD business and its relationships with large retail customers and yet meets the growing consumer demand for delivery of motion pictures in a variety of electronic formats.  We cannot assure you that home video wholesale prices can be maintained at current levels, due to aggressive retail pricing, digital competition and other factors. In addition, in the event of a protracted economic downturn, reduced consumer discretionary spending could lead to further declines in DVD sales.  A decline in DVD sales may have a disproportionate effect on us and our results of operations as a number of our releases only have a limited theatrical release or are released direct-to-DVD.

We must successfully respond to rapid technological changes and alternative forms of delivery or storage to remain competitive.

Advances in technologies or alternative methods of product delivery or storage or certain changes in consumer behavior driven by these or other technologies and methods of delivery and storage could have a negative effect on our business.  Examples of such advances in technologies include video-on-demand, new video formats and downloading and streaming from the internet.  An increase in video-on-demand could decrease home video rentals.  Similarly, further increases in the use of portable digital devices that allow users to view content of their own choosing while avoiding traditional commercial advertisements could adversely affect our revenues.  Other larger entertainment distribution companies will have larger budgets to exploit these growing trends.  We cannot predict how we will financially participate in the exploitation of our motion pictures through these emerging technologies or whether we have the right to do so for certain of our library titles.  If we cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on our business, results of operations and financial condition.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property.  We do not have the financial resources to protect our rights to the same extent as major studios.  We are not a member of the Motion Picture Association of America (“MPAA”) as are the major studios and as a result we cannot rely on MPAA resources to prevent piracy and copyright infringements.  We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations.  Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries.  We also distribute our products in other countries in which there is no copyright or trademark protection.  As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations and financial condition.

Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity.  Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations and financial condition.  We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition.  Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Others may assert intellectual property infringement claims against us.

One of the risks of the film production business is the possibility that others may claim that our productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed films, stories, characters, other entertainment or intellectual property. We may receive in the future claims of infringement or misappropriation of other parties’ proprietary rights, although we have had to date been served with only one such claim which was settled on favorable terms.  Any such assertions or claims may materially adversely affect our business, financial condition or results of operations.  Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition or results of operations.  If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights.  We cannot assure you, however, that under such circumstances a license, or any other form of settlement, would be available on reasonable terms or at all.

Our business involves risks of liability claims for media content, which could adversely affect our business, results of operations and financial condition.

As a licensor of media content, we may face potential liability for:

●	defamation,

●	invasion of privacy,

●	negligence,

●	copyright or trademark infringement (as discussed above), and

●	Other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against producers and licensors of media content.  Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations, and financial condition.

Piracy of motion pictures, including digital and internet piracy may reduce the gross receipts from the exploitation of our films.

Motion picture piracy is extensive in many parts of the world and is made easier by technological advances and the conversion of motion pictures into digital formats.  This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of motion pictures in theatrical release, on videotapes and DVDs, from pay-per-view through set top boxes and other devices and through unlicensed broadcasts on free television and the internet.  The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on our business, because these unauthorized pirated copies reduce the revenue we receive from our products.  Additionally, to contain this problem, we may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue.  We cannot assure you that even the highest levels of security and anti-piracy measures will prevent piracy.

In particular, unauthorized copying and piracy are prevalent in countries outside of the United States, Canada and Western Europe, whose legal systems may make it difficult for us to enforce our intellectual property rights.  While the U.S. government has publicly considered implementing trade sanctions against specific countries that, in its opinion, do not make appropriate efforts to prevent copyright infringements of U.S. produced motion pictures, we cannot assure you that any such sanctions will be enacted or, if enacted, will be effective.  In addition, if enacted, such sanctions could impact the amount of revenue that we realize from the international exploitation of motion pictures.  If no embargoes or sanctions are enacted, or if other measures are not taken, we may lose revenue as a result of motion picture piracy.

There is a potential for disputes and litigation in the motion picture business.

There are risks of disputes and litigation with financiers, competitors, putative rights owners, unions, producers and other talent, and with distributors.  We cannot assure you that we will prevail in the event of any disputes or litigation.  We have failed to prevail in full arbitration regarding 9 ½ Weeks II, which has resulted in a judgment against us.

Risks related to the Recorded Music Business

The music industry has been declining and may continue to decline, which may adversely affect our prospects and our results of operations.

Illegal downloading of music from the internet, piracy, economic recession, and growing competition for consumer discretionary spending and retail shelf space may all be contributing to declines in the recorded music industry. Additionally, the period of growth in recorded music sales driven by the introduction and penetration of the CD format has ended. New formats for selling recorded music product have been created, including the legal downloading of digital music using the Internet, physical format product innovations and the distribution of music on mobile devices, and revenue streams from these new channels are beginning to emerge. These new digital revenue streams are important to offset declines in physical sales and represent the fastest growing area of our business. While it is believed within the recorded music industry that growth in digital sales will re-establish a growth pattern for all recorded sales, the timing cannot be established with accuracy nor can we determine the impact of how these changes will affect individual markets. There can be no assurance that the Company will ever achieve any revenues or profitable operations through these new digital revenue streams.

We may be unable to manage our growth or implement our expansion strategy.

We may not be able to expand our product and service offerings, our client base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected. Furthermore, our growth depends upon our ability to attract new talent and commercially develop existing talent. There can be no assurance that our efforts to attract and develop talent can be accomplished on a profitable basis, if at all. Our expansion of our record distribution and promotions will depend on a number of factors, most notably the timely and successful promotion and sale of our products by the Company and our regional distributors. Our inability to expand sales in a timely manner would have a material adverse effect on our business, operating results and financial condition.

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain artists that have consumer appeal

We are dependent on identifying, signing and retaining artists with long-term potential, whose debut albums are well received on release, whose subsequent albums are anticipated by consumers and whose music will continue to generate sales as part of our catalog for years to come. The competition among record companies for such talent is intense. Competition among record companies to sell records is also intense and the marketing expenditures necessary to compete are significant and have increased as well. Our competitive position is dependent on our continuing ability to attract and develop talent whose work can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such artists under terms that are economically attractive to us. There can be no assurance that we will be able to successfully and profitably obtain and market such talent in the near term or in the future.

The urban and dance genres of the music industry, where we intend to focus, are highly competitive and characterized by changing consumer preferences and continuous introduction of new artists. Our goal is to maintain and improve the recording artists currently under contract with us and to seek out and recruit additional talent that will appeal to various consumer preferences. We believe that our future growth will depend, in part, on our ability to anticipate changes in consumer preferences and develop and introduce, in a timely manner, artists and products which adequately address such changes. There can be no assurances that we will be successful in recruiting, developing, and marketing such artists and products on a timely and regular basis. Our failure successfully to introduce such artists or products, or the failure of the retail markets to accept them, would have a materially adverse effect on our ability to operate profitably.

No assurance can be given that consumer demand for the urban and dance genres of the music industry, such as those products intended to be produced by us, will continue in the future or, if such demand does continue, that we will be able to satisfy consumer preferences. Changes in consumer spending can affect both the quantity sold and the price of our products and may therefore affect our operating results.

If we fail to obtain necessary funds for our operations, we will be unable to maintain and develop and commercialize our products.

Our present and future capital requirements depend on many factors, including:

•	our ability and willingness to enter into new agreements with strategic partners, and the terms of these agreements;

•
our ability to enter into new agreements to expand the distribution of our talents records, and the terms of such agreements; the costs of recruiting and retaining qualified personnel; and the time and costs involved in finding and maintaining talent.

•
Our ability to continue as a going concern ultimately depends on our ability to increase sales and reduce expenses to a level that will allow us to operate profitably and sustain positive operating cash flows.

Additional financing will be necessary for the implementation of our growth strategy.

We may require additional debt and/or equity financing to pursue our growth strategy. Given our operating history and existing losses, there can be no assurance that we will be successful in obtaining additional financing. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure successfully to obtain additional future funding may jeopardize its ability to continue its business and operations.

We are dependent upon key personnel.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of these officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the music industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us.  Our inability to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations. We do not carry “key person” insurance covering any members of our senior management.

We face significant competition.

Our recorded products will be marketed and sold to a segment of the market that is highly competitive. The principal competitive factors affecting the market for our products include product quality, packaging, brand recognition, brand and artist acceptance, price and distribution capabilities. There can be no assurance that we will be able to compete successfully against current and future competitors based on these and other factors. We also compete with a variety of domestic and international producers and distributors, many of whom have substantially greater financial, production, distribution and marketing resources and have achieved a higher level of brand recognition than ours. In the event we become successful in our marketing, promotion and distribution of products bearing our name, it is likely we will experience additional competition in the industry from major labels, each of which is capable of marketing products designed to compete directly in the R&B, rap, pop, country and Latin segments. We compete with other music producers and distributors not only for market share, brand acceptance and loyalty, but also for display space in retail establishments and, more importantly, for marketing focus by our distributors and retailers, all of which distribute and sell other manufacturers products. Future competition could result in price reductions, reduced margins and loss of market share, all of which could have a material adverse effect on our business, financial condition and results of operations.

Any Inability to adequately protect our intellectual property could harm our ability to compete.

Our future success and ability to compete depends in part upon our intellectual property, which we attempt to protect with a combination of copyright and trademark laws, as well as with contractual provisions. These legal protections afford only limited protection and are time- consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

Any trademarks that are issued to us could be invalidated, circumvented or challenged. While we diligently intend to protect our intellectual property rights, the monitoring of any infringement and/or misappropriation of our intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our intellectual property rights. Even if we detect infringement or misappropriation of our intellectual property rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations.

Our involvement in intellectual property litigation could adversely affect our business.

Our business and recognition in the music industry is highly dependent upon intellectual property, a field that has encountered increasing litigation in recent years. If we are alleged to infringe the intellectual property rights of a third party, any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could, among other things, be forced to pay monetary damages and/or to cease the sale or use of certain products. Any of the foregoing may adversely affect our business.

Current uncertainty in global economic conditions could adversely affect our prospects and our results of operations.

Current uncertainty in global economic conditions poses a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news, which could negatively affect product demand and other related matters. The current volatility and disruption to the capital and credit markets have reached unprecedented levels and have adversely impacted global economic conditions, resulting in significant recessionary pressures and lower consumer confidence and lower retail sales in general, which has negatively impacted our business. In addition, although we believe our cash provided by operations will provide us with sufficient liquidity through the current credit crisis, the impact of this crisis on our major customers and suppliers, including those who provide our manufacturing, packaging and physical distribution requirements, cannot be predicted and may be quite severe. The inability of major manufacturers to ship our products could impair our ability to meet delivery date requirements of our customers. A disruption of the ability of our significant customers to access liquidity could cause disruptions or an overall deterioration of their businesses which could lead to reductions in their future orders of our products or the failure on their part to meet their payment obligations to us. Consequently, demand could be different from our expectations due to factors including changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence, customer acceptance of our and competitors’ products, changes in the level of inventory at retailers and changes in the global advertising business, any of which could have a material adverse effect on our results.

There may be downward pressure on our pricing and our profit margins and reductions in shelf space.

There are a variety of factors that could cause us to reduce our prices and reduce our profit margins. They are, among others, price competition from the negotiating leverage of mass merchandisers, big-box retailers and distributors of digital music, the increased costs of doing business with mass merchandisers and big-box retailers as a result of complying with operating procedures that are unique to their needs and any changes in costs associated with new digital formats. In addition, we are currently dependent on a small number of leading online music stores, which allows them to significantly influence the prices we can charge in connection with the distribution of digital music. Over the course of the last decade, U.S. mass-market and other stores’ share of U.S physical music sales has continued to grow. While we cannot predict how future competition will impact music retailers, as the music industry continues to transform it is possible that the share of music sales by mass-market retailers such as Wal-Mart and Target and online music stores such as Apple’s iTunes will continue to grow as a result of the decline of specialty music retailers, which could further increase their negotiating leverage. The declining number of specialty music retailers may not only put pressure on profit margins, but could also impact catalog sales as mass-market retailers generally sell top chart albums only, with a limited range of back catalog. We are substantially dependent on a limited number of online music stores, in particular Apple’s iTunes Music Store, for the online sale of our music recordings and they are able to significantly influence the pricing structure for online music stores.

Organized industrial piracy may lead to decreased sales.

The global organized commercial pirate trade is a significant threat to the music industry. The IIPA estimates that trade losses due to physical piracy of records and music in 47 key countries/territories around the world with copyright protection and/or enforcement deficiencies totaled $2 billion in 2008. Unauthorized copies and piracy have contributed to the decrease in the volume of legitimate sales and put pressure on the price of legitimate sales. They have had, and may continue to have, an adverse effect on our business.

Our involvement in intellectual property litigation could adversely affect our business.

Our business is highly dependent upon intellectual property, an area that has encountered increased litigation in recent years. If we are alleged to infringe the intellectual property rights of a third party, any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could be forced to pay monetary damages and to cease the sale of certain products or the use of certain technology. Any of the foregoing may adversely affect our business.

Due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period.

Our net sales, operating income and profitability, like those of other companies in the music business, are largely affected by the number and quality of albums that we release or that include musical compositions published by us, timing of our release schedule and, more importantly, the consumer demand for these releases. We also make advance payments to recording artists and songwriters, which impact our operating cash flows. The timing of album releases and advance payments is largely based on business and other considerations and is made without regard to the timing of the release of our financial results. We report results of operations quarterly and our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments, which may result in significant fluctuations from period to period.

We may be unable to compete successfully in the highly competitive markets in which we operate and we may suffer reduced profits as a result.

The industry in which we operate is highly competitive, is based on consumer preferences and is rapidly changing. Additionally, the music industry requires substantial human and capital resources. We compete with other recorded music companies and music publishers to identify and sign new recording artists and songwriters who subsequently achieve long-term success and to renew agreements with established artists and songwriters. In addition, our competitors may from time to time reduce their prices in an effort to expand market share and introduce new services, or improve the quality of their products or services. We may lose business if we are unable to sign successful recording artists or songwriters or to match the prices or the quality of products and services, offered by our competitors.

Our business operations in some countries subject us to trends, developments or other events in foreign countries which may affect us adversely.

We are a global company with strong local presences, which have become increasingly important as the popularity of music originating from a country’s own language and culture has increased in recent years. Our mix of national and international recording artists and songwriters provides a significant degree of diversification for our music portfolio. However, our creative content does not necessarily enjoy universal appeal. As a result, our results can be affected not only by general industry trends, but also by trends, developments or other events in individual countries, including:

●	limited legal protection and enforcement of intellectual property rights;
●	restrictions on the repatriation of capital;
●	fluctuations in interest and foreign exchange rates;
●	differences and unexpected changes in regulatory environment, including environmental, health and safety, local planning, zoning and labor laws, rules and regulations;
●
varying tax regimes which could adversely affect our results of operations or cash flows, including regulations relating to transfer pricing and withholding taxes on remittances and other payments by subsidiaries and joint ventures;

●	exposure to different legal standards and enforcement mechanisms and the associated cost of compliance;
●	difficulties in attracting and retaining qualified management and employees or rationalizing our workforce;
●	tariffs, duties, export controls and other trade barriers;
●	longer accounts receivable settlement cycles and difficulties in collecting accounts receivable;
●	recessionary trends, inflation and instability of the financial markets;
●	higher interest rates; and
●	political instability.

We may not be able to insure or hedge against these risks, and we may not be able to ensure compliance with all of the applicable regulations without incurring additional costs. Furthermore, financing may not be available in countries with less than investment-grade sovereign credit ratings. As a result, it may be difficult to create or maintain profit-making operations in developing countries.

In addition, our results can be affected by trends, developments and other events in individual countries. There can be no assurance that in the future other country-specific trends, developments or other events will not have such a significant adverse effect on our business, results of operations or financial condition. Unfavorable conditions can depress sales in any given market and prompt promotional or other actions that affect our margins.

Our business may be adversely affected by competitive market conditions and we may not be able to execute our business strategy.

We intend to increase revenues and cash flow through a business strategy which requires us, among other things, to continue to maximize the value of our music assets, to significantly reduce costs to maximize flexibility and adjust to new realities of the market, to continue to act to contain digital piracy and to diversify our revenue streams into growing segments of the music business by entering into expanded-rights deals with recording artists and by operating our artist services businesses and to capitalize on digital distribution and emerging technologies.

Each of these initiatives requires sustained management focus, organization and coordination over significant periods of time. Each of these initiatives also requires success in building relationships with third parties and in anticipating and keeping up with technological developments and consumer preferences and may involve the implementation of new business models or distribution platforms. The results of our strategy and the success of our implementation of this strategy will not be known for some time in the future. If we are unable to implement our strategy successfully or properly react to changes in market conditions, our financial condition, results of operations and cash flows could be adversely affected.

A significant portion of our music publishing revenues are subject to rate regulation either by government entities or by local third-party collection societies throughout the world and rates on other income streams may be set by arbitration proceedings, which may limit our profitability.

Mechanical royalties and performance royalties are the two largest sources of income to our Music Publishing business and mechanical royalties are a significant expense to our Recorded Music business. In the U.S., mechanical rates are set pursuant to an arbitration process under the U.S. Copyright Act unless rates are determined through voluntary industry negotiations and performance rates are set by performing rights societies and subject to challenge by performing rights licensees. Outside the United States., mechanical and performance rates are typically negotiated on an industry-wide basis. The mechanical and performance rates set pursuant to such processes may adversely affect us by limiting our ability to increase the profitability of our Music Publishing business. If the mechanical rates are set too high it may also adversely affect us by limiting our ability to increase the profitability of our Recorded Music business. In addition, rates our recorded music business receives in the United States for, among other sources of income and potential income, webcasting and satellite radio are set by an arbitration process under the United States Copyright Act unless rates are determined through voluntary industry negotiations. It is important as sales shift from physical to diversified distribution channels that we receive fair value for all of the uses of our intellectual property as our business model now depends upon multiple revenue streams from multiple sources. If the rates for Recorded Music income sources that are established through legally prescribed rate-setting processes are set too low, it could have a material adverse impact on our recorded music business or our business prospects.

Unfavorable currency exchange rate fluctuations could adversely affect our results of operations.

The reporting currency for our financial statements is the U.S. dollar. We have assets, liabilities, revenues and costs denominated in currencies other than U.S. dollars. To prepare our consolidated financial statements, we must translate those assets, liabilities, revenues and expenses into U.S. dollars at then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus other currencies will affect the amount of these items in our consolidated financial statements, even if their value has not changed in their original currency. These translations could result in significant changes to our results of operations from period to period.

If we acquire or invest in other businesses, we will face certain risks inherent in such transactions.

We may acquire, make investments in, or enter into strategic alliances or joint ventures with, companies engaged in businesses that are similar or complementary to ours. If we make such acquisitions or investments or enter into strategic alliances, we will face certain risks inherent in such transactions. For example, gaining regulatory approval for significant acquisitions or investments could be a lengthy process and there can be no assurance of a successful outcome and we could increase our leverage in connection with acquisitions or investments. We could face difficulties in managing and integrating newly acquired operations. Additionally, such transactions would divert management resources and may result in the loss of recording artists or songwriters from our rosters. If we invest in companies involved in new businesses or develop our own new business opportunities, we will need to integrate and effectively manage these new businesses before any new line of business can become successful, and as such the progress and success of any new business is uncertain. In addition, investments in new business may result in an increase in capital expenditures to build infrastructure to support our new initiatives. We cannot assure you that if we make any future acquisitions, investments, strategic alliances or joint ventures that they will be completed in a timely manner, that they will be structured or financed in a way that will enhance our credit-worthiness or that they will meet our strategic objectives or otherwise be successful. We also may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these transactions. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both. In addition, if any new business in which we invest or which we attempt to develop does not progress as planned, we may not recover the funds and resources we have expended and this could have a negative impact on our businesses or our Company as a whole.

Risks Relating to this Offering and Our Shares

We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our shares of common stock and presently intend to retain any future earnings to finance the operations of our business.  You may never receive any dividends on our shares.

If you purchase shares of common stock, you will incur immediate and substantial dilution from the price you pay.

The offering price of our shares of common stock will be substantially higher than the net tangible book value per share of our outstanding shares of common stock immediately after the offering.  If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of common stock from the price you pay.  At an offering price of $_____ per share, you will experience a net asset value dilution per share of common stock of $____ in comparison to our net asset value per share at June 20, 2012 of $____.

The exercise of stock options, the conversion of convertible notes or the later sales of our shares of common stock may further dilute your shares of shares of common stock.

We currently have outstanding 800,000 options for the purchase of our common stock and 8,683,333 warrants for the purchase of our common stock..

As of June 30, 2012 we had outstanding approximately $3,302,660 convertible notes, which convert at different rates into shares of our common stock. We may in the future issue additional shares of common stock to finance our operations.

Our Board of Directors is authorized to sell additional shares of common stock or securities convertible into shares of common stock, if in their discretion they determine that such action would be beneficial to us.  Any such issuance below the offering price of the shares of common stock in this prospectus would dilute the interest of persons acquiring shares of common stock in this offering.

Our Articles of Incorporation and our by-laws provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations.  Thus, certain alleged errors or omissions might not be actionable by us.  The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

We may implement a reverse split to retain our listing on The NASDAQ Capital Market.

Our common stock is listed on The NASDAQ Capital Market (“NASDAQ CM”). The continued listing requirement of NASDAQ CM is that the closing bid price of our common stock must be more than $1 for 10 consecutive trading days on or before September 20, 2012. Should we not meet this listing requirement by September 20, 2012, our board of directors has the authority to implement a reverse split at a ratio between 1:3 and 1:10 in order to meet the NASDAQ CM listing requirements. We have filed a preliminary proxy statement so that we may call a Special Stockholder Meeting to grant the Board additional authority to implement a reverse split of the shares of common stock of the Company to preserve the listing of the |Company’s common stock on NASDAQ CM or other principal exchange as determined by the Board of Directors.

Such a reserve split could adversely affect the market value of common stock.

The Staff at NASDAQ has also sought to delist the Company from NASDAQ CM for other reasons and therefore the Company may lose its NASDAQ listing prior to the completion of this offering.

Our share price may be volatile, and you may not be able to sell your shares of common stock at or above the public offering price.

The stock market in general, and the market for motion picture stocks in particular, has experienced extreme price and volume fluctuations.  These broad market and industry fluctuations may adversely affect the market price of our shares of common stock, irrespective of our actual operating performance.  Additional factors which could influence the market price of our shares of common stock include statements and claims made by us and other participants in our industry and public officials.  The public offering price for the shares of common stock may not be above that which will subsequently prevail in the market.

If large amounts of our shares held by existing stockholders are sold in the future, the market price of our shares of common stock could decline.

The market price of our shares of common stock could fall substantially if our existing stockholders or existing creditors who levy on or convert into one share of common stock sell large amounts of our shares of common stock in the public market following this offering.  These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs.  U.S. federal securities laws requiring the registration or exemption from registration in connection with the sale of securities limit the number of shares of common stock available for sale in the public market.  In addition, lock-up agreements that restrict us, our directors and officers and certain of our existing stockholders from selling or otherwise disposing of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters’ representative also restrict sales of our shares of common stock.  The underwriters’ representative may, however, in its sole discretion and without notice, release all or any portion of the shares of common stock from the restrictions in the lock-up agreements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  These forward-looking statements include information about possible or assumed future results of our operations or our performance.  Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct.  These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.  Actual results may differ materially from those expressed or implied by such forward-looking statements.  Although we have attempted to identify important factors that could cause actual results to differ materially from expected results, such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which we refer you in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $[---] million .  This estimate is based on an assumed offering price of $[---] per share.  A $[---] increase or decrease in the assumed offering price of $[---] per share would increase or decrease the gross proceeds to us from this offering by $[---] million.

Based on an assumed offering price of $[---] per share, we estimate that we will receive net proceeds of $[---] from the sale of [---] shares being offered at an assumed public offering price of $[---] per share, after deducting $[---] for placement agent’s fees or underwriting discounts and commissions and our underwriters’ non-accountable expense allowance and estimated expenses of approximately $[---], which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

	Application of Net Proceeds	Percentage of Net Proceeds

Working capital	$-		%
Total	$-	100%

The amounts actually spent by us for any specific purpose may vary significantly.  Accordingly, our management has broad discretion to allocate the net proceeds.  Pending the uses described above, we intend to deposit the net proceeds of this offering in one or more bank accounts or   invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2011 and March 31, 2012 both on a current basis and on a pro forma as adjusted basis to give effect to the sale of () shares of common stock in this offering at an assumed public offering price of $____ per share, , after deducting the estimated placement agent’s fees or underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds.

You should read this table together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Indebtedness:	As of June 30, 2011	As at March 31, 2012	As Adjusted)
Bank and other production loans	$10,890,430	$4,921,206	[--
Corporate Loans	$1,755,250	$3,645,669	[--

Stockholders’ Equity	$7,958,250	$24,978,803	[--

Shares of Common stock
Total Shares Issued and Outstanding	2,643,131	41,968,972
Total Shares Authorized	50,000,000	250,000,000
___________________
As of March 31, 2012, we had a net tangible book value of $24,978,803 or $0.60 per share, based on shares outstanding on March 31, 2012 of 41,968,972 which represents all shares issued by us on or before that date, but does not assume conversion of any convertible debentures or exercise of any stock options.  Net tangible book value represents our total tangible assets (including investment in film rights and materials as per note 2 below), less all liabilities, and net tangible book value per share of common stock represents the net tangible book value divided by the number of shares of common stock outstanding.  Without taking into account any changes in such net tangible book value after March 31, 2012, other than to give effect to our sale of   shares offered hereby, the pro forma net tangible book value per share at March  31, 2012 would have been $____.  This amount represents an immediate increase in tangible net book value of $___ per share to our current shareholders and an immediate dilution in net book value of $____ per share to new investors purchasing shares in this offering as illustrated in the following table:

Public offering price per share	$
Net tangible book value per share before the offering (1)	$
InIn crease in tangible net book value per share attributable to new investors (after deduction of the estimated underwriting discount and other offering expenses)	$
Pro forma net tangible book value per share after the offering )	$
DiDilution per share to new investors (determined by subtracting the adjusted net tangible book value after the offering from the amount of cash paid by a new investor for one share)	$
______________________
(1)
Investment in film rights and materials are sometimes considered intangible assets for accounting purposes.  However, our directors believe that these rights can be sold separately from our business and that the recovery of the book value of these assets is not subject to significant uncertainty or illiquidity.  As a result, the investment in film rights and materials are considered tangible assets for dilution purposes which is consistent with  US GAAP

The following table sets forth, on a pro forma basis as of March 31, 2012, the average price per share paid by the new investors, assuming in the case of new investors a public offering price of $____, before deductions of the underwriting discount and other offering expenses:

	Shares Purchased	Percent	Total Consideration Amount (in 000’s)	Percent		Average Price Per Share (1)
New Investors			$--		%	$--
Total		100%	$--	100%		$--

SELECTED HISTORICAL FINANCIAL INFORMATION

The following sets forth a summary of our consolidated profit and loss and balance sheet information for the fiscal years ended June 30, 2011 and 2010 all of which have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus, along with the unaudited nine month periods ended March 31, 2012 and 2011.  In 2011 we elected to report our results of operations and other financial information under United States Generally Accepted Accounting Principals (“USGAAP”) and all of the following financial information is presented under USGAAP.  The summary consolidated historical financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus.

The historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

Selected Financial Data
(in $ 000’s, except per share data)

	Three Months	Three Months	Nine Months	Nine Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended	ended	ended
	Mar-31	Mar-31	Mar-31	Mar-31	Jun-30	Jun-30
Summary Profit and Loss Data	2012	2011	2012	2011	2011	2010

Total Revenues	$188	$273	$987	$2,081	$3,328	$6,417 (2)

Cost of Sales	$(448)	$(542)	$(1,548)	$(1,488)	$(3,448)	$(2,399)

Gross Profit/(Loss)	$(261)	$(270)	$(561)	$593	$(120)	$4,018

Other operating expenses	$(610)	$(663)	$(1,657)	$(1,021)	$(2,086)	$(2,939)

Other income	$30	$-	$31	$-	$4,459	$534

Net interest expense	$(744)	$(40)	$(1,477)	$(722)	$(759)	$(2,089)

Profit/(Loss) Before Taxes	$(1,586)	$(973)	$(3,664)	$(1,184)	$1,461	$(476)

Provision for taxes	$-	$-	$-	$	$-	$-

Net Profit/(Loss)	$(1,586)	$(973)	$(3,664)	$(1,184)	$1,461	$(476)

Weighted Average Primary Shares Outstanding (in 000's)	30,421	1,717	17,665	1,717	1,889	1,403

Weighted Average Fully Diluted Shares Outstanding (in 000's)	30,421	1,717	17,665	1,717	1,889	1,403

Weighted Average Earnings Per Share	$(0.05)	$(0.57)	$(0.21)	$(0.69)	$(0.77)	$(0.34)
Weighted Average Fully Diluted Earnings Per Share	$(0.05)	$(0.57)	$(0.21)	$(0.69)	$(0.77)	$(0.34)

Summary Balance Sheet

Total Loans	$8,567	$17,423	$8,567	$17,423	$12,646	$18,301

Total Assets	$41,270	$30,771	$41,270	$30,771	$27,946	$28,625

Shareholders' Equity	$24,979	$4,301	$24,979	$4,301	$7,958	$2,200

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the preceding financial statements and footnotes thereto contained in this report.  This discussion contains forward-looking statements, which are based on our assumptions about the future of our business.  Our actual results may differ materially from those contained in the forward-looking statements.

Overview

We are an independent motion picture production company engaged in developing, financing, producing and licensing theatrical motion pictures with budgets in the range of $2 million to $15 million for exhibition in domestic (i.e. the United States and Canada) and foreign theatrical markets and for subsequent post-theatrical worldwide release in other forms of media, including DVD, home video, pay-per-view, and free television.  Our pictures generally receive either a wide theatrical release (1,000 to 3,000 theaters in the United States) or only a limited theatrical release (50-300 theaters in the United States), or may even be released directly to post-theatrical markets, primarily DVD.  Our pictures that receive limited theatrical release or post-theatrical release typically benefit from lower prints and advertising (“P & A”) cost and, in turn, improved gross profit margins.  We determine the size of a theatrical release in the United States based on distributor and our estimates of the commercial prospects of theatrical box office and our own evaluation of the level of expected theatrical release costs as opposed to our estimation of potential theatrical box office in the United States.

No one picture had a principal or controlling share of gross revenues or operating profits in these periods.

Results of Operations

The principal factors that affected our results of operations have been the number of motion pictures delivered in a fiscal period, the distribution rights of motion pictures produced by others acquired in a fiscal period, the choice of motion pictures produced or acquired by us, management’s and talents' execution of the screenplay and production plan for each picture, the distribution and market reactions to the motion pictures once completed, management's ability to obtain financing and to re-negotiate financing on beneficial terms, the performance of our third-party distributors and our ability to take advantage of tax-incentivized financing.  These factors will continue to be, in our opinion, the principal factors affecting future results of operation and our future financial condition.  No particular factor has had a primary or principal effect on our operations and financial condition in the periods discussed below.

Our revenues principally consist of amounts we receive from third-party distributors of its motion pictures. We recognize revenue from license fees as and when a motion picture is delivered to the territory to which the license relates if we have a contractual commitment and the term of license has begun or upon receipt of a statement or other reliable information from a distributor of the amounts due to us from distribution of that picture.  A motion picture is “delivered” when we have completed all aspects of production and may make playable copies of the motion picture for exhibition in a medium of exhibition such as theatrical, video, or television distribution.

We also recognize revenue beyond an initial license fee from our share of gross receipts on motion pictures which we recognize as revenue when we are notified of the amounts that are due to us.  In some fiscal periods, a significant portion of our revenue is derived from sources other than motion picture distribution, including the cancellation of debt and interest income on a financing transaction, but we have not derived any such income in the successive comparative financial periods described below.

We have also benefited significantly from our ability to raise third-party film equity investments such as in tax advantaged transactions under which we transfer to third party investor’s tax benefits for motion picture production and distribution.  These types of investments have enabled us to substantially reduce the cost basis of our motion pictures and even to record significant fee-related revenues, particularly in the fiscal years ended June 30, 2009 and June 30, 2010.

We may however lose ownership of and have lost control of certain of our motion pictures due to our inability to repay indebtedness for such monies such as the Arrowhead Loan and the Cheyne Loan as described in Risk Factors – Risks Related To Our Business – Our failure to repay obligations under the Arrowhead and Cheyne Loans has resulted in the loss of control of asset that we pledged.

Results of Operations for the Three- Month Period Ended March 31, 2012  vs. 2011

We generated a net loss of $1,585,789 for the three months ended March 31, 2012, compared to a net loss of $973,034 for the three months ended March 31, 2011.  Included in the quarter ended March 31, 2012 are $278,529 of start-up costs for SAM

A discussion of the key components of our statements of operations and material fluctuations for the three months ended March 31, 2012 and 2011 is provided below removing the music company start-up costs.

Film revenues totaled $187,793 for the three months ended March 31, 2012, compared to $272,703 for the three months ended March 31, 2011.  A comparison of the 2012 and 2011 sales is as follows:

•	The majority of the 2012 sales were on-going royalties on The Pool Boys, Night of the Demons and Nine Miles Down
•	The 2011 sales were from royalties spread over several titles but with the majority from Deal and Autopsy.
•	No fee-related revenues were earned in either quarter

The costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in proportion to that the current year’s revenue bear’s to management’s estimates of ultimate revenue expected to be recognized from the exploitation or sale of the films. The amortization in the first quarter of 2012 was mainly on The Pool Boys in line with achieved sales while the 2011 charge was mainly against Deal, again in line with achieved sales for the period.

Other costs of revenue in the 2012 period totaled $262,041 versus $18,208 in the same quarter in 2011. The charge in the current period was due to:

•	$154,276 media credit expenditure on the theatrical release of The Pool Boys as a trial for the media credit assets to be acquired in connection with the acquisition of Big Jake Music;
•	a one-time payment to producers of Drunkboat of $64,000; and
•	commissions payable to our sales agent of $30,000 on cash receipts received in the period.

General and administrative expenses decreased from $591,285 for the three months ended March 31, 2011 to $222,368 (excluding $278,529 of the music company expenses) for the three months ended March 31, 2012. The net decrease is primarily due to legal and professional fees in the quarter being reduced by the assumption of fees by the PLC, as the expense was related to cases that are PLC liabilities, the cost of the equity being raised was reflected as a reduction of proceeds versus legal expense, and prepaid to a major on-going legal case, as the fees are anticipated to be recovered based upon a similar favorable judgment in another venue.

A bad debt write-off of $109,481 was taken in the three months ended March 31 2012 in respect of contracts terminated for non-payment where replacement distributors have been found in the territory.

Interest charges have increased from $722,282 in the three months ended March 31, 2011 to $1,476,417 in the three months ended March 31, 2012 due mainly to the interest on the loans with Palm.  The movie, The Pool Boys, had not been released in the 2011 quarter; therefore, all interest charged  was capitalized to film costs, which are now being expensed.  Also a settlement was reached with Blue Rider on the  film Dealwhich incurred additional interest of $100,000.

No tax expense was recognized in either period.

Results of Operations for the Nine- Month Period Ended March 31, 2012  vs. 2011

We generated a net loss of $3,664,072 for the nine months ended March 31, 2012, compared to a net loss of $1,183,622 for the nine months ended March 31, 2011.  Included in the quarter ended March 31, 2012 is $278,529 of start up costs for SAM .

A discussion of the key components of our statements of operations and material fluctuations for the nine months ended March 31, 2012 and 2011 is provided below removing the music company start-up costs.

Film revenues totaled $987,220 for the nine months ended March 31, 2012, compared to $1,510,655 for the nine months ended March 31, 2011.  A comparison of the 2012 and 2011 sales is as follows:

•	The majority of the 2012 sales were on-going royalties on PoolBoys, Night of the Demons and Nine Miles Down
•	The 2011 sales were from royalties spread over several titles but with the majority from Deal and Autopsy.
•	In December 31, 2010, there was fee-related revenue of $570,029 for additional producers fees associated with films produced in Louisiana. There was no fee income in the nine months to March 31, 2012.

The costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in proportion to that the current year’s revenue bear’s to management’s estimates of ultimate revenue expected to be recognized from the exploitation or sale of the films. The amortization in the first quarter of 2012 was mainly on Pool Boys in line with achieved sales while the 2011 charge was mainly against Deal, again in line with achieved sales for the period

Other costs of revenue in the nine month period totaling $561,330, versus $268,296 in the same period in 2011. The charge in the current period was due to:

•	$154,276 media credit expenditure on the theatrical release of PoolBoys as a trial for the media credit assets to be acquired under the deal with Big Jake Music;
•	a one time payment to producers of Drunkboat of $64,000; and
•	commissions payable to our sales agent of $30,000 on cash receipts received in the period.

General and administrative expenses increased from $973,904 for the nine months ended March 31, 2011 to $1,272,232 (excluding $278,529 of the music company expenses) for the nine months ended March 31, 2012. The net increase is primarily due to marginal increases in legal and professional fees, computer costs, rent, printing and office supplies and salaries in the quarter.

A bad debt write-off of $106,663 was taken in the nine months to March 31 2012 being contracts terminated for non-payment where replacement distributors have been found in the territory.

Interest charges have increased from $722,282 in the nine months to March 31, 2011 to $1,476,417 in the nine months to March 31, 2012 due mainly to the interest on the loans with Palm Finance.    The movie, Pool Boys had not been released in the 2011 quarter therefore all interest charged  was capitalized to film costs, which are now being expensed.    Also a settlement was reached with Blue Rider on the Deal loan which incurred additional interest of $100,000.

No tax expense was recognized in either period.

Results of Operations for Fiscal Year Ended June 30, 2011 vs 2010

Our total revenues decreased from $6,417,435 for the fiscal year ended June 30 2010 to $3,328,388 in the fiscal year ended June 30, 2011.  Revenues derived from the licensing and distribution of motion pictures increased from $1,974,516 in the 2010 fiscal year to $2,758,359 in the 2011 fiscal year, principally reflecting the recording of deferred income sales on American Summer (The Pool Boys).

Fee-related revenues in the fiscal year ended June 30 2011 derived from:

•
Producer’s fees of $70,097 resulting from excess tax credits received on Night of the Demons. This item was collected by SAPLA who then paid or will pay it over to the Group under the agreement between the Group and SAPLA.

•	$500,000 of fees relating to Esplanade Pictures based in Louisiana.

Amortization of film costs was $2,843,734 in the fiscal year ended June 30, 2011, including an impairment charge of $820,951.  The amortization charge represents approximately 76% of the film revenues recognized from films currently in release.

Other cost of sales increased from $2,398,976 in the prior year to $3,447,996 in the current period and included certain distribution costs, producers’ costs and other third- party payments.  This increase can be mainly attributed to the increase in the amortization/impairment charge this year: There has been a change in the sales team who prepared the revenue forecasts several of which have been reduced leading to increased amortization and an impairment charge of in excess of $820,000.

Consequently, the Group recorded a gross loss of $119,608 in the fiscal year ended June 30, 2011 compared to a gross profit of $4,018,459 in the fiscal year  ended June 30, 2010.

General and administrative expenses amounted to $1,852,303 in the fiscal year ended June 30, 2011, compared to $2,619,205 in the fiscal year ended June 30, 2010.  The Group significantly reduced operating expenses during 2011 due to expected lower revenue levels. External professional fees were significantly reduced by approximately $721,000 including accountants, lawyers and tax advisors as more work was carried out in–house. In addition, there were significant salary reductions of approximately $274,000 in 2011 as vacancies were not replaced. Management reserved for doubtful accounts of $234,429 during the fiscal year ended June 30, 2011 compared to $319,345 in 2010.

Net interest expense decreased from $2,089,435 in the fiscal year ended June 30, 2010 to $758,197 in the 2011 fiscal year, reflecting settlement agreements with senior lenders Palm and Arrowhead.

We recorded $4,458,621 in “other income” in this fiscal year reflecting forgiveness of debt mainly from a settlement agreement reached with Palm and release of Arrowhead accrual.  This compares to $534,000 in “other income” in the fiscal year ended June 30, 2010.

We recorded no tax provision in the fiscal year ended June 30, 2011, because we have an excess of tax-loss carry forwards against which we can offset any taxes that might be currently accruable.

As result of the aforementioned results, we recorded a net profit of $1,461,554 in the fiscal year ended June 30, 2011 compared to a loss of $ 475,651 for the fiscal ended June 30, 2010.

Liquidity and Capital Resources

SFF, owned by SAP , one of our affiliates and a company that  was owned by Peter Hoffman, our Chief Executive Officer, obtained financing of $8,300,000 (the “Arrowhead Loan”) from Arrowhead Target Fund Ltd. (“Arrowhead”) in February 2006, at an interest rate of 15% per annum. Although the loan is secured by certain assets of Seven Arts Future Flows I, LLC, we are not required to repay the Arrowhead Loan from any of our other assets or revenues.

The specific film assets which secure the Arrowhead Loan were our distribution rights in the following motion pictures: Asylum, Stander, I’ll Sleep When I’m Dead, No Good Deed, Supercross, Popstar, Red Riding Hood, Johnny Mnemonic, Shattered Image, Never Talk to Strangers, The Hustle, and A Shot at Glory.

Our estimates of the amount of time it would take to repay the Arrowhead Loan from the proceeds of the film assets securing the loan have not been met. The Arrowhead Loan matured on February 15, 2009, and  then due in full. SFF received a default notice from Arrowhead to that effect, and as a result Arrowhead is now collecting directly all sums receivable by us with respect to these motion pictures and has appointed a new servicing agent for these motion pictures, with the result that we no longer control the licensing of these motion pictures. As a result of the foregoing, we have removed all investment and receivables related to the twelve motion pictures pledged to Arrowhead as assets and have removed all limited recourse indebtedness relating to these motion pictures as a liability.

Arrowhead filed an action on September 22, 2010 which seeks recovery from the Group of the monies which the Group has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Group, Mr. Hoffman and Seven Arts Pictures Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Group for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount. The Group had moved to dismiss the action against all defendants other than SFF, which is not part of the Group. On August 9, 2011, the New York Supreme Court granted the Group’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited (“SAFE”) in its capacity as a collateral agent, which is not a material element of Arrowhead claim.  Arrowhead has refiled its claim against the dismissed defendants under an “alter ego” theory.  SAFE and SFF have moved to dismiss these claims.  The Group continues to believe that Arrowhead’s claims against the Group are without substantial merit.

We borrowed an aggregate of $7,500,000 from (i) Arrowhead Consulting Group LLC (“ACG”) for $1,000,000 (“ACG Loan”) and (ii) Cheyne Specialty Finance Fund L.P. (“Cheyne”) for $6,500,000 (“Cheyne Loan”) in December 2006, secured by certain of our motion picture assets. The ACG Loan and Cheyne Loan bear interest at 19% and 18% per annum, respectively. The Cheyne Loan matured on September 30, 2007, and a subsidiary acquired the Cheyne Loan plus interest thereon for payment of $6,500,000, and obtained an assignment of their senior position and subordination agreement with Arrowhead. Our estimates of the amount of time it would take to repay the ACG Loan from the proceeds of the film assets securing the loan have not been met. In October 2008, we received a notice of default from ACG in connection with this loan. The ACG Loan is secured by Noise, Deal, Pool Hall Prophets, Boo, A Broken Life, and Mirror Wars and a second position security interest in the motion pictures listed above which are pledged to Arrowhead. ACG has now filed suit to collect the ACG Loan. See Legal Proceedings.

On October 15, 2008 the Group borrowed £1,000,000 (approximately $1,500,000) from Trafalgar Capital Special Investment Fund (“Trafalgar”(in liquidation)). A portion of this loan the Group advanced to the EBT for it to use as the first instalment for the acquisition of all the Preference Shares owned by Armadillo. On September 2, 2009 the Group repaid Trafalgar $1,000,000 (approximately £698,934) as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the ordinary shares of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 68,000 ordinary shares to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 68,000 ordinary shares. The transaction was consummated subsequent to the date of the financial statements and all of the 68,000 shares have been sold in the market before December 31, 2011. Subsequent to June 30, 2010, a further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group agreed to issue 85,000 ordinary shares to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it received from selling the 85,000 ordinary shares. The balance outstanding on the loan after sale of these 85,000 shares is approximately $500,000. The per-share value is determined as the amount recovered by Trafalgar on sale thereof in the market and Trafalgar may “put” these shares to us at $1.00 per share on March 31, 2011 if not previously sold. We intend to pay the balance of the sum due to Trafalgar by similar conversion of our shares

We entered into two senior financing loan and security agreements with Palm to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. We have entered into an agreement with Palm extending the due date of these loans to December 31, 2011. The original principal amount of the Palm loan for The Pool Boys and Autopsy are $5,250,000 including $500,000 accrued interest, and for Nine Miles Down was $4,000,000 including $750,000 accrued interest.

We have also entered into a new financing agreement with Palm in November, 2010 to refinance the existing indebtedness secured by our production and post-production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and  advanced an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits  associated with the Property. See Our Business – Production.

The Company has the following indebtedness as of March 31, 2012:

				Applicable
	Start	Due	Amount	Interest
Lender	Date	date	Outstanding	Rate	Status
Film and Production Loans

Palm Finance (Pool Boys/Autopsy)			$3,588,435	18%	Forebearance agreement

Palm Finance (Nine Miles Down)			$1,101,986	18%	Forebearance agreement

120db Film Finance LLC			$4,425	Non stated	Due on demand

Cold Fusion Media Group LLC			$610,360	10%	Due on demand

Pledged shares			$(384,000)

Total Film and Production Loans			$4,921,206

Trafalgar Capital (in liquidation)	10/15/2008	08/31/2009	$531,987	9%	Due on demand
TCA - loan interest C	03/31/2011	09/30/2011	$75,770	10%	Due on demand

Runway - Loan - $190k C	01/11/2012	09/30/2012	$194,997	12%	Due	September 2012

Sendero - $250k C	01/24/2012	09/30/2012	$255,507	12%	Due	September 2012

Isaac Organisation C	01/20/2012	07/20/2012	$255,836	12%	Due	July 2012

Tripod Group - $150k loan C	02/01/2012	02/01/2013	$152,811	12%	Due	Feb 2013

Hanover Holding Loans C	11/16/2011	02/16/2012	$63,989	12%	Due on demand

Beauvoir Capital Ltd C	11/22/2011	03/31/2012	$106,411	18%	Due on demand

FireRock C	12/12/2011	06/12/2012	$310,849	12%	Due	June 2012

Briarwood Investment Inc-Eastside Holdings C	10/25/2011	04/30/2012	$208,658	10%	Due	April 2012

Aegis – Tripod C	12/15/2011	06/30/2012	$34,507	12%	Due	June 2012
Aegis – CMS C	12/15/2011	06/30/2012	$34,506	12%	Due	June 2012
Aegis – Rachel C	15/12/2011	06/30/2012	$34,506	12%	Due	June 2012

Beauvoir Capital - $50k C	04/14/2011	10/14/2011	$54,822	10%	Due on demand

Hanover Holding Loan $150k C	10/19/2011	05/18/2012	$156,740	10%	Due	May 2012

Tripod Group - $50k loan C	01/16/2012	06/30/2012	$51,233	12%	Due	June 2012

Michael Briskin - Loan $100k C	02/03/2012	02/03/2013	$101,874	12%	Due	February 2013

Hanover Loan $445k C	10/19/2011	10/19/2012	$464,995	10%	Due	October 2012

Beaufort Loan $350k C	02/29/2012	08/26/2012	$353,567	12%	Due	August 2012

Rowett Capital Loan $200k C	02/28/2012	09/30/2012	$202,104	12%	Due	September 2012

Total Corporate Loans			$3,645,669

TOTAL LOANS			$8,566,875
.

Key:-
C = convertible notes, which convert at different rates into shares of our common stock

Management believes that, as a result of the proceeds derived from a proposed offering, and based on historical revenues generated from the licensing of the distribution rights on our motion pictures, we will have sufficient working capital to operate for the next twelve months.

We currently borrow funds for the financing of each of our motion pictures from several production lenders. There can be no assurances given that the Group will be able to borrow funds to finance our motion pictures in the future...

Contractual Obligations (as of March 31, 2012)

The following table sets forth our obligations and commitments to makes future payments under contracts and other commitments.

Payments due by Period

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Film and other production loans (1)	$4,921,206	$4,921,206
Trafalgar Capital Special Investment Fund (4)	$532,000	$532,000
TCA	$76,000	$76,000
Sums due to Producers (5)	$150,982	$150,982
Langley Debenture	$3,432,500			$3,432,500
Provision for Earn-out (6)	$2,837,134			$2,837,134
Convertible Loans	$3,038,000	$3,038,000

Total	$14,987,822	$8,718,188	$0	$6,269,634	$0

Guarantees

Post-production facility line of credit (2)	$2,800,000	$2,800,000
Armadillo Investments Plc/EBT (3)	$1,672,500	$1,672,500

Total	$4,472,500	$4,472,500

_________________
(1)
The current and long-term bank and production loans include approximately $4,700,000 in special purpose financing arranged for American Summer, Autopsy, and Nine Miles Down produced by us and owed to Palm.  The balance of $221,000 is the remainder of production financing left on two films.

(2)
Seven Arts Pictures Louisiana LLC (“SAPLA”) entered into a Credit Agreement with Advantage Capital Community Development Fund, L.L.C. (“Ad Cap”) dated October 11, 2007 for the acquisition and improvement of a production and post- production facility located at 807 Esplanade Avenue in New Orleans, Louisiana. The aggregate borrowing amount under this facility was $3,700,000, all of which was drawn down as of April 30, 2010.In November 2010 Palm acquired this facility for $1,000,000 and agreed to extend a construction facility of $1,850,000 to complete the facility. The facility has been renovated and has obtained a certificate of occupancy. We have guaranteed the indebtedness to Palm and have not included it in our total indebtedness. We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post-production facility. Management believes that expenditures by SAPLA for this facility would generate approximately $3,500,000 in Louisiana Film Infrastructure tax credits, approximately $2,500,000 in Louisiana State Rehabilitation tax credits and $2,500,000 in Federal Historic Preservation tax credits.

(3)
The Group have guaranteed an additional £1,115,000 (approximately $1,672,500) due from the EBT to Armadillo, including £115,000 of interest.. This liability will be met by the EBT from the funds that we advance to it from the proceeds of a future offering.  The second and third payments to Armadillo were due in April and October 2009, and the EBT did not make those payments. In February 2011 150,000 new shares were pledged to Armadillo in repayment for them extending the repayment date of the £1,000,000 (approximately $1,500,000) to June 30, 2011.  These amounts are now due.

(4)
A portion of the loan due to Trafalgar Capital Special Investment Fund was advanced by us to the EBT for the partial acquisition of the Preference Shares owned by Armadillo.  The loan to Trafalgar came due on June 30, 2009 and we have made a partial payment of $1,000,000 on September 2, 2009.  On June 22, 2010 we entered into an amended agreement with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010 and the issuance of 68,000 shares in July 2010.  This agreement has been further extended, in January 2011, to March 31, 2011 for the issuance of another 85,000 shares against the loan principal.

(5)	Includes estimated amounts due to producers of motion pictures. These amounts are not included in Total Debt in the Summary and Selected Financial Data Tables.

(6)
The Company’s Asset Purchase Agreement with Mr Michery provided for 50,000 shares of Series B Preferred, be held in escrow until the Net EBIT (as defined in the agreement) from distribution of the DMX albums and two albums embodying the performance of Bone Thugs-N-Harmony exceeds $5,000,000.  At the end of five years, should the Net EBIT be less than $5,000,000, the shares will be released on a fractional basis, as defined in the agreement.  The Company has determined the fair value of the earn- out as of the acquisition date to be $2,837,134 and has reflected it as a liability as of March 31, 2012.

Legal Proceedings

Fireworks Litigation

SAFE prevailed in a motion for summary adjudication in the Supreme Court of Ontario, Canada on February 10, 2011 in an action against CanWest Entertainment and two of its affiliates (“CanWest”) confirming our ownership of five motion pictures, Rules of Engagement, An American Rhapsody, Who Is Cletis Tout, Onegin, and The Believer (collectively, the “Copyrights”). SAFE filed an action in England on September 7, 2011 in the High Court of England and Wales against Content Media Corporation (“Content”) and Paramount Picture Corp. (“Paramount”) to recover the Copyrights and substantial damages for the use of the copyrighted works after their purported acquisition from CanWest.  We may incur up to $200,000 or more in legal expenses to pursue this claim but expect to recover those fees from Content. We also filed an action on May 27, 2011 in the United States District Court for the Central District of California  for copyright infringement against Paramount. This action was dismissed based on the applicable statute of limitations and is currently on appeal to the Ninth Circuit Court of Appeals

Jonesfilm

We, our subsidiary SAFE, SAPPLC, CineVisions, and our CEO Peter Hoffman were the subject of two arbitration awards of attorney fees totaling approximately $900,000, with interest and charges, both of which were reduced to judgment in favor of Jonesfilm (“JF”) in Superior Court of the State of California for the County of Los Angeles and in United States District Court for the Central District of California.  The Company paid approximately $525,000, the amount of the first arbitration award plus interest and charges, in November 2011. Management believes the Company has no further liability in this matter. JF asserted on or about October 6, 2010 in an enforcement of  judgment action in the United States District Court for the Eastern District of Louisiana against PLC, SAFE, SAP and Mr. Hoffman that the Company is liable as the “successor in interest” to the remaining arbitration award which was sentenced in the United States District Court for the Central District of California on June 19, 2007, which the Company denies. Management believes that this enforcement action will be stayed based on the Recognition Order described below under Liquidation of Seven Arts Pictures Plc.

Arrowhead Target Fund

SFF, a limited liability company owned by SAP, now owned by PLC (in liquidation), obtained financing from  Arrowhead) of approximately $8,300,000 (the “Arrowhead Loan”).  SFF secured the Arrowhead Loan with liens on 12 motion pictures that generated final revenues to the Group of $820,026 in the Fiscal Year Ended June 30, 2009$2,739,800 in the Fiscal Year Ended March 31, 2008 and $544,478 in the three month period ended June 30, 2008. Our only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. We are not required to repay the Arrowhead Loan from any of its other assets or revenues.  Our subsidiary, SAFE was the collateral agent of the film assets.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and accrued interest. Arrowhead has the right to foreclose on the pledged film assets, but has not done so. SFF has received a default notice  and as a result Arrowhead is now collecting directly all sums otherwise receivable by us with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures.  As a result, we no longer control the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of our rights to the 12 motion pictures and related loss of revenues in amounts that are difficult to predict.

As a result of the foregoing, we removed all assets accounts relating to the 12 motion pictures pledged to Arrowhead and the corresponding limited recourse indebtedness from our consolidated balance sheet at fiscal year ended June 30, 2009, due to the fact that the loan was a limited recourse loan and we have no further obligations to Arrowhead beyond the pledged film assets.

Arrowhead filed an action on September 22, 2010 in The Supreme Court of the State of New York which seeks recovery from PLC, Mr. Hoffman and his wife, SAFE, CineVisions,  SFF and SAP of the monies that we retained under our interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead has made substantial additional claims against us, Mr. Hoffman and SAP regarding claimed breaches of the terms of the operative agreements, including failure to account properly, failure to turn over materials, failure to remit monies collected, and similar matters. Arrowhead’s claims against us for these alleged breaches are $8,300,000 although it has not stated any basis for this amount.

We moved to dismiss the Arrowhead action against all defendants other than SFF.  On August 9, 2011, the New York Supreme Court granted our motion and dismissed all defendants except SFF and SAFE in its capacity as a collateral agent, which is not a material element of Arrowhead claim.  We continue to believe that Arrowhead’s claims against us are without substantial merit.  Arrowhead has refiled its claim against the dismissed defendants in the Supreme Court of New York On April 17, 2012  against the same defendants under an “alter ego” theory.  SAFE and SFF have moved to dismiss these claims.

Arrowhead Capital Partners Ltd. – AGC Loan

PLC and several of our affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd. filed in the Supreme Court of New York, County of New York, purportedly served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”), as well as to foreclose on the collateral granted as part of the Cheyne Loan described in note 13 to our financial statements under “Production Loans”. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid.  One of SAE’s subsidiaries has acquired all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result, our management does not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan.  ACG obtained summary judgment against PLC and certain of our former affiliates which is now on appeal.  We expect this action will be stayed by reason of the liquidation proceedings of PLC discussed under “Liquidation of Seven Arts Pictures Plc.”

Investigation into Claim for Tax Credits (SAPLA)

The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits, including such tax credits to be claimed by Seven Arts Pictures Louisiana LLC, an affiliate of ours. This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent. All such claimed expenses were audited by independent auditors in Louisiana and reviewed by counsel. None of these expenses or credits has been included in our financial statements. Management believes that this investigation will not have any material adverse effect on or operations or the total tax credits to be received by our affiliates, but could result in charges against current or former employees of this affiliate, including Mr. Hoffman, based on prior audits.

Liquidation of Seven Arts Pictures Plc.

On November 8, 2011, Companies Court of England and Wales issues an order for the winding up and liquidation of our listing predecessor PLC at the request of Parallel Media LLC (“Parallel”).

PLC’s principal creditors have appointed a liquidator for the orderly winding up of its remaining assets not transferred to us pursuant to the Asset Transfer Agreement, effective January 27, 2011. In accordance with the Asset Transfer Agreement,  PLC has been issued 2,000,000 shares of our common stock  in order to satisfy these obligations.

Based on discussions with the liquidator, our management believes this liquidation proceeding will have no material effect on the cost, business or market value of common stock.

The liquidator obtained in the United States District Court For the Eastern District of Louisiana on May 25, 2012 an Order of Recognition (“Recognition Order”) under Chapter 15 of the United States Bankruptcy Act of the liquidation proceedings of PLC in England.  The Company believes the Recognition Order will stay the action by Parallel described below under “Parallel Action,” the ACG litigation and any further enforcement actions of Jonesfilm.

Parallel Actions

On June 28, 2011, PLC filed an action in the High Court of England and Wales against Parallel  to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day, Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen.  PLC is not a part of us.  On September 19, 2011, Parallel filed a new action against PLC and us in the Los Angeles County Superior Court of California, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. Its request for a preliminary injunction was denied by the Superior Court.  Parallel in California has been stayed by reason of the “Recognition Order” described in “Liquidation of Seven Arts Pictures plc.” But Parallel may be permitted to pursue its remedies in the Los Angeles Superior Court proceedings depending on actions of the liquidator.

HMRC Investigation

On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of PLC in London. Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

PLC’s participation in these transactions was limited to its transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available the provision of loans to fund a portion of those investments. PLC received no tax benefits from the transactions, which were made on arms-length terms. PLC believes that it is not a subject of the HMRC investigation.

In connection with the transactions, PLC did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions. Prior to the closing of the transactions,  the investors obtained and made available to PLC, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws. PLC remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

HMRC has requested interviews with three officers of PLC to discuss whether those officers were involved in the arrangements for subscription of shares in the relevant companies, the first of which with Elaine  New occurred in April and a second in May, 2012.  PLC is fully cooperating with the investigation. PLC believes there is no basis for any claim of responsibility of any of its officers or employees. Based on facts currently known by PLC, there is no need for it to record a contingent liability in its financial statements in connection with the investigation or the related transactions.

Critical Accounting Policies

Our management selects accounting principles generally accepted in the United States of America and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense.  It is also necessary for management to determine measure and allocate resources and obligations within the financial process according to those principles.  The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of our financial statements.

The financial statements and notes are representations of our management, which is responsible for their integrity and objectivity.  Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  Our system of internal accounting control is designed to assure, among other items, that (i) recorded transactions are valid; (ii) valid transactions are recorded; and (iii) transactions are recorded in the proper period in a timely manner to produce financial statements that present fairly the financial condition, results of operations and cash flows of our Company for the respective periods being presented.

Basis of Presentation

 The Company’s financial statements include Seven Arts Entertainment Inc.  our accounts  and our wholly owned subsidiaries, SAFE, SAM and BJM

We engage in transactions with affiliates under which the affiliates produce and deliver motion pictures to us and in the case of SAPLA are also constructing a production facility for such productions.  None of these affiliates are variable interest entities or special purpose entities required to be consolidated in accordance with FIN 46R..

The Company consolidates its subsidiaries in accordance with Accounting Standards Codification (“ASC”) 810, “Business Combinations”, and specifically ASC 810-10-15-8 which states, "The usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, or over 50% of the outstanding voting shares of another entity is a condition pointing toward consolidation." The Company does not have any variable interest or special purpose entities.

The Company prepares its financial statements on the accrual basis of accounting and in accordance with Generally Accepted Accounting Principles of the United States of America (“US GAAP”). All intercompany balances and transactions are eliminated. Management believes that all adjustments necessary for a fair presentation of the results of the three and nine months ended March 31, 2012 and 2011, respectively, have been made.

Basis of accounting

The consolidated financial statements have been prepared in accordance with US GAAP.

We produce and acquire motion pictures for distribution in theatres, in home entertainment and/or for television exploitation.
In February 2012, we acquired the music assets of Mr  Michery and 100% of the stock of BJM..  As a result, the Company is now also an independent distributor and producer of sound recordings.

The material assets that were acquired comprise 52 completed sound recordings including two completed albums with DMX, up to two additional albums from DMX and up to five albums from  Bone Thugs-N-Harmony.  The commitments and liabilities assumed were a promissory note dated June 15, 2010 in the amount of $200,000, and outstanding recording costs of the performances of DMX in amounts to be approved by us but not to exceed $140,000.

We now operate in two principal business segments as a motion picture producer and distributor and a music producer and distributor.

In accordance with SOP 00-2: Accounting by Producers or Distributors of Films, an entity is required to amortize film costs and to accrue participation costs using the individual-film-forecast method. The method amortizes film costs as the ratio of current period actual revenue to estimated remaining unrecognized ultimate revenue (as of the beginning of the current fiscal year). At each reporting date, the estimated remaining unrecognized ultimate revenue is updated with any changes being charged to the income statement in the fiscal year of revision.

We had also engaged in various transactions under which we have received cash proceeds from the transfer of tax credits or other tax benefits associated with its motion picture productions.  Any such proceeds are generally treated as a reduction in the production costs of the applicable motion picture.

a)
To the extent such tax benefit proceeds would exceed the capitalized cost of the film or represent fee income not applied to production cost, such proceeds are accounted for as producers’ fees income where relevant producers contracts are in place.

b)	To the extent that we were to receive benefits from tax advantaged investments relating to

a.	a picture that has not commenced production by a particular date and that investment is forfeited such that we have no further obligations to the investor.
b.	Third-party productions taken on by us as sales agent/distributor then such benefits are also recorded as producer fees income.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films which are used in the amortization and impairment of film costs, estimates for allowances and income taxes. Accordingly, actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial  position or cash flow.

Revenue Recognition

FILM

The Company recognizes revenue from the sale (minimum guarantee or non-refundable advances) or licensing arrangement (royalty agreements) of a film in accordance with ASC 605-15 “Revenue Recognition”. Revenue will be recognized only when all of the following criteria have been met:

a)	Persuasive evidence of a sale or licensing arrangement with a customer exists.
b)
The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery. (i.e. the “notice of delivery” (“NOD”) has been sent and there is a master negative available for the customer).

c)	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.
d)	The arrangement fee is fixed or determinable.

e)	Collection of the arrangement fee is reasonably assured.

A written agreement with clients (purchase order, letter, contract, etc.), indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria in the contracts have been met. The customer generally confirms agreement by their signature on the contract.

Minimum guarantee revenue (i.e., non-refundable advances) is recognized as and when the film is available for delivery to the respective territories. Cash deposits received on the signing of the contracts are recorded as deferred revenue until the film is available for delivery (as described above) at which point the deferred revenue is recognized. The Company does not recognize any revenues relating to minimum guarantee on any motion picture or amortization expenses on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Royalty revenue, which equates to an agreed share of gross receipts of films, is recognized as income as and when the Company is notified of the amounts by the customers through their royalty reports. Revenue is recorded net any of sales or value added taxes charged to customers.

MUSIC

Revenue, which equates to an agreed share of gross receipts, is recognized as income as and when the Company is notified of the amounts by the distribution agent through their distribution reports.

Revenue is recorded:

a)	net of any sales or value added taxes charged to customers

b)	net of discounts agreed with customers

c)	net of returns provision agreed with the distributor and

d)	grossed up for the distribution fee charged by the distribution agent.

Revenue from  digital distribution will be reported by the various digital platforms such as  iTunes in their periodic reports and posted as received.

Fee-related revenues

Many countries make tax credits available to encourage film production in the territory. Seven Arts benefits from tax credits in:

a)	the UK and several other European territories for their European productions
b)	Canada for their Canadian productions

c)	Louisiana for their US productions
d)	Tax preferred financing deals

In the majority of circumstances these tax credits are treated as a reduction in the capitalized costs of the film assets they are financing.

Foreign Currency Transactions and Comprehensive Income

The Company’s functional currency, as well as the Company’s subsidiaries, . is the US Dollar. The functional currency of  PLC, was the Pound Sterling (“GBP”), and some transactions which are generated in the United Kingdom are denominated in GBP.

Assets and liabilities generated in a currency other than the functional currency are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is included in the accumulated other comprehensive gain (loss) within shareholders’ equity (deficit). Foreign currency transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.

Where possible, the Company seeks to match GBP income with GBP expenditures. To date, the Company has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.

Income Taxes

The Company has adopted ASC 740-10 “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.

Cash and Cash Equivalents

Cash and cash equivalents includes cash in banks with original maturities of three months or less and are stated at cost which approximates market value, which in the opinion of management, are subject to an insignificant risk of loss in value. The cash and cash equivalents of the Company consisted of cash balances held on deposit with banks, including various accounts denominated in US Dollars, Pounds Sterling and Euros.

Accounts Receivable

Accounts Receivable are carried at their face amount, less an allowance for doubtful accounts. On a periodic basis, the Company evaluates accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, and on a history of write offs and collections. The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms. Write offs are recorded at a time when a customer receivable is deemed uncollectible. The Company’s allowance for doubtful accounts was $78,661 and $195,623 at March 31, 2012 and June 30, 2011, respectively. Substantially all of the trade receivables in the consolidated financial statements are pledged as security for borrowings by the Company.

Property & Equipment

Equipment is carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 5 years.

Other Receivables and Prepayments

The Company has entered into contracts for investor relations and consulting services to assist in future fundraising activities. A portion of these services were prepaid with shares of common stock that vested immediately and will be amortized over the period the services are to be provided.

Film Costs

Film costs include the unamortized costs of completed films which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development. For films produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The majority of a film's costs (approximately 80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Impairment is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty, and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

Films are included in the general “library” category when initial release dates are at least three years prior to the acquisition date.

Films in progress include the accumulated costs of productions which have not yet been completed. Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned.

Music Costs/Assets

The initial material assets that were acquired comprise 52 completed sound recordings including two completed albums with DMX, up to two additional albums from DMX and up to five albums from Bone Thugs-N-Harmony.

Music assets include the unamortized costs of completed albums, singles and videos which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions and albums in progress and in development.  For albums produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing music assets will be amortized using the individual-album-forecast method, whereby these costs are amortized  in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation or sale of the music.

Impairment of Long-Lived Assets

The Company evaluates, on a periodic basis, long-lived assets to be held and used for impairment in accordance with the reporting requirements of ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The evaluation is based on certain impairment indicators, such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If these impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, then an estimate of the discounted value of expected future operating cash flows is used to determine whether the asset is recoverable and the amount of any impairment is measured as the difference between the carrying amount of the asset and its estimated fair value. The fair value is estimated using valuation techniques such as market prices for similar assets or discounted future operating cash flows.

Earnings Per Share

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share include the effects of any outstanding options, warrants and other potentially dilutive securities. For the periods presented, there were no potentially dilutive securities outstanding, therefore basic earnings per share equals diluted earnings per share. Basic and diluted earnings per share (“EPS”) are based on weighted-average common shares and exclude shares that would have an anti-dilutive effect. In accordance with ASC 260-10-45-19, the Company did not consider any potential common shares in the computation of diluted EPS as of March 31, 2012 and 2011, due to the loss from continuing operations, as they would have an anti-dilutive effect on EPS.

Share Based Payments

The Company accounts for share based payments using a fair value based method whereby compensation cost is measured at the grant date based on the value of the services received and is recognized over the service period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued. In calculating this fair value, there are certain assumptions used such as the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Segment Reporting

The Company now operates in two business segments as a motion picture  producer and distributor and as a music label managing the assets acquired from Mr Michery. The Company believes that its businesses should be reported as two business segments.

In accordance with ASC 280 Segment Reporting, operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance.  Our chief decision maker, as defined under the FASB’s guidance, is a combination of the Chief Executive Officer and the Chief Financial Officer.

In the quarter ended March 31, 2012, the Company formed a new subsidiary, SAM, and acquired music assets from Mr Michery and purchased the stock of BJM  This is a new line of business for the Company, and therefore, will now have two reportable operating segments.

The table below presents the financial information for the two reportable segments for the nine months ended March 31, 2012. Comparable financial information for 2011 is not presented as the Company only had one segment during that time.

	Nine Months Ended March 31, 2012
	Film	Music	Total

Revenues	$987,220	$0	$987,220
Cost of revenues	(1,548,551)	0	(1,548,551)
Gross profit (loss)	(561,331)	0	(561,331)
Operating expenses	(1,378,895)	(278,529)	(1,657,424)
Loss from operations	$(1,940,226)	$(278,529)	$(2,218,755)

As of March 31, 2012, the Company had film and music assets of $24,111,370 and $9,540,859, respectively As of December 31, 2011, all of the Company’s assets were related to film.

Fair Value Measurements

ASC Topic 820, “Fair Value Measurements and Disclosures”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair value of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s credit worthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Derivative Instruments

The Company’s policy is not to use derivative or hedging financial instruments for trading or speculative purposes, except certain embedded derivatives derived from certain conversion features or reset provisions attached to the convertible debentures.

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MOTION PICTURE INDUSTRY

The United States motion picture industry encompasses the production and theatrical exhibition of feature-length motion pictures and the subsequent distribution of such pictures in home video, digital media, television and other ancillary markets.

The industry is dominated by the major film studios, including Paramount Pictures, Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment (including Columbia Pictures), and The Walt Disney Company.  These studios have historically produced and distributed the majority of theatrical motion pictures released annually in the United States.  The six “majors” generally self-finance some or all of their film production and have domestic or worldwide distribution organizations. Major studios typically release films with direct production costs ranging from $10 million to $100 million or more, and provide a continual source of motion pictures to the domestic theatrical exhibitors.

For over a decade, “independent” motion picture production companies such as Summit Entertainment, LLC, The Weinstein Company and many smaller production companies, like ours, have played an important role in the production and distribution of motion pictures for the worldwide feature film market.  While the independents may generally have more flexibility and fewer corporate restraints than the major studios, they also operate at a certain disadvantage to major studios in that independents generally:

●	do not self-finance their productions and must spend time and resources securing financing and incur interest and other expense in connection with such financings,

●	have far more limited distribution capabilities than the major studios making a wider release in any format more difficult,

●	do not self-distribute and, as a result, must share revenues derived from their motion pictures with distributors,

●	face greater competition from other independents due to an increase in the production of independent motion pictures,

●	annually produce less films and, as a result, are not able to spread the risk of any of their films underperforming among a larger pool of releases, and

●	produce fewer motion pictures at substantially lower average production costs than major studios and generate significantly lower per-film revenue and profits.

Many independent motion picture companies have failed and ceased operations in recent years.  Recent examples of failed independent motion companies include Miramax Pictures, New Line Entertainment, Carolco Pictures, Orion Pictures, Weintraub Entertainment, DeLaurentiis Entertainment Group, Hemdale, IRS Media, IRS Releasing and Prism Entertainment.  Other independent motion picture companies have recently substantially curtailed their motion picture production activities due to poor results, including Savoy Pictures, The Samuel Goldwyn Company and Cinergi Pictures.  Numerous smaller independent film production and/or distribution companies have failed to achieve their business objectives.

Motion Picture Development

Motion picture production begins with the development of a screenplay derived from an original idea conceived or acquired by the producer or with the adaptation of a popular novel or other type of media acquired by a writer or a producer.

During the development phase, the studio engages writers to draft and revise the screenplay and begins to obtain tentative commitments from a director and principal cast.  A proposed production schedule and budget may also be prepared during this phase.

Upon completing the screenplay, if deemed acceptable to produce, agreements with principal talent are negotiated and the film is “green lit” based on a viable production budget and estimate of ultimate profitability.  At this stage, the film enters the pre-production phase.  During pre-production, the production company: (i) employs creative personnel as needed; (ii) creates scene plans and the filming schedule; (iii) finalizes a detailed production budget; (iv) establishes filming locations, secures necessary studio facilities, completes required set design and construction; and (v) prepares for the start of principal photography.

Principal photography is the actual filming of the screenplay and may take from four to twelve weeks or more, depending upon such factors as budget, location, and the complexities in the screenplay.  Following completion of principal photography, post-production work begins.  The film is edited, visual effects are added, and voice and music soundtracks are synchronized with the picture.  This results in the completion of the film negative that is duplicated to create the release prints for shipment to theatrical exhibitors. Since independent production companies are not able to absorb the costs of abandoned productions to the same extent as studios can, they are less likely to abandon green lit motion pictures. The consequence of abandoning a production has a greater negative effect on that independent’s results of operations.

Production Costs, Financing, Co-Financing and Participations

In 2009, the production cost of a motion picture produced by a major studio for worldwide distribution averaged approximately $65 million (MPAA 2009 Theatrical Market Statistics) as compared to the production costs of a motion picture produced by us in the range of $2 million to $15 million.   Direct production costs, sometimes referred to as “negative costs,” consist of acquiring and/or developing the screenplay, film studio rental, cinematography, post-production costs and the compensation of creative talent and other production personnel.  Distribution expenses, which consist primarily of the costs of advertising and release prints, or P&A, are not included in direct production costs.

The major studios generally fund production costs from cash flow from their motion picture and related activities or, in some cases, from unrelated businesses, and through co-financing activities.  Substantial overhead costs, consisting largely of salaries and related costs of the development, production, distribution and marketing staff and physical facilities maintained by the major studios, also must be funded.

The independent production company normally finances production of the motion picture pursuant to financing arrangements with banks or other lenders in which the lender is granted a security interest in both the film and the independent production company’s rights under its arrangement with the studio or independent distribution. In today's rapidly changing and competitive marketplace for motion pictures and with the current tightening of the credit markets, independent production companies have been utilizing additional forms of funding to finance their motion pictures, including "tax-preferred" financing (e.g., tax credits, sale/lease back transactions and direct subsidies), "mezzanine" or "gap" funds (which are senior to equity), government subsidies and the sale of equity. To minimize some of the financial risks normally associated with financing motion picture production, independent production companies often obtain, at various stages prior to the release of a motion picture, advances and guarantees from distributors in exchange for distribution rights to such pictures in particular territories.  We believe that international “pre-sales” have become increasingly difficult to obtain resulting in fewer “pre-sales” with lower minimum guarantees, and this situation may continue for the indefinite future.

In recent years, studios have established co-production relationships on selected films.  Under this arrangement, two studios agree to co-fund, co-produce and co-distribute a specific film; dividing film profit (or losses) earned from their respective distribution responsibilities.  Co-productions typically reflect a studio’s desire to mitigate risk on high cost films or to access specific material or talent. We intend to produce occasional larger budget motion pictures and will seek to co-produce any such motion pictures either with a major studio or with one or more other independents.

Both major studios and independents generally incur various third-party participations in connection with the distribution of a motion picture.  These participations are contractual rights of actors, directors, screenwriters, or producers, entitling them to share in net revenue or profits from a particular motion picture. Each participation is different and terms are defined in the agreements governing the participation. Except for the most sought-after talent, participations are generally payable only after revenue collected exceeds all distribution and marketing fees and expenses, direct production costs and financing costs.

Motion Picture Distribution and Acquisition

Motion picture distribution encompasses the exploitation of films in theaters and in post-theatrical markets such as home video, pay-per-view, pay television, broadcast television and other markets.

Motion pictures are generally made available for distribution in markets subsequent to domestic theatrical release as follows:

	Months After Initial U.S. Theatrical Release	Approximate Release Period

International Theatrical	0-6 months	0-12 months
Domestic home video	4-6 months	---
Domestic pay-per-view/video-on-demand	4-6 months	3 months
International home video	6-12 months	---
Domestic pay TV	10-18 months	12-21 months
International television	18-24 months	3-12 years
Domestic network or Basic cable	30-36 months	24-36 months
Domestic syndication	48-70 months	3-15 years

Those of our motion pictures which receive a theatrical release are generally released in the DVD market four to six months after their theatrical release.  We are aware that given the rapidly changing nature of the entertainment industry, these time frames for subsequent releases may soon change.  Some in the industry believe that increased piracy, demand for pay-for-view, and changes in international markets are creating pressure to reduce these time frames.  If these time frames shrink, there will be less time to generate revenues from motion pictures in each of those markets.

Forms of Distribution

Theatrical Distribution

Theatrical distribution of a motion picture involves the licensing of the motion picture to theaters, the manufacture and transportation of release prints or digital hard drives to theaters, and the promotion of the picture through advertising and publicity campaigns.  The size and success of the promotional advertising campaign can materially affect the revenues realized from the theatrical release of a motion picture.  The costs incurred in connection with the distribution of a motion picture can vary significantly, depending on the number of screens on which the motion picture is to be exhibited and the competition among distributors for theaters during certain seasons.

The distributor and theatrical exhibitor generally enter into an arrangement providing for the exhibitor’s payment to the distributor of a percentage of the box office receipts for the exhibition period.  The distributor’s percentage of box office receipts generally ranges from an effective rate of 35% to over 50%, depending upon the success of the motion picture at the box office.  The distributor’s percentage of box office receipts generally decreases the longer a film plays in a theater.  Distributors carefully monitor theater gross receipts to ensure that the exhibitor promptly pays all amounts due.

Many independent production companies will enter into “rent-a-system” arrangements under which a major studio will provide them with distribution services for a percentage distribution fee. These types of arrangements may be entered into before, during or after production of a particular motion picture. While rent-a-system arrangements can allow for a greater release, the costs of such an arrangement can be greater and the margins smaller than in the absence of such an arrangement.  Under rent-a-system arrangements, the independent film company generally is responsible for half to all of P&A costs and the effective rate of the distributor’s percentage of box office receipts is generally less than in the absence of such an arrangement.  Although we prefer to handle our arrangements directly with distributors so that we negotiate terms directly and avoid sharing revenues from these motion pictures with a studio, we entered into a rent-a-system arrangement for the first time with our motion pictures Noise and Deal and may continue to do so with future motion pictures.

Historically, films have typically been released theatrically in international territories between one and three months after initial domestic release.  In recent years, studios have begun to capitalize on global media saturation and are releasing films in many of the larger international territories within the first month following domestic release.  International release patterns depend on local holidays and school schedules as well as the timing of competitive releases.  Generally, our motion pictures have had an earlier release into international markets.

The majority of international theatrical revenue on all motion pictures is earned from Japan, Germany, United Kingdom, France, Spain and Australia.  Live action films are generally dubbed in French, German, Spanish and Italian and subtitled for the smaller territories.  Animated films are dubbed in as many as 25 or more languages.

Home Entertainment

The home entertainment distribution business involves the promotion and sale and/or license of DVDs, and more recently Blu-ray Discs (see below).  Traditionally, such sales or rentals for private viewing occurred at local, regional and national video retailers (e.g., video specialty stores, convenience stores, record stores and other outlets).  More recent forms of motion picture sales and rentals for private viewing, provided by companies like Netflix and Blockbuster, allow subscribers to rent or purchase motion pictures by mail or by direct download onto their computers or televisions.

In order to leverage the advertising and publicity costs associated with theatrical distribution, feature films are generally released in the home video market four to six months after their initial theatrical release. Our motion pictures that receive a theatrical release are generally released in the DVD market within this time frame.

DVD's of feature films may be sold or licensed to domestic wholesalers and retailers for either a sales price or a percentage share of the rental revenue (“revenue sharing”).  Selected titles, including certain direct-to-video programs, are priced significantly lower to encourage direct purchase by consumers.  Direct sale to consumers is referred to as the “priced-for-sale” or “sell-through” market.  Generally, after the rental market, DVD's are re-released on the sell-through market at reduced “sell-through pricing.” Weakening economic conditions, the deteriorating financial condition of major retailers, the maturation of the DVD format, increasing competition for consumer discretionary spending and leisure time, piracy and increased competition for retailer shelf space, are contributing to an industry-wide decline in DVD sales both domestically and internationally.

While traditional retail, particularly the big box stores such as Wal-Mart, Target, Best Buy and Costco dominate the "sell through" market, Netflix and other non-traditional forms of video distribution are increasing their market share, and represent an increasing and important source of revenue.

Blu-ray

In January 2008, Toshiba withdrew from the HD-DVD player manufacturing business, thus ending its format competition in high definition video with Blu-ray.  According to the Digital Entertainment Group (‘DEG”) a Los Angeles-based, industry-funded nonprofit corporation that advocates and promotes the many consumer benefits associated with various home entertainment products, including both physical and digital media on a variety of platforms, 2009 sales of Blu-ray Disc playback devices – including set-top box and game consoles – sold through 17.3 million units since launch. Some 4.5 million devices sold in the fourth quarter alone, bringing total units sold to nearly 8 million in 2009. The DEG also announced that Blu-ray Disc hardware sales experienced remarkable growth, with set-tops up an astounding 125% versus first quarter 2009.

The DEG estimates that more than 71 million HDTV sets have been sold to consumers, bringing the number of HDTV households to nearly 48 million. The DEG further estimates that 33% percent of these households have more than one HDTV. An HDTV provides the ideal medium for consumers to enjoy Blu-ray players and achieve the best HD experience.

Blu-ray disc players are available at more than 10,000 storefronts and are marketed by all of the leading manufacturers. There are nearly 80 different Blu-ray playback devices available The DEG also announced that Blu-ray Disc hardware sales experienced remarkable growth in first quarter of 2010, with set-tops up an astounding 125 percent versus first quarter 2009.

As a part of the earnings conference call for the fourth quarter of 2009, Netflix CEO Reed Hastings announced: "Now over 10% of our subscribers are Blu-ray enabled." In other words, over 1.2 million Netflix subscribers now pay the $1-$9 Blu-ray access charge over their monthly subscription rate. This represents over 70% growth year-on-year, despite the 20% rate increase during 2009.

While the motion picture industry as a whole faced tough comparisons to the first quarter of 2009, the home entertainment category performed extremely well in March 2010 compared to March 2009, with consumer spending on home entertainment up two percent for the month, consumer spending on sell-through up four percent, consumer spending on digital up 35 percent, and Blu-ray Disc software sales up a staggering 124 percent. The DEG also noted that the Easter holiday often sees a spike in gift buying, which helped to fuel March sales.

Pay-Per-View, Video-On-Demand

Pay-per-view (“PPV”) television allows cable and satellite television subscribers to purchase individual programs, including recently released motion pictures and live sporting, music or other events, on a “per use” basis.  The subscriber fees are typically divided among the program distributor, the pay-per-view operator and the cable system operator.

An evolved form of PPV technology is video-on-demand (“VOD”).  This method of content delivery allows consumers to view a film or television program whenever they choose, “on demand”.  VOD use and revenue is expected to increase due to increased VOD subscriber penetration and the availability of more programming.  We typically tie any PPV or VOD distribution arrangements into distribution arrangements that we make for pay television.

Pay TV

Pay Television allows subscribers to view premium channels such as HBO, Showtime, and Starz/Encore that are offered by cable and satellite system operators for a monthly subscription fee.  The pay television networks acquire a substantial portion of their programming from the major studios.  Most studios have negotiated output agreements with the major subscription pay services whereby the service provider must license for distribution all qualifying film product from the studio for a guaranteed fee typically dependent on domestic theatrical performance. Unless a major studio distributes its motion pictures and decides to include that motion picture in its output arrangements, most independents directly negotiate with pay television networks by individual title, a process that often leads to deal terms that are not as appealing as those offered to major studios with output deals. The initial pay television window for theatrical product generally follows home video availability and precedes broadcast (free) television.  We believe that our motion pictures are well suited for pay television.

Broadcast and Basic Cable Television

Broadcast television allows viewers to receive, without charge, programming broadcast over the air by major networks (ABC, CBS, NBC and Fox), more recently formed networks (CW Network), independent television stations and cable and satellite networks.  In certain areas, viewers may receive the same programming via cable transmission for which subscribers pay a basic cable television fee.  Broadcasters or cable systems pay fees to distributors for the right to air programming a specified number of times.

Television networks, television stations, and cable and satellite networks generally license films and film packages (consisting of theatrically released feature films and made-for-television movies) pursuant to agreements with distributors or syndicators that allow a fixed number of telecasts over a prescribed period of time for a specified cash license fee or for barter of advertising time.

Pay and cable television services usually license pictures for initial exhibition commencing approximately 10 to 18 months after initial domestic theatrical release or six months after domestic home video release. Although many of our motion pictures are better suited for pay television, we have reached distribution with basic cable television for some of our recent releases.

New Media

While internet and new media have been slow to develop, there are increasing indications that the delivery of motion pictures via the Internet and other non-traditional distribution systems will begin to generate meaningful revenues.  Netflix currently represents a non-trivial portion of total DVD revenues.  Verizon’s FIOS and AT&T’s U-Verse fiber optic distribution offerings have completed their test market phase and are being introduced across the country, with aggressive marketing in major metropolitan areas.

New distribution platforms and business models are being explored in the motion picture and other industries.  Major cellular operators are exploring the delivery of content to cell-phones.  Apple has expanded its iTouch and iPhone platforms to deliver movies via iTunes and will be releasing the iPad platform at the time of this offering.  Consumers can now order movies through their Playstations and Xbox’s.  Cinema Now, Dell and HP are introducing programs which allow consumers to preload movies on their new computers. Amazon.com’s digital service delivers movies, purchased on their Unbox website, directly to the Now Playing list on TIVO players.  Similar services are being introduced by DirecTV and major cable operators.  Hulu – a joint venture of Fox and NBC – is exploring ad-supported revenue models for the delivery of television programs and feature films.

Other Markets

There are multiple sources of revenues from non-theatrical distribution of motion pictures.  The most common are distribution to hotels, airlines, schools, libraries, hospitals and the military.  Soundtrack albums and licensing of rights to perform musical works from film music can be an additional source of ancillary income.  Other revenues may be generated from the licensing of rights to manufacture and distribute games, toys and action figures, clothing and similar commercial articles derived from characters or other elements of a motion picture.  To date, our motion pictures have not generated any significant revenue from these markets.

General Market Information

The principal motion picture industry association, the Motion Picture Association of America or MPAA, collects statistics on the size and composition of the theatrical, video, digital and television markets for the motion pictures distributed by its members, which are generally the six "major studio" distributors.  Accordingly, the information compiled by the MPAA does not reflect information that includes motion pictures similar to those that we have produced if they were not distributed by a major studio and might not be relevant for the purposes of understanding the independent production company industry.  Some of these statistics ("MPAA Data") may be found at www.MPAA.org.  We did not compile the MPAA Data and take no responsibility for its accuracy, or the applicability of this MPAA Data to our business.

Theatrical

●	Worldwide box office for all films reached $29.9 billion in 2009, up 7.6% over 2008. International box office reached $19.3 billion and accounted for 64% of the worldwide total.

●	International box office increased 6.3% in 2009. Asia Pacific saw the largest growth with 12.3% over the previous year.

●
Domestic (i.e., US and Canadian) theatrical box office in dollars increased by 10.1% over 2008 to $10.6 billion and by 20.3% over 2005 numbers. 3D pictures were a key contributor, accounting for $1.1 billion, or 11% of box office.

●	Domestic theatrical admissions increased by 5.5% over 2008 to 1.4 billion, the first increase since 2002. Admissions per capita increased to 4.3, also the first significant increase since 2002.

●
The number of screens in the United States decreased to 39,717 from 40,077 in 2008, with a substantial increase to 7,736 (from 5,659) in screens projecting digital copies of film. The number of worldwide screens stayed relatively constant though the number of digital projections has increased by 86% to 8,669 which now accounts for 55% of all digital screens.

The Digital Entertainment Group (“DEG”) is a Los Angeles-based, industry-funded nonprofit corporation that advocates and promotes the many consumer benefits associated with various home entertainment products, including both physical and digital media on a variety of platforms. The DEG helps provide information and perspective about the home entertainment industry. Accordingly, the information compiled by the DEG reflects information that includes motion pictures similar to those that we have produced whether or not they were distributed by a major studio. The preponderance of their information is on and not relevant for the purposes of understanding the independent production company industry.  Some of these statistics ("DEG Data") may be found at www.degonline.org.  We did not compile the DEG Data and take no responsibility for its accuracy, or the applicability of this DEG Data to our business.

DVD/Blu-ray

●
The number of United States households owning a television which also own a DVD player in 2009 increased to 92 million (adjusted for households with more than one player). The DEG estimates that 67% of DVD owners have more than one player. The number of United States households owning a television which also own a Blu-ray disk player jumped by 76% to 17.3 million.

●
Total DVD/Blu-ray unit sales (including units shipped to rental outlets) in the United States decreased to $8.7 billion, down 13% from 2008, but Blu-ray sales.  In management's opinion this downturn in the overall market can be attributable to a marked increase in the rentals from companies such as Netflix and Redbox.

●
Most Blu-ray Disc consumers are paying between $20 and $30 for titles, marking about a $10 difference between the majority of standard-definition discs bought at $10 to $19.99 pricing, according to the NPD Group. Neither the DEG nor the MPAA issue statistics on the total size of the DVD market in the United States either for rental revenue from consumers, sales to consumers or revenues to distributors from rental and sales outlets.  Management believes that the average wholesale price received by distributors is approximately 60% of retail revenues.

Television

●
Basic and pay cable television connections to all United States households with televisions (112.8 million) decreased to 34.4 million (basic cable) and 34.8 million (pay cable) from, respectively, 35.8 million and 35.6 million in 2006.  However, satellite subscribers increased to 29.6 million households (2007) from 27.4 million households (2006).

RECORDED MUSIC INDUSTRY

Recorded music is one of the primary mediums of entertainment for consumers worldwide and in calendar 2008, according to the International Federation of the Phonographic Industry (“IFPI”), generated $18.4 billion in retail value of sales.  IFPI’s membership comprises some 1450 record companies in 73 countries and affiliated industry associations in 48 countries.

There has been a major shift in the distribution of recorded music away from specialty shops towards mass-market and online retailers. Over the course of the last decade, the share of music sales through U.S. stores first grew from 32% of the market in 1997 to 54% in 2004, however, with the subsequent growth of sales via online channels since 2004, the share of music sales through U.S. stores has contracted significantly since 2004, to 33% of the market in 2006. In recent years, online sales of music, as well as the digital downloading of singles and albums, have grown to represent an increasing share of U.S. music sales. According to the Recording Industry Association of America (RIAA), the physical medium’s (actual CDs and DVDs) share of U.S. music sales declined by 24.9% from 2007 to 2008 with sales decreasing from $7.5 billion to $5.8 billion. During this same period, the sale of music through digital downloads and online purchases increased by 28.1%. The dollar value of online and digital sales increased from $1.26 billion in 2007 to $1.64 billion in 2008. In terms of genre, rock remains the most popular style of music, representing 34% of 2006 U.S. unit sales, although genres such as rap/hip-hop, R&B, country and Latin music have become increasingly popular.

According to the IFPI, single-track downloads totaled nearly $3.8 billion in 2008, up 24.1% on online singles sold in 2007. The domestic market accounts for the bulk of those sales, with $1.8 billion in single tracks sold in the U.S. in 2008, up 16.5% from 2007. As the Major Labels stumble, independent labels have gained significant amounts of market share - accounting for a record eighteen percent (18%) of record sales in 2005, according to the RIAA. Industry experts suggest that mobile music sales can be a major area for growth in the forthcoming years with the recent launch of Apple’s iPhone as well as the development of music phones by other manufactures.

We believe independent labels are better equipped at Internet marketing via websites and outlets like MySpace, Facebook and iTunes and we plan to take advantage of this trend.

Competition

In both recorded music and music publishing we compete based on price (to retailers in recorded music and to various end users in music publishing), on marketing and promotion (including both how we allocate our marketing and promotion resources as well as how much we spend on a dollar basis) and on artist signings. We believe we currently compete favorably in these areas.

Our recorded music business is also dependent on technological development, including access to, selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. Due to the growth in piracy, we are forced to compete with illegal channels such as unauthorized, online, peer-to-peer file-sharing and CD-R activity. See “Recorded Music Industry – Piracy.” Additionally, we compete, to a lesser extent, with alternative forms of entertainment and leisure activities, such as cable and satellite television, pre-recorded films on videocassettes and DVD, the Internet, computers and videogames for disposable consumer income.

The recorded music industry is highly competitive based on consumer preferences, and is rapidly changing.  The recorded music business relies on the exploitation of artistic talent. As such, competitive strength is predicated upon the ability to continually develop and market new artists whose work gains commercial acceptance. According to Music and Copyright, in 2008, the four largest major record companies were Universal, Sony Music Entertainment (“Sony”), EMI Music (“EMI”) and WMG, which collectively accounted for approximately 74% of worldwide recorded music sales. There are many mid-sized and smaller players in the industry that accounted for the remaining 26%, including independent music companies. Universal was the market leader with a 29% worldwide market share in 2008, followed by Sony with a 21% share. WMG and EMI held a 15% and 10% share of worldwide recorded music sales, respectively. While market shares change moderately year-to-year, market shares have not historically changed significantly from year-to-year.

The music publishing business is also highly competitive. The top four music publishers collectively account for approximately 68% of the market. Based on Music & Copyright’s most recent estimates in May 2009, Universal Music Publishing Group, having acquired BMG Music Publishing Group in 2007, was the market leader in music publishing in 2008, holding a 23% global share. EMI Music Publishing was the second largest music publisher with an 18% share, followed by WMG (Warner/Chappell) at 15% and Sony/ATV Music Publishing LLC (“Sony/ATV”) at 12%. Independent music publishers represent the balance of the market, as well as many individual songwriters who publish their own works.

Copyrights

Our business, like that of other companies involved in music publishing and recorded music, rests on our ability to maintain rights in musical works and recordings through copyright protection. In the U.S., copyright protection for works created as “works made for hire” (e.g., works of employees or specially commissioned works) after January 1, 1978 lasts for 95 years from first publication or 120 years from creation, whichever expires first. The period of copyright protection for musical compositions and sound recordings that are not “works made for hire” lasts for the life of the author plus 70 years for works created on or after January 1, 1978.  U.S. works created prior to January 1, 1978 generally enjoy a total copyright life of 95 years, subject to compliance with certain statutory provisions including notice and renewal. In the U.S., sound recordings created prior to February 15, 1972 are not subject to federal copyright protection but are protected by common law rights or state statutes, where applicable. The term of copyright in the European Union (“E.U.”) for musical compositions in all member states lasts for the life of the author plus 70 years. In the E.U., the term of copyright for sound recordings currently lasts for 50 years from the date of release. We are largely dependent on legislation in each territory to protect our rights against unauthorized reproduction, distribution, public performance or rental. In all territories where we operate, our products receive some degree of copyright protection, although the period of protection varies widely. In a number of developing countries, the protection of copyright remains inadequate. The U.S. enacted the Digital Millennium Copyright Act of 1998, creating a powerful framework for the protection of copyrights covering musical compositions and recordings in the digital world. The potential growth of new delivery technologies, such as digital broadcasting, the Internet and entertainment-on-demand has focused attention on the need for new legislation that will adequately protect the rights of producers. We actively lobby in favor of industry efforts to increase copyright protection and support the efforts of organizations such as the World Intellectual Property Organization (“WIPO”).

In December 1996, two global copyright treaties, the WIPO Copyright Treaty and the WIPO Performances and Phonograms Treaty, were signed, securing the basic legal framework for the international music industry to trade and invest in online music businesses. The WIPO treaties were ratified by the requisite number of countries, including the U.S.  The E.U. has implemented these treaties through the European Copyright Directive, which was adopted by the E.U. in 2001. Legislation implementing the European Copyright Directive in each of the member states is underway. The European Copyright Directive harmonizes copyright laws across Europe and extends substantial protection for copyrighted works online. The E.U. has also put forward legislation aimed at assuring cross border coordination of the enforcement of laws related to counterfeit goods, including musical recordings.

International Distribution

According to IFPI, the top five territories (the U.S., Japan, the U.K., Germany and France) accounted for 74% of the related sales in the recorded music market in calendar year 2008. The U.S., which is the most significant exporter of music, is also the largest territory for recorded music sales, constituting 31% of total calendar year 2008 recorded music sales on a retail basis. In addition, the U.S. and Japan are largely local music markets, with 93% and 80% of their calendar year 2008 physical music sales consisting of domestic repertoire, respectively. In contrast, the U.K., Germany and France have a higher percentage of international sales, with domestic repertoire constituting only 36%, 52% and 57% of these markets, respectively.  There has been a major shift in distribution of recorded music from specialty shops towards mass-market and online retailers.

Physical Sales vs. On-Line Sales

According to RIAA, record stores’ share of U.S. music sales has declined from 45% in calendar year 1999 to 30% in calendar year 2008. Over the course of the last decade, U.S. mass-market and other stores’ share grew from 38% in calendar 1999 to 54% in calendar year 2004, and with the subsequent growth of sales via online channels since that time, their share contracted to 28% in calendar year 2008. In recent years, online sales of physical product as well as digital downloads have grown to represent an increasing share of U.S. sales and combined they accounted for 28% of music sales in calendar year 2008. In terms of genre, rock remains the most popular style of music, representing 32% of 2008 U.S. unit sales, although genres such as rap/hip-hop, R&B, country and Latin music are also popular.

According to RIAA, from calendar years 1990 to 1999, the U.S. recorded music industry grew at a compound annual growth rate of 7.6%, twice the rate of total entertainment spending. This growth, largely paralleled around the world, was driven by demand for music, the replacement of vinyl LPs and cassettes with CDs, price increases and strong economic growth. The industry began experiencing negative growth rates in calendar year 1999, on a global basis, primarily driven by an increase in digital piracy. Other drivers of this decline were and are the overall recessionary economic environment, bankruptcies of record retailers and wholesalers, growing competition for consumer discretionary spending and retail shelf space and the maturation of the CD format, which has slowed the historical growth pattern of recorded music sales. Since that time, annual dollar sales of physical music product in the U.S. are estimated to have declined at a compound annual growth rate of 10%, although there was a 2.5% year-over-year increase recorded in 2004. In calendar year 2008, the physical business experienced a 28% year-over-year decline on a value basis. Notwithstanding these factors, we believe that music industry results could improve based on the continued mobilization of the industry as a whole against piracy and the development of legitimate digital distribution channels.

Piracy

One of the industry’s biggest challenges is combating piracy. Music piracy exists in two primary forms: digital (which includes illegal downloading and CD-R piracy) and industrial:

Digital piracy has grown dramatically, enabled by the increasing penetration of broadband Internet access and the ubiquity of powerful microprocessors, fast optical drives (particularly with writable media, such as CD-R) and large inexpensive disk storage in personal computers. The combination of these technologies has allowed consumers to easily, flawlessly and almost instantaneously make high- quality copies of music using a home computer by “ripping” or converting musical content from CDs into digital files, stored on local disks. These digital files can then be distributed for free over the Internet through anonymous peer-to-peer file sharing networks such as BitTorrent, Frostwire, and Limewire (“illegal downloading”). Alternatively, these files can be burned onto multiple CDs for physical distribution (“CD-R piracy”). IFPI estimates that 40 billion songs were illegally downloaded in 2008.

Industrial piracy (also called counterfeiting or physical piracy) involves mass production of illegal CDs and cassettes in factories. This form of piracy is largely concentrated in developing regions, and has existed for more than two decades. The sale of legitimate recorded music in these developing territories is limited by the dominance of pirated products, which are sold at substantially lower prices than legitimate products. The International Intellectual Property Alliance (IIPA) estimates that trade losses due to physical piracy of records and music in 47 key countries/territories around the world with copyright protection and/or enforcement deficiencies totaled $2 billion in 2008. The IIPA also believes that piracy of records and music is most prevalent in territories such as, Indonesia, Lebanon, Mexico, and the People ’s Republic of China, Peru, the Philippines and Vietnam, where privacy levels are in excess of 70%.

In 2003, the industry launched an intensive campaign to limit piracy that focused on four key initiatives:

•           Technological: The technological measures against piracy are geared towards degrading the illegal file- sharing process and tracking providers and consumers of pirated music. These measures include spoofing, watermarking, copy protection, the use of automated webcrawlers and access restrictions.

•           Educational: Led by RIAA and IFPI, the industry has launched an aggressive campaign of consumer education designed to spread awareness of the illegality of various forms of piracy through aggressive print and television advertisements. Data collected by RIAA in the first quarter of 2009 reflect that over 40% of the U.S. music-consuming population age 13 and older are aware of the recording industry’s efforts to educate consumers about obtaining music legally, and of those, about three-fourths (72%) believe that these efforts have been effective in helping them understand what is permissible in terms of obtaining music. The data also show that only a small minority of the U.S. music-consuming population age 13 and older currently believes that there is legal justification for engaging in file- sharing activities—one-third or less say that it is legal to make their music collections available for others to download or copy and/or to download or copy music from someone else’s collection.

•           Legal: In conjunction with its educational efforts, the industry has taken aggressive legal action against file-sharers and is continuing to fight industrial pirates. These actions include civil lawsuits in the U.S. and E.U. against individual pirates, arrests of pirates in Japan and raids against file-sharing services in Australia. U.S. lawsuits have largely targeted individuals who illegally share large quantities of music content. A number of court decisions, including the decisions in the cases involving Grokster and KaZaA, have held that one who distributes a device, such as P2P software, with the object of promoting its use to infringe copyright can be liable for the resulting acts of infringement by third parties using the device regardless of the lawful uses of the device.

•           Development of online and mobile alternatives: We believe that the development and success of legitimate digital music channels will be an important driver of recorded music sales and monetization going forward, as they represent both an incremental revenue stream and a potential inhibitor of piracy. The music industry has been encouraged by the proliferation and early success of legitimate digital music distribution options. We believe that these legitimate online distribution channels offer several advantages to illegal peer-to-peer networks, including greater ease of use, higher quality and more consistent music product, faster downloading and streaming, better search and discovery capabilities and seamless integration with portable digital music players. Legitimate online download stores and subscription music services began to be established between early 2002 and April 2003 beginning with the launch of Rhapsody in late 2001 and continuing through the launch of Apple’s iTunes music store in April 2003. Since then, many others (both large and small) have launched download, subscription, and ad-supported music services, offering a variety of models, including per-track pricing, per-album pricing and monthly subscriptions. According to IFPI in their “Digital Music Report 2008” publication, there are more than 500 legal online music sites providing alternatives to illegal file-sharing in markets around the world. The mobile music business has also grown rapidly, with mobile music revenues rising to nearly $1.6 billion in trade value in 2008, according to IFPI data. While revenues from ringtones initially drove the mobile music business, new mobile phones equipped with new capabilities are increasingly offering the capability for full-track downloads and streaming audio and video. These categories are accounting for a greater share of mobile music revenues while further expanding legitimate options.

These efforts are incremental to the long-standing push by organizations such as RIAA and IFPI to curb industrial piracy around the world. In addition to these actions, the music industry is increasingly coordinating with other similarly impacted industries (such as software and filmed entertainment) to combat piracy. We believe these actions have had a positive effect. A survey conducted by The NPD Group, a market research firm, in December 2007 showed that 27% of U.S. Internet users aged 13 or older who downloaded music from a file-sharing service at any point in the past two years stopped or decreased their usage of such file- sharing services in the year covered by the survey.  Internationally, several recent governmental initiatives should also be helpful to the music industry. France recently enacted “graduated response” legislation pursuant to which repeat copyright infringers could have their Internet connections revoked and be subject to criminal penalties. South Korea and Taiwan have also passed graduated response laws. In addition, the U.K. has confirmed its intention to introduce the Digital Economy Bill pursuant to which the proposed legislation would require ISPs to send notifications to infringing subscribers. They may also utilize technical measures to deal with repeat infringers (including suspension of subscriber accounts), and maintain identifying information on serious repeat infringers and hand it over to the rights holders, if required for commencing court proceedings. In April 2009, Sweden implemented the Intellectual Property Rights Enforcement Directive, which was intended to ensure, among other things, the ability to effectively enforce copyright and other civil remedies. There is evidence to suggest that this is having a positive effect in reducing unlawful file sharing on the Internet in Sweden.

We believe these actions, as well as other actions also currently being taken in many countries around the world, represent a positive trend internationally and a recognition by governments around the world that urgent action is required to reduce online piracy and in particular unlawful file sharing because of the harm caused to the creative industries. While these government actions have not come without some controversy abroad, we continue to lobby for legislative change through music industry bodies and trade associations in jurisdictions where enforcement of copyright in the context of online piracy remains problematic due to existing local laws or prior court decisions.  In the U.S., the legislature recently passed the PRO-IP Act of 2008, a law that protects copyrights both domestically and internationally. Echoing similar efforts across Europe and Australia, the PRO-IP Act toughens U.S. criminal laws against piracy and counterfeiting, and adds accountability in the law’s implementation. In addition, the Higher Education Act, which sets out provisions designed to ameliorate the peer-to-peer problem on college campuses was also recently enacted. The Act requires colleges to consistently disseminate information to better educate students about the policies, disciplinary actions, risks and penalties of peer-to-peer activities. Furthermore, for educational institutions to have continuing eligibility to federally funded assistance programs, they have to develop plans to effectively combat unauthorized content distribution on campus. We believe all of these actions further the efforts of the music industry to reduce the level of illegal file-sharing on the Internet.

Music Publishing

Music publishing involves the acquisition of rights to, and licensing of, musical compositions (as opposed to recordings) from songwriters, composers or other rights holders. Music publishing revenues are derived from five main royalty sources: Mechanical, Performance, Synchronization, Digital and Other.

In the U.S., mechanical royalties are collected directly by music publishers from recorded music companies or via The Harry Fox Agency, a non-exclusive licensing agent affiliated with NMPA, while outside the U.S., collection societies generally perform this function. Once mechanical royalties reach the publisher (either directly from record companies or from collection societies), percentages of those royalties are paid to any co-owners of the copyright in the composition and to the writer(s) and composer(s) of the composition. Mechanical royalties are paid at a penny rate of 9.1 cents per song per unit in the U.S. for physical formats (e.g., CDs and vinyl albums) and permanent digital downloads (recordings in excess of five minutes attract a higher rate) and 24 cents for ringtones. There are also rates set for interactive streaming and non-permanent downloads based on a formula that takes into account revenues paid by consumers or advertisers with certain minimum royalties that may apply depending on the type of service. In some cases, “controlled composition” provisions contained in some recording agreements may apply to the rates mentioned above pursuant to which artist/songwriters license their rights to their record companies at as little as 75% of these rates. The foregoing rates are in effect through December 31, 2012. In most other territories, mechanical royalties are based on a percentage of wholesale price for physical product and based on a percentage of consumer price for digital products. In international markets, these rates are determined by multi-year collective bargaining agreements and rate tribunals.

Throughout the world, performance royalties are typically collected on behalf of publishers and songwriters by performance rights organizations and collection societies. Key performing rights organizations and collection societies include: The American Society of Composers, Authors and Publishers (ASCAP), SESAC and Broadcast Music, Inc. (BMI) in the U.S.; Mechanical-Copyright Protection Society and The Performing Right Society (“MCPS/PRS”) in the U.K.; The German Copyright Society in Germany (“GEMA”) and the Japanese Society for Rights of Authors, Composers and Publishers in Japan (“JASRAC”). The societies pay a percentage (which is set in each country) of the performance royalties to the copyright owner(s) or administrators (i.e., the publisher(s)), and a percentage directly to the songwriter(s), of the composition. Thus, the publisher generally retains the performance royalties it receives other than any amounts attributable to co-publishers. The music publishing market has proven to be more resilient than the recorded music market in recent years as revenue streams other than mechanical royalties are largely unaffected by piracy, and are benefiting from additional sources of income from digital exploitation of music in downloads and mobile ringtones. The worldwide professional music publishing market was estimated to have generated approximately $4.1 billion in revenues in 2008 according to figures contained in the May 28, 2009 issue of Music & Copyright. Trends in music publishing vary by royalty source:

•           Mechanical & Digital: Although the decline in the physical business has begun to have an impact on mechanical royalties, this decline has been partly offset by the regular and predictable statutory increases in the mechanical royalty rate in the U.S. in the past, the increasing efficiency of local collection societies worldwide and the growth of new revenue sources such as mobile

OUR BUSINESS

Corporate History and Current Corporate Structure

We are  the continuation of the business and the successor of the NASDAQ listing to PLC which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television. The Company currently owns interests in 33 completed motion pictures, subject in certain instances to the prior financial interests of other parties.  As discussed herein, in  late February  2012, the Company launched SAM and acquired 52 completed sound recordings with the rights to additional albums.

On June 11, 2010, we were formed and became a wholly owned subsidiary of PLC. As of June 11, 2010, we entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to us, in exchange for our assumption of certain indebtedness and for one share of common stock of ours for each ordinary share of PLC which have been distributed to shareholders. Additionally, 2,000,000 shares of our common stock were issued to PLC in order to satisfy any remaining obligations. This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. Our intention in executing this transaction was to redomicile our business with no change in the economic interests of our shareholders.

On August 31, 2011, NASDAQ approved the substitution of one share of our common stock for PLC’s NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of PLC’s ordinary shares was exchanged for one share of our common stock and commenced trading on NASDAQ as the successor to PLC’s NASDAQ listing. This transaction was approved by PLC’s shareholders at its Extraordinary General Meeting on June 11, 2010.

Our authorized capital consists of 250,000,000 shares made up of 249,674,875 shares of common stock, $.01 par value per share, 125,125 shares of Series A Preferred Stock and 200,000 shares of Series B Preferred.

As of July 26, 2012, there were 133,226,259 shares of common stock outstanding, all of which are fully paid and non-assessable. Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders.

125,125 Series A Preferred Stock, were issued to one person in November 2011 for a transaction completed in August 2011.  These shares have a conversion price to common stock of $0.15/share.  Two further tranches of 11,500 and 10,859 shares of Series A Preferred Stock have been subscribed for by the same person. 180,000 shares of Series B Preferred were issued in two separate transactions and 120,000 of such shares are held in two escrows subject to earn- out provisions.

On November 8, 2011,  PLC, was placed into involuntary creditors liquidation under English law  Certain indebtedness of PLC remained with PLC and will be subject to administration or payment in those administration proceedings.  In accordance with the asset transfer agreement, PLC has been issued 2,000,000 shares of our common stock in order to satisfy these obligations, and we will likely issue more shares in the future.

In February 2012, the Company acquired the music assets of Mr Michery and 100% of the stock of BJ M.,   As a result, the Company is now also an independent distributor and producer of sound recordings.

The material assets that were acquired comprise 52 completed sound recordings including two completed albums with DMX, up to two additional albums from DMX and up to five albums from Bone Thugs-N-Harmony.  The commitments and liabilities assumed were a promissory note dated June 15, 2010 in the amount of $200,000, and outstanding recording costs of the performances of DMX in amounts to be approved by us but not to exceed $140,000.

In connection with the acquisition of the music assets of  Mr  Michery, the Company issued 50,000 shares of our Series B Preferred to Mr  Michery and his assigns and  issued an additional 50,000 shares of our Series B Preferred into an escrow in favor of  Mr. Michery and his assigns if two DMX albums and two Bone Thugs-N-Harmony albums generate an aggregate of net earnings before interest and taxes of $5,000,000 during the next five fiscal years.. Mr. Michery is the Chief Executive Officer of SAM

In connection with the acquisition of the stock of BJM, the Company issued 10,000 shares of our Series B Preferred to Jake Shapiro and his assigns and  issued an additional 70,000 shares of our Series B Preferred into an escrow in favor of  Mr. Shapiro and his assigns if certain specific terms are met: 40,000 shares are subject to proving valuation of certain advertising credits and 30,000 shares are subject to an earn- out over a two-year period.  Mr. Shapiro is the Chief Executive Officer of BJM.

In September 2004, one of our predecessor companies Seven Arts Pictures Limited (“SAPL”) and SAP, companies previously owned by Peter Hoffman, our Chief Executive Officer, transferred all beneficial and legal ownership to PLC of all of their interests in (i) 12 completed films, eight of which were co-produced through a joint venture between SAPL and Fireworks Pictures Inc., and four of which were produced by CineVisions, a predecessor of SAP, and (ii) the rights to certain development projects then owned by SAP, all for our common stock. The four motion pictures produced by CineVisions are now owned by our affiliate SFF except 9 ½ Weeks II for which we have lost all distribution rights. The remaining three films are: Johnny Mnemonic, Never Talk to Strangers, and Shattered Image. One development property transferred by SAP remains under active development by us; the motion picture rights to the published novel Neuromancer and screenplays based on that novel. SAP, its predecessor CineVisions, and SAPL were founded by our Chief Executive Officer and Director, Peter Hoffman, to produce and license for distribution independent motion pictures, as well as to provide consulting and financing services within the motion picture industry. SAP was incorporated on October 1, 2002 and assumed all the assets and liabilities of CineVisions, which had been incorporated in May, 1992.

Production Activities of Our Predecessors

No production activities were undertaken by us until January 1, 2005 and all the production activities prior to that date were engaged in by our predecessors CineVisions, SAPL and SAP. All our production activities after January 1, 2005 were under our direction. All the films discussed below were produced or co-produced by our predecessors and were distributed by our predecessors. The Hustle and A Shot at Glory were only distributed by our predecessors and were not produced by our predecessors.

Films Produced and Distributed from 1994-1998

Between 1996 and 1998, our predecessor CineVisions produced and licensed the distribution rights for Johnny Mnemonic, Never Talk To Strangers, 9 ½ Weeks II, and Shattered Image, which were assigned to us by SAP. CineVisions assigned all rights to distribute these films to SAP, which in turn all such rights to us. Subsequently, all rights to 9 ½ Weeks II were assigned by court order to a third-party in final judgment.  We own the copyright to the other motion pictures either directly or through grants of all rights in perpetuity, through an affiliate.

Films Produced and Acquired by SAPL and Fireworks

In 1998, SAPL entered into a joint venture agreement for the production and distribution of motion pictures with Fireworks. Fireworks is a subsidiary of CanWest Global Entertainment, Inc., a large diversified Canadian media company.  Pursuant to that joint venture, Fireworks and SAPL produced, acquired and distributed 11 motion pictures (the “Fireworks Pictures”), one of which was returned to the owner and two of which are among the motion pictures now owned by us, Shot at Glory and The Hustle. All SAP’s interest in the Fireworks Pictures were assigned to us in 2004 by SAP, which is the subject of the copyright infringement litigation as discussed in Management’s Discussion And Analysis of Financial Condition and Results of Operations – Legal Proceedings.

Through SAPL, Mr. Hoffman produced and acquired Fireworks Rules of Engagement, Onegin, The Believer, Who Is Cletis Tout and American Rhapsody.  These motion pictures are the subject of copyright infringement and contract claims that we, together with SAP and SAFE, have brought against Fireworks and Content Film. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceeding. In particular, in these proceedings, we now claim based on assignment from SAP ownership of the following:

a).	All copyright and distribution rights to American Rhapsody and Who Is Cletis Tout.
b).	All international distribution rights to Onegin and The Believer.
c).	All distribution rights outside the United States and Canada to Rules of Engagement.

Films Co-Financed by SAPL

SAPL, co-financed three motion pictures in conjunction with Fireworks and Paramount.  Of these motion pictures, we claim that one of them, Rules of Engagement, was transferred to us by SAP in 2004. As set out below, this motion picture is the subject of copyright infringement and contract claims that we, together with SAP and SAFE, have brought against Fireworks and Content Film. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceedings.

We have since January 1, 2005 produced the following motion pictures:

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

American Summer aka	Director:	J.B. Rogers	06/08	9/11	n/a
The Pool Boys (CR)	Cast:	Matthew Lillard
(All Territories)		Effren Ramirez

Autopsy (CR)	Director:	Adam Gierasch	06/08	1/09	n/a
(All Territories)	Cast:	Robert Patrick

Deal (CR)	Writer:	Gil Cates, Jr.	03/07	04/08	n/a
(All Territories)		& Marc Weinstock
	Director:	Gil Cates, Jr.
	Cast:	Burt Reynolds
Bret Harrison
Shannon Elizabeth
Jennifer Tilly

Knife Edge	Director:	Anthony Hickox	06/08	03/10	3/23/2031
	Cast:	Joan Plowright
Natalie Press
(All Territories)

Night of the Demons (CR)	Director:	Adam Gierasch	06/09	10/10	n/a
	Cast:	Shannon Elizabeth
(All Territories)		Edward Furlong
Diora Baird

Nine Miles Down (CR)	Director:	Anthony Waller	06/09	07/12	n/a
	Cast:	Adrian Paul
(All Territories)		Kate Nauta

Noise aka	Writer/Director:	Henry Bean	03/07	05/08	n/a
The Rectifier	Cast:	Tim Robbins
(CR)		William Hurt
(All Territories)		Bridget Moynahan
William Baldwin

Pool Hall Prophets aka	Writer/Director:	Keoni Waxman	09/05	12/05	n/a
Shooting Gallery
(CR)	Cast:	Freddie Prinze, Jr.
(All Territories)		Ving Rhames

Schism (CR)	Writer / Director:	Adam Gierasch	09/12	scheduled 10/12
	Cast:	Callum Blue
Vinnie Jones

(All Territories )

Films Acquired by Us

We have acquired certain distribution rights to the following motion pictures since January 1, 2005

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Back In The Day	Writer:	Michael Raffanello	03/05	05/05	11/11/2019
(All International Territories)	Director:	James Hunter
	Cast:	Ving Rhames
Ja Rule

Boo (1)	Writer/Director:	Anthony C. Ferrante	03/05	10/05	5/14/2008
(All International Territories)	Cast:	Trish Cohen
Happy Mahaney

A Broken Life	Writers:	Neil Coombs, Anna Lee	06/08	09/08	10/26/2026
(All International Territories)		& Grace Kosaka
	Directors:	Neil Coombs
	Cast:	Tom Sizemore
Ving Rhames
Grace Kosaka
Saul Rubinek

Captivity	Writer:	Larry Cohen	03/06	07/07	5/10/2008
(All International Territories)	Director:	Roland Joffe
	Cast:	Elisha Cuthbert

Cemetery Gates (1)	Writer:	Brian Patrick O’Tolle	03/05	05/06	4/4/2020
(All International Territories)	Director:	Roy Knyrim
	Cast:	Reggie Bannister

Drunkboat	Writer:	Bob Meyer & Randy Buescher	12/08	07/12	4/28/2011
(All Territories)	Director:	Bob Meyer
	Cast:	John Malkovich
John Goodman
Dana Delaney

Gettin’ It	Writer/Director:	Nick Gaitatjis	12/06	08/07	4/4/2017
(All Territories)	Cast:	Jessica Canseco
Patrick Censoplano
Cheryl Dent
Sandra Staggs

Hades aka	Director:	Gabriel Bologna	5/09	04/10	10/26/2027
The Black Waters of Echo Pond	Cast:	Robert Patrick
(All International		Danielle Harris
Territories)

Men Don’t Lie	Director:	Jane Spencer	not yet scheduled	not yet scheduled
(All Territories)	Cast:	Michael Madsen
Elle Travis

The Mesmerist	Writers:	Ron Marasco	06/02	09/02	n/a
(All International Territories)		& Michael Goorjian
	Director:	Gil Cates, Jr.
	Cast:	Neil Patrick Harris
Jessica Capshaw

Mirror Wars	Writers:	Alex Kustanovich	11/06	07/07	2/3/2011
(All International Territories)		& Oleg Kapanets
	Director:	Vasily Chiginsky
	Cast:	Armand Assante
Malcolm McDowell
Rutger Hauer

+ Popstar	Writer:	Timothy Barton	03/05	11/05	10/19/2014
(All International Territories)	Director:	Richard Gabai
	Cast:	Aaron Carter
Alana Austin

Radio Free Albemuth	Writer/Director:	John Alan Simon	6/10	NA	6/25
(International Territories)	Cast:	Alanis Morissette

+ Red Riding Hood	Writer:	Timothy Dolan	03/06	06/06	5/2/2015
(All International Territories excl Indonesia, Israel, Japan, Latin American Satellite TV, Mexico, Middle East, Pan Asian Satellite TV, Portugal, Russia, Slovenia/Croatia, Thailand, Turkey)	Director:	Randall Kleiser
	Cast:	Lainie Kazan
Morgan Thompson

+ Supercross	Writer:	Ken Solarz	08/05	5/25/2019
(All International Territories)	Director:	Steve Boyum
	Cast:	Sophia Bush
Steve Howey
Cameron Richardson

The Wedding Chest	Writer:	Ekaterina Tirdatova	3/08	not yet scheduled	10/4/2021
(All International	Director:	Nurbek Egen
Territories excluding	Cast:	Natasha Regnier
Russia, Germany and France)		Bolot Tentimyshov

Our Business Strategy

Our current business strategy is:

●
To finance, produce and distribute two to four motion pictures in-house per year with budgets of between $2 million and $15 million each. As previously stated, certain of these pictures will receive only a limited theatrical release while others will be released more widely.

●
To acquire and distribute sound recordings throughout the world, both as singles .and albums of both established and new recording artists. We except to release 3 – 4 albums per calendar year, including albums by the established urban artists DMX and Bone Thugs-N-Harmony

●
To supplement our core strategy by producing an occasional higher cost motion picture (production budgets of $30 - $60 million). We will seek to co-produce such projects with a major studio to guarantee a studio-wide release and obtain a commitment to cover a portion or all of P&Acosts.

●
To opportunistically acquire distribution rights to an additional two to five motion pictures produced by others, each year, for distribution in theatrical, video and television markets, as an agent, for a 15%-20% fee.

●	To maximize our current use of tax-preferred financing structures around the world to fund our motion picture productions.

●
To continue to reduce our financial risk on motion pictures we produce in-house by licensing certain rights to distributors prior to and during production, although we recognize that, particularly in the last year, the licensing market has become more difficult to access as a film financing tool.

●
To increase our share of distribution revenues by entering into partnerships with theatrical and video distributors, to gain more control over the distribution of our motion pictures and to obtain a greater share of the revenues from distribution of our motion pictures.

●
To scale our business over time by modestly increasing the number of pictures we develop and produce in-house as well as by more aggressively seeking to acquire for distribution motion pictures produced by third parties.

We believe that this is a particularly opportune time to be producing and distributing moderately priced motion pictures as, according to their public announcements, the major studios plan on reducing the number of pictures that they finance and distribute, preferring instead to concentrate resources on a limited number of high-priced, “franchise” productions. In addition, we believe that certain of the most successful independent motion picture companies have either been acquired or are focusing on higher budget films. We believe that these factors will attract exceptional levels of both talent and projects for lower budget motion pictures and independent film companies such as Seven Arts.

We do not yet have firm commitment for the financing and production of the six motion picture projects described on page one of this prospectus. We have no assurance that we will be able to finance production of these motion pictures but expect to do so within the next 18 months. In each case are currently negotiating financing and distribution arrangements but none are complete.

Our Competitive Strength

Our competitive strengths include:

●	The experience of our management and our relationships with independent motion picture distributors.

●	Our relationships with “key talent” and with independent motion picture distributors around the world.

●	Our expertise in structuring tax-preferred financings.

Production

Since 1996, we and our predecessors have developed, financed, produced, and licensed 16 motion pictures, primarily with budgets in range of $2 million to $15 million, for domestic and international markets.  Most of our pictures have either received only limited theatrical releases or were released directly to post-theatrical markets, primarily DVD.  We may produce the occasional higher cost motion picture (production budgets of $30 - $60 million), and if we do so, we will most likely choose to co-produce any such project with a major studio if they guarantee a studio-wide release and provide a commitment to cover a portion or all of P&A costs or with one or more other independent production companies.  The number of pictures that we are able to produce and the size of the budget of those films depend upon the funds available to us.

We receive between 50 and 100 submissions of potential film projects or completed films every year, which generally include a “package” of a screenplay and certain talent elements (e.g. producer, director and cast).  In certain limited cases, we will arrange for the creation of a screenplay and the “packaging” of creative elements.  We commission independent production budgets of certain projects to evaluate the project's suitability for production or distribution.  The pictures we produce are selected according to several key criteria formulated to maximize the profit potential of our films, including the potential to license the worldwide distribution rights to the film for an amount greater than the projected production budget (e.g. a minimum profit margin of at least 20%), the potential for the film to be widely accepted as a “quality” or “good” film, whether the key creative talent, including directors and two most prominent cast members, are likely to be both responsible and artistically gifted in creating the motion picture.  There are no “rules” or specific strategic limitations on our choice of motion pictures to produce.  The decision to move forward with a project is our Chief Executive Officer’s decision based on highly subjective factors.  However, we believe that the vast experience of our management team is critical to this decision-making process.  We will, however, only consider a motion picture with a production cost in excess of $15,000,000 if we are able to manage the risks of production through “pre-sales” or equity contribution to production of that picture.

In 2007SAPLA, acquired real property in New Orleans, Louisiana, which they are in the process of developing as a production and post- production facility for motion pictures in Louisiana. Over the past five years, Louisiana has become a popular destination for the production of motion pictures due to very favorable tax incentives. Since 2005, we have produced five motion pictures under the Louisiana Motion Picture Incentive Act (the “Louisiana Incentives”), which provides substantial transferable tax credits for film production activities in Louisiana accredited to us whether we produce or acquire a motion picture. The Louisiana Incentives provide generally that the producer will receive both a 25% (now 30%) transferable investment tax credit on all film expenditures on Louisiana vendors and a 10% (now 5%) transferable labor tax credit on all expenditures for labor performed in Louisiana by Louisiana residents.  We generally obtain loans during production of a motion picture in Louisiana secured by these tax credits after a “pre-certification” by the Louisiana Film Office that the applicable motion picture qualifies for the Louisiana Incentives.  We are then able to transfer these tax credits at a discount to third parties upon completion of the motion picture, audit by independent accountants of the applicable expenditures and “certification” by the Louisiana Film Office of tax credits payable based on the audited expenditures.  We use the proceeds from the transfer of the tax credits to third parties to repay the loan secured by the tax credits, at which time the lender releases its security interest in the tax credits.

We are able to obtain similar refundable (but not transferable) tax credits arising from film production expenditures in the United Kingdom, Canada, Ireland, Italy and Hungary which offer refundable tax credits for production expenditures in each of their territories.

We expect the post-production facility in Louisiana will open for full operation by September 30, 2012. When completed, we anticipate that this facility will be leased to our motion picture productions in Louisiana and to other motion picture productions produced by unrelated parties.  In accordance with the Intercompany Agreements any and all such engagements with the Company will provide no profit to our affiliates and we will pay only out of pocket costs incurred by our affiliates with no mark-up. SAPLA secured a credit facility in the aggregate principal amount of $3,700,000, which has been used to acquire and begin the improvements on the property. This credit facility carries an annual interest rate of 2% plus the Prime Rate as published in The Wall Street Journal. We have guaranteed the amounts that SAPLA borrows under this facility and no additional consideration is provided for this guarantee beyond the existing agreement between SAPLA and us.

We  entered into a new financing agreement with Palm in November, 2010 to refinance the existing indebtedness secured by our production and post- production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and agreed to advance an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans  and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits  associated with the property. See Our Business – Production.

We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post- production facility. In particular SAPLA anticipates approximately $3,500,000 in Louisiana Film Infrastructure tax credits, $2,500,000 in Louisiana State Rehabilitation tax credits and $2,500,000 in Federal Historic Preservation tax credits will be available from expenditures in connection with our facility.

Licensing of Distribution Rights

We license distribution rights in our motion pictures in the United States and in most foreign territories prior to and during the production or upon the acquisition of rights to distribute a picture. We share in the commissions generated by the sales of the pictures.  Sale of a license to distribute a motion picture prior to its delivery is termed a “pre-sale” and may occur at any time during the development and production process. In a typical license agreement, we license a picture to a distributor before it is produced or completed for an advance from the licensee, which advance is recoverable by the distributor from our share of the revenues generated by the distribution of the picture in the licensee’s territory, after deduction of the distributor’s expenses and distributor fee.  The advance usually is in the form of a cash deposit plus a letter of credit or “bank letter” for the balance payable 10-20% on execution (i.e., the cash deposit) and the balance on delivery (i.e., the letter of credit or “bank letter”).  The license grants the distributor the right to the post-theatrical release of the picture in all or certain media in their territory for a predetermined time period.  After this time, the distribution rights revert back to us and we are then free to re-license the picture.  The license specifies that the distributor is entitled to recoup its advance from the revenue generated by the release of the picture in all markets in its territory, as well as its release costs and distribution fees.  After the distributor has recouped its advance, costs, and fees, any remaining revenue is shared with us according to a predetermined formula. This is known as an “overage” and can be a significant source of revenue for us from successful films. However, a film’s poor reception in one market does not preclude it from achieving success in another market and generating significant additional revenue for us in the form of an “overage” in that territory.  In all of our licensing arrangements, we retain ownership of our films and maintain our control of each copyright. We intend to continue the practice of retaining underlying rights to our film projects in order to continue to build our motion picture library to license or sell in the future.

Finance

We create a separate finance plan for each motion picture we produce.  Accordingly, the sources of the funds for production of each motion picture vary according to each finance plan.  We utilize financing based on state and foreign country tax credits (e.g., Louisiana, United Kingdom and Hungary) and direct subsidies), “mezzanine” or “gap” funds, which are senior to our equity, and senior secured financing with commercial banks or private lenders, together in certain cases with a limited investment from us, which is customarily less than 10% of the production budget.  Since each finance plan is unique to each motion picture, we cannot generalize as to the amount we will utilize any of these sources of funds for a particular motion picture.  We generally obtain some advances or guarantees prior to commitment to production of a motion picture project, but those amounts may not be substantial on smaller budgeted motion picture (e.g., under $10,000,000), and in certain cases we have committed to production with an insubstantial amount of advances and guarantees. Unless we can manage the risks of production through the use of these financing techniques, we will not likely commit to production of larger budget motion pictures (e.g., over $15,000,000), and we have never in the past committed to such productions, without substantial advances or guarantees from third-party distributors, or the equivalent in “non-recourse” financings.

Motion Picture Library

In total we and our predecessors have produced or acquired interests in the following motion pictures to date described below in the table.  We own (directly or through grants of all rights in perpetuity of at least theatrical, video, and television rights) either (a) the copyright to each picture designated as “CR” in the table below, or (b) distribution rights in the markets in which we operate for territories outside the United States and Canada (i.e., “International Territory”) or for the territories designated in the table, for no less than 15 years.  Historically, in any financial period a small number of motion pictures have accounted for the vast majority of our revenues generated from our motion picture library.

We have lost the right to manage twelve motion pictures (designated “+” in the table below) as a result of the exercise by the Arrowhead Target Fund of its rights under the Arrowhead Loan described above at “Risk Factors”. As a result, Arrowhead is collecting all sums receivable with respect to these motion pictures and all interest in and receivables from these motion pictures has been removed from our financial statements effective June 30, 2009, but Arrowhead has not foreclosed on the copyright and distribution rights of our affiliate in these twelve motion pictures.

For purposes of this table, “Delivery Date” refers to the date the applicable motion pictures is completed and available for delivery to distributors. The “1st US release” is the date on which the film is first released in any medium (e.g. theatrical, video, television) in the United States.

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

American Summer aka	Director:	J.B. Rogers	06/08	9/11	n/a
The Pool Boys (CR)	Cast:	Matthew Lillard
(All Territories)		Effren Ramirez

+Asylum (CR)	Writer:	Patrick Marber	05/04	08/05	n/a
(All Territories)	Director:	David MacKenzie
Ian McKellan
	Cast:	Natasha Richardson

Autopsy (CR)	Director:	Adam Gierasch	06/08	1/09	n/a
(All Territories)	Cast:	Robert Patrick

Back In The Day	Writer:	Michael Raffanello	03/05	05/05	11/11/2019
(All International Territories)	Director:	James Hunter
	Cast:	Ving Rhames
Ja Rule

Boo (1)	Writer/Director:	Anthony C. Ferrante	03/05	10/05	5/14/2008
(All International Territories)	Cast:	Trish Cohen
Happy Mahaney

A Broken Life	Writers:	Neil Coombs, Anna Lee	06/08	09/08	10/26/2026
(All International Territories)		& Grace Kosaka
	Directors:	Neil Coombs
	Cast:	Tom Sizemore
Ving Rhames
Grace Kosaka
Saul Rubinek

Captivity	Writer:	Larry Cohen	03/06	07/07	5/10/2008
(All International Territories)	Director:	Roland Joffe
	Cast:	Elisha Cuthbert

Cemetery Gates (1)	Writer:	Brian Patrick O’Tolle	03/05	05/06	4/4/2020
(All International Territories)	Director:	Roy Knyrim
	Cast:	Reggie Bannister

Deal (CR)	Writer:	Gil Cates, Jr.	03/07	04/08	n/a
(All Territories)		& Marc Weinstock
	Director:	Gil Cates, Jr.
	Cast:	Burt Reynolds
Bret Harrison
Shannon Elizabeth
Jennifer Tilly

Drunkboat	Writer:	Bob Meyer & Randy Buescher	12/08	not yet scheduled	4/28/2011
(All Territories)	Director:	Bob Meyer
	Cast:	John Malkovich
John Goodman
Dana Delaney

Gettin’ It	Writer/Director:	Nick Gaitatjis	12/06	08/07	4/4/2017
(All Territories)	Cast:	Jessica Canseco
Patrick Censoplano
Cheryl Dent
Sandra Staggs

Hades aka	Director:	Gabriel Bologna	5/09	04/10	10/26/2027
The Black Waters of Echo Pond	Cast:	Robert Patrick
(All International Territories)		Danielle Harris

+ The Hustle	Writers:	David Howard	10/02	12/02	n/a
(CR)		& Michael Capellupo
(All Territories except Germany and Canada)	Director:	Stuart Cooper
	Cast:	Bobbie Phillips
Robert Wagner

+ I’ll Sleep When	Writer:	Trevor Preston	06/04	06/04	n/a
I’m Dead (CR) (1)	Director:	Mike Hodges
(All International Territories)	Cast:	Clive Owen
Malcolm McDowell
Jonathan Rhys Meyers

+ Johnny Mnemonic	Writer:	William Gibson	12/94	05/95	n/a
(CR)	Director:	Robert Longo
(All Territories)	Cast:	Keanu Reeves
Dolph Lundgren

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Knife Edge	Director:	Anthony Hickox	06/08	03/10	3/23/2031
	Cast:	Joan Plowright
(All Territories)		Natalie Press

Men Don’t Lie	Director:	Jane Spencer	not yet scheduled	not yet scheduled
(All Territories)	Cast:	Michael Madsen
Elle Travis

The Mesmerist	Writers:	Ron Marasco	06/02	09/02	n/a
(All International Territories)		& Michael Goorjian
	Director:	Gil Cates, Jr.
	Cast:	Neil Patrick Harris
Jessica Capshaw

Mirror Wars	Writers:	Alex Kustanovich	11/06	07/07	2/3/2011
(All International Territories)		& Oleg Kapanets
	Director:	Vasily Chiginsky
	Cast:	Armand Assante
Malcolm McDowell
Rutger Hauer

+ Never Talk To Strangers	Writers:	Lewis A. Green	09/95	10/95	n/a
(CR) (1)		& Jordan Rush
(All Territories)	Director:	Peter Hall
	Cast:	Antonio Banderas
Rebecca DeMornay

Night of the Demons (CR)	Director: Cast:	Adam Gierasch Shannon Elizabeth	06/09	10/10	n/a
(All Territories)		Edward Furlong
Diora Baird

Nine Miles Down (CR)	Director: Cast:	Anthony Waller Adrian Paul	06/09	not yet scheduled	n/a
(All Territories)		Kate Nauta

Noise aka	Writer/Director:	Henry Bean	03/07	05/08	n/a
The Rectifier	Cast:	Tim Robbins
(CR)		William Hurt
(All Territories)		Bridget Moynahan
William Baldwin

+ No Good Deed (CR)	Writer:	Christopher Canaan	05/02	09/03	n/a
(All Territories)		& Steve Banancik
	Director:	Bob Rafelson
	Cast:	Samuel L. Jackson
Milla Jovovich

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate

Pool Hall Prophets aka	Writer/Director:	Keoni Waxman	09/05	12/05	n/a
Shooting Gallery
(CR)	Cast:	Freddie Prinze, Jr.
(All Territories)		Ving Rhames

+ Popstar	Writer:	Timothy Barton	03/05	11/05	10/19/2014
(All International Territories)	Director:	Richard Gabai
	Cast:	Aaron Carter
Alana Austin

Radio Free Albemuth	Writer/Director:	John Alan Simon	6/10	NA	6/25
(International Territories)	Cast:	Alanis Morissette

+ Red Riding Hood	Writer:	Timothy Dolan	03/06	06/06	5/2/2015
(All International Territories excl Indonesia, Israel, Japan, Latin American Satellite TV, Mexico, Middle East, Pan Asian Satellite TV, Portugal, Russia, Slovenia/Croatia, Thailand, Turkey)	Director:	Randall Kleiser
	Cast:	Lainie Kazan
Schism (RR) (All territories)	Writer/ Director	Adam Gierasch Callum Blue Vinnie Jones
+ Shattered Image	Writer:	Duane Poole	06/98	12/98	n/a
(CR) (1)	Director:	Raul Ruiz
(All Territories)	Cast:	William Baldwin
Anne Parillaud

+ A Shot At Glory	Writer:	Denis O’Neill	01/02	05/02	9/30/2016
(All International Territories)	Director:	Michael Corrente
	Cast:	Robert Duvall
Michael Keaton

+ Stander (CR)	Writer:	Bima Stagg	10/03	08/04	n/a
(All Territories)	Director:	Bronwen Hughes
	Cast:	Thomas Jane
Deborah Unger

Title	Talent		Delivery Date	1st U.S. Release	Date Distribution Rights Terminate
+ Supercross	Writer:	Ken Solarz	08/05	5/25/2019
(All International Territories)	Director:	Steve Boyum
	Cast:	Sophia Bush
Steve Howey
Cameron Richardson

The Wedding Chest	Writer:	Ekaterina Tirdatova	3/08	not yet scheduled	10/4/2021
(All International	Director:	Nurbek Egen
Territories excluding	Cast:	Natasha Regnier
Russia, Germany and France)		Bolot Tentimyshov

(1)  Indicates a motion picture for which we do not own the distribution rights in the United States and Canada.

OUR RECORDED MUSIC BUSINESS

We entered the business of production, acquisition, marketing and sale of pre-recorded music in February 2012 by acquisition of music assets of MrMichery and 100% of the stock of BJ M. SAM’s’ pre-recorded music products will include releases of the new musical performances of recording artists, as well as compilations featuring various artists or repackaged releases of previously recorded music from our master music catalog and derived from licenses of music masters from third-parties.

We currently own a music catalog with 52 DMX masters, and intend to add to the music catalog through strategic and complementary acquisitions, licensing agreements, and by executing recording agreements with artists, production companies and other record labels with new recordings.

We will enter into rights acquisition, licensing, distribution and recording agreements (“Recording Agreements”) with artists, third-party record labels and production companies (“Artists”) to provide master recordings that have not been previously released for sale to consumers (“New Masters”). Through each Recording Agreement, we will acquire the worldwide copyright and exclusive right to distribute and license music products derived from the New Masters that will be recorded and produced by the Artists, during the term of the Recording Agreement or any extension thereof. We will also acquire the exclusive right to record and market all New Masters of the recording artist(s) featured on any and all New Masters recorded by the Artists during the term of the Recording Agreements. We will also have the right to extend the term of the Recording Agreement through the exercise of multiple options pursuant to the terms of the Recording Agreements. We currently have recording agreements with the established urban artist DMX (two albums) and Bone Thugs-N-Harmony (five albums)

Most of our Recording Agreements will have an initial term and will usually have up separate, consecutive, irrevocable options, to renew the term for additional periods, at our sole discretion. As a condition of the initial term, and prior to exercising each option, we will be required to pay recoupable advances to the label.

Pursuant  to each Recording Agreement, each label will agree to deliver one or more New Masters to us during the term of the Recording Agreement. Each New Master will be required to contain at least 12 newly recorded compositions of the featured recording artist(s), having an aggregate playing time of no less than 40 minutes (“Album”), and must be complete and satisfactory to us, in our management’s sole discretion.

If an Album is satisfactory to us, we will market and advertise the consumer release of the Album, and after the Label's delivery of an Album to us, we will commercially release the Album in the United States and Canada.
Whether or when an Album is commercially released to consumers is within our sole discretion. We will determine the actual amount of money spent marketing an Album.

Depending upon the initial success of any single, we will advance to the label the costs to film and produce a music video featuring the single song selected by us. Pursuant to the terms of the Recording Agreement, we have the right to supervise and approve all elements of the music video. Once an acceptable music video is completed, we will use our efforts and pay third-party promoters to secure airplay of the music video on regional and national music video shows, as part of our marketing of the particular Album.

The marketing expenses we spend on any Album are variable, because the actual amount of expenditures for each Album will depend upon our management’s business judgment and discretion, about the commercial success (or lack thereof) of any Album, or the effectiveness of any Album’s marketing. At any point, we can elect to continue to or discontinue spending money to market any individual Album. If the Album realizes commercial success in the United States and Canada, the Album will be released in foreign territories.

Depending upon the terms of each Recording Agreement, we will pay each label royalties from the net profits we actually receive from the sale of music products delivered during the term of the Recording Agreement. According to the terms of each Recording Agreement, we will only be required to pay royalties to a label after we recoup all advances (we make to or on behalf of the label) from label’s percentage of net sales of all music products derived from the New Master(s) delivered by the subject label.

Distribution Agreement

On February 23, 2012, we entered into an Exclusive Manufacturing and Distribution Agreement (“Domestic Distribution Agreement”) with Fontana Records, a division of In Grooves, Inc. (“Fontana”). Pursuant to this Agreement, Fontana will sell our music products, including compact discs, cassettes, and digital versatile discs (DVD) to consumers mainly through retailers and wholesalers in the United States and Canada. During the term of the Domestic Distribution Agreement, Fontana will be our exclusive manufacturer and distributor, through every distribution channel of recorded music in the United States and Canada. Fontana will also exclusively handle all of our on-line sales during the term of the Domestic Distribution Agreement.

In addition to distributing and selling our products, Fontana will supervise and advance the costs of all of our manufacturing, and will warehouse all of our inventory. The Domestic Distribution Agreement became effective February 23, 2012 and will continue until February 23, 2015. Fontana has the right to extend the term of the Domestic Distribution Agreement for an additional two years, until February 23, 2017.

For each separate title of music products released, our management, along with Fontana shall determine the applicable wholesale price per unit.

Under the Distribution Agreement, we are responsible for all recording costs and rights acquisition costs in securing all intellectual property rights and licenses necessary to allow us to sell records. We will be responsible for paying all marketing and promotion costs for each Album title that it releases commercially, and will be responsible to pay artist royalties and royalties related to all licenses related to the exploitation of the Album and its content.

Foreign License Agreement

We are actively seeking international distribution partners.

Sales of Compact Discs

Our rights to new master recordings will be embodied in Recording Agreement with recording artists and production companies.  In each Recording Agreement, we acquire the exclusive worldwide copyright and right to manufacture, distribute and license products derived from the new master’s recordings created by those recording artists.

As consideration for the rights granted to us, upon execution of most Recording Agreements, we will pay advances to the recording artists and production companies that produce the music master recordings that will be marketed and distributed by us.  Each advance and a substantial proportion of our marketing expenditures will be recouped from the portion of net sales attributed to the recording artists and production companies. We will not be obligated to pay any royalties from those sales until the recording artists or the film production’s account is fully recouped.

Concurrent with a recording artist delivering a finished master, we will submit the property to Fontana for manufacturing and distribution, and we initiate our marketing efforts, directed initially at the North American (United States and Canadian) commercial release of the subject consumer entertainment product.  Foreign sales of the products will lag behind domestic sales, by up to a year.

Manufacturing, Distribution, Marketing and Sales

For each separate title of music products released our management, along with Fontana, will determine the applicable wholesale price per unit for each product.  For retail products selling between $12.99 and $22.98, the wholesale prices per unit range between $7.79 and $13.79.

For digital consumer sales in the United States and Canada, Fontana shall be entitled to a licensing fee equal to fifteen percent (15%) of Seven Arts’ Net Licensing Billings.  According to the Domestic Distribution Agreement, Net Licensing Billings mean royalties or flat payments received by Fontana, on Seven Arts’ behalf, attributed to sales, other than sales through normal retail channels.

For each product that we elect to release commercially, we will be responsible for marketing and advertising the product. Prior to the artist’s or production company’s final deliver of its master, Seven Arts’ management will prepare a marketing plan each product.

Our management will determine the actual amount of money spent marketing any new product. Our typical marketing budget per product will be approximately $300,000 (additional marketing costs referred to as co-op, will be advanced by Fontana), the co-op marketing budget will be advanced by Fontana (in the form of co-op advertising, free goods, artwork and point of purchase displays for retail promotion), and Fontana will deduct those costs from Seven Arts’ net sales.

Our actual total marketing expenditures for any product is within management’s business judgment and discretion. Depending on management’s judgment about the commercial success (or lack thereof) of any of its product or the effectiveness of its marketing effort, will determine whether Seven Arts will continue or discontinue marketing the product.

If the Album realizes commercial success in the United States and Canada, approximately one (1) year after its initial release in the United States and Canada, the Album will be released in major foreign territories, such as the United Kingdom, Japan, Australia, Germany, and France.

MANAGEMENT

The following sets forth the name and position of each of our directors:

Name	Position	Age	Date First Elected or Appointed	Date of Expiration of Current Term (1)
Hubert Gibbs	Chairman, Director	52	April 9, 2010	June 30, 2015
Peter Hoffman	CEO, Director	62	September 2, 2004	June 30, 2015
Kate Hoffman	COO, Director	34	February 26, 2008	June 30,2015
Anthony Hickox	Director	44	October 15, 2007	June 30, 2013
Elaine New	Director	52	January 11, 2007	June 30, 2014
Daniel Reardon	Director	51	November 1, 2010	June 30,2014
Robert Kaiser	Director	57	September 1, 2011	June 30,2014
Brett Pogany	Director	36	June 2, 2012	Next AGM
David Michery	Director	46	June 2, 2012	Next AGM
 ___________________

(1)	Directors serve for three years.

The Directors served in their respective capacities since their election and/or appointment and will serve until the next Annual General Meeting or until a successor is duly elected, unless the office is vacated in accordance with the Articles of Association.

The senior management serves at the pleasure of the Board of Directors.

No director and/or senior management had been the subject of any order, judgment, or decree of any governmental agency or administrator or of any court or competent jurisdiction, revoking or suspending for cause any license, permit or other authority of such person or of any corporation of which he is a director and/or senior management, to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining or enjoining any such person or any corporation of which he is an officer or director from engaging in or continuing any conduct/practice/employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security or any aspect of the securities business or of theft or of any felony.

The experience and qualifications of the directors and senior management for at a minimum the last five years are as follows:

The Honorable Hubert Gibbs has been our Chairman and one of our directors since April 9, 2010. After graduating from Oxford University in 1981, Mr. Gibbs started his career as an editor, reader and translator at Quartet Books UK. Subsequently he worked as a stock market analyst with Banque Bruxelles Lambert and then as an independent communications entrepreneur responsible for starting up various companies including Instlang.com which was sold to market leader SDL in 1999. Most recently Mr. Gibbs has been involved in financing and producing independent films, including As Good as Dead and The Killing Jar. Mr. Gibbs managed the family estate, Tyntesfield until it was taken over by the National Trust in 2002.

Peter Hoffman has been our Chief Executive Officer and one of our directors since September 2004 and is also our founder.  Mr. Hoffman took over as Chairman on December 31, 2009 following the death of previous chairman Anthony Bryan but resigned that position on election of Hubert Gibbs as Chairman. Under Mr. Hoffman’s direction, we and our predecessors have produced and or distributed over thirty features since our inception including: Johnny Mnemonic, Never Talk To Strangers, 9 ½ Weeks II and Shattered Image.  As our CEO, his responsibilities include, among others, the selection and production of motion pictures, strategic planning, business development, operations, financial administration, accounting, and reporting to the Board of Directors. Mr. Hoffman was previously President and CEO of Carolco Pictures.  He was directly involved at Carolco in the production of a large slate of independent motion pictures, including Terminator 2, Basic Instinct, Total Recall, and Rambo III. Mr. Hoffman is a graduate of the Yale Law School and has participated as a lawyer and executive in numerous financial and tax-preferred financings for more than twenty-five years.  Mr. Hoffman is the father of Kate Hoffman, our Chief Operating Officer and our Executive Director.

Kate Hoffman has been our Chief Operating Officer and a director since February 2008.  As our COO, her responsibilities include supervising the production of motion pictures and licensing and delivering our motion pictures to third parties. She began her career at the age of 17 as an intern for Hollywood casting directors, Mary Vernieu and Risa Gramon-Garcia.  Ms. Hoffman then worked for film agent Mort Viner at International Creative Management until his retirement when she joined our predecessors in 1998.  She has managed the development, production and delivery of films including The Believer, No Good Deed, Stander, and Asylum.  In addition to her production responsibilities, Ms. Hoffman is responsible for international distribution, acquisitions and film financing. Ms. Hoffman is the daughter of Peter Hoffman, our Chief Executive Officer and a Director.

Anthony Hickox has been a director since October 2007.  He is a film director, writer and producer.  Mr. Hickox wrote and directed his first film, Waxworks at the age of 21.  Mr. Hickox was involved in the production of or direction of Sundown, Warlock: Armageddon; Children of the Corn, Turn of the Screw; Carnival of Souls, and Hellraiser 3: Hell on Earth.

Elaine New was our Chief Financial Officer and a director from January 2007 until June 30, 2009 and remains an executive director. She is Cambridge University educated and is a Price Waterhouse (London) qualified Chartered Accountant.  Elaine has been in the media industry for the last ten years as Finance Director of Metrodome Group Plc., a UK film distributor.  Ms. New was previously engaged as Financial Controller of Harrods International, helping to establish an airport retailing arm, and as Commercial Director of Outfit, a new division of Sears Womenswear Ltd that she helped to create in the latter part of the 1990s.  Ms. New was on the Executive Committee of The Quoted Companies Alliance for almost three years helping represent small to mid-cap companies listed both on AIM and the main list of The London Stock Exchange.

Daniel Reardon has been a director since October, 2010. His activities have included arranging public and private financings, initial public offerings, mergers and acquisitions and other business consulting including positions with The Albert Corporation, where he presided over the acquisition, financing, development and sales of hundreds of condominium units in the Boston area. He is a founding shareholder of four public companies in a variety of industries ranging from mining to biotechnology.  Pan Africa Mining Corp. and Sacre-Coeur Minerals, Ltd. Both are Canadian companies traded on the TSX Venture Exchange (Toronto).  Mr. Reardon has a background in real estate tax incentive financing programs. He developed and structured tax incentive programs for owners of historic properties for the Architectural Trust in Washington, DC.  Mr. Reardon administers several hundred million of incentives annually through the Federal Preservation Tax Incentive Program. He also served as CFO for Concrete Film Ventures, which financed several independent, feature film projects, raised venture capital through limited partnerships, and secured substantial lines of credit from media banks using off balance sheet receivable Presale and Gap financing on the following feature films: LEGACY starring David Hasselhoff, MY BROTHER THE PIG starring Scarlet Johansson and Eva Mendes, THE PAVILION starring Richard Chamberlain, and CHANGING HEARTS starring Faye Dunaway.  Currently Dan is Executive Producing LUNATIC AT LARGE an original story by Stanley Kubrick based on a treatment by Jim Thompson Starring Scarlett Johansson and Sam Rockwell.

Robert Kaiser is currently and has been since 2007 Chairman and Chief Executive Officer of CLST Holdings, the remaining public company of Cellstar Inc. whose assets were sold in 2007.  Mr. Kaiser held several executive positions, including chairman and chief executive officer of Cellstar from 2002 to 2007, an international logistics and distribution company in the communication industry with sales in excess of $2 billion.  Mr. Kaiser was formerly the Chief Executive Officer of Mobile Star and SkyTel/Worldcom from 1996 to 2001.  Mr. Kaiser was also the Chief Financial Officer of Southwestern Bell Mobile Systems from 1986-1996.

David Michery is a record music executive with over twenty five years of industry success and experience. Mr. Michery has produced and/or owned eighteen gold and platinum albums, with Artists Candyman, Sandra Gillette, Nate Dogg, 12 Gauge, Brotherhood Creed, Shi and many others.  Mr. Michery has served in an executive capacity for a number of top music industry labels, such as Head of Urban Music for All American Communication, D.B.A. Scotti Bros./BMG and Zoo/BMG (1993- 1997), A&R for MCA Records (1990-1993) and was the founder of Breakaway Entertainment (1997-1999) and American Music Corporation (2001-2007), where he released in excess of one hundred titles (2001-2007). In addition, Mr. Michery served as President of Death Row Records (1999-2001), where he worked on releasing records of hip hop superstars such as, Tupac's Greatest Hits, which includes the #1 hit single; “Changes”, Snoop Dogg's The Dog Pound, The Movie “Deathrow Uncut” and Deathrow's; “Chronic 2000.”  From 2007 to joining Seven Arts, Mr. Michery worked on a number of special projects, such as DMX. Mr. Michery currently serves as the Chief Executive Officer of SAM , where he is overseeing the current and upcoming releases of DMX, Bone Thugs-N-Harmony, and Abie Flintstone.

Brett Pogany is a consultant who is focused on middle market companies. Since February 2012, he has been providing independent consulting services through the trade name Hayden Advisors. In 2004, he joined Ryan Beck & Co., a full-service middle-market investment bank headquartered in Florham Park, New Jersey, as a Vice President and was promoted to Director in 2006. In 2007, Ryan Beck was acquired by Stifel Nicolaus, an independent, full-service middle-market investment bank headquartered in St. Louis, Missouri, where he served as a director until February 2012. He is a graduate of the Wharton and Engineering Schools at the University of Pennsylvania.

Compensation

Since February 15, 2009, our compensation policies with respect to our directors and executive officers are established, administered, and the subject of periodic review by our Independent Directors in accordance with the NASDAQ Marketplace Rules. Total compensation accrued and/or paid (directly and/or indirectly) to the Directors and senior management during the fiscal year ended June 30, 2011 was $1,084,808. We have a Compensation Committee, consisting of Mr. Gibbs, Mr. Kaiser, and Mr. Reardon, all three Independent Directors, that reviews and approves all employee compensation and bonuses.

Year Ended
June 30, 2011

				Long-Term Compensation
				Awards
	Annual Compensation			Securities	Shares/
			Other	Under	Units
			Annual	Option/	Subject to Resale	Payouts	All Other
Name	Salary ($)	Bonus ($)	Compen sation ($)	SAR’s Granted (#)	Restrictions ($)	LTIP Pay outs ($)	Compensation ($)

Peter Hoffman	500,000	-	-	-	-	-	-

Elaine New	269,826

Kate Hoffman	92,158	-	-	-	-	-	-

Other Directors as a Group	33,853	-	-	-	-	-	-

Stock Options

Stock Option Grants from Inception to March 31, 2012

Name	Number of Options Granted	% Of Total Options Granted on Grant Date	Exercise Price per Share	Grant Date	Expiration Date	Mkt. Value of Securities Underlying Options on Date of Grant

Peter Hoffman	50,000	100%	$0.44	10/14/2011	10/13/2016	$0.44
Elaine New	50,000	100%	$0.44	10/14/2011	10/13/2016	$0.44
Kate Hoffman	50,000	100%	$0.44	10/14/2011	10/13/2016	$0.44
Robert Kaiser	50,000	100%	$0.44	10/14/2011	10/13/2016	$0.44
Dan Reardon	50,000	100%	$0.44	10/14/2011	10/13/2016	$0.44
Hubert Gibb	50,000	100%	$0.44	10/14/2011	10/13/2016	$0.44
Anthony Hickox	50,000	100%	$0.44	10/14/2011	10/13/2016	$0.44
Peter Hoffman	50,000	100%	$0.39	12/06/2011	12/05/2016	$0.39
Elaine New	50,000	100%	$0.39	12/06/2011	12/05/2016	$0.39
Kate Hoffman	50,000	100%	$0.39	12/06/2011	12/05/2016	$0.39
Robert Kaiser	50,000	100%	$0.39	12/06/2011	12/05/2016	$0.39
Dan Reardon	50,000	100%	$0.39	12/06/2011	12/05/2016	$0.39
Hubert Gibb	50,000	100%	$0.39	12/06/2011	12/05/2016	$0.39
Anthony Hickox	50,000	100%	$0.39	12/06/2011	12/05/2016	$0.39
Robert Kaiser	50,000	100%	$0.89	09/01/2011	08/31/2016	$0.89
Total Granted	750,000

In addition, we have granted stock options in the following amounts to the following persons in connection with financing services provided by them:

Name	Number of Options Granted	Exercise Price Per Share	Market Value of Securities on Date of Grant	Grant Date	Expiration Date
Blue Rider Finance/
Robert Oppenheim(1)	10,000	$5.625	$7.315	Jan. 22, 2008	Jan. 23, 2011
Trafalgar Capital
Specialized Investment Fund(2)	32,000	$5.065	$7.315	Jan. 31, 2008	Jan. 30, 2013
Trafalgar Capital
Specialized Investment Fund(2)	12,000	$5.065	$9.994	Oct. 30, 2008	Oct. 30, 2013
Total Granted	54,000
Exercised during the fiscal year
ended June 30 2009	(2,500)
Cancelled during the fiscal year
ended June 30 2009	(44,000)
Expired	(7500)
Total Outstanding	-
___________________
(1) On October 21, 2008 Robert Oppenheim exercised 2,500 options.
(2) We terminated all 44,000 stock options granted to Trafalgar in October 2008 in return for 6,800 restricted ordinary shares.

Change of Control Compensation

We have now and have had in all periods described no plans or arrangements in respect of compensation received, or that may be received, by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per senior manager other than those set out in Peter Hoffman’s Employment Agreement.  Pursuant to the Employment Agreement, if we terminate Peter Hoffman without cause, we shall be entitled to pay SAP a lump sum of approximately $1,500,000.

Other Compensation

No senior management director received “other compensation” in excess of the lesser of $25,000 or 10% of such officer's cash compensation, and senior management and Directors as a group did not receive other compensation which exceeded $25,000 times the number of persons in the group or 10% of the compensation.

Bonus/Profit Sharing/Non-Cash Compensation

Except for the stock options discussed above, we have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to some of our directors or senior management, except that our Board has adopted a bonus plan substantially in the following form:

1.
Compensation Committee will recommend amount of bonus pool each year, which will be 10% of pre-tax profits for the prior fiscal year.  The CEO and the Compensation Committee will decide recipients of project-related awards and amounts.

2.	In future years, comparisons will be made to peer groups in the motion picture industry.
3.	There will be two types of annual bonuses:

(a)	Those related to the overall management of our company
(b)	Those related to performance on specific projects

4.	Managers in bonus pool:

(a)	Peter Hoffman (Chairman/CEO)
(b)	Kate Hoffman (COO)
(c)	Elaine New

5.	Management bonuses as follows:

	CEO	Management	Project Related
Company Results	40%	25%	15%
Individual Objectives	10%	30%	50%
Subjective	20%	20%	25%
Share Performance	30%	25%	10%

6.	Individual objects for Management will be agreed by the Board.

7.	Criteria include individual contributions to our overall profits.

Pension/Retirement Benefits

No funds were set aside or accrued by us during fiscal years 2009, 2010 or 2011 to provide pension, retirement or similar benefits for directors or senior management.

Executive Employment Agreements

We have an employment agreement with Peter Hoffman pursuant to which he will act as our CEO until December 31, 2013. In connection with the employment agreement, we have granted Mr. Hoffman

•	the right to sole responsibility for creative and business decisions regarding motion pictures we develop and produce,

•	a right of first refusal to produce remakes, sequels or prequels of motion pictures produced by Mr. Hoffman and acquired by us or any motion picture produced by us during his employment,

•	an annual salary of $500,000 per year plus bonuses, expenses and a signing option and

•
a right upon termination without cause to a lump sum payment of approximately $1,500,000, an assignment of all projects in development during the term of his employment and any amounts due upon such compensation as an excise tax.

We have an employment agreement with Kate Hoffman pursuant to which she will act as our Chief Operating Officer (headquartered in our London office)  ad infinitum at a salary of £52,000 (approximately $92,158)  per year plus bonuses and expenses. Ms. Hoffman’s contract contains a “non-compete" clause pursuant to which she will be excluded from competing against us for 6 months following the date of her termination.

We have an employment agreement with Elaine New pursuant to which she will act as our Chief Financial Officer (headquartered in our London office)   ad infinitum at a salary of £150,000(approximately $269,826 ) per year plus bonuses and expenses. Ms. New’s contract contains a “non-compete” clause pursuant to which she will be excluded from competing against us for 6 months following the date of her termination.

All of the employment agreements grant us a right to injunctive relief if the respective employee breaches the agreement.  With the exception of Ms. Hoffman’s and Ms. New’s agreements, the employment agreements do not contain “non-compete” clauses.

Director Compensation

Anthony Hickox  will receive approximately $1,500 per meeting attended.  Robert Kaiser will receive $1500 per month

Board of Directors Committees

We have an Audit Committee, which recommends to the Board of Directors the engagement of our independent auditors and reviews with the independent auditors the scope and results of our audits, our internal accounting controls, and the professional services furnished by our independent auditors.  The current members of the Audit Committee are Mr.  Kaiser (Chair), Mr. Gibbs and Mr. Reardon.  The Audit Committee did not meet separately in the fiscal year  ended June 30, 2012, but have met during the current fiscal yearand will meet with the Group’s Auditors to review the year-end financial statements and the audit process.

Our Compensation Committee (Mr. Gibbs, Mr. Kaiser and Mr. Reardon) and Nominations Committee (Mr. Gibbs, Mr. Hickox and Mr. Reardon) are made up of three of our independent directors.

All Committees of the Board are organized pursuant to our Board of Directors Memorandum and resolutions of the Board of Directors.  The terms of reference of each committee are based on the subject matter jurisdiction of each Committee.  The Compensation Committee reviews and approves all employee compensation and bonuses.  The Nomination Committee proposes candidates for election to our Board of Directors.

All meetings of each Committee are on an ad hoc basis, decisions are made by majority vote and all decisions are reported to the full Board of Directors for approval.

Employees

As of the date of this registration statement , Seven Arts had 21 employees and independent contractors, providing full-time services. Our affiliates employ many part time employees for production of our motion pictures, but we do not engage temporary employees on any regular or material basis. We are not signatory to any labor union collective bargaining agreements, but our affiliates in the United States are signatory to the current Writer’s Guild of America, Directors Guild of America and IATSE Low Budget Agreements and have in the past been signatory to the Screen Actors Guild Agreement. Our employees have ranged from a low of six to a high of twenty one over the last three fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the shares of common stock beneficially owned or deemed to be beneficially owned as of July 26, 2012 by: (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) our executive officers named above in the summary compensation table (see “Management – Compensation”), and (iv) all such directors and executive officers as a group.

Except as indicated by the footnotes below, our management believes, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Name of Beneficial Owner	Address of Beneficial Owner	Amount of Beneficial Ownership	% of Class

SERIES A PREFERRED
Palm Finance Inc. (11)	233 Wilshire Blvd, Suite 200, Santa Monica, CA 90401	125,125	100%

SERIES B PREFERRED
David Michery (10) (12)	8439 Sunset Boulevard, West Hollywood, CA 90069	83,500	46%
Lincoln Centre Equities(12) (14)	157 Davenport Ave., New Rochelle, NY 10805	595,500	33%
Lincoln Centre Growth Partners, Inc.(12) (15)	2841 Hartland Road, Suite 301 Falls Church, VA 22043	10,000	6%
Jason Shapiro (12)	61 West 62nd Street, Apt. 23F New York, NY 10023	10,000	6%

COMMON STOCK
Peter Hoffman(3)	8439 Sunset Boulevard, West Hollywood, CA 90069	25,200,000	17%
Kate Hoffman (4)	136-144 New Kings Road, London SW6 4LZ	50,000	*
Elaine New (5)	136-144 New Kings Road, London SW6 4LZ	50,000	*
Robert Kaiser (6)	8439 Sunset Boulevard, West Hollywood, CA 90069	330,000	*
Hubert Gibbs (7)	136-144 New Kings Road, London SW6 4LZ	50,000	*
Dan Reardon (8)	8439 Sunset Boulevard, West Hollywood, CA 90069	50,000	*
Tony Hickox (9)	8439 Sunset Boulevard, West Hollywood, CA 90069	50,000	*
David Michery (10)	8439 Sunset Boulevard, West Hollywood, CA 90069	-	*
Brett Pogany (16)	8439 Sunset Boulevard, West Hollywood, CA 90069	-	*
Total officers and directors as a group (9 persons) (17)	8439 Sunset Boulevard, West Hollywood, CA 90069	25,780,000	19%
5% HOLDERS
Palm Finance Inc. (13)	233 Wilshire Blvd, Suite 200, Santa Monica, CA 90401	8,341,667	7.16%
__________________
* Less than 1%
(1) As at July 26, 2012, 133,226,259 shares of common stock were issued and outstanding.

(2) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities and includes shares underlying convertible debentures, warrants and options that have been issued, granted and have vested and not been exercised and shares underlying options that will vest within the next 60 days only in respect to any person listed in the table. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all common stock shown as beneficially owned by him/her.

(3) Represents 50,000 shares underlying options that are exercisable within 60 days of this prospectus and 150,000 shares of common stock issued to New Moon, a company controlled by Peter Hoffman and pledged to Armadillo Ltd. Also includes 25,000,000 shares that are pledged to JMJ Financial in connection with Mr. Hoffman’s full recourse personal guarantee of the Company’s obligations to JMJ Financial.

(4) Represents 50,000 shares of common stock underlying options that are exercisable within 60 days of this proxy statement.

(5) Represents 50,000 shares of common stock underlying options that are exercisable within 60 days of this proxy statement.

(6) Represents 240,000 shares of common stock held of record and beneficially and 90,000 shares of common stock underlying options that are exercisable within 60 days of this proxy statement.

(7) Represents 50,000 shares of common stock underlying options that are exercisable within 60 days of this proxy statement.

(8) Represents 50,000 shares of common stock underlying options that are exercisable within 60 days of this proxy statement

(9) Represents 50,000 shares of common stock underlying options that are exercisable within 60 days of this proxy statement.

(10) Mr Michery is the record and beneficial owner of 38,000 shares of Series B Preferred Stock, none of which is convertible into shares of our common stock until September 30, 2012, at which time the conversion price will be confirmed. Mr. Michery is also the record owner of an additional 35,500 shares of Series B Preferred Stock, all of which are subject to a two-year earn-out provision. Mr. Michery is also the beneficial owner of 10,000 shares held in David Michery Trust. (5,000 of which are subject to the above referenced two year earn-out provision) Mr. Michery retains all of the voting rights in respect of such shares.

(11) The per-share conversion price for the Series A Preferred Stock is $0.15. 125,125 shares of Series A Preferred Stock.

(12) The per-share conversion price for the Series B Preferred Stock will be confirmed after September 30, 2012, as a function of 110% of the net asset value per share as of September 30, 2011, as then modified for any issuances of shares during the one-year period thereafter if such issuances are at or below 80% or below of $1.10 per share. Notwithstanding the above, the conversion price cannot be less than $0.251 per share.None of these shares is convertible into shares of our common stock until September 30 2012..

(13) Represents 8,341,667 shares of common stock underlying the shares of Series A Preferred Stock.

(14) The Company believes that Jake Shapiro is the person with voting and disposition powers in respect of such shares.

(15) The Company believes that Richard D. Smith is the person with voting and disposition powers in respect of such shares.

(16) Mr Pogany does not own any shares or options.

(17)Includes all information in footnotes 3 through 10, inclusive.

CERTAIN RELATED TRANSACTIONS

We have entered into several agreements and arrangements with SAP, an entity that owns approximately 163,800 shares of our common stock including 140,000 shares of common stock pledged to Apollo Media GmbH & Co Filmproduktion KG and the balance is pledged to other lenders, whose majority beneficial shareholder of SAP Inc. was our Chief Executive Officer, Peter Hoffman. These transactions include:

●
Upon acquisition of control of our Group by SAP in September 2004, we entered into an agreement with SAP under which SAP provided the services of Peter Hoffman for the amount of his contracted salary and the Los Angeles office and staff of SAP Inc. to us at cost. Pursuant to two inter Company agreements, SAP also from time-to-time has and will own limited liability companies in the United States which distribute our motion pictures for a fee, with all profits ensuing to our benefit. These companies may also provide other services to us at no fee other than Mr. Hoffman’s salary and the direct third-party costs of SAP’s Los Angeles office, all of which are reflected in our financial statements. These other services may include accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of our business. SAP has assigned to us any proceeds arising from services performed by SAP. On our behalf. We have granted SAP. The power and authority to enter into agreements on our behalf. SAP is not to take any actions on our behalf without our approval. These agreements have terminated as of December 31, 2011.

●
Because we do not have a working capital line of credit for movie production, (although we do have a line of credit available to our affiliate, SAPLA, to finish the restoration of the post-production facility at 807, Esplanade, New Orleans), SAP directly or through various Louisiana limited liability companies of which it is managing member, have from time-to-time made non-interest bearing advances to us or our subsidiaries, when we have been unable to collect our receivables on a timely basis or have received advances back from us. All advances have been for customary working capital purposes and the net total is $ 2,725,974 as of June 30 2011 and $3,552,137 as of March 31, 2012 owed to the Group.

●
Together with SAP, our predecessor entered into a settlement agreement, dated September 30, 2006, with ApolloMedia GmbH & Co. Filmproduktion KG (“ApolloMedia”) related to a dispute regarding amounts ultimately payable to ApolloMedia from distribution of the motion picture Stander and one of our subsidiaries’ assumption of indebtedness of approximately $2,000,000 related to Stander upon acquisition of control of our Group by SAP. The Settlement Agreement fully releases us and our subsidiaries from any liability to ApolloMedia in exchange for a payment of $1,800,000 to be made by SAP (of which $175,000 has been paid). In connection with the SAP’s payment obligation of the settlement amount to ApolloMedia, we issued 140,000 ordinary shares to SAP which SAP immediately pledged to ApolloMedia to secure SAP.’s obligations under the settlement agreement. SAP has agreed that it will (1) return to us all ordinary shares in excess of 400,000 not necessary to satisfy SAP’s obligations to ApolloMedia and (2) deliver to us from SAP’s ordinary shares, any ordinary shares in excess of 80,000 in fact sold by SAP to satisfy the indebtedness to ApolloMedia under the settlement agreement. The shares pledged to ApolloMedia will be sold by it as necessary for ApolloMedia to derive net proceeds of $1,625,000, and any pledged shares remaining after such sale will be returned to us.

We have entered into several agreements and arrangements with Seven Arts Pictures Louisiana LLC (“SAPLA), controlled by Mr. Hoffman’s wife.  These transactions include:

●
A guarantee that we provided to SAPLA to cover its indebtedness under a Credit Agreement that SAPLA entered into with Advantage Capital Community Development Fund, L.L.C. (“Ad Cap”), dated October 11, 2007, for the acquisition and improvement of a production and post- production facility located at 807 Esplanade Avenue in New Orleans, Louisiana. The aggregate borrowing amount under this facility was $3,700,000, all of which was drawn down as of April 30, 2010. In November 2010 Palm acquired this mortgage secured on the facility for $1,000,000 and agreed to extend a construction facility of $1,850,000 to complete the facility. We have guaranteed the indebtedness to Palm and have not included it in our total indebtedness. We do not anticipate the use of any material amount of our working capital to complete and operate this facility, and we expect to realize substantial film production, film infrastructure, historic rehabilitation and other state and federal tax credits and other tax incentives from the acquisition, renovation, and operation of this property as a post- production facility. In particular SAPLA has submitted audited expense reports which would generate approximately $3,500,000 in Louisiana Film Infrastructure tax credits $2,500,000 in Louisiana State Rehabilitation tax credits and $2,500,000 in Federal Historic Preservation tax credits, all of which are payable to us.

By reason of the transactions set forth above, we have paid and received the following sums for the following transactions with companies controlled by or related to Mr. Hoffman for each of the last three fiscal years.

TABLE OF RELATED PARTY BALANCES AS AT PERIOD END

	Fiscal Year Ended 3/31/08	Fiscal Year Ended 6/30/09	Fiscal Year Ended 6/30/10	Fiscal Year Ended 6/30/ 2011
Related Party Balances
Opening Balance	$(510,125)	$2,049,404	$2,048,132	$3,021,183
Movement	$2,559,530	$(1,272)	$973,050	(295,209)
Closing Balances	$2,049,404	$2,048,132	$3,021,183	2,725,974

MOVEMENT IN RELATED PARTY BALANCES YEAR ON YEAR

Payment of General and Administrative Costs (2)		$(1,279,692)	$(922,654)	(2,136,438)	$(2,356,214)
Payment of Film Costs		$(1,370)	$(26,500)	$(124,448)	$(37,935)
Payment for Shares Pledged		$1,970,254	$(397,031)	$185,438	$1,046,610
Shares sold to INC from EBT		$-	$-	$-	$-
Shares sold by EBT		$-	$-	$-	$-
Loans to/from US Company		$1,870,337	$414,874	$978,258	$552,330
Equicap		$-	$-	$1,358,155	$-
Grant of Distribution Rights to SAPLA	$		$930,039	$712,086	$500,000
TOTAL MOVEMENT		$2559,530	$(1,272)	$973,050	$(295,209)
________________
(1) Positive numbers (without brackets) represent payments by us to Mr. Hoffman or his affiliates, including his salary, and negative numbers (in brackets) represent payments by Mr. Hoffman or his affiliates to us.

(2) General and administrative costs include salaries of employees providing services for our benefit, office costs, insurance premiums and rent.

The EBT currently owns 200,000 of our outstanding common stock. We advanced a loan at a nominal rate of interest of totaling approximately £2,300,000 (approximately $3,450,000) to EBT consisting of approximately £1,500,000 (approximately $2,250,000) cash and 1,600,000 ordinary shares of Armadillo Investments Plc. (“Armadillo”). On October 30, 2008, the EBT acquired 3,000,000 of our convertible preference shares from Armadillo for £1,500,000 (approximately $2,250,000) payable in three equal installments of £500,000 each on execution, and six months and twelve months thereafter, and for a return to Armadillo of 1,600,000 ordinary shares of Armadillo. We have guaranteed the remaining two payments aggregating approximately £1,000,000 (approximately $1,500,000) at current exchange rates due to Armadillo, but have not yet advanced these sums to EBT which is therefore in default on both payments.

Together with SAP, we have guaranteed a $4,000,000 loan of December 17, 2007 between Palm and Gone To Hell Ltd., a company controlled by our Chief Operating Officer and Director Kate Hoffman.  The loan was made exclusively to finance our motion picture Nine Miles Down and is secured by the distribution rights to that motion picture.  The loan carries an annual rate of interest of 15% and became due on June 30, 2009. We have entered into a forbearance agreement with Palm extending the due date of this loan to December 31, 2011.

We entered into a loan and security agreement dated 15 January, 2009 in the amount of $750,000 as a borrower together with SAP and certain limited liability companies controlled by SAP in connection with the production of our motion picture Night of the Demons (“NOTD”).  The loan was made to finance NOTD and is secured by the distribution rights to NOTD.  The loan bears an annual rate of interest of ten percent (10%) per annum.  The loan became due on or about March 31, 2010 and is being repaid from distribution revenues of NOTD and debt/equity swaps. As of June 30, 2012 the outstanding balance on this loan was $175,000.

We engage as an employee and director, Kate Hoffman, who is the daughter of Peter Hoffman, our Chief Executive Officer.

From February 28, 2012 the Company took out a series of convertible loans totaling $800,000 from Rowett Capital Ltd and Beauvoir Ltd. These funds  were then loaned to 807 Esplanade to cover outstanding interest payments due on the construction loan.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our ordinary shares have traded in the past five years on several different markets.  Starting in February of 2009, our common stock has been listed on The NASDAQ Capital Market under the symbol “SAPX”.  Starting in March of 2008 and continuing until February 12, 2009, our shares were quoted on the OTC Bulletin Board under the symbol “SAPxf”. Our ordinary shares traded on the Alternative Investment Market in London, England from September 2004 until February 2007 under the symbol “SAPP”. Our ordinary shares were listed on the PLUS Market in London, England starting in April 2007 under the symbol “SAPP”.  We notified our shareholders of our decision to de-list our ordinary shares on the PLUS Market on February 25, 2009 and this de-listing was approved by the shareholders at an extraordinary general meeting on March 16, 2009 and the de-listing was effective on March 24, 2009.

The following tables set out the high, low and closing sales prices on the AIM, on the PLUS Market, on the OTC Bulletin Board and on The NASDAQ Capital Market for the periods indicated in those tables.

The NASDAQ Capital Market
(adjusted for 1:5 reverse-split of May 2011)

	Bid
	High	Low	Price at Period End
Year ended June 30, 2012:	$2.59	$0.03	0.04
First Quarter	2.59	0.25	0.35
Second Quarter	0.68	0.32	0.34
Third Quarter	0.32	0.15	0.17
Fourth Quarter	0.13	0.03	0.04

Year ended June 30, 2011:	5.35	1.13	1.19
First Quarter	4.60	4.45	4.60
Second Quarter	5.35	4.36	5.05
Third Quarter	4.00	1.65	1.95
Fourth Quarter	2.82	1.13	1.19

(1) We began trading on the NASDAQ Capital Market on February 13, 2009.

(2) As of August 15, 2012 there were 500 holders of record of our common stock.

DESCRIPTION OF SECURITIES

General

The authorized capital of Seven Arts consists of 250,000,000 shares.

As of July 26, 2012, there were 133,226,259 shares of common stock, 125,125 shares of Series A convertible preferred stock, issued and outstanding. There were also 180,000 shares of Series B convertible preferred stock issued and outstanding

Description of Common Stock

The following is a description of our common stock, including their material terms and provisions and as such terms and provisions are applied to our Articles of Incorporation, as amended.

All of our shares of common stock are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets.  Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders.  Holders of shares of common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefore.

Upon our liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities and the satisfaction of preferred shareholders, if any.  No shares have been issued subject to call or assessment.  There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

There are no limitations upon the rights to own securities.

There are no provisions that would have the effect of delaying, deferring, or preventing a change in control of our company.

Description of Series A Cumulative Convertible, $10.00 Stated Value, Preferred Stock (“Series A”)

The following is a description of our Series A stock, including their material terms and provisions and as such terms and provisions are applied to our Articles, as amended

The number of shares constituting the Series A stock is 125,125 shares.

The Holders of Series A stock have the following voting rights

a)	The Holders and the holders of Common Stock shall vote together and not as separate classes
b)	There shall be no series voting
c)	The consent of Holders of at least a majority of Series A stock voting separately as a separate class is necessary to
a.
Amend, alter or repeal any provisions of the Articles, including the Certificate of Rights and Preferences, or Byelaws of the Company so as to change any of the voting powers, designations, preferences, limitations, restrictions and relative rights of the Holders

b.	Authorize or issue or sell or obligate itself to authorize, issue or sell, any shares or senior securities or parity securities
c.	Permit any Subsidiary of the Company to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned Subsidiary, any security of such subsidiaries
d.
Increase or decrease (other than on conversion pursuant to the Certificate) the total number of authorized shares of Common Stock or amend any provisions of any Common Stock so as to make such Common stock redeemable by the Company

e.
Enter into any transaction ,including any employment, ,compensatory, production, distribution, licensing,  financing, acquisition, disposition or other transaction, between the Company or any of its Subsidiaries, on the one hand and any director ,officer or affiliate of the Company or any of its Subsidiaries or their respective affiliates or family members on the other hand  or

f.	Enter into or amend any agreement or understanding with respect to any of the foregoings
d)
Except for the above, the Holders of the Series A stock shall be entitled to vote on all matters submitted for a vote to the holders of Common Stock as if they held a number of shares of common Stock equal to the Conversion Stock Amount of Common Stock. Holders of Series A stock shall be entitled to notice of any shareholders’ meeting in accordance with the Byelaws of the Corporation.

Shares of Series A stock are convertible at the option of the Holder thereof at any time, from time to time, in whole or in part.  These shares shall have the following conversion rights:-

Tranche 1	$455,000	$0.15
Tranche 2	$455,000	$0.15
Tranche 3	$341,250	$0.15
	$1,251,250

Description of Series B Cumulative Convertible, $100.00 Stated Value, Preferred Stock (“Series B”)

The following is a description of our Series B stock, including their material terms and provisions and as such terms and provisions are applied to our Articles, as amended.

The number of shares constituting the Series B stock is 200,000.

Shares of Series B stock are convertible at the option of the Holder thereof at any time, from time to time, in whole or in part on or after September 30, 2012.

"Conversion Price" means one hundred ten percent (110%) of the pro forma adjusted book value of the Company as of September 30, 2011 divided by the number of shares of Common Stock  ( on a fully diluted basis) outstanding on September 30, 2011(“Book Value Per Share”) as certified by the Company’s Chief Financial Officer and based on the audited financial statements of the Company for the fiscal year ended June 30, 2011 and all adjustments to the Company’s capital account through September 30, 2011 shall be made in accordance with United States generally accepted accounting principles (the “Certificate.”)  The Certificate shall be delivered to each holder of Series B Cumulative Preferred Stock on or before October 10, 2011 and will be subject to any adjustments made by the Company’s independent certified public accountants on or before September 30, 2012 in the Company’s capital account for the fiscal quarter ended September 30, 2011.  The Conversion Price will be subject to adjustment as provided in this Section 6(E), (F), (G) and (H).

6. Conversion and Exchange.

(A) Procedure for Conversion or Exchange.

(i) General.  Shares of Series B Preferred Stock are convertible or exchangeable at the option of the Holder thereof at any time, from time to time, in whole or in part, as follows:

A. The conversion or exchange of shares of Series B Preferred Stock may be effected by the delivery by the Holder to the Company of a duly executed written notice of conversion, substantially in form and substance as attached hereto (the "Conversion Notice"), by facsimile, mail or overnight courier delivery, to the Company's address specifying the number of shares of Series B Preferred Stock to be converted.

B. The closing of a conversion or exchange (a "Conversion Closing") shall take place (a) on the later of (1) on the third (3rd) Business Day following and excluding the date the Conversion Notice is delivered and (2) such later date as the conditions set forth in Section 6(A)(ii) have been waived or satisfied or (b) any other date upon which the Holder and the Company mutually agree (a "Conversion Closing Date").

ii) Conversion or Exchange for Stock.  If a Conversion Notice is duly given with respect to shares of Series B Preferred Stock, then such shares of Series B Preferred Stock shall be converted into that number of shares of Common Stock in the Company, at the option of the Holder, which herein may be trading on the Exchange at the Conversion Closing equal to (A) the aggregate Stated Value of such shares divided by (B) the Conversion Price (the "Conversion Stock Amount").  On the applicable Conversion Closing Date, the Holder shall surrender the certificate(s) representing the shares of Series B Preferred Stock to be converted to the Company at the address of the Company, and the Company, at its expense (including payment by it of any applicable issue taxes), shall cause to be issued in the name of and delivered to the Holder the Conversion Stock Amount of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock at the Conversion Closing Date as the Holder may direct, at the election of the Holder, (i) via the Depository Trust Company's Deposit and Withdrawal at Custodian (or DWAC) system or (ii) if DWAC is unavailable, by delivery of one or more original certificates representing shares of Common Stock delivered via Federal Express to the address instructed by the Holder in writing, and a copy of the airbill evidencing that such documents have been sent.

(iii) Holders of Record.  Each conversion of Series B Preferred Stock shall be deemed to have been effected immediately before the close of business on the Business Day on which the Conversion Notice is delivered (except, that, for purposes of calculation of the Stated Value, dividends shall accrue until and including the Conversion Closing Date), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion as provided in Section 6(A)(ii) shall be deemed to have become the holder or holders of record thereof.  The foregoing notwithstanding, such conversion shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(A)(ii) above.

(iv) Partial Conversion.  If any conversion is for only part of the shares represented by the certificate surrendered, the Company shall send a new Series B Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series B Preferred Stock which have not been converted via reputable overnight courier to such address specified by the Holder.

(v) Shareholder Approval.  There shall be no conversion of any Series B Common Stock until the later of September 30, 2012 and approval of the terms of the Series B Preferred Stock by the shareholders of the Company at a meeting called for that purpose, provided that the holders of Series B Preferred Stock in aggregate may convert Series B Preferred Stock up to 6,258,240 shares of Common Stock after September 30, 2012, if approval of the shareholders of the Company is not given by September 30, 2012.  The Company may fairly allocate requests for conversion by holders of Series B Preferred Stock to ensure that the foregoing limit is not exceeded and all valid requests for conversion are honored on a pro rata basis of Series B Preferred Stock.

(B) Reservation of Shares.  The Company shall at all times reserve for issuance such number of its shares of Common Stock, to be issued on full conversion of the Series B Preferred Stock.

(C) Registration Rights.  The Company will procure, at its sole expense, the listing of the Common Stock issuable upon conversion of the Series B Preferred Stock and shares issuable as dividends hereunder, subject to issuance or notice of issuance, on all stock exchanges and quotation systems on which the Common Stock is then listed or quoted, no later than the date on which such Series B Preferred Stock is issued to the Holder and thereafter shall use its best efforts to prevent delisting or removal from quotation of such shares.  The Company will pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion or exchange of shares of the Series B Preferred Stock.

(D) Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock.  If any such conversion would otherwise require the issuance of a fractional share of Common Stock, an amount equal to such fraction multiplied by the current Daily Market Price per share of Common Stock on the date of conversion or exchange shall be paid to the Holder in cash by the Company.  If more than one share of Series B Preferred Stock shall be surrendered for conversion or exchange at one time by or for the same Holder, the number of full shares of Common Stock as the case may be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.
(E) Adjustment for Stock Splits and Combinations.  If, at any time or from time to time, after the date that the first share of Series B Preferred Stock is issued (the “Original Issue Date”), the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred Stock, the Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this section (E) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(F) Adjustment for Common Stock Dividends and Distributions.  If, at any time or from time to time, after the Original Issue Date, the Company or PLC pays to holders of Common Stock or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the Series B Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i)  The Conversion Price shall be adjusted by multiplying each such Conversion Price then in effect by a fraction equal to:

(A)  the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)  the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution:

(ii)  If the Company or PLC fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section (F) to reflect the actual payment of such dividend or distribution.

(G) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a Liquidation in accordance with Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event such holder of Series B Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof,  In any case, appropriate adjustment shall be made in the application of the provisions of this Section 6 which respect to the rights of the holders of Series B Preferred Stock after the capital reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

 (H) Subsequent Issue. The Conversion Price will be adjusted by reduction (but not an increase) in the event the Company issues any Common Stock at a total consideration per share of Common Stock less than eighty percent (80%) of the Conversion Price at any time on or before September 30, 2012 (“Subsequent Issue”). The reduction pursuant to this Section 6(H) shall be calculated by the Chief Financial Officer of the Company and certified in writing to each holder of Series B Preferred Stock, as the amount calculated as one hundred ten percent (110%) of the Book Value Per Share, on a fully diluted bases as if the Subsequent Issue was made on September 30, 2011. In no event shall any adjustment in the Conversion Price pursuant to any provision of Paragraph 6, including this Paragraph 6(H) result in a Conversion Price less than $0.251 per common share (the closing bid price on February 22, 2012, the trading day immediately preceding the date of issuance of the Series B preferred stock) .

7. Status of Converted and Redeemed Shares; Limitations on Series B Preferred Stock.  The Company shall return to the status of unauthorized and undesignated shares of Preferred Stock each share of Series B Preferred Stock which shall be converted, redeemed or for any other reason acquired by the Company, and such shares thereafter may have such characteristics and designations as the Board may determine (subject to Section 5), provided, however, no share of Series B Preferred Stock which shall be converted, redeemed or otherwise acquired by the Company shall thereafter be reissued, sold or transferred by the Company as Series B Preferred Stock.  The Company will not issue any further shares of Series B Preferred Stock.

5. Voting Rights. The Holders shall have the following voting rights with respect to the Series B Preferred Stock:

(A) Voting By All Classes.  Except as otherwise expressly provided herein or as required by law, the Holders of Series B Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(B) No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

(C) Series B Class Voting Rights.  Each share of Series B Preferred Stock shall entitle the Holder thereof to the voting rights specified in Section 5(D), Section 5(E) and Section 5(F) and no other voting rights except as required by law.

(D) Voting For Directors.  The Board of Directors shall consist of nine members.  So long as there remains outstanding and are not converted or redeemed at least one hundred thousand (100,000) shares of Series B Preferred Stock, the Holders of Series B Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, shall be entitled to elect two members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, one of whom shall be “independent” as defined by the regulations of the Principal Listing Exchange.  Any additional members of the Company's Board of Directors shall be elected by the holders of Common Stock and Series B Preferred Stock (on an as-if-converted basis), voting together as a single class.  If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class, classes or series of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.  Directors may only be removed by the vote or consent of the class, classes or series of stock entitled to fill the vacancy created by such removal.

(E) Voting For Changes In Series B Preferred Stock.  The consent of Holders of at least a Majority of the Series B Preferred Stock, voting separately as a single class with 100 votes per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of Holders called for the purpose, shall be necessary to:

(i) amend, alter or repeal, by way of merger or otherwise, any of the provisions of the Articles, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to change any of the rights, preferences or privileges of the Holders.  Without limiting the generality of the preceding sentence, such change includes any action that would:

A. make dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of Holders of Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company

B. reduce the amount payable to Holders of the Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of Holders of the Series B Preferred Stock or the rights upon liquidation of the holders of any other capital stock of the Company; or

C. make the Series B Preferred Stock redeemable at the option of the Company.

(ii) issue or sell or obligate itself to issue or sell any shares of Series B Preferred Stock; or

(iii) enter into or amend any agreement or understanding with respect to any of the foregoing.

(F) Right To Vote With Common Stock.  Except as to matters with respect to which Holders of the Series B Preferred Stock are entitled to vote separately as a class pursuant to this Section 5, the Holders of the Series B Preferred Stock shall be entitled to vote on all matters submitted for a vote to the holders of Common Stock as if they held a number of shares of Common Stock equal to the Conversion Stock Amount in Common Shares.  Holders of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each Holder could be converted) shall be disregarded.  Notwithstanding the foregoing, the Holders of the Series B Preferred Stock shall not have as-if-converted voting rights in excess of 6,258,240 until the approval of the terms of the Series B Preferred Stock by the shareholders of the Company at a meeting called for that purpose.

(G) Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

Annual Meeting

An Annual General Meeting shall be held once every calendar year at such time (not being more than 15 months after holding the last preceding Annual Meeting) and place as may be determined by the Directors. The Directors may, as they see fit, convene an extraordinary general meeting.

Transfer Agent

Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT  84117 is the registrar and transfer agent for the shares of common stock.

 PLAN OF DISTRIBUTION

We are registering securities with an aggregate public offering price not to exceed $15,000,000, to be sold by the Company under a “shelf” registration process.  We may issue shares of our preferred stock, common stock, warrants, or units to purchase preferred stock, common stock, warrants or any combination of these securities, either separately or in units, in one or more offerings.  For any such offering under this prospectus we will amend or supplement this prospectus by means of an accompanying prospectus supplement setting forth the specific terms and conditions and other information about that offering as is required or necessary.

We may sell the securities under this prospectus in one or more of the following ways from time to time:

•	directly to investors or purchasers;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices;

•	negotiated prices; or

•	a combination of these pricing methods.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us will be set forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents, underwriters or dealers;

•	the purchase price of our securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at fixed public offering prices; or

•	at varying prices determined by the underwriters at the time of sale.

In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities if any are purchased.

We may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

If a dealer is utilized in the sales of offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

We may directly solicit offers to purchase offered securities and sell offered securities directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.

Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us against specified civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

We may authorize underwriters or other persons acting as our agents to solicit offers by specified institutions to purchase offered securities from us pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. However, in all cases, these institutions must be approved by us. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business for which they have received or will continue to receive customary compensation.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on the NASDAQ. We may elect to list any other class or series of securities on any exchange and, in the case of our common stock, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the offered securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ or otherwise and, if commenced, may be discontinued at any time.

 Lock-Up

All of our officers and directors have agreed that, for a period of six months from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable, and exercise of options under an acceptable stock incentive plan.  The underwriter’s representative may consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other shareholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Baker & Hostetler LLP in Los Angeles, California.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s Articles of Incorporation provides for the mandatory indemnification of directors, senior officers, former directors, as well as their respective heirs and personal or other legal representatives, or any other person, to the greatest extent permitted by the Nevada Revised Statute.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 to register with the SEC the sale of our shares. This prospectus is a part of that registration statement and constitutes a prospectus of Seven Arts. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. We have included additional information on our company in our Form 20-FR/A filings currently available at http://www.sec.gov/edgar.html.

We have not authorized anyone to provide you with information that differs from that contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as on any date other than the date of the prospectus.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

Total
SEC registration fee	$
FINRA filing fee	$
Listing fees	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Blue sky fees and expenses	$	*
Transfer agent and registrar fees and expenses	$	*
Miscellaneous	$	*
Total	$	*
*Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.502 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believe to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  With respect to actions or suits by or in the right of the corporation, Section 78.7502 of the NRS provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation.  Section 78.751 further provides that indemnification and advancement of expense provisions contained in the NRS shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Registrant's articles of incorporation limit the liability of its directors and officers to the fullest extent permitted by Nevada law.  This is intended to allow the Registrant's directors and officers the benefit of Nevada law which provides that directors and officers of Nevada corporations may be relieved of liabilities for damages for breach of their fiduciary duties as directors and officers, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the willful or grossly negligent payment of unlawful distributions.  The Registrant's bylaws provide for indemnification to the fullest extent permitted by Nevada law and permit the Registrant to advance expenses to its directors and officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Registrant.

The Registrant maintains officer and director liability insurance for its officers and directors with respect to liabilities arising out of certain matters.

ITEM 16.   EXHIBITS

a. Exhibits

Exhibit No.	Description
**
2.1	Asset Acquisition Agreement dated as of July 1, 2010 between Seven Arts Entertainment Inc. and Seven Arts Pictures Plc*
2.1.1	Amendment to Asset Transfer Agreement dated January 27, 2011 (filed herewith)
2.1.2	Second amendment to Asset Transfer Agreement (filed herewith)
3.1.	Articles of Incorporation of Seven Arts Entertainment Inc.*
3.2.	By-Laws of Seven Arts Entertainment Inc.*
3.2.1.	Amended By-Laws of Seven Arts Entertainment Inc. (filed herewith)
3.3	Certificate of designation of Series A preferred stock (filed herewith)
3.4	Certificate of designation of Series B preferred stock(revised) (filed herewith)
3.4.1	Amendment to the Certificate of Designation of Series B preferred stock (filed herewith)
4.1	Specimen Common Stock Certificate*
*
5.1	Opinion of Baker& Hostetler LLP, , as to the validity of the common stock**
10.1	Form of Lock-Up Agreement**
10.2	Employment Agreement, dated September 2, 2004/Peter Hoffman *
10.2.1	Restated Employment Agreement, dated October 1, 2004/Peter Hoffman *
10.2.2	Employment Agreement Amendment, dated December 1, 2008/Peter Hoffman *
10.2.3	Second Employment Agreement Amendment, dated July 1, 2010/Peter Hoffman *
10.2.4	Third Employment Agreement Amendment, dated January 1, 2011/Peter Hoffman *
10.3	RESERVED
10.4	RESERVED
10.5	RESERVED*
10.6	Loan and Security Agreement, dated as of February 15, 2006, among Arrowhead Target Fund Ltd. Seven Arts Future Flows I, LLC, Seven Arts Filmed Entertainment Limited, and Seven Arts Pictures Inc.*
10.7
Master Agreement, dated December 2006, among Cheyne Specialty Finance Fund L.P. and Arrowhead Consulting Group LLC and Seven Arts Pictures PLC, Seven Arts Filmed Entertainment, Ltd., Seven Arts Pictures, Inc., Seven Arts Future Flows I and affiliates*

10.8	RESERVED*
10.9	Credit Agreement, dated October 11, 2007, between Seven Arts Louisiana, LLC and Advantage Capital Community Development Fund, L.L.C.*
10.10
Assignment Agreement, dated April 22, 2008, among Cheyne Specialty Finance Fund L.P., Seven Arts Filmed Entertainment Limited, Peter Hoffman, Seven Arts Pictures Plc, Seven Arts Future Flows I LLC and other parties affiliated with Seven Arts Pictures Plc.*

10.11	Stock Sale Agreement, dated October 2008, between Seven Arts Pictures Plc, Smith & Williamson Trustees (Jersey) Limited and Armadillo Investments Ltd.*
10.12	Convertible Loan Agreement, dated October 15, 2008, between Seven Arts Pictures Plc and Trafalgar Capital Specialized Investment*
10.13	Bridging Loan Agreement, dated January 31, 2008, between Seven Arts Pictures Plc and Trafalgar Capital Specialized Investment*
10.14	Guarantee and Debenture, dated January 31, 2008, from Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited to Trafalgar Capital Specialized Investment*
10.15	Intercompany Agreement, dated November 1, 2004, between Seven Arts Pictures Plc and Seven Arts Pictures, Inc.*
10.16	Letter Agreement, dated September 2, 2004, Regarding the Intercompany Agreement between Seven Arts Pictures Plc and Seven Arts Filmed Entertainment Limited*
10.17	Distribution Agreement, between Seven Arts Filmed Entertainment Limited and Seven Arts Louisiana LLC*
10.18	RESERVED
10.19	RESERVED
10.20	RESERVED
10.21	Loan Agreement, dated December 17, 2007, between Palm Finance Corporation and Gone to Hell Limited*
10.22	Loan Agreement, dated May 7, 2007 among Palm Finance Corporation and affiliates of Seven Arts Pictures Plc*
10.23	Intercompany Agreement between Seven Arts Pictures Inc. and Seven Arts Entertainment Inc.*
10.24	RESERVED
10.25	RESERVED
10.26	RESERVED
10.27	RESERVED
10.28	RESERVED
10.29	RESERVED
10.30	RESERVED
10.31	Stock Incentive Plan (filed as exhibit 10.1to the registration statement on Form S-8 filed February 1, 2012 and incorporated herein by reference)
10.32	Security Purchase Agreement between SAE and |JMJ Financial dated June 27, 2012 (filed herewith)
10.32.1	Secured promissory note dated June 27, 2012 (filed herewith)
10.32.2	Security agreement dated June 27, 2012 between SAE and JMJ Financial (filed herewith)
10.32.3	Common Stock Purchase Warrant dated June 27, 2012 (filed herewith)
10.32.4	Personal Guaranty and Recourse Agreement dated June 27, 2012 (filed herewith)
10.32.5	Representations and Warranties agreement dated June 27, 2012 (filed herewith)
10.32.6	Additional Default Provisions
21.1	List of Subsidiaries filed herewith)
23.1	Consent of The Hall Group CPA’s (filed herewith)
23.2	Consent of Baker & Hostetler LLP (included in exhibit 5.1)**
24.1	Powers of Attorney (included on the signature page to this Registration Statement)
———————
*	Filed as an exhibit to Amendment No. 4 to Registration Statement on Form F-1 on September 27, 2010 and incorporated herein by reference..
**	To be filed at a future date.

b. Financial Statement Schedules

None.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)  if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. And

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7)  as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after  effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 ;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.
 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

.SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of  Los Angeles, State of California, United States of America, on August     , 2012

SEVEN ARTS PICTURES PLC

By:	/s/ Peter Hoffman
Peter Hoffman
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter Hoffman as his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Hubert Gibbs	Chairman	August __, 2012
Hubert Gibbs

/s/ Peter Hoffman	Chief Executive Officer, Director and	August __, 2012
Peter Hoffman	Authorized Representative in the United States
(Principal Executive Officer)

/s/Elaine New	President, Chief Financial Officer and Director	August __, 2012
Elaine New	(Principal Financial and Accounting Officer)

/s/ Kate Hoffman	Chief Operating Officer and Director	August __, 2012
Kate Hoffman

/s/ Daniel Reardon	Director	August __, 2012
Daniel Reardon

/s/ Anthony Hickox	Director	August __, 2012
Anthony Hickox

/s/ Robert Kaiser	Director	August __, 2012
Robert Kaiser

/s/ Brett Pogany	Director	August __, 2012
Brett Pogany

/s/ David Michery	Director	August __, 2012
David Michery

SEVEN ARTS ENTERTAINMENT, INC.
FORM 10-Q
MARCH 31, 2012

Seven Arts Entertainment, Inc.
(Formerly Seven Arts Pictures, Plc)
Consolidated Balance Sheets
Aa of March 31, 2012 and June 30, 2011

	March 31, 2012	June 30, 2011
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$-	$8,785
Accounts receivable, net of allowance for doubtful accounts of $78,661 and $195,623	274,862	431,891
Due from related parties, net	3,552,137	2,725,974
Other receivables and prepayments	3,771,179	1,620,895
Total current assets	7,598,178	4,787,545
Film costs, less accumulated amortization of $3,830,952 and $2,843,734	24,111,370	23,133,559
Music assets	9,540,859	-
Property and equipment, net of accumulated depreciation of $111,232 and $106,671	19,522	24,540
TOTAL ASSETS	$41,269,929	$27,945,644

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Bank overdraft	$25,267	$987
Accounts payable	1,648,933	2,569,275
Accrued liabilities	1,132,266	3,860,502
Shares to be issued	1,303,589	-
Participation and residuals	150,982	503,187
Other loans	3,645,669	1,755,250
Film & production loans	4,921,206	10,890,430
Deferred income	626,080	407,763
Provision for earnout	2,837,134	-
Total Current Liabilities	16,291,126	19,987,394
TOTAL LIABILITIES	$16,291,126	$19,987,394

STOCKHOLDERS' EQUITY
Convertible redeemable Series A preferred shares, $10 par value, 125,125 issued and outstanding	$1,251,250	$-
Convertible redeemable Series B preferred shares, $100 par value, 180,000 issued and outstanding	18,000
Shares held in escrow	(12,000,000)
Common stock; $0.01 par value; 250,000,000 shares authorized;
41,968,972 and 2,643,131 issued and outstanding, respectively	419,690	-
Common stock; £0.25 par value; 20,527,360 shares authorized;
2,643,131 shares issued and outstanding	-	1,121,208
Deferred stock; £0.45 par value; 13,184,000 shares authorized;
and 13,184,000 shares issued and outstanding	-	11,636,594
Deferred stock; £1.00 par value; 2,268,120
shares issued and outstanding	-	3,876,745
Additional paid in capital	13,130,377	9,880,782
Convertible debentures	3,432,450	3,432,450
Accumulated deficit	(3,664,072)	(19,952,191)
Comprehensive income	4,409,108	(2,037,338)

Shareholders' equity	24,978,803	7,958,250
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$41,269,929	$27,945,644

The accompanying notes are an integral part of these consolidated financial statements.

(Formerly Seven Arts Pictures, Plc)
Consolidated Statements of Operations
For the Three and Nine Months Ended March 31, 2012 and 2011

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Revenue:
Film revenue	$187,793	$272,703	987,220	1,510,655
Fee related revenue - related party	-	-	-	570,029
Total revenue	187,793	272,703	987,220	2,080,684
Cost of revenue
Amortization and impairment of film costs	186,890	523,998	987,221	1,219,618
Other cost of revenue	262,041	18,208	561,330	268,296
Cost of revenue	448,931	542,206	1,548,551	1,487,914
Gross profit	(261,138)	(269,503)	(561,331)	592,770
Operating expenses:
General and administrative expenses	500,897	591,285	1,550,761	973,905
Bad debt expense	109,481	71,800	106,663	47,800
Total operating expenses	610,378	663,085	1,657,424	1,021,705
Income from operations	(871,516)	(932,588)	(2,218,755)	(428,935)
Non-operating income(expense)
Other income	30,196	-	31,100	-
Interest expenses	(744,469)	(40,448)	(1,476,417)	(722,282)
Interest income	-	2	-	370
Total non-operating income (expense)	(714,273)	(40,446)	(1,445,317)	(721,912)
Income/(loss) before taxes	(1,585,789)	(973,034)	(3,664,072)	(1,150,847)
Change in debt derivative	-	-	-	(32,775)
	(1,585,789)	(973,034)	(3,664,072)	(1,183,622)
Provision for income tax (benefit)	-	-	-	-
Net income (loss)	$(1,585,789)	$(973,034)	(3,664,072)	(1,183,622)

Comprehensive income (loss):
Net income (loss)	(1,585,789)	(973,034)	(3,664,072)	(1,183,622)
Foreign exchange translation gain (loss)	-	-	-	-
Comprehensive income (loss)	(1,585,789)	(973,034)	(3,664,072)	(1,183,622)

Weighted average number of ordinary shares used in the profit (loss) per share calculation:
Basic	30,421,315	1,717,451	17,665,221	1,717,451
Diluted	30,421,315	1,717,451	17,665,221	1,717,451

Basic profit/ (loss) per share	(0.05)	(0.57)	(0.21)	(0.69)
Diluted profit/ (loss) per share	(0.05)	(0.57)	(0.21)	(0.69)

The accompanying notes are an integral part of these consolidated financial statements.

Seven Arts Entertainment, Inc.
(Formerly Seven Arts Pictures, Plc.)
Consolidated Statements of Cash Flows
Nine Months Ended March 31, 2012 and 2011
(Unaudited)

	Nine Months Ended March 31, 2012	Nine Months Ended March 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,664,072)	$(1,183,622)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	10,034	10,044
Amortization of film cost	987,221	1,219,618
Conversion of debt to equity	8,332,434	2,275,297
Stock for services	659,096	-
Bad debt	106,663	47,800
Forgiveness of interest by lender	(30,196)	-
Foreign currency impact of movement of consolidated entity to related party	2,757,155	-
Issuance of share options	97,386	-
Changes in operating assets and liabilities:
Trade receivables	157,029	(314,014)
Due to and due from related parties, net	(826,163)	(1,539,887)
Capitalized film assets	(1,965,032)	(609,768)
Receivables and prepayments	(2,150,284)	(1,174,052)
Bank overdraft	(987)	-
Accounts payable	(920,342)	691,245
Deferred income	218,317	648,878
Stock to be issued	1,303,589	-
Participation and residuals	(352,205)	22,336
Accrued liabilities	(2,728,236)	(438,323)
Net cash provided /(used in) operating activities	1,991,407	(344,448)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,016)	(9,765)
Net cash used in investing activities	(5,016)	(9,765)

CASH FLOWS FROM FINANCING ACTIVITES:
Conversion of convertible notes payable	(6,665,175)	-
Issuance of common stock
Shares of common stock issued in safisfaction of debt	(1,667,259)	-
Proceeds from notes payable	3,395,281	365,371
Payments on notes payable `	(732,323)	-
Shares held in escrow	(12,000,000)	-
Issuance of Preferred Stock	19,251,250	-
Issuance of stock for cash	1,000,000	-
Acquisition of music assets	(8,540,859)	-
Acquisition of Big Jake Music	(1,000,000)	-
Fair value of earnout	2,837,134	-
Shares of common stock issued to PLC for assets	7,880,000	-
Stock issued in share exchange	64,866	-
Liabilities retained in PLC in share exchange	(5,837,707)
Net cash provided by financing activities	(2,014,792)	365,371
Effect of exchange rate changes on cash	(4,664)	(11,402)
NET CHANGE IN CASH	(33,065)	(244)
CASH AT BEGINNING OF PERIOD	7,798	26,818
CASH AT END OF PERIOD	$(25,267)	$26,574
Supplemental cash flow information:
Cash paid for interest	$149,326	-
Shares of common stock issued to PLC for assets	7,880,000	-
Common and preferred stock to be issued	1,303,589	-
Stock issued in share exchange	64,866	-
Liabilities retained in PLC in share exchange	(5,877,361)	-
Accounts receivable applied against loan set-off	-	1,334,561
Stock issued for services	659,096	-
Common stock issued in satisfaction of debt	8,332,434	-
Foreign currency impact of movement of consolidated entity to related party	2,757,155	-

Seven Arts Entertainment, Inc.
(Formerly Seven Arts Pictures, Plc.)
Notes to Consolidated Financial Statements
March 31, 2012
(Unaudited)

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization

Seven Arts Entertainment, Inc. (herein referred to as “the Company”, “Seven Arts” or “SAE,”), a Nevada Corporation, is the continuation of the business and the successor of the NASDAQ listing to Seven Arts Pictures Plc., (“PLC”) which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television. The Company currently owns interests in 33 completed motion pictures, subject in certain instances to the prior financial interests of other parties. As discussed herein, in early March 2012, the Company launched Seven Arts Music (“SAM”) and acquired 52 completed sound recordings with the rights to additional albums.

On June 11, 2010, Seven Arts Entertainment, Inc. (“SAE”), a Nevada Corporation, was formed and became a wholly owned subsidiary of Seven Arts Pictures Plc. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 2,000,000 shares of SAE were issued to PLC in order to satisfy any remaining obligations. This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010. The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws. Our intention in executing this transaction was to redomicile our business with no change in the economic interests of our shareholders.

On August 31, 2011, NASDAQ approved the substitution of one share of SAE, Inc. stock for the Company's NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of the Company's ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company's NASDAQ listing. This transaction was approved by the Company’s shareholders at the Company’s Extraordinary General Meeting on June 11, 2010.

SAE’s authorized capital consists of 250,000,000 shares of common stock, $.01 par value per share.. As of March 31, 2012, there were 41,968,972  shares of common stock outstanding, all of which are fully paid and non-assessable. (including the 2,000,000 shares issued to SAP Plc as part of the asset transfer agreement approved by the SEC in January 2011). Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders.

125,125 Series A preferred shares  with a $10.00 par value per share, were issued to one shareholder in November 2011for a transaction completed in August 2011.  These shares have a conversion price to common stock of $0.15/share. Two further tranches  of 11,500 and 10,859 shares of  Series A preferred have been subscribed for by the same shareholder, but have not yet been issued.

180,000 Series B preferred shares $100.00 par value per share have been issued to two shareholders and 120,000 of such shares are held in escrow subject to earnout provisions.

SAE is now a United States issuer and  commenced regular quarterly reporting from the first quarter ended September 30, 2011.

On November 8, 2011, the Company's listing predecessor, PLC, was placed into involuntary creditors liquidation under English law (See Note 6 – Commitments and Contingencies). Certain indebtedness of PLC remained with PLC and will be subject to administration or payment in those administration proceedings.   In accordance with the asset transfer agreement, PLC has been issued 2,000,000 shares of common stock of SAE in order to satisfy these obligations.

In March 2012,  the Company  acquired the music assets of David Michery and 100% of the stock of Big Jake Music, although the deals were negotiated by the listing predecessor.  As a result, the Company is  now also an independent distributor and producer of sound recordings.

The material assets that were acquired comprise 52 completed sound recordings including  two completed albums with “DMX”, up to two additional albums from “DMX” and upto five albums from “Bone Thugs-N-Harmony”. The commitments and liabilities assumed were a promissory note dated June 15, 2010 in the amount of $200,000, and outstanding recording costs of the performances of DMX in amounts to be  approved by us but not to exceed $140,000.

In connection with the acquisition of the music assets of David Michery, the Company issued 50,000 shares of our Series B convertible preferred stock, par value $100, (convertible at approximately $1.10 per share subject to amendment and adjustment, as defined in the agreement,  as of September 30, 2012) to David Michery and his assigns and agreed to issue an additional 50,000 shares of our Series B convertible preferred stock to Mr. Michery and his assigns if two DMX albums and two Bone Thugs-N-Harmony albums generate an aggregate of net earnings before interest and taxes of $5,000,000 during the next five fiscal years. The second 50,000 shares are currently held in escrow. Mr. Michery is the Chief Executive Officer of Seven Arts Music Inc., a wholly-owned subsidiary of the Company.

In connection with the acquisition of the stock of Big Jake Music, the Company issued 10,000 shares of our Series B convertible preferred stock, par value $100, (convertible at approximately $1.10 per share subject to amendment and adjustment, as defined in the agreement,  as of September 30, 2012) to Jake Shapiro and his assigns and agreed to issue an additional 70,000 shares of our Series B convertible preferred stock to Mr. Shapiro and his assigns if certain specific terms are met 40,000 shares are subject to proving valuation of  of certain advertising credits and 30,000 shares are subject to an earnout over a two year period.  The 70,000 shares are currently held in escrow. Mr. Shapiro  is the Chief Executive Officer of Big Jake Music., a wholly-owned subsidiary of the Company.

Unaudited Interim Financial Statements:

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary to present fairly the balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows for the periods presented in accordance with accounting principles generally accepted in the United States. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to SEC rules and regulations. It is presumed that users of this interim financial information have read or have access to the audited financial statements and. footnote disclosure for the preceding fiscal year contained in the Company’s Annual Report on Form 20-F. The results of operations for the three and nine months ended March 31, 2012 are not necessarily indicative of the results of operations for the full year or any other interim period. The information included in this Form 10-Q should be read in conjunction with Management's Discussion and Analysis and Financial Statements and notes thereto included in the Company’s predecessor’s June 30, 2011 Form 20-F, which was filed in December  2011. The Company’s predecessor, PLC, was considered a foreign filer as of its June 30, 2011 year-end, and therefore, required to file a Form 20-F by December 31, 2011.   The 2011 comparatives for the nine months to March 31, 2011 have been derived from the June 30,  2011 20-F filing which was prepared prior to the Company’s predecessor filing Quarterly reports.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application. The application of accounting principles requires the estimating, matching and timing of revenue and expense. It is also necessary for management to determine, measure and allocate resources and obligations within the financial process according to those principles. The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Seven Arts Entertainment, Inc. (“SAE”), and its wholly owned subsidiaries, Seven Arts Filmed Entertainment, Limited (“SAFE, Ltd.”), Seven Arts Music, Inc. (“SAM”) and Big Jake Music, Inc. (“BJM”).

The Company consolidates its subsidiaries in accordance with Accounting Standards Codification (“ASC”) 810, “Business Combinations”, and specifically ASC 810-10-15-8 which states, "The usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, or over 50% of the outstanding voting shares of another entity is a condition pointing toward consolidation." The Company does not have any variable interest or special purpose entities.

The Company prepares its financial statements on the accrual basis of accounting and in accordance with Generally Accepted Accounting Principles of the United States of America (“US GAAP”). All intercompany balances and transactions are eliminated. Management believes that all adjustments necessary for a fair presentation of the results of the three and nine months ended March 31, 2012 and 2011, respectively, have been made.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films which are used in the amortization and impairment of film costs, estimates for allowances and income taxes. Accordingly, actual results could differ from those estimates.

Recently Issued Accounting Pronouncements:

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

Revenue Recognition:

FILM

The Company recognizes revenue from the sale (minimum guarantee or non-refundable advances) or licensing arrangement (royalty agreements) of a film in accordance with ASC 605-15 “Revenue Recognition”. Revenue will be recognized only when all of the following criteria have been met:

a)	Persuasive evidence of a sale or licensing arrangement with a customer exists.
b)
The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery. (i.e. the “notice of delivery” (“NOD”) has been sent and there is a master negative available for the customer).

c)	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.
d)	The arrangement fee is fixed or determinable.
e)	Collection of the arrangement fee is reasonably assured.

A written agreement with clients (purchase order, letter, contract, etc.), indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria in the contracts have been met. The customer generally confirms agreement by their signature on the contract.

Minimum guarantee revenue (i.e., non-refundable advances) is recognized as and when the film is available for delivery to the respective territories. Cash deposits received on the signing of the contracts are recorded as deferred revenue until the film is available for delivery (as described above) at which point the deferred revenue is recognized. The Company does not recognize any revenues relating to minimum guarantee on any motion picture or amortization expenses on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Royalty revenue, which equates to an agreed share of gross receipts of films, is recognized as income as and when the Company is notified of the amounts by the customers through their royalty reports. Revenue is recorded net any of sales or value added taxes charged to customers.

MUSIC

Revenue, which equates to an agreed share of gross receipts, is recognized as income as and when the Company is notified of the amounts by the distribution agent through their distribution reports.
Revenue is recorded

a)	net of any sales or value added taxes charged to customers and
b)	net of discounts agreed with customers and
c)	net of returns provision agreed with the distributor and
d)	grossed up for the distribution fee charged by the distribution agent.

Revenue from digital distribution will be reported by the various digital platforms such as  iTunes in their periodic reports and posted as received.

Fee-related revenues

Many countries make tax credits available to encourage film production in the territory. Seven Arts benefits from tax credits in:

a)	the UK and several other European territories for their European productions
b)	Canada for their Canadian productions
c)	Louisiana for their US productions
d)	Tax preferred financing deals

In the majority of circumstances these tax credits are treated as a reduction in the capitalized costs of the film assets they are financing.

Foreign Currency Transactions and Comprehensive Income

The Company’s functional currency, as well as the Company’s subsidiary, SAFE, Ltd. is the US Dollar. The functional currency of the Company’s predecessor, was the Pound Sterling (“GPB”), and some transactions which are generated in the United Kingdom are denominated in GBP.

Assets and liabilities generated in a currency other than the functional currency are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is included in the accumulated other comprehensive gain (loss) within shareholders’ equity (deficit). Foreign currency transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.

Where possible, the Company seeks to match GBP income with GBP expenditures. To date, the Company has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.

Income Taxes:

The Company has adopted ASC 740-10 “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.

Cash and Cash Equivalents:

Cash and cash equivalents includes cash in banks with original maturities of three months or less and are stated at cost which approximates market value, which in the opinion of management, are subject to an insignificant risk of loss in value. The cash and cash equivalents of the Company consisted of cash balances held on deposit with banks, including various accounts denominated in US Dollars, Pounds Sterling and Euros.

Accounts Receivable:

Accounts Receivable are carried at their face amount, less an allowance for doubtful accounts. On a periodic basis, the Company evaluates accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, and on a history of write offs and collections. The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms. Write offs are recorded at a time when a customer receivable is deemed uncollectible. The Company’s allowance for doubtful accounts was $78,661 and $195,623 at March 31, 2012 and June 30, 2011, respectively. Substantially all of the trade receivables in the consolidated financial statements are pledged as security for borrowings by the Company.

Property & Equipment:

Equipment is carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 5 years.

Other Receivables and Prepayments:

The Company has entered into contracts for investor relations and consulting services to assist in future fundraising activities. A portion of these services were prepaid with shares of common stock that vested immediately and will be amortized over the period the services are to be provided.

Film Costs:

Film costs include the unamortized costs of completed films which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development. For films produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. The majority of a film's costs (approximately 80% or more) are generally amortized within three years of the picture's initial release.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Impairment is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty, and it is therefore possible that reductions in the carrying value of investment in films may be required as a consequence of changes in management’s future revenue estimates.

Films are included in the general “library” category when initial release dates are at least three years prior to the acquisition date.

Films in progress include the accumulated costs of productions which have not yet been completed. Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned.

Music Costs/Assets

The initial material assets that were acquired comprise 52 completed sound recordings including  two completed albums with “DMX”, up to two additional albums from “DMX” and upto five albums from “Bone Thugs-N-Harmony”.

Music assets  include the unamortized costs of completed albums, singles and videos which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions and albums  in progress and in development.   For albums  produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing music assets will be  amortized using the individual-album-forecast method, whereby these costs are amortized  in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation or sale of the music.

Impairment of Long Lived Assets:

The Company evaluates, on a periodic basis, long-lived assets to be held and used for impairment in accordance with the reporting requirements of ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The evaluation is based on certain impairment indicators, such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If these impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, then an estimate of the discounted value of expected future operating cash flows is used to determine whether the asset is recoverable and the amount of any impairment is measured as the difference between the carrying amount of the asset and its estimated fair value. The fair value is estimated using valuation techniques such as market prices for similar assets or discounted future operating cash flows.

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share include the effects of any outstanding options, warrants and other potentially dilutive securities. For the periods presented, there were no potentially dilutive securities outstanding, therefore basic earnings per share equals diluted earnings per share. Basic and diluted earnings per share (“EPS”) are based on weighted-average common shares and exclude shares that would have an anti-dilutive effect. In accordance with ASC 260-10-45-19, the Company did not consider any potential common shares in the computation of diluted EPS as of March 31, 2012 and 2011, due to the loss from continuing operations, as they would have an anti-dilutive effect on EPS.

Share Based Payments:

The Company accounts for share based payments using a fair value based method whereby compensation cost is measured at the grant date based on the value of the services received and is recognized over the service period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued. In calculating this fair value, there are certain assumptions used such as the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Segment Reporting:

The Company now  operates in two business segments as a motion picture  producer and distributor and as a music label managing the assets of David Michery. The Company believes that  its businesses should be reported as two business segments. (See Note 2 - Segment Reporting)

Fair Value Measurements:

ASC Topic 820, “Fair Value Measurements and Disclosures”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair value of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Corporation’s credit worthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Derivative Instruments:

The Company’s policy is not to use derivative or hedging financial instruments for trading or speculative purposes, except certain embedded derivatives derived from certain conversion features or reset provisions attached to the convertible debentures, as described in Note 9.

NOTE 2 - SEGMENT INFORMATION

In accordance with ASC 280 Segment Reporting, operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. Our chief decision maker, as defined under the FASB’s guidance, is a combination of the Chief Executive Officer and the Chief Financial Officer.

In the quarter ended March 31, 2012,  the Company formed a new subsidiary, Seven Arts Music, and acquired music assets from David Michery and purchased the stock of Big Jake Music.   This is a new line of business for the Company, and therefore, will now have two reportable operating segments.

The table below presents the financial information for the two reportable segments for the nine months ended March 31, 2012. Comparable financial information for 2011 is not presented as the Company only had one segment during that time.

	Nine Months Ended March 31, 2012
	Film	Music	Total

Revenues	$987,220	$0	$987,220
Cost of revenues	(1,548,551)	0	(1,548,551)
Gross profit (loss)	(561,331)	0	(561,331)
Operating expenses	(1,378,895)	(278,529)	(1,657,424)
Loss from operations	$(1,940,226)	$(278,529)	$(2,218,755)

As of March 31, 2012, the Company had film and music assets of $24,111,370 and $9,540,859, respectively.     As of December 31, 2011, all of the Company’s assets were related to film.

NOTE 3 – FILM COSTS

Film costs as March 31, 2012 and June 30, 2011 are as follows:

	March 31, 2012	June 30, 2011

Film Costs, beginning of period	$25,977,293	$23,808,869
Additions to film costs during the period	1,965,029	2,168,424
Total film costs	27,942,322	25,977,293
Less: Accumulated amortization	(3,830,952)	(2,843,734)
Total film costs, net of accumulated amortization	$24,111,370	$23,133,559

Amortization of film costs was $987,221 and $689,618 for the nine months ended March 31, 2012 and 2011. The Company reviews capitalized film costs for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable or at least once per year. Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model.

NOTE 4 – MUSIC ASSETS

Music assets at March 31, 2012 and June 30, 2011 are as follows:

	March 31, 2012	June 30, 2011

Music assets, beginning of period	$-	$-
Additions to music assets during the period	9,540,859	-
Total film costs	9,540,859	-
Less: Accumulated amortization	-	-
Total film costs, net of accumulated amortization	$9,540,859	$-

The initial material assets that were acquired comprise 52 completed sound recordings including  two completed albums with “DMX”, up to two additional albums from “DMX” and upto five albums from “Bone Thugs-N-Harmony”.

The music assets were valued at the value of the preferred stock issued,  the fair value of Mr. Michery’s earnout  and capitalized costs incurred in the production of the current albums .

Currently no earnout provision has been recorded for the acquisition of Big Jake Music, as the Company does not yet believe it has any basis for this earnout.

Amortization of music assets was $0 and $0 for the nine months ended March 31, 2012 and 2011 as the assets were acquired in March 2012. The Company reviews capitalized music assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable or at least once per year. Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model.

NOTE 5 – RELATED PARTY DUE TO/DUE FROM

Seven Arts Pictures, Inc. (“SAP, Inc.”) directly or through related various Louisiana limited liability companies, have from time-to-time made non-interest bearing advances to the Company or its subsidiaries or have received advances back from the Company. The balances of these combined accounts due to the Company as of March 31, 2012 and June 30, 2011 were $3,552,137and $2,725,974, respectively. SAP, Inc. has pledged an interest in its shares of the Company’s stock to secure certain indebtedness for which SAP, Inc. and the Company are jointly liable such as the Apollo and Armadillo debts. The stock of SAP, Inc. was transferred to the listing predecessor of SAE on September 10, 2011.

NOTE 6 – INCOME TAXES

The Company has adopted ASC 740-10, “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset). Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

During the nine months ended March 31, 2012 the Company had a net loss of $3,664,072  increasing the deferred tax asset approximately $1,245,784 at the statutory tax rate of 34%. Deferred tax assets at March 31, 2012 consisted of the following:

Deferred tax asset related to:

March 31,
2012
Prior Year	$-
Tax Benefit (Expense) for Current Period	1,245,784
Deferred Tax Asset	$1,245,784
Less: Valuation Allowance	(1,245,784)
Net Deferred Tax Asset	$-

The net deferred tax asset generated by the loss carry forward has been fully reserved and will expire in 2019 through 2030. The realization of deferred tax benefits is contingent upon future earnings and therefore, is fully reserved at March 31, 2012.

NOTE 7 – EARNINGS PER SHARE

Basic and diluted earnings per share (“EPS”) are based on weighted-average common shares and generally exclude shares that would have an anti-dilutive effect. In accordance with ASC 260-10-45-19, the Company did not consider any potential common shares in the computation of diluted EPS as of March 31, 2012, due to the loss from continuing operations, as including them would have an anti-dilutive effect on EPS.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Creditors Liquidation of SAP Plc.
The Company’s listing predecessor Seven Arts Pictures Plc. (‘PLC’) was placed by the English Companies Court into compulsory liquidation on November 8, 2011. The Company’s CEO, Mr. Peter Hoffman, as a director of PLC had sought an administration order but this request was denied by the Courts as a result of inter alia the opposition of Parallel Pictures LLC (‘Parallel’).   PLC’s principal creditors have appointed a liquidator for the orderly winding up of its remaining assets not transferred to us pursuant to the Asset Transfer Agreement, effective January 27, 2011.

Mr. Hoffman expects that the liquidator and PLC will pursue its substantial claims against Parallel and its defenses to Parallel’s claims. Parallel has claimed in the proceedings in England and the United States that the Asset Transfer Agreement between the Company and PLC was ‘fraudulent’ and may seek additional compensation or guarantees from Company. Management believes that the Asset Transfer Agreement is a valid agreement for value and not subject to attack and that Parallel will not prevail in its claims. Management believes it has the support of its creditors to resist these claims by Parallel which are disputed by the Company and as a result Parallel will not obtain any relief from the courts on this issue.

Based on discussions with the liquidator, our management believes this liquidation proceeding will have no material effect on the cost, business or market value of common stock

Further Share Issue to SAE Inc
On June 11, 2010, Seven Arts Entertainment, Inc. (“SAE”), a Nevada Corporation, was formed and became a 100% owned subsidiary of Seven Arts Pictures Plc. As of June 11, 2010, the Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 2,000,000 shares of SAE were issued to PLC in order to satisfy any remaining obligations. There are several outstanding lawsuits which the liquidator of SAP Plc. will try to resolve as part of the liquidation proceedings . Any proceeds from these legal matters will also be used to pay off outstanding obligations within the PLC. If there is a shortfall in the proceeds to meet the obligations left in PLC. then SAE Inc. may well have to issue more stock to cover this shortfall .

807 Esplanade Guarantee
Seven Arts Pictures Louisiana LLC, a related party and/or an affiliate of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007,  for the acquisition and improvement of a production and post production facility located at 807 Esplanade Avenue in New Orleans, Louisiana (“807 Esplanade”)  for aggregate principal advances of up to $3,700,000.   This agreement was guaranteed by the Company’s predecessor.   Approximately $3,700,000 plus interest has been drawn under the terms of this Credit Agreement, as of March  31, 2012. The Company has also guaranteed this amount. A construction loan of $1,800,000 has also been guaranteed by the Company

Armadillo
There is a guarantee of a $1,000,000 note plus interest due to Armadillo by the Employee Benefit Trust of the Company’s listing predecessor resulting from the purchase of Seven Arts preferred shares from Armadillo.

Fireworks Litigation
The Company prevailed in a motion for summary adjudication on February 10, 2011 in an action against CanWest Entertainment and two of its affiliates (“CanWest”) confirming the Company’s ownership of five motion pictures “Rules of Engagement”, “An American Rhapsody,” “Who Is Cletis Tout,” “Onegin,” and “The Believer”, (the “Copyrights”). The Company has filed an action in England against Content Media Corporation (“Content”) and Paramount Picture Corp. (“Paramount”) to recover the Copyrights and substantial damages for the use of the copyrighted works after their purported acquisition from CanWest. The Company may incur up to $200,000 in legal expenses to pursue this claim but expects to recover those fees from Content.

Arrowhead Target Fund
Seven Arts Future Flow I (“SFF”), a limited liability Company owned by SAP Inc., a Company previously controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”). SFF secured the Arrowhead Loan with liens on 12 motion pictures that generated revenues of $820,026 in the fiscal year ended June 30, 2009, $2,739,800 in the fiscal year ended March 31, 2008 and $544,478 in the three month period ended June 30, 2009. The Company’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues. SAE Inc’s subsidiary, SAFE, Ltd. was the collateral agent of the film assets.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Company with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Company no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

As a result of the foregoing, the Company has removed all assets accounts relating to the twelve motion pictures pledged to Arrowhead and has removed the corresponding limited recourse indebtedness from the Company’s consolidated balance sheet at fiscal year ended June 30, 2009, due to the fact that the loan was a limited recourse loan and the Company had no further obligations to Arrowhead beyond the pledged film assets.

Arrowhead filed an action on September 22, 2010,  which seeks recovery from the Company of the monies which the Company has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Company, Mr. Hoffman and SAP Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Company for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Company had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Company. On August 9, 2011, the New York Supreme Court granted the Company’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim.

Arrowhead has purported to refile its claim against the Company and the other defendants.  The Company will seek dismissal of these claims on the same grounds.  The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit.

Arrowhead Capital Partners – AGC Loan
The Company’s predecessor and several affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State purportedly served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan . The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Company has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result Management does not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan. The Company intends to vigorously defend against this action and has filed for summary judgement to dismiss it.

Investigation into Claim for Tax Credits (SAPLA)
The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits including such tax credits to be claimed by an affiliate of the Company, Seven Arts Pictures Louisiana LLC and has issued subpoenas for discovery of documents in the possession of the Company related to their tax credits. This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent. All such claimed expenses were audited by independent auditors in Louisiana and reviewed by counsel. None of these expenses or credits has been included in the Company’s financial statements for any period. Management believes that this investigation will have no material adverse effect on the Company’s operations or the total tax credits to be received by the Company’s affiliates, but could result in charges against current or former employees of this affiliate based on prior audits, including Mr. Hoffman.

Parallel Action
On June 28, 2011, Seven Arts Pictures Plc. (“PLC”) filed an action in the High Court of England against Parallel Media LLC (“Parallel”) to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen. PLC is no longer part of the Company.

On September 19, 2011, Parallel filed a new action against PLC and SAE in the Superior Court of California, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. A request for a preliminary injunction was denied by the Superior Court.

HMRC Investigation
On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of Seven Arts Pictures Plc. (the “Company”) in London. Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

The Company’s participation in these transactions was limited to the Company’s predecessor’s transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available the provision of loans to fund a portion of those investments. The Company received no tax benefits from the transactions, which were made on arms-length terms. The Company believes that it is not a subject of the HMRC investigation.

In connection with the transactions, the Company did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions. Prior to the closing of the transactions the investors obtained and made available to the Company, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws. The Company remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

HMRC has requested interviews with three officers of the Company to discuss whether those officers were involved in the arrangements for subscription of shares in the relevant companies. The Company is fully cooperating with the investigation. The Company believes there is no basis for any claim of responsibility of any of its officers or employees. Based on facts currently known by the Company, there is no need for it to record a contingent liability in its financial statements in connection with the investigation or the related transactions.

Earnout for David Michery
The Company’s Asset Purchase Agreement with David Michery provided for 50,000 of the Company’s $100 par, Convertible Redeemable Series B Preferred Shares, be held in Escrow until the Net EBIT (as defined in the agreement) from distribution of the DMX Albums and two albums embodying the performance of Bone Thugs-n-Harmony exceeds $5,000,000, as confirmed by the Company’s independent auditor. At the end of five years, should the Net EBIT be less than $5,000,000, the shares will be released on a fractional basis, as defined in the agreement. The Company has determined the fair value of the earnout as of the acquisition date to be $2,837,134 and has reflected it as a liability as of March 31, 2012.

NOTE 9 – CONVERTIBLE NOTES PAYABLE

Existing Notes:
On January 27,  2012, the Company converted  $132,645 of the Runway debt and relevant interest into 1,211,219 shares of the Company’s common stock.   On  January 31, 2012 an additional $50,000 of debt was converted to 333,333 shares and the final $50,000 was converted into 333,333 shares on February 15, 2012.

New Notes:
The following table presents convertible notes payable entered into during this fiscal year. Each of these notes is convertible into shares of the company’s common stock at the indicated fixed conversion rate.

		Fixed
		conversion
Convertibles	Principal	price	Start date	End date

FireRock	$300,000	$0.25	12/12/2011	12/06/2012

RBSM	$150,000	$0.46	Due now

Hanover	$62,660	$0.25	11/19/2011	04/16/2012
Hanover	$150,000	$0.30	10/19/2011	11/19/2012
Hanover	$445,000	$0.20	02/23/2012	02/21/2013

Tripod/CMS etc	$100,000	$0.27	12/15/2011	06/30/2012
Tripod	$50,000	$0.24	02/01/2012	07/31/2012
Tripod	$150,000	$0.24	02/01/2012	02/01/2013

Michael Briskin	$100,000	$0.23	01/31/2012	07/31/2012

Beauvoir	$50,000	$0.20	04/14/2011	10/14/2011
Beauvoir	$100,000	$0.20	11/30/2011	03/31/2012

Beaufort	$350,000	$0.20	02/29/2012	08/26/2012
Rowett Capital	$200,000	$0.20	02/29/2012	08/26/2012

Runway	$190,000	$0.20	01/22/2012	09/30/2012
Sendero	$250,000	$0.20	01/24/2012	09/30/2012

	$2,647,660
Balance of S144/3a9 Debt Conversions

Hanover/Magna –Blue Rider	$900,000	$0.20
Magna – Palm	$80,000	$0.28
Alpha/Olsen –Mark Betor	$100,000	$0.10
	$1,080,000

TOTAL	$3,727,660

The Company has evaluated these convertible notes for embedded derivative features and has determined that no derivative liability exists. Assuming all notes are settled via common stock, the number of shares to be issued to satisfy approximately $3,727,660 of debt plus accrued interest  is approximately  17,653,000 shares of the company’s common stock .

NOTE 10 – LOANS PAYABLE

The Company has the following indebtedness as of March 31, 2012:

				Applicable
	Start	Due	Amount	Interest
Lender	Date	date	Outstanding	Rate	Status

Film and Production Loans

Palm Finance			$3,588,435	18%	Forebearance agreement

Palm Finance			$1,101,986	18%	Forebearance agreement

120db Film Finance LLC			$4,425	Non stated	Due on demand

Cold Fusion Media Group LLC			$610,360	10%	Due on demand

Pledged shares			$(384,000)

Total Film and Production Loans			$4,921,206

Trafalgar Capital (in liquidation)	10/15/2008	08/31/2009	$531,987	9%	Due on demand

TCA - loan interest	03/31/2011	09/30/2011	$75,770	10%	Due on demand

Runway - Loan - $190k	01/11/2012	09/30/2012	$194,997	12%	Due	September 2012

Sendero - $250k	01/24/2012	09/30/2012	$255,507	12%	Due	September 2012

Isaac Organisation	01/20/2012	07/20/2012	$255,836	12%	Due	July 2012

Tripod Group - $150k loan	02/01/2012	02/01/2013	$152,811	12%	Due	Feb 2012

Hanover Holding Loans	11/16/2011	02/16/2012	$63,989	12%	Due on demand

Beauvoir Capital Ltd	11/22/2011	03/31/2012	$106,411	18%	Due on demand

FireRock	12/12/2011	06/12/2012	$310,849	12%	Due	June 2012

Briarwood Investment Inc-Eastside Holdings	10/25/2011	04/30/2012	$208,658	10%	Due	April 2012

Aegis - Tripod	12/15/2011	06/30/2012	$34,507	12%	Due	June 2012
Aegis – CMS	12/15/2011	06/30/2012	$34,506	12%	Due	June 2012
Aegis - Rachel	15/12/2011	06/30/2012	$34,506	12%	Due	June 2012

Beauvoir Capital - $50k	04/14/2011	10/14/2011	$54,822	10%	Due on demand

Hanover Holding Loan $150k	10/19/2011	05/18/2012	$156,740	10%	Due	May 2012

Tripod Group - $50k loan	01/16/2012	06/30/2012	$51,233	12%	Due	June 2012

Michael Briskin - Loan $100k	02/03/2012	02/03/2013	$101,874	12%	Due	February 2013

Hanover Loan $445k	10/19/2011	10/19/2012	$464,995	10%	Due	October 2012

Beaufort Loan $350k	02/29/2012	08/26/2012	$353,567	12%	Due	August 2012

Rowett Capital Loan $200k	02/28/2012	09/30/2012	$202,104	12%	Due	September 2012

Total Corporate Loans			$3,645,669

TOTAL LOANS			$8,566,875

The Company converted $2,963,028 of the film and production loans into 5,989,349 shares of common stock during the three months ended September 30, 2011, $906,000 of film and production loans for 3,490,385 shares of common stock in the 2nd quarter ended December 31, 2011 and  $943,580 of film and production loans for 6,749,658 shares of common stock in the 3 months to March 31, 2012.

NOTE 11 – EQUITY TRANSACTIONS

First quarter 2011/12

On August 31, 2011, NASDAQ approved the substitution of one share of SAE, Inc. stock for the Company's NASDAQ listing, effective at the opening of trading on September 1, 2011. On that date, each of the Company's ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company's NASDAQ listing. This transaction was approved by the Company’s shareholders at the Company’s Extraordinary General Meeting on June 11, 2010.

The Company is authorized to issue 250,000,000 common shares at a par value of  $0.01 per share. These shares have full voting rights. At September 30, 2011 and June 30, 2011, there were 11,149,480 and 2,643,131 respectively, common shares outstanding. The Company’s predecessor, PLC, had a 1:5 reverse stock split on May 9, 2011.    The shareholders agreed to increase the authorized shares to 250,000,000 from 50,000,000 at the Company’s shareholder meeting in February 2012.

During the three months ending September 30, 2011, Company issued 6,496,349 shares in satisfaction of $3,188,028 of outstanding loans payable and accrued interest, consisting of $225,000 of convertible notes payable and $2,963,028 of film and production loans. The conversions were done at contractual share prices ranging from $.20 to $2.00 per share.

In July 2011, the Company also issued 10,000 shares for investor relations services valued at approximately $10,000.

The Company did not assume the deferred stock of the listing predecessor which was outstanding at June 30, 2011. Deferred stock is subordinated to all other classes of stock.

As of September 30, 2011, $1,986,722 of stock was fully paid but still to be issued, consisting of $1,251,250 of Series A preferred stock and $735,472 of debt that was being converted to equity. There were 11,149,480 shares were outstanding as of September 30, 2011.

Second Quarter 2011/12

Between October 1, 2011 and December 31, 2011 the Company issued  11,470,808 shares. The total number of shares outstanding on  December 31, 2011 was 22,620,288.

4,639,049	common shares were issued in satisfaction of the $612,336 of convertible debt shares at an average conversion price of $0.13/share .
2,851,374	common shares were issued on the conversion of the Agua Alta, Sendero and Isaac convertible notes totalling $427,706 at an average conversion price of $0.15/ share.
3,490,385	common shares were issued in satisfaction of $906,000 of corporate loans at an average conversion price of $0.26/share.
400,000	common shares were issued as restricted stock for cash, $250,000 to Fletcher and $150,000 to Goldstrand at $1.00/share
75,000	common restricted shares were issued for investor relations services at $0.36/share
15,000	common restricted shares were issued to a director in lieu of compensation at $0.50/share
11,470,808

Third Quarter 2011/12

Between January 1, 2012 and  March 31, 2012,  the Company issued  19,348,684 shares at an average price of $0.19 per share. The total number of shares outstanding on  March 31, 2012 was 41,968,972. (See Subsequent Events Note 13 for stock issuances subsequent to March  31, 2011).

6,749,658	common shares were issued in satisfaction of the $943,580 of newly converted film debt at an average conversion price of $0.14/share .
4,566,589	common shares were issued in satisfaction of $929,596 of overhead at an average conversion price of $0.20/share
3,492,255	common shares were issued on the conversion of old notes including the final conversion of the Runway convertible notes, total debt of $516,568 was converted at at an average conversion price of $0.15/ share.
3,074,962	common shares were issued in satisfaction of $698,736 of film loans previously converted at an average conversion price of $0.23/share.
1,200,000	common shares were issued as restricted stock for cash, to Blue Rider at $0.50/share
265,220	common restricted shares were issued for consultancy services provided under the S-8 authority at $0.28/share
19,348,684

During the nine months ended March 31, 2012, the Company issued 100,000 options to the seven members of the board of directors. These options have a five year term and a strike price equal to the closing price of the Company’s stock at the date of issue.   Each director was issued 50,000 options with a strike price of $0.44 on October 14, 2011 and 50,000 options with a strike price of $0.39 on December 6, 2011. Half of the options vested on December 31, 2011 and the remaining half will vest on December 31, 2012.

During the quarter ended March 31, 2012, the Company issued 2,000,000 options to David Michery in conjunction with his employment agreement with the Company. These options have a strike price of $0.18 and vest and shall be exercisable in equal monthly installments over the term of his employment agreement, which is February 22, 2012 through December 31, 2016.

During the quarter ended March 31, 2012, the Company has agreed to issue 50,000 options per year to Jake Shapiro in conjunction with his employment agreement with the Company. These options have a strike price equal to the closing price of the Companys stock at the date of issue, with the exception of the first year, which the strike price was set at $0.79 per share. The Company measures compensation expense related to stock options with the Black Scholes option pricing model, and recognizes expense over the vesting period.

In January 2012,   the Company filed a registration statement  on Form S-8  in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of the Company’s common stock under the Company’s 2012 Stock Incentive Plan.

Convertible Preferred Shares

125,125 shares of Series A Cumulative Convertible $10.00 Preferred Stock with a dividend rate of 8% (payable quarterly) were issued in November 2011. The conversion price into common stock of the Company is $0.15/share.

An additional  $115,000 was invested for another 11,500 Series A preferred stock which has not yet been issued. This amount is included in the shares to be issued number in accruals  on the balance sheet as of  March 31, 2011.

A further 10,859 Series A shares have been subscribed for but not yet issued, as of March 31, 2012.   This amount is included in the shares to be issued on the balance sheet as of March 31, 2011.

180,000 Series B convertible preferred shares, $100.00 par value have been issued to two shareholders although  120,000 of such shares are held in escrow subject to earnout. The shares were issued to acquire music assets for the Company. These shares in escrow are shown on the balance sheet as a contra to equity.

The earnout provision on David Michery’s $5,000,000 or 50,000 Series B preferred shares has been calculated   using the fair value of the $5,000,000 over a 5 year  term with a discount rate of 12% per year. No earn-out provision has been applied to Big Jake Music assets as the Company does not yet believe it has any basis for this earn-out at the moment.

NOTE 12 – RELATED PARTY TRANSACTIONS

The Company’s Chief Executive Officer, Peter Hoffman, controls several companies, including Seven Arts Pictures, Inc. (“SAP, Inc.”) that are not part of the Company but from which it obtains or transfers distribution rights or other assets related to the business and which control production of the motion pictures. The agreements with Mr. Hoffman, and the companies controlled by him, provide that all revenues related to the Company’s business payable to Mr. Hoffman or any of these related party companies is due to the Company, except Mr. Hoffman’s salary, bonus and stock ownership. None of these affiliates are variable interest or special purpose entities.

Pursuant to a related party agreement, SAP, Inc. holds ownership of limited liability corporations in the United States, with all distribution rights and profits thereof being due to SAFE, Ltd. In addition, they have also provided other services for Seven Arts Pictures Plc. and SAFE, Ltd. And SAE, Inc. at no fee other than Mr. Hoffman’s salary and the direct third party costs of the Los Angeles office, all of which are reflected in the financial statements of SAFE, Ltd. These other services are any reasonable requests of the management of the Company including accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Company’s business. Effective January 1, 2012 no further such transactions are intended.

The Company has made and received advances from and to SAP Inc.and various Louisiana limited liability companies referred to above, where the advances from and to these related parties do not bear interest. The balances of these combined accounts were $3,552,137  and $2,725,974 as of March 31, 2012 and June 30, 2011, respectively.

On February 28, 2012 the Company took out a convertible loan of $200,000 from Rowett Capital Ltd. This was then loaned  to 807 Esplanade to cover outstanding interest payments due on the construction loan.

NOTE 13 – FAIR VALUE MEASUREMENTS

Cash, accounts receivable, accounts payable and other accrued expenses and other current assets and liabilities are carried at amounts which reasonably approximate their fair values because of the relatively short maturity of those instruments.

ASC 820, “Fair Value Measurements and Disclosures”, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.
Level 2 - Inputs to the valuation methodology include:

●	quoted prices for similar assets or liabilities in active markets;
●	quoted prices for identical or similar assets or liabilities in inactive markets;
●	inputs other than quoted prices that are observable for the asset or liability;
●	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. As of March 31, 2012 and June 30, 2011, all of the Company’s assets and liabilities were considered current and due to the short maturity the carrying amounts are considered to approximate fair value.

NOTE 14 – RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued guidance intended to achieve common fair value measurements and related disclosures between U.S. GAAP and international accounting standards. The amendments primarily clarify existing fair value guidance and are not intended to change the application of existing fair value measurement guidance. However, the amendments include certain instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This guidance was effective for the periods beginning after December 15, 2011, and early application is prohibited. The Company adopted these amendments on January 1, 2012; and the requirements did not have a material effect.

In June 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-05, “Comprehensive Income — Presentation of Comprehensive Income.” ASU No. 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of stockholders’ equity. It requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05,” to defer the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. All other provisions of this update, which are to be applied retrospectively, were effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company adopted these amendments on January 1, 2012; and the requirements did not have a material effect.

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet — Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments and will be applied retrospectively for all comparative periods presented. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company currently believes that this ASU will have no significant impact on its consolidated financial statements.

NOTE 15 – SUBSEQUENT EVENTS

The Company issued the following shares of common stock subsequent to March 31, 2012:

New Stock Issances through May 10,  2012

14,442,472	common shares were issued in satisfaction of $1,120,000 of film loans previously converted at an average conversion price of $0.09/share. (high of $.10 and low of $.06)
7,638,890	common shares were issued in satisfaction of the $625,000 of newly converted debt at an average conversion price of $0.08/share . (high of $.09 and low of $.06)
2,757,789	common shares were issued for consultancy services provided under the S-8 authority at $0.14/share (high of $.20 and low of $.12)
1,282,051	common shares were issued in satisfaction of $100,000 of existing overhead liabilities at an average conversion price of $0.08/share
26,121,202

Total shares outstanding as of  May 10, 2012 was 68,090,174.  (including 2 million shares issued to SAP Plc.)

Additionally, the Company had the following new convertible debt acquired, which will be converted to equity, subsequent to March 31, 2012:

(1)	$50,000 loan was issued on April 4, 2012 by Michael Briskin for conversion at $0.09
(2)	$60,000 loan was issued on April 17, 2012 by Michael Briskin for conversion at $0.09
(3)	$50,000 loan was issued on April 24 2012 by Michael Briskin for conversion at $0.06

Creditors Liquidation of SAP Plc.

The Company’s listing predecessor Seven Arts Pictures Plc. (‘PLC’) was placed by the English Companies Court into compulsory liquidation on November 8, 2011. The Company’s CEO, Mr. Peter Hoffman, as a director of PLC had sought an administration order but this request was denied by the Courts as a result of inter alia the opposition of Parallel Pictures LLC (‘Parallel’).   PLC’s principal creditors have appointed a liquidator for the orderly winding up of its remaining assets not transferred to the Company pursuant to the Asset Transfer Agreement, effective January 27, 2011.

Mr. Hoffman expects that the liquidator and PLC will pursue its substantial claims against Parallel and its defenses to Parallel’s claims. Parallel has claimed in the proceedings in England and the United States that the Asset Transfer Agreement between the Company and PLC was ‘fraudulent’ and may seek additional compensation or guarantees from Company. Management believes that the Asset Transfer Agreement is a valid agreement for value and not subject to attack and that Parallel will not prevail in its claims. Management believes it has the support of its creditors to resist these claims by Parallel which are disputed by the Company and as a result Parallel will not obtain any relief from the courts on this issue.

Based on discussions with the liquidator, our management believes this liquidation proceeding will have no material effect on the cost, business or market value of common stock

Filing of S-8

In January 2012,   the Company filed a registration statement  on Form S-8  in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of the Company’s common stock under the Company’s 2012 Stock Incentive Plan.

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS

FORWARD-LOOKING STATEMENTS

Certain statements in this document might constitute “forward-looking statements”. Some, but not all, forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” and “intend,” statements that an action or event “may,” “might,” “could,” “should,” or “will” be taken or occur, or other similar expressions. Although the Company has attempted to identify important factors that could cause actual results to differ materially from expected results, such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following risks: the need for additional financing; uncertainties and risks related to carrying on business in foreign countries; risks associated with third party infringement of copyrights and other intellectual property, especially the unauthorized duplication of motion picture DVDs and unauthorized distribution of motion pictures through the world wide web; risks associated with the lack of enforcement of applicable copyright and intellectual property laws, especially in foreign countries; risks associated with changing copyright and applicable intellectual property laws, especially in foreign countries; risks associated with changing distribution models for motion pictures, especially on the world wide web; risks associated with restrictions of motion picture content, especially in foreign countries; reliance on key personnel; the potential for conflicts of interest among certain officer, directors or promoters of the Company; the absence of dividends; currency fluctuations; competition; dilution; the volatility of the Company’s ordinary share price and volume; and tax consequences to United States Shareholders. Except as required by law, the Company undertakes no obligation to revise any forward-looking statements because of new information, future events or otherwise.

Company Overview

Our common stock is traded on NASDAQ under the symbol “SAPX”.

Film Company

We license distribution rights in our motion pictures in the United States and in most foreign territories prior to and during the production or upon the acquisition of rights to distribute a picture. We share in the commissions generated by the sales of the pictures. Sale of a license to distribute a motion picture prior to its delivery is termed a “pre-sale” and may occur at any time during the development and production process. In a typical license agreement, we license a picture to a distributor before it is produced or completed for an advance from the licensee, which advance is recoverable by the distributor from our share of the revenues generated by the distribution of the picture in the licensee’s territory, after deduction of the distributor’s expenses and distributor fee. The advance usually is in the form of a cash deposit plus a letter of credit or “bank letter” for the balance payable 10-20% on execution (i.e., the cash deposit) and the balance on delivery (i.e., the letter of credit or “bank letter”). The license grants the distributor the right to the post-theatrical release of the picture in all or certain media in their territory for a predetermined time period. After this time, the distribution rights revert back to us and we are then free to re-license the picture. The license specifies that the distributor is entitled to recoup its advance from the revenue generated by the release of the picture in all markets in its territory, as well as its release costs and distribution fees.

After the distributor has recouped its advance, costs, and fees, any remaining revenue is shared with us according to a predetermined formula. This is known as an “overage” and can be a significant source of revenue for us from successful films. However, a film’s poor reception in one market does not preclude it from achieving success in another market and generating significant additional revenue for us in the form of an “overage” in that territory. In all of our licensing arrangements, we retain ownership of our films and maintain our control of each copyright. We intend to continue the practice of retaining underlying rights to our film projects in order to continue to build our motion picture library to license or sell in the future.

We create a separate finance plan for each motion picture we produce. Accordingly, the sources of the funds for production of each motion picture vary according to each finance plan. We utilize financing based on state and foreign country tax credits (e.g. Louisiana, United Kingdom and Hungary) and direct subsidies, "mezzanine" or "gap" funds, which are senior to our equity, and senior secured financing with commercial banks or private lenders, together in certain cases with a limited investment from us, which is customarily less than 10% of the production budget. Since each finance plan is unique to each motion picture, we cannot generalize as to the amount we will utilize any of these sources of funds for a particular motion picture. We generally obtain some advances or guarantees prior to commitment to production of a motion picture project, but those amounts may not be substantial on smaller budgeted motion picture (e.g., under $10,000,000), and in certain cases we have committed to production with an insubstantial amount of advances and guarantees. Unless we can manage the risks of production through the use of these financing techniques, we will not likely commit to production of larger budget motion pictures (e.g., over $15,000,000), and we have never in the past committed to such productions, without substantial advances or guarantees from third-party distributors, or the equivalent in "non-recourse" financings.

Music Company

Seven Arts Music Inc (“SAM”) became a wholly owned subsidiary of the Company  at the beginning of March 2012, although set-up costs had been incurred as early as September 2011. Costs are currently being incurred in the delivery of the first of the DMX albums acquired from David Michery (currently planned for release in August 2012) and the initial costs in creating the first album for Bone Thugs-N-Harmony. Several other new artists are being considered by SAM.

Company Outlook

The principal factors that affected our results of operations have been the number of motion pictures delivered in a fiscal period, the distribution rights of motion pictures produced by others acquired in a fiscal period, the choice of motion pictures produced or acquired by us, management’s and talents' execution of the screenplay and production plan for each picture, the distribution and market reactions to the motion pictures once completed, management's ability to obtain financing and to re-negotiate financing on beneficial terms, the performance of our third-party distributors and our ability to take advantage of tax-incentivized financing. These factors will continue to be, in our opinion, the principal factors affecting future results of operation and our future financial condition. No particular factor has had a primary or principal effect on our operations and financial condition in the periods discussed below.

Our revenues principally consist of amounts we earned from third-party distributors of its motion pictures. We recognize revenue from license fees as and when a motion picture is delivered to the territory to which the license relates if we have a contractual commitment and the term of license has begun or upon receipt of a royalty statement or other reliable information from a distributor of the amounts due to us from distribution of that picture. A motion picture is “delivered” when we have completed all aspects of production and may make playable copies of the motion picture for exhibition in a medium of exhibition such as theatrical, video, or television distribution.

We also recognize revenue beyond an initial license fee from our share of gross receipts on motion pictures which we recognize as revenue when we are notified of the amounts that are due to us. In some fiscal periods, a significant portion of our revenue is derived from sources other than motion picture distribution, including the cancellation of debt and interest income on a financing transaction.

We have also benefited significantly from our ability to raise third party film equity investments such as in tax advantaged transactions under which we transfer to third party investor’s tax benefits for motion picture production and distribution. These types of investments have enabled us to substantially reduce the cost basis of our motion pictures and even to record significant fee-related revenues.

Results of Operations for the Three-Month Period Ended March 31, 2012  vs. 2011

We generated a net loss of $1,585,789 for the three months ended March 31, 2012, compared to a  net loss of $973,034 for the three months ended March 31, 2011.  Included in the quarter ended March 31, 2012 are $278,529 of  start up costs for  Seven Arts Music Inc.

A discussion of the key components of our statements of operations and material fluctuations for the three months ended March 31, 2012 and 2011 is provided below removing  the music company start-up costs.

Film revenues totalled $187,793 for the three months ended March  31, 2012, compared to $272,703 for the three months ended March 31, 2011.  A comparison of the 2011 and 2010 sales is as follows:

●	The majority of the 2012 sales were on-going royalties on PoolBoys, Night of the Demons and Nine Miles Down
●	The 2011 sales were from royalties spread over several titles but with the majority from Deal and Autopsy.
●	No fee related revenues were earned in either quarter

The costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in proportion to that the current year’s revenue bear’s to management’s estimates of ultimate revenue expected to be recognized from the exploitation or sale of the films. The amortisation in the first quarter of 2012 was mainly on Pool Boys in line with achieved sales while the  2011 charge was mainly against Deal, again in line with achieved sales for the period

Other costs of revenue  in the period totalling $262,041 versus $18,208  in the same quarter in 2011. The charge  in the current period was due to:

●	$154,276 media credit expenditure on the theatrical release of PoolBoys as a trial for the media credit assets to be acquired under the deal with Big Jake Music;
●	a one time payment to producers of Drunkboat of $64k and ;
●	commissions payable to our sales agent of $30,000 on cash receipts received in the period.

General and administrative expenses decreased from $591,285 for the three months ended March  31, 2011 to $222,368 (excluding $278,529 of the music company expenses) for the three months ended March 31, 2012. The net decrease is primarily due to legal and professional fees in the quarter being reduced by the assumption of fees by the PLC, as the expense was related to cases that are PLC liabilities, the cost of the equity rbeing raised was reflected as a reduction of proceeds versus legal expense,  and prepaid to a major on-going legal case, as the fees are anticipated to be recovered based upon a similar favorable judgement in another venue.

A bad debt write-off of  $109,481 was taken in the three months to March 31 2012 being contracts terminated for non-payment where replacement distributors have been found in the territory.

Interest charges have  increased from $722,282 in the three months to March 31, 2011 to $1,476,417 in the three months to March 31, 2012 due mainly to the interest on the loans with Palm Finance. The movie, Pool Boys had not been released in the 2011 quarter therefore all interest charged  was capitalized to film costs, which are now being expensed.    Also a settlement was reached with Blue Rider on the Deal loan which incurred additional interest of $100k.

No tax expense was recognized in either period.

Results of Operations for the Three-Month Period Ended December 31, 2011 vs. 2010

We generated a net loss of $1,095,995 for the three months ended December 31, 2011, compared to net income of $569,711 for the three months ended December 31, 2010.  A discussion of the key components of our statements of operations and material fluctuations for the three months ended December 31, 2011 and 2010 is provided below.

Film revenues totalled $207,790 for the three months ended December 31, 2011, compared to $1,137,647 for the three months ended December 31, 2010.  A comparison of the 2011 and 2010 sales is as follows:

●	The majority of 2011 sales came from the US digital release of the movie “The Pool Boys” in September 2011.

●	The majority of 2010 sales came from the US release of the movie “Deal”.

In December 31, 2010,  there was fee-related revenue of $570,029  for additional producers fees associated with films produced in Louisiana.There was no fee income in the three months to December 31, 2011.

The costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in proportion to that the current year’s revenue bear’s to management’s estimates of ultimate revenue expected to be recognized from the exploitation or sale of the films.

●	An amortization charge of $336,527 was made in the period to December 31, 2011 mainly against the title “The Pool Boys” in line with revenue forecasts.

●	The equivalent amortization charge in December 31, 2010 was $639,257 mainly against the title “Deal”.

Other costs of revenue  in the period totalling $283,949 versus $229,757 in the same quarter in 2010. The charge  in the current period was due to the write-off of the costs of distribution of “The PoolBoys” while in the 2010 period related to the write-off of distribution costs on “Deal”

General and administrative expenses increased from ($12,121) for the three months ended December 31, 2011 to $354,367 for the three months ended December 31, 2010. The net increase is primarily due to the following:

●
$228,661 of additional legal and professional costs related to:
HMRC investigations of $130,000
Set-up of SAE Inc of  $20,000
Investor Relation fees of $60,000
Transfer agent, HMRC fines and edgarising fees of $90,000
Content Media,Parallel Media  and Nine Miles Down actions of $60,000

●
Payroll has increased from ($41,809) for the three months ended December 31, 2010  to $326,746  in the three months to December 31, 2011 which is due to the reversal of an accrual in December 31, 2010, prior to quarterly reporting.   We were not required to do quarterly filings in 2010 due to our status as a foreign filer at that time.

Interest charges have marginally  increased from $281,440 in the three months to December 31, 2010 to $ 328,942  in the three months to December 31, 2011 due mainly to 50% of the loan interest being capitalized in 2010 as PoolBoys had not yet been released by December 2010.

No tax expense was recognized in either period.

Results of Operations for the Six-Month Period Ended December 31, 2011 vs. 2010

We generated a net loss of $2,078,283 for the six months ended December 31, 2011, compared to a net loss of ($209,265) for the six months ended December 31, 2010. A discussion of the key components of our statements of operations and material fluctuations for the six months ended December 31, 2011 and 2010 is provided below.

Revenue

1)	Film revenues totaled $800,331 for the six months ended December 31, 2011, compared to $1,237,952 for the six months ended December 31, 2010. A comparison of the 2011 and 2010 revenue is as follows:

●
The majority of 2011 sales came from the US digital release of the movie “The Pool Boys” in September 2011. Significant sales to third party distributors were also made on the title in Canada and Australia  during the period. $150,000 of  royalty income spread over several titles but mainly continuing income from  “Deal” was  received during the period.

●	2010 sales were mainly distribution income earned from third parties on the film “Deal” in overseas television markets and a small amount of sales agency fees.

2)
In the six months to December 31, 2010,  there was  fee-related revenue of $570,029 being additional producers fees associated with films produced in Louisiana. No fee-related income was received in the six months to December 31, 2011.

Cost of Revenue

The costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in proportion to that the current year’s revenue bear’s to management’s estimates of ultimate revenue expected to be recognized from the exploitation or sale of the films.

●	An amortization charge of $800,331 was made in the period to December 31, 2011 mainly against the title “The Pool Boys” in line with revenue forecasts.

●	The equivalent charge in December 31, 2010 was $695,620, this was mainly against the title “Deal”.

Other costs of sales in the period totalled $299,289  versus $250,088 in the same period in 2010. The charge in the current period was due the distribution costs for the release of “The PoolBoys” whilst the 2010 charge generally related to the on-going distribution of “Deal”.

General and administrative Costs

General and administrative expenses increased from $338,358  for the six months ended December 31, 2010 to $1,036,252  for the six months ended December 31, 2011. The net increase is primarily due to the following:

●
$362,115 of additional legal and professional costs mainly related to
HMRC investigations of $130,000
Set-up of SAE Inc of $20,000
Investor Relation fees of $60,000
Transfer agent,HMRC fines  and edgarising fees of $90,000
Content Media, Parallel Media and Nine Miles Down actions of  $60,000

●
Payroll for directors has increased by $399,000 in the 2011 period compared to the 2010  period due to a director moving from a consultancy arrangement to payroll expense and the removal of the accrual for one executive director in 2010.

Interest expense

Interest expense has increased from $702,094 in the six months to December 31, 2010 to $742,742  in the six months to December 31, 2011 due to the increase in corporate loans along with the full charge for Poolboys loan interest which was capitalised in the 2010 period, set off against the reduction in interest on the Palm Finance films due to the debt/equity swaps.

No tax expense was recognized in either period.

Employees

As of March 31, 2012, Seven Arts had 10 employees and independent contractors, providing full time services. Our affiliates employ many part time employees for production of our motion pictures, but we do not engage temporary employees on any regular or material basis. We are not signatory to any labor union collective bargaining agreements, but our affiliates in the United States are signatory to the current Writer’s Guild of America, Directors Guild of America and IATSE Low Budget Agreements and have in the past been signatory to the Screen Actors Guild Agreement. Our employees have ranged from a low of six to a high of fourteen over the last three fiscal years.

Liquidity

As of March 31, 2012, our assets totaled $41,269,929, which included, among other items,  receivables totaling $274,862, amounts due from related parties totaling $3,552,137, and prepayments of $3,771,179. Our working capital as of March 31, 2012 was ($8,692,948), compared to ($15,199,849) as of June 30, 2011. The large negative balances at June 30,2011 were mainly due to film loans having to be treated as current debt. We have reduced our outstanding film debt from $10,890,430 as at June 30, 2011 to $4,921,206  as at March 31,2012 due to a series of debt for equity swaps and the maturity and exercise of convertible debt. This has helped improve the working capital position.

Historically, we have successfully raised additional operating capital through private equity funding sources or loans from affiliates. However, no assurances can be given that we will be able to obtain sufficient working capital through the sale of common stock and/or borrowing or that the development and implementation of our business plan will generate sufficient future revenues to sustain ongoing operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Litigation

Fireworks Litigation

The Company prevailed in a motion for summary adjudication on February 10, 2011 in an action against CanWest Entertainment and two of its affiliates (“CanWest”) confirming the Company’s ownership of five motion pictures “Rules of Engagement”, “An American Rhapsody,” “Who Is Cletis Tout,” “Onegin,” and “The Believer”, (the “Copyrights”). The Company has filed an action in England against Content Media Corporation (“Content”) and Paramount Picture Corp. (“Paramount”) to recover the Copyrights and substantial damages for the use of the copyrighted works after their purported acquisition from CanWest. The Company may incur up to $200,000 in legal expenses to pursue this claim but expects to recover those fees from Content.

Jones Film

Seven Arts Pictures plc ("PLC"), the Company's listing predecessor, its then subsidiary Seven Arts Filmed Entertainment Limited ("SAFE"), and Seven Arts Pictures Inc. (“SAP”), were the subject of two arbitration awards of attorney fees totalling approximately $900,000, with interest and charges, both of which were reduced to judgment in favour of Jones film ("JF").  PLC  has accrued a provisional liability in the amount of $800,000 including approximately $100,000 of accrued interest at June 30, 2011.  The Company paid approximately $525,000, the amount of the first arbitration award plus interest and charges, in November, 2011, Management believes the Company has no further liability in this matter.  JF asserts that the Company is liable as the "successor in interest" to PLC, which the Company denies.

Arrowhead Target Fund

Seven Arts Future Flow I (“SFF”), a limited liability Company owned by SAP Inc., a Company previously controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”). SFF secured the Arrowhead Loan with liens on 12 motion pictures that generated revenues of $820,026 in the Fiscal Year Ended June 30, 2009, $2,739,800 in the Fiscal Year Ended March 31, 2008 and $544,478 in the three month period ended June 30, 2009. The Company’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Company is not required to repay the Arrowhead Loan from any of its other assets or revenues. SAE’s subsidiary, SAFE, Ltd. was the collateral agent of the film assets.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due thereon. Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Company with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Company no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Company’s rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

As a result of the foregoing, the Company has removed all assets accounts relating to the twelve motion pictures pledged to Arrowhead and has removed the corresponding limited recourse indebtedness from the Company’s consolidated balance sheet at fiscal year ended June 30, 2009, due to the fact that the loan was a limited recourse loan and the Company had no further obligations to Arrowhead beyond the pledged film assets.

Arrowhead filed an action on September 22, 2010 which seeks recovery from the Company of the monies which the Company has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Company, Mr. Hoffman and SAP Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Company for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Company had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Company. On August 9, 2011, the New York Supreme Court granted the Company’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim. The Company continues to believe that Arrowhead’s claims against the Company are without substantial merit.

Arrowhead has purported to refile its claims against the Company and the other defendants. The Company will seek dismissal of these claims on the same grounds. The Company continues to believe that Arrowhead's claims against the Company are without substantial merit.

Arrowhead Capital Partners – AGC Loan

The Company’s predecessor and several affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State purportedly served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting Group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in Note 13 under “Production Loans”. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Company has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result Management does not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan. The Company intends to vigorously defend against this action and has filed a motion for summary judgement to dismiss this action.

Investigation into Claim for Tax Credits (SAPLA)

The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits including such tax credits to be claimed by an affiliate of the Company, Seven Arts Pictures Louisiana LLC and has issued subpoenas for discovery of documents in the possession of the Company related to their tax credits. This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent. All such claimed expenses were audited by independent auditors in Louisiana and reviewed by counsel. None of these expenses or credits have been included in the Company’s financial statements for any period. Management believes that this investigation will have no material adverse effect on the Company’s operations or the total tax credits to be received by the Company’s affiliates, but could result in charges against current or former employees of this affiliate based on prior audits, including Mr. Hoffman.

Parallel Action

On June 28, 2011, Seven Arts Pictures Plc. (“PLC”) filed an action in the High Court of England against Parallel Media LLC (“Parallel”) to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen. PLC is no longer part of the Company. On September 19, 2011, Parallel filed a new action against PLC and SAE in the Superior Court of California, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. A request for a preliminary injunction was denied by the Superior Court.

HMRC Investigation

On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of Seven Arts Pictures Plc. (the “Company”) in London. Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

The Company’s participation in these transactions was limited to the Company’s predecessor’s transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available the provision of loans to fund a portion of those investments. The Company received no tax benefits from the transactions, which were made on arms-length terms. The Company believes that it is not a subject of the HMRC investigation.

In connection with the transactions, the Company did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions. Prior to the closing of the transactions the investors obtained and made available to the Company, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws. The Company remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

HMRC has requested interviews with three officers of the Company to discuss whether those officers were involved in the arrangements for subscription of shares in the relevant companies, the first of which is scheduled for March 6, 2012.  The Company is fully cooperating with the investigation. The Company believes there is no basis for any claim of responsibility of any of its officers or employees. Based on facts currently known by the Company, there is no need for it to record a contingent liability in its financial statements in connection with the investigation or the related transactions.

ITEM 3: QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable to Smaller Reporting Companies

ITEM 4T: CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of December 31, 2011. This evaluation was accomplished under the supervision and with the participation of our chief executive officer /principal executive officer, and chief financial officer/principal financial officer who concluded that our disclosure controls and procedures are not effective.

Based upon an evaluation conducted for the period ended March  31, 2012, our Chief Executive and Chief Financial Officer as of March 31, 2011 and as of the date of this Report, has concluded that as of the end of the periods covered by this report, we have identified the following material weakness of our internal controls:

●	Lack of sufficient accounting staff which results in a lack of segregation of duties necessary for a good system of internal control and financial statement presentation.

Changes in Internal Controls over Financial Reporting

We have not yet made any changes in our internal controls over financial reporting that occurred during the period covered by this report on Form 10-Q that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II

Items No. 1, 3, 4, 5 - Not Applicable.

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

(a) During the three months ended March  31, 2012 and subsequent to December 30, 2011, the Company filed Form 8-Ks:

●	On January 18 2012
●	On March 16 2012
●	An S-8 was filed on February 1 2012
●	A 14A was filed on February 24 2012 (revised on March 14 2012)

(b) Exhibits

Exhibit Number

31.1	Certification of Chief Executive Officer, pursuant to Rule 13a-14(a) of the Exchange Act, as enacted by Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer, pursuant to Rule 13a-14(a) of the Exchange Act, as enacted by Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer and Chief Financial Officer, pursuant to 18 United States Code Section 1350, as enacted by Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SEVEN ARTS PICTURES, INC.

Date: May 21, 2012	By:	/s/ Peter Hoffman
Peter Hoffman, CEO

SEVEN ARTS PICTURES PLC.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

Contents

Page
Reports of Independent Registered Public Accounting Firm

Report of The Hall Group, CPAs	S-38

Financial Statements:

Consolidated Balance Sheets as of June 30, 2011 and 2010	S-39

Consolidated Statements of Operations and Other Comprehensive Income for the years ended June 30, 2011 and 2010	S-40

Consolidated Statement of Shareholders’ Equity for the years ended June 30, 2011 and 2010	S-41

Consolidated Statements of Cash Flows for the years ended June 30, 2011 and 2010	S-42

Notes to Consolidated Financial Statements	S-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Audit Committee and
Board of Directors
Seven Arts Pictures Plc.
London, UK

We have audited the accompanying consolidated balance sheets of Seven Arts Pictures Plc. and its subsidiaries, as of June 30, 2011 and 2010 and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We have conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Group is not required to have, nor were we engaged to perform, an audit of management’s assertion about the effectiveness of the Group’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Seven Arts Pictures Plc. and its subsidiaries as of June 30, 2011 and  2010 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Hall Group, CPAs
Dallas, Texas

December 19, 2011

SEVEN ARTS PICTURES PLC.
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2011 AND 2010

	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,785	$26,818
Trade receivables, net of allowance of $669,396 and $532,996	431,891	1,478,400
Due from related parties, net	2,725,974	3,021,184
Other receivables and prepayments	1,620,895	263,150
Total Current Assets	4,787,545	4,789,552

FILM COSTS, net of accumulated amortization of $8,497,211 and
$5,653,477, respectively	23,133,560	23,808,869
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
$94,910 and $90,968, respectively	24,540	26,389
TOTAL ASSETS	$27,945,645	$28,624,810

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Bank overdraft	$987	$-
Accounts payable	2,569,275	2,304,009
Accrued liabilities	2,382,916	2,414,963
Participation and residuals	503,187	480,357
Other loans	1,755,250	1,534,591
Film and production loans	10,890,430	16,766,689
Deferred income	407,763	1,460,230
VAT payable	1,477,584	1,463,497
Total current liabilities	19,987,392	26,424,336

TOTAL LIABILITIES	19,987,392	26,424,336

SHAREHOLDERS' EQUITY
Convertible redeemable preference shares, £1.00 par value, 6,000,000 shares authorized; no shares issued and outstanding
Ordinary stock, £0.25 par value, 20,527,360 shares authorized;
2,643,131 and 1,495,460 shares issued and outstanding	1,121,208	641,126
Deferred stock, £0.45 par value, 13,184,000 shares authorized;
13,184,000 and 13,184,000 shares issued and outstanding	11,636,594	11,636,594
Deferred stock, £1.00 par value, 2,268,120 and 1,495,460
shares issued and outstanding	3,876,745	2,564,504
Additional paid in capital	11,118,198	9,248,415
Convertible debentures	3,432,450	3,432,450
Receivable from Employee Benefit Trust	(1,237,417)	(2,121,458)
Accumulated deficit	(19,952,188)	(21,413,746)
Translation reserve	(2,037,337)	(1,787,411)
Shareholders' equity	7,958,253	2,200,474

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$27,945,645	$28,624,810

The accompanying notes are an integral part of these consolidated financial statements.

SEVEN ARTS PICTURES PLC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND
OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

	Year Ended June 30,
	2011	2010

Revenue
Film revenue	$2,758,359	$1,974,516
Fee related revenue - related party	570,029	4,442,919
Total revenue	3,328,388	6,417,435

Cost of sales
Amortization and impairment of film costs	2,843,734	1,770,650
Other cost of sales	604,262	628,326
Cost of sales	3,447,996	2,398,976

Gross profit/(loss)	(119,608)	4,018,459

Operating expenses
General and administrative expenses	1,852,303	2,619,205
Bad debt expense	234,429	319,344
Total operating expenses	2,086,732	2,938,549

Income (loss) from operations	(2,206,340)	1,079,910

Non-operating income (expense)
Other income	4,458,621	533,874
Interest expense	(829,878)	(2,199,844)
Interest income	71,681	110,409

Total non-operating income (expense)	3,700,424	(1,555,561)

Profit (loss) before taxes	1,494,084	(475,651)
Change in debt derivative	(32,530)	-
	1,461,554	(475,651)
Provision for income tax (benefit)	-	-

Net income (loss)	$1,461,554	$(475,651)

Comprehensive income (loss):
Net income (loss)	1,461,554	(475,651)
Foreign exchange translation gain (loss)	(249,926)	420,963

Comprehensive income (loss)	$1,211,628	$(54,688)

Weighted average number of ordinary shares used in the profit (loss) per share calculation:
Basic	1,888,712	1,402,720
Diluted	1,888,712	1,402,720

Basic profit (loss) per share	$0.77	$(0.34)
Diluted profit (loss) per share	$0.77	$(0.34)

The accompanying notes are an integral part of these consolidated financial statements.

SEVEN ARTS PICTURES PLC.
CONSOLIDATED STATEMENTS OF DEFICIENCY IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED MARCH 31, 2008, JUNE 30, 2008, JUNE 30, 2009, JUNE 30, 2010 and JUNE 30, 2011

	£1 Conv, Redeem Pref Shares		Non Red Conv Loans		Common Stock		Deferred Stock 2		Deferred Stock 1		Additional Paid in Capital	Accumulated Deficit	Translation Adjustment
	Shares	GBP	Shares	USD	Shares	USD	Shares	USD	Shares	USD	USD	USD	USD	Total - USD
Balance, June 30, 2009	500,000	£1,539,800	1,750,000	$3,432,450	1,385,460	$599,684	1,385,460	$2,398,736	13,184,000	$11,636,594	$5,255,814	$(20,938,095)	$(2,208,375)	$1,716,609

Chris Bialek options-Oct 27, 09					2,000	807	2,000	3,230			19,781			23,819
Adjust payable by SAP Inc on above @ par value					8,000	3,230	8,000	12,918			103,852			120,000
Receiveable from SAP Inc on above transaction											(120,000)			(120,000)
Translation Adj - Dec 09													179,359	179,359
Tfr Share options M Garstin to loan 2 Dec 08 pd $200,000											(221,142)			(221,142)

Eden loan 100,000 shres @ 25p Dec 09					20,000	7,481	20,000	29,924			219,754			257,159

Pref Share Conversion - EBT (£0.25 per share)	(500,000)	(748,100)			80,000	29,924	80,000	119,696			598,480			-

23/4/10 EBT - 60,000 @ $2.285 exc $1.5793/£1 shares to Eden											133,661			133,661

8/6/10 EBT - 122,000 @ $1.7 exc $1.457/£1 shares to Inc											212,980			212,980

Interest charged to EBT											(46,827)			(46,827)
Interest reversed to EBT											178,904			178,904
Transfer balance of Redeem to Sh Prem		(791,700)									791,700			-
Profit & Loss - June 30, 2010												(475,651)		(475,651)
Translation adjustment													$241,604	241,604

Balance, June 30, 2010	-	£-	1,750,000	$3,432,450	1,495,460	641,126	1,495,460	$2,564,504	$13,184,000	$11,636,594	$7,126,958	$(21,413,746)	$(1,787,412)	$2,200,474

Asher & Trafalgar shares Dec 10					267,522	126,850	267,522	507,400			716,619			1,350,869
EBT shares sold											418,825			418,825
Translation adjustment													(170,442)	(170,442)
Trafalgar, Isaac & New Moon shares Feb 2011					355,138	142,497	355,138	569,988			608,013			1,320,497
Correction to AsherTrafalgar 2010								(5,987)			3,423			(2,563)
Palm Finance shares Mar 2011					150,000	60,210	150,000	240,840			82,950			384,000
TCA & Eden shares May 2011					275,011	110,385					554,115			664,500
J Shapiro shares June 2011					100,000	40,140					208,860			249,000
EBT shares sold											161,018			161,018
Net loss												1,461,558		1,461,558
Translation adjustment													(79,483)	(79,483)

Balance, June 30, 2011	-	£-	1,750,000	$3,432,450	2,643,131	$1,121,208	2,268,120	$3,876,745	13,184,000	$11,636,594	$9,880,781	$(19,952,188)	$(2,037,337)	$7,958,253

The accompanying notes are an integral part of these consolidated financial statements.

SEVEN ARTS PICTURES PLC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:	$1,461,554	$(475,651)
Net income/ (loss)
Adjustments to reconcile net income (loss)
to net cash provided by (used in) operating activities:
Depreciation of property and equipment	14,026	13,884
Amortization of film cost	2,022,783	1,575,093
Impairment of film cost	820,951	195,557
Write off of previously capitalized film assets	-	244,640
Forgiveness of debt	(1,000,000)	(150,000)
Forgiveness of interest by lender	(3,458,621)	(383,874)
(Increase)/reduction of EBT interest receivable	(71,966)	178,904
Write-off of other receivables and prepayments	-	572,509
Ordinary shares issuance in exchange for I/R fees and to repay loans	2,977,208	257,159
Bad debt expense and provision for doubtful accounts	234,429	319,345
Write-off of previously accrued participations	-	(215,250)
Change in operating assets and liabilities
Trade receivables	812,080	(218,659)
Due to and due from related parties, net	969,570	(907,699)
Capitalized film assets	(2,168,426)	(2,470,299)
Other receivables and prepayments	(1,357,745)	(66,008)
Accounts payable	233,219	541,212
Other current liabilities	36,919	2,205,483
Deferred income	(1,052,464)	96,620
Net cash provided by operating activities	473,517	1,312,966

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,177)	(2,808)
Net cash (used in) investing activities	(12,177)	(2,808)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from/(repayment of) participation equity/investment
and notes payable	(230,434)	(1,353,958)
Issuance of common stock for cash	-	23,818
Net cash (used in) financing activities	(230,434)	(1,330,140)

Effect of exchange rate changes on cash and cash equivalents	(249,926)	18,007

NET (DECREASE) IN CASH & CASH EQUIVALENTS	(19,020)	(1,975)

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	26,818	28,793

CASH & CASH EQUIVALENTS, END OF YEAR	$7,798	$26,818

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year or period for:
Interest	$149,326	$1,173,528
Income taxes	$-	$-

NON CASH INVESTING AND FINANCING TRANSACTIONS:
Accounts receivable applied against loan set off	$-	$475,374
Production loan settled by shares owned by EBT	$-	$133,661
Reclassification of share premium to accrued liabilities	$-	$221,142
Related party advances settled by shares owned by EBT	$164,500	$212,800
Interest of loan payable capitalized on film assets	$50,262	$429,142
Accrued interest included in loan payable amount	$2,244,903	$1,946,705
Share based compensation expense	$87,026	$-

The accompanying notes are an integral part of these consolidated financial statements.

SEVEN ARTS PICTURES, PLC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

NOTE 1 - NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization

Seven Arts Pictures, Plc. (herein referred to as “PLC” or collectively as “the Group”, “the Company”, or “Seven Arts”), was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.   The Company currently owns interests in 33 completed motion pictures, subject in certain instances to the prior financial interests of other parties.

The consolidated financial statements include the financial statements of Seven Arts Pictures Plc. (“PLC”), and its wholly owned subsidiaries, Seven Arts Filmed Entertainment Limited (“SAFE Ltd”), Seven Arts Filmed Entertainment (UK) Limited, Cinematic Finance Limited and Cinematic Finance (Equicap) Ltd, herein referred to as (the “Group”, the “Company” or “Seven Arts”).    See below for detail on consolidated entities.

On June 11, 2010,  Seven Arts Entertainment,  Inc. (“SAE”), a Nevada Corporation, was formed and became a 100% owned subsidiary of Seven Arts Pictures Plc.  The Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 2,000,000 shares of SAE were issued to PLC in order to satisfy any remaining obligations.  This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010.  The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws.  Our intention in executing this transaction was to redomicile our business in the United States of America with no change in the economic interests of our shareholders.

As of January 27, 2011,  net assets with a book value totaling approximately $7,200,000 plus convertible debentures with no redemption date, which are accounted for as equity, were transferred to SAE in accordance with the asset transfer agreement.

On August 31, 2011, NASDAQ approved the substitution of one share of SAE stock for the Company's NASDAQ listing, effective at the opening of trading on September 1, 2011.   On that date, each of the Company's ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company's NASDAQ listing. This transaction was approved by the Company’s shareholders at the Company’s Extraordinary General Meeting on June 11, 2010.

SAE’s authorized capital consists of 50,000,000 shares of stock, $.01 par value per share, of which the board of directors has approved 25,000,000 shares as common stock.  As of September 1, 2011, there were 6,476,344 shares of common stock outstanding, all of which are fully paid and non-assessable.    Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders.

SAE is now a United States issuer and commenced regular quarterly reporting for the first quarter ended September 30, 2011.

On November 8, 2011, PLC, was placed into involuntary creditors liquidation under English law (See NOTE 16 – Commitments and Contingencies).  Certain indebtedness of PLC remained with PLC and will be subject to administration or payment in those administration proceedings.  In accordance with the asset transfer agreement, PLC has been issued 2,000,000 shares of common stock of SAE in order to satisfy these obligations.

Basis of Consolidation

The Company consolidates its subsidiaries in accordance with Accounting Standards Codification (“ASC”) 810, “Business Combinations”, and specifically ASC 810-10-15-8 which states, "The usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule, ownership by one reporting entity, directly or indirectly, or over 50% of the outstanding voting shares of another entity is a condition pointing toward consolidation."     The Company does not have any variable interest or special purpose entities.

The consolidated financial statements include the financial statements of Seven Arts Pictures Plc (“PLC”), and its wholly owned subsidiaries, Seven Arts Filmed Entertainment Limited (“SAFE Ltd”), Seven Arts Filmed Entertainment (UK) Limited, Cinematic Finance Limited and Cinematic Finance (Equicap) Ltd, herein referred to as (the “Group”, the “Company” or “Seven Arts”).

The accompanying consolidated financial statements include the accounts of Seven Arts Pictures Plc. (“SAP Plc.”) and its wholly owned subsidiaries as follows:

Years Ended
June 30,
2011 and 2010
Seven Arts Pictures Plc.	100%
Seven Arts Filmed Entertainment Limited	100%
Seven Arts Filmed Entertainment (UK) Limited	100%
Cinematic Finance Limited	100%
Cinematic Finance (Equicap) Ltd	100%

The Group acquired SAFCO’s in May 2009.   SAFCO’s refers to 17 companies formed by investors in the Zeus transaction (as described in NOTE 16). The Group intends to liquidate the SAFCO’s under the applicable laws of the United Kingdom upon obtaining full control of the books, records and operation of the SAFCO’s. The Group does not anticipate any material assets or liabilities related to the SAFCO’s except the contingent liability for VAT on the Zeus transaction. The SAFCO’s results have not been and will not be consolidated as the Group does not have control.

All significant intercompany balances and transactions have been eliminated on consolidation.

Significant Accounting Policies

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense.  The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity.  Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company's system of internal  accounting control is designed to assure, among other items, that  1) recorded  transactions  are valid;  2) valid  transactions  are recorded;  and  3) transactions  are  recorded in the proper  period in a timely  manner to produce financial  statements which present fairly the financial  condition,  results of operations  and cash  flows of the  Company  for the  respective  periods  being presented.

Basis of Accounting

The Company prepares its financial statements on the accrual basis of accounting and in accordance with Generally Accepted Accounting Principles of the United States of America (“US GAAP”).   All material intercompany balances and transactions are eliminated.   Management believes that all adjustments necessary for a fair presentation of the results of the years ended June 30, 2011 and 2010, respectively, have been made.

The Group has also engaged in various transactions under which it has received cash proceeds from the transfer of tax credits or other tax benefits associated with its motion picture productions.  Any such proceeds are generally treated as a reduction in the production costs of the applicable motion picture.

a)
To the extent such tax benefit proceeds would exceed the capitalized cost of the film or represent fee income not applied to production cost, such proceeds are accounted for as producers’ fees income where relevant producers contracts are in place.

b)	To the extent that the Group were to receive benefits from tax advantaged investments relating to:
i.	a picture that has not commenced production by a particular date and that investment is forfeited such that the Group has no further obligations to the investor or
ii.	third party productions taken on by the Group as sales agent/distributor, then such benefits are also recorded as producer fees income.

Revenue Recognition

Revenue earned by the Group can be classified into two categories:

1.	Film revenue: Revenue is earned from the exploitation of new productions, back catalogue and third party productions taken on as sales agent.

2.
Fee-related revenue: Producer’s fees income earned by the Group on productions controlled by the Group is earned when the Group is entitled to receive, under a binding agreement a fixed sum irrespective of the distribution revenue from that picture.

Film Revenue

The Group recognizes revenue from the sale (minimum guarantee or non-refundable advances) or licensing arrangement (Royalty agreement) of a film in accordance with ASC 605-15 “Revenue Recognition”. Revenue will be recognized only when all of the following criteria have been met:

a)	Persuasive evidence of a sale or licensing arrangement with a customer exists.
b)
The film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery. (i.e. the “notice of delivery” (NOD) has been sent and there is a master negative available for the customer)

c)	The license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale.
d)	The arrangement fee is fixed or determinable.
e)	Collection of the arrangement fee is reasonably assured.

A written agreement with clients (purchase order, letter, contract, etc.) indicating the film name, territory and period is required for the recognition of revenue. Revenue is recognized when the performance criteria in the contracts have been met. The customer generally confirms agreement by their signature on the contract.

Minimum guarantee revenue (i.e. non-refundable advances) is recognized as and when the film is available for delivery to the respective territories.   Cash deposits received on the signing of the contracts are recorded as deferred income until the film is available for delivery (as described above) at which point the deposit revenue is recognized.  The Group does not recognize any revenues relating to minimum guarantee on any motion picture as well as amortization expense on that picture until United States theatrical release if it has agreed with the licensees that delivery or payment of minimum guarantee will be delayed for any material period of time to permit such a theatrical release.

Royalty revenue which equates to an agreed share of gross receipts of films is recognized as income as and when the Group is notified of the amounts by the customers through their royalty reports.

Fee-related Revenues

Many countries make tax credits available to encourage film production in their territory. Seven Arts benefits from tax credits in:

a)	the UK and several other European territories for their European productions
b)	Canada for their Canadian productions
c)	Louisiana for their US productions
d)	Tax preferred financing deals

In the majority of circumstances, these tax credits are treated as a reduction in the capitalized costs of the film assets they are financing. However, to the extent such tax benefit proceeds would:

a)	exceed the capitalized cost of the film or
b)	represent fee income not applied to production cost, such proceeds are accounted for as producers’ fees income where relevant producer’s contracts are in place.

In addition, to the extent that the Group was to receive benefits from tax advantaged investments relating to:

a)	a picture that has not commenced production by the investment agreement closing date, that investment is forfeited such that the Group has no further obligations to the investor or
b)	third party productions taken on by the Group as sales agent/distributor, then such benefits are also recorded as producer fees income

One of the risks for the investor associated with these tax advantaged investments is that a particular picture will not start production within the investment agreement period therefore giving no asset value to their slate of investments. The contract with the Group will generally state that there is no recourse to the Group and associated companies as this is one of the many risks of the film industry that the investors are made aware of on signing the investment agreements. Therefore, when a picture has not commenced production by the investment agreement closing date that investment is forfeited and the Group has no further obligations to the investors.   These financing schemes are part of the general operations of the Group in its role as producer. Revenues in the year ended June 30, 2011 however did not include fee income derived from a structured film and distribution cost financing with UK investors.  It did include additional producer fee of $570,029 associated with films produced in Louisiana.   In 2010, the Group recognized $2,650,794 of fee income as described and, in addition, producer’s fees of $1,792,125.

Investments

Investments are held at the lower of cost or net realizable value, and reviewed annually for any impairment charges. As of June 30, 2011 the Group has no outstanding investments.

Film Costs

Film costs include the unamortized costs of completed films which have been produced by the Group or for which the Group has acquired distribution rights, libraries acquired as part of acquisitions of companies and films in progress and in development.  For films produced by the Group, capitalized costs include all direct production and financing costs, capitalized interest and production overhead.

Costs of acquiring and producing films are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films. Generally, 80% or more of a film's costs are amortized within three years of the picture's initial release.

Ultimate revenue includes estimates of revenue to be earned over a period not to exceed ten years following the date of initial release. Film costs are stated at the lower of amortized cost or estimated fair value. Individual film costs are reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. The fair value of the film is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Impairment is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of film costs may be required as a consequence of changes in management’s future revenue estimates.

Films are included in the general “library” category when initial release dates are at least three years prior to the acquisition date.

Films in progress include the accumulated costs of productions which have not yet been completed. Films in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned.

Property & Equipment

Equipment is carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which are two to five years.

Income Taxes

The Company has adopted ASC 740-10 “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.

The Group is not part of any consolidated return filed in the United States.

Foreign Currency Transactions and Comprehensive Income

The accounts are presented in United States Dollars (“USD”), the functional currency of the main operating company,  SAFE Ltd. The functional currency of the holding company SAP Plc. and other entities located in the UK is in Pounds Sterling  (“GBP”). The books of the foreign entities are converted to USD at each reporting period date.

The Group translates the foreign currency transactions and balances into USD using the year or reporting period end or average exchange rates. Assets and liabilities of the foreign entities are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is included in the translation reserve within shareholders’ equity (deficit). Foreign currency transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.

Where possible, the Group seeks to match USD income with USD expenditures.  To date the Group has not hedged any transactional currency exposure but will keep such exposures under review and where appropriate may enter into such transactions in future.

Relevant exchange rates used in the preparation of the financial statements are as follows for the years ended June 30, 2011 and 2010 (GBP  per one USD):

	June 30, 2011
Balance sheet period end exchange rate:	GBP	1.6056

Average exchange rate for the year ended:	GBP	1.5655

	June 30, 2010
Balance sheet period end exchange rate:	GBP	1.4962

Average exchange rate for the year ended:	GBP	1,5721

Derivative Instruments and Hedging Activities

The Group’s policy is not to use derivative or hedging financial instruments for trading or speculative purposes, except certain embedded derivatives derived from certain conversion features or reset provision attached to the convertible debentures as described in NOTE 12.

Earnings Per Share

Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings (loss) per share include the effects of any outstanding options, warrants and other potentially dilutive securities.  For the periods presented, there were no potentially dilutive securities outstanding, therefore basic earnings per share equals diluted earnings per share.   Basic and diluted earnings per share (“EPS”) are based on weighted-average common shares and exclude shares that would have an anti-dilutive effect. In accordance with ASC 260-10-45-19, the Company did not consider any potential common shares in the computation of diluted EPS as of June 30, 2011 and 2010, due to the loss from continuing operations, as they would have an anti-dilutive effect on EPS.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs of its films which are used in the amortization and impairment of film costs, estimates for allowances, option pricing for options and warrants issued and income taxes.  Accordingly, actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

Accounts Receivable

Receivables are recognized at the initial amount of the invoice.  As a result of the nature of the Group’s activities, accounts receivables are generally of a short-term nature. However, any receivable whose recovery date was is beyond one year would be measured at its present value.  The Group does not charge interest on late payment of trade receivables and loans.

Reserve for doubtful accounts represent a provision charged to reflect management's best estimate of the likelihood that certain of the Group’s accounts receivable may not ultimately be collected.  This provision is based on historical experience and relevant facts and information regarding collectability at the time and will be adjusted up or down over time with the benefit of actual results.

Any receivable outstanding is only written off after management has deemed the receivable to be uncollectible, under the terms of the agreement and/or based on the financial conditions of the customers at each reporting period. As of June 30, 2011 and 2010 the Group had an allowance for bad debts and doubtful accounts of $310,796 and $532,996, respectively, to cover any future uncollectible receivables.  The Group determines its allowance by considering a number of factors, including the length of time receivables are past due, the Group’s previous loss history, the customer’s current ability to pay its obligation to the Group, and the condition of the general economy and the industry as a whole.

Substantially all of the trade receivables at face value as reflected in the consolidated financial statements are pledged as security for borrowings by the Group.

Accounts Payable

All operating trade payables (including notes payable and accrued supplier invoices) relate to the purchase of goods and services. These payables are due within and or less than one year. However any payable whose due date was more than one year would be measured at its present value. The Group did not have any such long-term accounts payable during the periods presented.

Fair Value of Financial Instruments

The carrying amount of cash, trade accounts receivable, other accounts receivable, receivables due from and payable to related parties, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Cash and cash equivalents are recognized at fair value considering quoted market prices if available for the same or similar instruments. Long-term debt is based on estimated market prices for similar instruments, considering interest rates currently available in connection with bank loans with similar terms and due dates.

Share Based Payments

The Company accounts  for share based payments using a fair value based method whereby compensation cost is measured at the grant date based on the value of the services received and is recognized over the service period.   The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued.   In calculating this fair value, there are certain assumptions used such as the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate.  The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Cash and Cash Equivalents

The cash and cash equivalents of the Group consisted of cash balances held on deposit with banks, of which $8,767 is denominated in USD and $(968) denominated in GBP, as of June 30, 2011. These deposits earn interest at the relevant bank interest rates, which are all floating rates of interest.  These annual interest rates ranged from 2.8% to 8.8% for the fiscal year ended June 30, 2011, and 3.1% to 8.8% for the fiscal year ended June 30, 2010.

NOTE 2 - REVENUE

Revenue earned by the Group can be classified into two categories: film revenues and fee-related revenues (see NOTE 1).

Film revenues consist of minimum guarantees from distributors, royalties earned either collected or receivable, and other fees or income associated with the sale of the Group’s motion pictures.

Film revenue by geographical areas is as follows:

	June 30, 2011	June 30, 2010

Europe	$969,077	$110,285
North America	1,113,074	1,714,271
South America	378,763	24,000
Africa and Middle East	39,416	-
Asia	209,030	91,942
Australia	48,999	34,018

Total	$2,758,359	$1,974,516

All fee-related revenues for the years ended June 30, 2011 and 2010 were generated in North America, and through a related party (as described below).

Fee related revenues in the period ended June 30, 2011 consisted of:

a)
Producer's fees of $70,097 resulting from excess tax credits received on Night of the Demons. This item was collected by Seven Arts Pictures Louisiana LLC who will pay it over to the Group under the agreement between the Group and SAPLA.

b)	$500,000 of fees relating to Esplanade Pictures based in Louisiana.

Fee related revenues in the period ended June 30, 2010 consisted of:

a)
$2,650,794 of fee income derived from the Equicap transactions, a structured finance transaction with UK investors who invested in certain third party motion pictures distributed by the Group.  The fee items related to the Equicap transactions were contractually entered with Seven Arts Pictures Louisiana LLC (“SAPLA”), a related party who is acting on behalf of the Group but collected and recorded by the Group under the Group’s agreement with SAPLA as fee income.

b)
Producer's fees of $637,397 resulting from excess tax credits received on Night of the Demons. This item was collected by SAPLA and will be paid over to the Group under the agreement between the Group and SAPLA.

c)
Producer’s fees income of $1,154,728 resulting from excess tax credits received on American Summer (Pool Boys) and Autopsy. This will be collected by SAPLA and will be paid over to the Group under the Group’s agreement with SAPLA.

All of the Group's revenues and profits before taxes in each year are derived from the financing, production and distribution of films.

NOTE 3 – NET INTEREST EXPENSE

The following presents the Group’s interest expense and interest income for the years ended June 30, 2011 and 2010:

	June 30, 2011	June 30, 2010

Interest expense
Production loans interest paid	$(184,661)	$(1,490,924)
Corporate loans interest paid	(607,267)	(672,004)
Bank interest paid	(37,950)	(36,916)

Total interest paid	$(829,878)	$(2,199,844)
Interest income
Interest received	$368	$110,365
Bank interest received	71,313	44

Total interest received	$71,681	$110,409

Net interest (expense)/income	$(758,197)	$(2,089,435)

NOTE 4 – OTHER INCOME RELATED TO CANCELATION OF INDEBTEDNESS

The Group recorded  of $4,458,621 of other income for the year ended June 30, 2011 related to the cancellation of indebtedness arising from:

a)
The release of a loan of $1,788,904 from Arrowhead (See NOTE 11) which is subordinated to the Cheyne debt of $6,500,000 which was assigned to Seven Arts in 2008.  Management does not believe that forecast income will be sufficient to repay the primary loan; therefore the subordinated loan will also not be repaid.

b)	Forgiveness of accrued interest of $2,669,717, which was accrued through June 30, 2010, on the Palm Finance loans.

During the year ended June 30, 2010, the Company recorded a $150,000 gain on the cancellation of indebtedness arising from a settlement with Kismet releasing a loan of $150,000.     Also during 2010, 120dB agreed to a cash settlement of $323,000 in full and final settlement of the outstanding loan for Knife Edge.  The Group recorded a $383,874 gain on the cancellation of indebtedness related to this settlement.  Total other income related to cancellation of indebtedness was $533,874 for the year ended June 30, 2010.

NOTE 5 – INCOME TAXES

The Company has adopted ASC 740-10, “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset).   Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

During the year ended June 30, 2011 the Company had a net income of $1,461,554 decreasing the deferred tax asset approximately $496,928 at the statutory tax rate of 34%.  Deferred tax assets at June 30, 2011 and 2010 consisted of the following:

	Year ended	Year ended
	June 30,	June 30,
	2011	2010

Net operating loss carry forwards	$10,422,664	$11,579,923
Capital loss carry forwards	5,398,529	5,398,529
Total carry forwards	15,821,193	16,978,452
Tax rate of 34%	34%	34%
Total long-term deferred tax assets	5,379,206	5,772,673
Less: valuation allowance	(5,379,206)	(5,772,673)

Net long-term deferred tax assets	$-	$-

The net deferred tax asset generated by the loss carry forward has been fully reserved and will expire in 2019 through 2030.  The realization of deferred tax benefits is contingent upon future earnings and, therefore, is fully reserved at June 30, 2011 and 2010.

The following represents the effect of timing differences on the Group’s tax expense or benefit for the years ended June 30, 2011 and 2010:

	Year ended	Year ended
	June 30,	June 30,
	2011	2010

Current tax charge/(benefit)	$-	$-

Factors affecting the tax charge for the year:

Income/(loss) before taxes	1,461,554	(475,651)

Income/(loss) before taxes multiplied by the standard rate of UK corporation tax of June 30 2011 at 27.5% (June 2010 at 28%)	401,927	(133,182)
Effects of:
Non deductible expenses	47,606	42,000
Excess of amortization over tax deductions	(14,158)	(14,416)
Non-qualifying depreciation	782,027	495,782
Excess of capital allowances over depreciation	(1,182)	(824)
Movement in tax losses	(714,322)	(727,311)
Film tax profit adjustment	(501,898)	337,951
Current tax expense/(benefit)	$-	$-

As of June 30, 2011, the Group had operating losses of approximately $10,422,664 to carry forward against future operating profits.

As of June 30, 2011, the Group had capital losses of approximately $5,398,529 to carry forward against future capital profits.

The net deferred tax asset generated by the loss carry forwards has been fully reserved and will expire in 2019 through 2030.  The realization of deferred tax benefits is contingent upon future earnings and is fully reserved at June 30, 2011 and 2010.

NOTE 6 – EARNINGS PER SHARE

Basic net income/(loss) per share is based upon the weighted average number of common shares outstanding  for the period presented  and all shares amounts have been adjusted to reflect the Group’s two separate 5:1 reverse stock splits. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock warrants were converted or exercised. Warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  At June 30, 2011, the Company had a total of 2,217,872  common stock equivalents outstanding, including options, warrants and convertible debentures.    All common stock equivalents for the year ended June 30, 2010 are anti-dilutive due to the net loss incurred.

Basic and diluted earnings per share (“EPS”) are based on weighted-average common shares and generally exclude shares that would have an anti-dilutive effect. In accordance with ASC 260-10-45-19, the Group did not consider any potential common shares in the computation of diluted EPS as of June 30, 2011 or for June 30, 2010, due to the loss from continuing operations. For the year ended June 30, 2011, 329,160 anti-dilutive shares were excluded from the EPS calculation, which would have been considered dilutive if the Company did not have a loss from operations.

The following is a reconciliation of the number of shares (denominator) used in the basic and diluted earnings per share computations for the years ended June 30, 2011 and 2010:

	2011		2010
	Weighted Average Shares Outstanding	Per Share Amount	Weighted Average Shares Outstanding	Per Share Amount
Basic earnings per share	1,888,712	$0.77	1,402,720	$(0.34)

Diluted earnings per share	1,888,712	$0.77	1,402,720	$(0.34)

Basic and diluted net income (loss) per share is calculated based on the weighted average common shares outstanding for the period presented and all have been adjusted to reflect the Group’s 5:1 reverse stock splits which occurred on December 31, 2008 and May 12, 2011.

NOTE 7- EMPLOYEE BENEFIT TRUST

The Group established the Seven Arts Employee Benefit Trust (“EBT”) for the purpose, among others, of acquiring 3,000,000 of the Group’s preferred shares from Armadillo Investments Plc. (“Armadillo”).  EBT is governed by a Trust Deed that the Group entered into with the trustees.  Under the Trust Deed, the Trustees have absolute control over the Trust although the Group may recommend options to the trustees. The Group has the right after approval of the audit committee to restrict the Trust’s right to vote its shares of the Group to prevent the Trust from taking control of the Group and the right to remove the Trustees under certain circumstances for the same purpose.

The Group has no interest in the profits or losses of the Trust on the Group’s shares and does not control the actions of the Trustees in the sale or use of these shares. The Group has no control or significant influence on the EBT. All cash and ordinary shares owned by EBT are held by EBT for the benefit of the Group’s United Kingdom employees.

On October 30, 2008, EBT reached an agreement to acquire these preference shares for £1,500,000 plus the return of 1,600,000 of Armadillo’s ordinary shares. On that date the Group advanced £500,000 as the first of three equal installments together with 1,600,000 shares of Armadillo Investments Plc. The EBT acquired 3,000,000 of the Group’s convertible preferred shares from Armadillo.  Seven Arts has guaranteed the remaining two payments due to Armadillo aggregating £1,000,000, but has not yet advanced these payments to EBT, so EBT is in default on both payments due to Armadillo. On November 20, 2008, EBT converted 2,500,000 of these preferred shares into 2,000,000 of the Group’s ordinary shares. On June 30, 2010, the EBT converted the remaining 500,000 preferred shares to 400,000 ordinary shares.

The EBT originally pledged 266,667 ordinary shares to Armadillo to secure the sum due to Armadillo, which the   pledge will be terminated when the EBT pays the £1,000,000 to Armadillo.  As of February 9, 2011, 150,000 shares of the Group were issued to New Moon Pictures LLC who then pledged the shares to Armadillo Investments Ltd who in turn have:

a)  extended the terms of the repayment of the £1,000,000 due from the EBT to June 30, 2011; and
b) reduced their lien over the 266,667 shares currently held by the EBT to 200,000 shares.

At June 30, 2011, the loan receivable from EBT amounted to £643,084 ($1,107,134) and the EBT owned 200,000 shares (or approximately 7.6% of the Group’s outstanding ordinary shares as at June 30, 2011) all of which are pledged to Armadillo Investments Ltd.

NOTE 8 -  FILM COSTS

The following presents the Group’s film costs as of June 30, 2011 and 2010:

	June 30, 2011	June 30, 2010
Film costs - beginning balance	$23,808,869	$22,902,513
Additional costs incurred	2,168,425	2,677,006
Third party investments/ tax credits	-	-
Amortization of film costs during period	(2,843,734)	(1,770,650)
Film costs as of June 30, 2011	$23,133,560	$23,808,869

The net book value of all films as of June 30, 2011 includes $17,917,287 relating to films released since April, 2007 and $5,216,272 relating to pictures in development.

Over 98% of the Group's pictures released before April 2007 have been fully amortized and therefore have a net book value of zero as of June 30, 2011.

Capitalized film costs are reviewed for impairment at least twice a year and whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for the assets is based on the fair value of the asset as estimated using a discounted cash flow model. An impairment charge of $ 820,951 was recognized during the year ended June 30, 2011 and $195,557 for the year ended June 30, 2010.

NOTE 9 – PROPERTY AND EQUIPMENT

The Group’s property and equipment as of June 30, 2011 and 2010:

Net book value as of June 30, 2009	$40,112
Additions	2,808
Depreciation charge for the period	(13,884)
Exchange differences	(2,647)
Net book value as of June 30, 2010	26,389
Additions	12,177
Depreciation charge for the period	(14,026)
Exchange differences	-
Net book value as of June 30, 2011	$24,540

NOTE 10 – FILM AND PRODUCTION AND CORPORATE LOANS

The following presents that Company’s film and production and corporate loans as of June 30, 2011 and 2010:

Current	June 30, 2011	June 30, 2010
	(USD)	(USD)
Film & production loans	$10,890,430	$16,766,689
Corporate loans	1,755,250	1,534,591
Current	$12,645,680	$18,301,280

Film and Production Loans

Film and production loans arose from the financing of motion pictures and are secured with an interest in the associated motion pictures.     Detail of these production loans is presented below.

A loan of $8,300,000 was advanced to Seven Arts Future Flows I LLC ("SFF"),  a subsidiary of Seven Arts Pictures Inc., (“SAP, Inc.) a related party, on a non-recourse basis by Arrowhead Ltd. ("Arrowhead") and was secured by a pledge of Seven Arts Filmed Entertainment Limited’s distribution rights in twelve designated pictures owned by SFF for the period of the loan. During the period ended June 30, 2009, Arrowhead made the decision to take control over the distribution rights to these pictures. Since the Group no longer controls the licensing of these motion pictures, it has removed all investment in the cost of these pictures as well as receivables from its assets and has removed the non-recourse indebtedness and accrued interest from its liabilities as of June 30, 2009. This resulted in the recognition of $5,601,683 of “Other income” in the period ended June 30, 2009 relating to the cancellation of indebtedness.

Arrowhead filed an action on September 22, 2010, which seeks recovery from the Group of the monies which the Group has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Group, Mr. Hoffman and Seven Arts Pictures Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Group for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Group had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Group.  On August 9, 2011, the New York Supreme Court granted the Group’s motion and dismissed all defendants except SAFE Ltd.  in its capacity as a collateral agent, which is not a material element of Arrowhead claim.  The Group continues to believe that Arrowhead’s claims against the Group are without substantial merit.

Management has accounted for the monies collected and not remitted from the Arrowhead titles as accrued liabilities in the Group’s books and records as of June 30, 2011.

An original loan of $7,500,000 was taken from Cheyne Specialty Finance Fund LLP ($6,500,000) senior debt and Arrowhead Consulting Group Limited ($1,000,000) -subordinated debt. The Cheyne portion of the loan was acquired by SAFE Ltd for payment of $6,500,000 in April 2008, leaving a balance owed by the Group of $1,000,000 due to Arrowhead Consulting Group Limited but subordinated to the collection of $6,500,000 plus interest from certain pictures after June 30, 2008.  The $1,000,000 balance of the loan is secured with all of the income over and above the $6,500,000 plus interest from six films ( Deal, Noise, Pool Hall Prophets, A Broken Life, Mirror Wars and Boo ) as well as with a secondary security interest in certain film library assets (behind Arrowhead) and a first security interest in 321,400 shares of the Group owned by Seven Arts Pictures Inc. The Group is in litigation with the liquidator of Arrowhead Consulting Group regarding the $1,000,000 plus accrued interest and it believes this debt will never be paid due to its subordination to the senior loan.

A security interest in favor of Palm Finance Corporation ("Palm") was lodged at Companies House (the United Kingdom’s registrar of companies) in January 2008, by the Group to cover loans made by Palm to finance the films Nine Miles Down, The Pool Boys and Autopsy.  The Group entered into two senior financing loan and security agreements with Palm Finance Corp (“Palm”) to finance the production costs of The Pool Boys, Autopsy and Nine Miles Down dated May 7, 2007 and December 17, 2007. These loans are secured by the revenues to be collected from these motion pictures. The revenues so far collected have been insufficient to repay the majority of these loans, primarily as result of management’s decision to delay the release of these films. The original principal amount of the Palm loan for The Pool Boys and Autopsy are $5,500,000 including  $700,000 of accrued interest, and for Nine Miles Down was $4,000,000 including $750,000 of accrued interest. In November 2010, the Group entered into a new financing agreement with Palm extending the due date of these loans to December 31, 2011.

The lender agreed to write-off the accrued interest as of June 30, 2011, giving rise to forgiveness of debt income of $2,669,717. The outstanding balances on these loans as at June 30, 2011 were $4,910,052 (Pool Boys/Autopsy) and $ 3,176,018 (Nine Miles Down).

Subsequent to June 30, 2011, the lender sold $2,750,000 of its debt and converted 50% of the monies received to Series A preference shares in SAE Inc. (See NOTE 13 – Subsequent Events.)

On August 27, 2007, the Group borrowed $1,650,000 from Blue Rider Financial (“Blue Rider”) to pay for the domestic prints and advertising costs for the motion picture “Deal” (“Blue Rider Loan”) and arranged that the revenues due from Metro-Goldwyn-Mayer Studios Inc. (“MGM”) to the Group for the distribution of that motion picture be assigned to Blue Rider Financial as partial security for that loan.  To date the revenues paid to the Group from MGM have not yet been sufficient to repay the Blue Rider Loan.  The Group has therefore entered into an accommodation agreement with Blue Rider to redeem the loan due for $2,200,000, less approximately $812,000 of collections that have been received by Blue Rider to date from MGM.  We expect this indebtedness will be repaid from proceeds due from MGM on or before December 31, 2011.

Corporate loans

Trafalgar Loan

On October 15, 2008 the Group borrowed £1,000,000 from Trafalgar Capital Special Investment Fund (“Trafalgar”). A portion of this loan the Group advanced to the EBT for it to use as the first installment for the acquisition of all the Preferred Shares owned by Armadillo.  On September 2, 2009 the Group repaid Trafalgar $1,000,000 (approximately £698,934) as a partial payment against this loan, with the remaining balance subject to repayment in cash or convertible to the ordinary shares of the Group at the conversion terms as agreed between Trafalgar and the Group. On June 22, 2010 an amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to December 31, 2010, and the Group agreed to issue 340,000 ordinary shares to settle a portion of the debt. Trafalgar agreed to reduce the loan amount from the proceeds it receives from selling the 340,000 ordinary shares.  All of the 340,000 shares were sold in the market before December 31, 2010. A further amended agreement was entered into with Trafalgar for an extension of the due date of the convertible debentures to March 31, 2011, and the Group issued 425,000 ordinary shares to settle a portion of the debt.   Trafalgar agreed to reduce the loan amount from the proceeds it receives from selling the 425,000 ordinary shares. The per-share value is determined as the amount recovered by Trafalgar on sale thereof in the market and Trafalgar may “put” these shares to the Group at £1.00 per share on April 30, 2011 if not previously sold.    This put option was not exercised by Trafalgar.

Asher Loan

In May, June and September 2010, the Group issued an aggregate of $200,000 Convertible Promissory Notes to Asher Enterprises, Inc. (“Asher Notes”) that were to mature on March 11, 2011, March 17, 2011 and June 24, 2011, respectively. The Asher Notes bore interest at a rate of 8% per annum and were convertible into the Group’s ordinary shares beginning on the date which is one hundred twenty (120) days following the issuance of the Asher Notes, at the holder’s option, at the conversion rate of 60% of the market price of the lowest three trading prices of the Group’s ordinary shares during the ten-day period ending one trading day prior to the date of the conversion notice is sent by the note holders via facsimile.

The Group has identified the embedded derivatives related to the Asher Notes. These embedded derivatives included certain conversion features and reset provision. The accounting treatment of derivative financial instruments requires that the Group record fair value of the derivatives as of the inception date of Asher Notes and to fair value as of each subsequent reporting date. At the inception of the Asher Notes, the Group determined a fair value of $178,187 on the embedded derivative. The fair value of the embedded derivative was determined using the Black Scholes Option Pricing Model based on the following assumptions:

Assumption	Amount
Dividend yield:	0.0%
Volatility	133% ~ 142%
Risk free rate:	0.25% ~ 0.37%

During the year ended June 30, 2011, the Company issued an aggregate of 53,668 shares of common stock in full settlement of the $100,000 Convertible Promissory Note dated May 2010 and related interest. In addition, the Company paid remaining two Convertible Promissory Notes an aggregate of $120,000 in cash. As such, the Company recorded amortization of $178,187 as debt discount for the year ended June 30, 2011 and $32,530 loss on change in fair value of debt derivative.

Convertible Notes issued August 30, 2010

On August 30, 2010, the Group issued an aggregate of $470,000 Convertible Debt to qualified investors that matures on February 28, 2011. The Convertible Debts bear interest at a rate of 15.0% per annum and could be converted  into the Group’s ordinary shares beginning on the date which is one hundred twenty (120) days following the issuance of the Convertible Debt,  at the conversion rate of $3.75 per share, subject to certain changes, and are convertible at the option of the Group.

a)	On March 22, 2011 an additional $300,000 of convertible notes were issued to Runway Investments Ltd on the same terms as above. At the same time the original notes were extended to July 31, 2011.

b)	All $770,000 of these notes were extended on May 24, 2011 to September 30, 2011, and the conversion terms were changed as follows:

The Scarborough note’s principal and interest will convert into common stock at $0.50 per share.
For extending the maturity date until December 31, 2011, Sendero and Runway will reduce their conversion price to $0.60 per share.
For extending the maturity date until September 30, 2011, Agua Alta will reduce its conversion price to $0.75 per share.
The average conversion price of the three remaining notes is $0.64 per share.

c)	$225,000 of the Scarborough notes were converted to 507,000 shares on July 29, 2011, subsequent to year-end.

d)	$170,000 of the Agua Alta and $75,000 of the Sendero notes were converted into 1,786,374 shares on October 19, 2011.

Isaac Capital Group

On June 10, 2011, the Group borrowed $150,000 from Isaac Capital Group (“ICG”) in the form of a convertible note.   The loan is for 6 months with interest at 15% per annum. ICG will have the right to convert the Loan at any time into shares at a conversion price of 60% of the volume weighted average sale price on NASDAQ of the shares for the 10 trading days prior to the closing of the loan. There is also a closing fee of 15,000 shares on closing of the Loan.   (These shares have not yet been issued).

The maturity dates and interest rates applicable to the Group’s funded indebtedness and third party guarantees are as follows:

	Amount outstanding
	June 30,	June 30,	Applicable
Lender	2011	2010	interest rate	Status
Film and Production Loans
Arrowhead Consulting Group	$-	$1,788,904	19-23% Variable	Subordinated

Palm Finance Corporation	4,910,052	6,575,881	18% Fixed	Forbearance agreement

Palm Finance Corporation	3,176,018	4,243,835	18% Fixed	Forbearance agreement

Blue Rider Finance Inc.	813,742	1,599,813	22.5% per annum plus 4% of outstanding indebtedness for each 30 days period the indebtedness remains outstanding after December 15, 2008	Due on demand

120dB Film Finance LLC	323,000	219,000	No stated interest rate	Due on demand

Cold Fusion Media Group LLC	582,510	920,410	10% Fixed	Due on demand

Parallel Media	1,469,108	1,418,846	No stated interest rate	Due on demand

Pledged Shares	(384,000)	-

Film and Production Loans	$10,890,430	$16,766,689

Corporate Loans

Trafalgar Capital Specialized Investment Fund	$490,412	$1,176,608	9% Fixed	Forbearance agreement

Asher Enterprise, Inc.	-	150,000	8% Fixed	Due on March 11, 2011 and March 17, 2011

Lion House	263,234	207,983	30% Fixed	In default

Scarborough/Runway	853,384	-	15% fixed	Due September 30, 2011

Isaac Capital Group	148,220	-	15% fixed	Due December 10, 2011

Corporate Loans	$1,755,250	$1,534,591

Total Loans	$12,645,680	$18,301,280

The loan amounts as of June 30, 2011 and 2010, includes accrued interest of $2,233,994 and $5,238,407, respectively.

NOTE 11 - SHAREHOLDERS’ EQUITY

The following presents the Company’s authorized,  issued and outstanding shares, by class as of June 30, 2011 and 2010:

	June 30,	June 30,
	2011	2010
Authorized
6,000,000, £1 convertible, redeemable preference shares for all periods.	11,337,600	11,337,600
20,527,360 ordinary shares at £ 0.25 par value each for all periods.	9,055,719	9,055,719
20,527,360 deferred shares at £1.00 par value each for all periods	36,222,876	36,222,876
13,184,000 deferred shares at £0.45 par value each for all periods	11,636,594	11,636,594
	68,252,789	68,252,789

Issued and outstanding
£1.00 convertible, redeemable preference shares	-	-
2,643,131 ordinary shares at £.25 par value as of June 30, 2011, 1,495,460 as of June 30, 2010;	$1,121,208	$641,126
2,268,120 deferred shares of £1 as of June 30, 2011,	3,876,745	2,564,504
1,495,460 as of June 30, 2010;
13,184,000 deferred shares of £0.45 each for all periods.	11,636,594	11,636,594
	$16,634,547	$14,842,224

Convertible Redeemable Preferred Shares

During the year ended March 31, 2005, Seven Arts issued approximately £3,000,000 of convertible redeemable preferred shares to Armadillo Investments Plc (“Armadillo”) in return for 3,000,000 ordinary shares from Armadillo, valued at $5,668,800.

a)
The convertible redeemable preferred shares held by Armadillo were acquired by the Seven Arts Employee Benefit Trust (‘EBT”) on October 30, 2008 and 2,500,000 of the preferred shares were converted into 2,000,000 of the Seven Arts Pictures Plc ordinary shares on November 20, 2008.

b)
The remaining 500,000 convertible preferred shares owned by the EBT were converted into 400,000 ordinary shares of Seven Arts Pictures Plc on June 30, 2010. As of June 30, 2011 and 2010, there were no convertible redeemable preferred shares outstanding.

The terms attached to the convertible redeemable preferred shares include:

a.	no dividends,
b.	a liquidation preferred,
c.	conversion rights into ordinary shares, and
d.	redemption rights only in the event of certain defaults by Group

Ordinary Shares

On May 9, 2011, the shareholders approved a 5:1 reverse split and then the division of the new share into £0.25 ordinary share and £1.00 deferred share. All per share amounts in the financial statements have been retroactively adjusted to the earliest period presented for the effect of this reverse split.

In the  year ended June 30, 2011,  the Group issued an aggregate of 1,147,671 shares of ordinary stock comprised of:

a)	342,000 shares issued to consultants in exchange for services rendered
b)	153,000 shares issued to Trafalgar Capital Specialized Investment Fund pursuant to an amended loan agreement and 100,000 issued to Eden Corporate Finance in part payment of their debt
c)	53,668 shares issued to Asher Enterprises in exchange for conversion of notes payable in the aggregate amount of $200,000.
d)
Pledges of stock issued to SAP Inc (23,800 shares) for an insurance policy, New Moon LLC (150,000 shares) pledged against Armadillo’s debt, Palm Finance (150,000 shares) and TCA (175,000 shares) pledged against a loan of $125,000 given to the Company in March 2011 (See NOTE 12)

See NOTE 20 – Subsequent Events,  for details of shares issued subsequent to June 30, 2011.

In the year ended June 30, 2010,  the Group issued an aggregate of 110,000 shares of ordinary stock comprised of:

a)
80,000 shares issued to the EBT on conversion of 500,000 convertible preferred shares.  The EBT conversion resulted in an addition of $149,620 to the share capital account and $1,390,180 to the additional paid in capital account and a reduction of $1,539,800 in the carrying value of the preferred shares in the capital account.

b)
2,000 share options were converted to 10,000 ordinary shares by a former employee.  As the excess 8,000 ordinary shares were issued in error, a related party (SAP Inc.) has promised to advance and pledge 8,000 of its shares of Seven Arts Pictures Plc to the Group until it can arrange for the cancellation of these shares and replace with the correct shares to be issued and sent to the former employee.  As of June 30, 2010, the Group had not received these cancelled shares.

c)	20,000 shares were issued to Eden Finance to cover loan, interest and fees in April 2010.

Deferred Shares

The Group’s deferred shares issued prior to March 31, 2007 have essentially no rights for participation with income or assets of the Group other than their existing rights under ordinary share ownership. The Group has the right to purchase back and cancel the deferred shares. These shares were issued when the ordinary stock par value was reduced from £0.50 to £0.05 per share (i.e. for every £0.50 per share held the shareholder received one £0.05 ordinary share and one £0.45 deferred share.). The Group has no current plans to retire this deferred stock. The stock is treated as part of the nominal share capital valued at £0.45 per share.

The second category of deferred shares was issued on May 12,  2011 after the 5:1 reverse split when five ordinary shares with £0.25 par values were combined into one share of £1.25 par value share and then the resulting share subdivided into one ordinary share of £0.25 and one deferred share of £1.00.  These shares  have essentially no rights for participation with income or assets of the Group other than their existing rights under ordinary share ownership. The Group has the right to purchase back and cancel the deferred shares.   The stock is treated as part of the nominal share capital valued at £1.00 per share.

NOTE 12 - CONVERTIBLE DEBENTURES WITH NO REDEMPTION DATE

	As of	As of
	June 30, 2011	June 30, 2010

Convertible debentures	$3,432,450	$3,432,450

During the year ended March 31, 2005, Seven Arts issued £3,000,000, of convertible debt to Langley Park Investment Trust Plc (“Langley”) in return for 3,000,000 ordinary shares in Langley valued at approximately $5,204,000. Langley converted £1,250,000 of its convertible debenture into 1,000,000 ordinary shares in Seven Arts Pictures Plc. on March 15, 2007.  The remaining £1,750,000 ($3,432,450) of convertible debentures are convertible into a maximum of 1,400,000 ordinary shares at 4:1 conversion.

The original Langley agreement stated that the debentures were convertible at 2:1 when the original share price was £0.5 and above, increasing to 4:1 if the original share price was £0.25 or less. After the 5:1 reverse split the conversion parameters became 2:1 at £2.5 and above and 4:1 at £1.25 and below. The Group also agreed to grant Langley options to acquire the number of ordinary shares as is equal to the difference, if a positive amount, between (a) the number of ordinary shares into which the original amount of debt would have been convertible at a conversion price of £0.5, less (b) the aggregate number of the ordinary shares into which the original amount of debt has actually been converted at the date of conversion. The exercise price of the option shall be the fixed conversion price of £0.5. As of June 30, 2011, there were no such options granted.

The Convertible debentures bear no interest, are entitled to a liquidation preferred ahead of ordinary and preferred shareholders, are convertible into ordinary shares. There is no due date or required due date on the Group’s Debentures. The Debentures rank junior to all the Group’s indebtedness and senior only to its ordinary and preferred shares; accordingly these debentures have accounted for as equity transactions.

NOTE 13 -  DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

Financial instruments

The Group’s financial instruments comprise cash balances, items such as trade receivables and trade payables that arise directly from its operations, convertible loan notes, convertible redeemable preference shares and loans taken out from banks and other third parties.  Financial instruments such as investments in, and advances to, subsidiary undertakings including short-term receivables and payables have been offset in the consolidation.

The Group relies on loans taken out from banks and other third parties to fund its investment in the production of motion pictures and to minimize the liquidity risk that it faces. The strategy in relation to these loans is to minimize the interest rate and to maximize the flexibility of repayment terms.  The reliance on loans to provide finance is clear from the significant balances included within loans payables at the period end and the extent to which favorable terms have been achieved on these loans is indicated in the disclosures below.

The main risks arising from the Group’s financial instruments are foreign currency risk, interest rate risk, liquidity risk, credit risk and price risk.

Foreign currency risk

The Group receives distribution income from overseas, normally in US Dollars. Consequently, its trade receivables are largely denominated in US Dollars. It also maintains a significant part of its cash in US Dollars.  The Group’s exposure to exchange rate fluctuations is currently deemed to be low, since the majority of its liabilities are also denominated in US Dollars. Therefore, the Group does not hedge against this risk.

Transactions in GB Pounds are in the opinion of Management either immaterial or outside the ordinary course of business and therefore there is no policy for mitigation of risks associated with conversion of GBP to USD.

An analysis of the monetary assets of the Group as of June 30, 2011, showing the amount denominated in each currency, is as follows:

	GBP	USD	Total

Trade receivables	$-	$431,891	$431,891
Prepayments	1,369,399	231,843	1,601,242

Assets	$1,369,399	$663,734	$2,033,133

Trade payables	$1,964,776	$604,499	2,569,275
Accrued liabilities	371,051	2,011,865	2,382,916
Participation and residuals	-	503,187	503,187
Corporate loans	1,766,158	-	1,766,158
Film and production loans	-	10,949,675	10,949,675
Deferred income		311,880	311,880
Taxes payable	366,237	-	366,237

Liabilities	$4,468,222	$14,381,106	$18,849,328

Liquidity risk

Management monitors liquidity risk regularly by way of preparing cash flow forecasts and ensuring that adequate loan facilities are in place prior to the commencement of principle photography for any film.

Credit risk

The Group has a large number of customers, primarily sub-distributors who are located all over the world. Certain of these customers are large and well-known companies and these are not generally regarded as presenting a credit risk.  However, certain of the smaller customers are considered to be a potential credit risk, and the Group manages such risk to the extent possible by maintaining regular contact with those customers who owe the Group money.

Economic dependence

During the year ended June 30, 2011, revenue from two major customers approximated $714,681 and $149,000, or 26% and 5%, respectively, of film revenues. Accounts receivable due from these two customers approximated $0 and $0, respectively, of the total accounts receivable at June 30, 2011.

During the year ended June 30, 2010, revenue from two major customers approximated $1,020,000 and $518,000, or 52% and 26%, respectively, of film revenues. Accounts receivable due from these two customers approximated $212,000 and $518,000, or 14% and 35%, respectively, of the total accounts receivable at June 30, 2010.

During the year ended June 30, 2011, 100% of fee related revenue in the amount of $570,029 was generated through  SAPLA, all of which  has been paid to the Group.

During the year ended June 30, 2010, 100% of fee related revenues in the amount of $4,442,919 was generated through  SAPLA, $3,288,191 of which  has been paid to the Group (see note 2).  Overall receivable due from SAPLA (including SAPLOU Equicap) through the related parties  accounts was approximately $2,473,000 at June 30, 2010, and reflected in Due From Related Parties.

There was no supplier in any of the periods reported who accounted for more than 10% of the Company’s expenditures during the years ended June 30, 2011 and 2010.

Price risk

The Group manages the risk of goods and services being obtained at a higher than necessary price by ensuring that all purchases above a certain value are authorized by a Director prior to the purchase order being placed.

Production and corporate loans are included in the Group's balance sheet as financial liabilities.  Production loans of $10,890,430 as of June 30, 2011 are all denominated in US Dollars; corporate loans of $1,755,250 are denominated in both USD and  GBP. The bank overdraft in June 30, 2011 was denominated in Pounds Sterling.

The analysis of notes payable  is as follows:

	Year ended	Year ended
	June 30,	June 30,
	2011	2010

Fixed and variable rate - production and corporate loans	$10,826,572	$16,663,434
No stated interest - production loans	1,819,108	1,637,846

Total financial liabilities	$12,645,680	$18,301,280

The fixed rate financial liabilities have fixed interest rates for the entire term of each loan.  The weighted average interest rate of these fixed rate liabilities on the production loans was 11.0% for the year ended June 30, 2011 and 12.2% for the year ended June 30, 2010.

Those loans where no interest was payable were all loans made to fund the production of motion pictures that were repayable from the proceeds of each motion picture in accordance with a defined payment schedule.  The period over which these loans are repayable, therefore, depends on the performance of each motion picture.

The financial assets of the Group are cash balances held on deposit with banks. As of June 30, 2011, the Group had only nominal cash balances. Such deposits earn interest at the relevant bank interest rates, which are generally fixed.

The fair value of all the financial assets and liabilities of the Group are considered to be equal to their stated value due to the short-term nature.

The Group has recorded the fair value of the derivative liabilities at fair value with changes in the value of the derivatives accounted for as gain or loss on derivative liabilities. As described in Note 12, as of June 30, 2011, the Group measured fair value of its derivative liabilities at approximately $0, using unobservable, Level 3  inputs.

NOTE 14 – SHARE BASED PAYMENTS

The Group accounts for share based payments in accordance with ASC 718 (“Accounting for Stock Compensation”) using a fair value based method whereby compensation cost is measured at the grant date based on the value of the services received and is recognized over the service period.   The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued.   In calculating this fair value, there are certain assumptions used such as the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate.  The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

The numbers of stock options granted by the Group, by period,  are as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2011	2010
Outstanding at beginning of period	43,500	51,500
Granted	120,000	-
Exercised		(2,000)
Cancelled or expired	(27,500)	(6,000)

Outstanding at end of period	136,000	43,500

120,000 and 0 options were issued during the years ended June 30, 2011 and  2010, respectively.

The following presents the inputs used by the Group in the Black Scholes valuation model for the new options issued in the periods presented:

	Year Ended	Year Ended
	June 30,	June 30,
	2011	2010
Risk-free interest rate	5%	5%
Expected option lives (in years)	3 years	3 years
Expected volatility for options	207%-238%	207%-238%
Expected dividend yield	0%	0%
Forfeiture rate	0%	0%

All shares are vested upon the grant date the Group recognized share-based compensation expense of $ 87,026 and $0 in the years ended June 30, 2011 and  2010.     There was no income tax benefit recognized in the statements of operations for share-based compensation arrangements during any periods presented herein.  Under standard applicable UK tax rules, the Group is not entitled to any tax benefit for such share-based compensation arrangements.

The weighted average exercise price of the share options outstanding at June 30, 2011 is $1.97 per share.  The weighted average remaining exercise period of these options is approximately 12 months.

Employee options

	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of	Number of	Remaining	Price of	Number of	Price of
Exercise	Shares	Contractual	Outstanding	Shares	Exercisable
Prices	Outstanding	Life (years)	Options	Exercisable	Options
$7.30	4,000	0.17	7.30	4,000	7.30
$7.70	12,000	0.35	7.70	12,000	7.70

Non-employee options

	Options Outstanding			Options Exercisable
			Weighted		Weighted
		Weighted	Average		Average
		Average	Exercise		Exercise
Range of	Number of	Remaining	Price of	Number of	Price of
Exercise	Shares	Contractual	Outstanding	Shares	Exercisable
Prices	Outstanding	Life (years)	Options	Exercisable	Options
$2.00	20,000	1.6	$2.00	20,000	$2.00
$1.00	100,000	2.3	$1.00	100,000	$1.00

NOTE 15 – RELATED PARTY TRANSACTIONS

Employment Agreement

The Group engaged Kate Hoffman as an employee and director, who is the daughter of Peter Hoffman, the Chief Executive Officer. The Group has an employment agreement with Kate Hoffman pursuant to which she will act as Chief Operating Officer ad infinitum at a current salary of £52,000 ($85,000) per year plus bonuses and expenses. Ms. Hoffman’s contract contains a non-compete clause whereby she is excluded from competing against the Group for 6 months following the date of her termination. She currently does not have any share options or shares in the Group.

Affiliated and Related Party Agreements

Upon acquisition of control of the Group by Seven Arts Pictures Inc. (“SAP Inc.”) in September 2004, Seven Arts Pictures Plc. entered into an agreement with Seven Arts Pictures Inc. under which Seven Arts Pictures Inc. provided the services of Peter Hoffman for the amount of his contracted salary as well as the direct costs of the Los Angeles office and staff of Seven Arts Pictures Inc.   SAP Inc. is a related party by virtue of it being majority owned by Peter Hoffman, the Group’s Chief Executive Officer and Director, and his wife, Susan Hoffman.

Certain affiliates controlled by Mr. Hoffman are entitled to be reimbursed by the Group for general overhead incurred by each to conduct business for the Group.    Amounts are approved by the Group and then to be reimbursed for certain third party costs on motion pictures controlled by the Group and to be indemnified for loss costs or damages arising from the conduct of the Group’s business if approved by the Group. The Group has the right to control through management all material decisions  of all affiliates controlled by Mr. Hoffman to the extent such decisions have any material effect on the Group’s business or results of operations.

Peter Hoffman controls several companies that are not part of the Group but from which it obtains or transfers distribution rights or other assets related to the business and which control production of the motion pictures. The agreements with Mr. Hoffman, and the companies controlled by him;  provide that all revenues related to the Group’s business payable to Mr. Hoffman or any of these related party companies is due to the Group, except Mr. Hoffman’s salary, bonus and stock ownership.

Pursuant to an inter Group agreement, SAP Inc. also, from time to time, holds ownership of limited liability corporations in the United States, with all distribution rights and profits thereof being due to SAFE Ltd.   In addition, they also provide other services for PLC and SAFE Ltd. At no fee other than Mr. Hoffman’s salary and the direct third party costs of the Los Angeles office.   These other services are any reasonable requests of the management of the Group including accounting services, audits of distribution statements, collection of accounts receivable, supervision of production of motion pictures and similar day-to-day aspects of the Group’s business.

SAP Inc. has, from time to time, made non-interest bearing advances to the Group and SAFE Ltd, when the Group has not been able to collect amounts due from third party receivables in time to meet payments required to creditors.  Any such advances that have been made by SAP. Inc. have been made solely for working capital purposes.

Pursuant to the inter Group agreements, the Group earned $551,672 from distribution of the Group’s motion pictures during the year ended June 30, 2011. The Group is obligated to pay these funds to SAPLA which is a Louisiana limited liability company controlled by SAP Inc.  SAP Inc. would then be obligated to return the funds to the Group. These obligations have been offset in the Group’s books of account and the Group has recorded the amounts earned as described above.

The Group has from time to time made and received advances from and to Seven Arts Pictures Inc., Seven Arts Future Flow I LLC and various Louisiana limited liability companies referred to above, where the advances from and to these related parties do not bear interest.  The balances of these combined accounts as of June 30, 2011 were $2,725,974 and $3,021,184 on June 30, 2010.

Apollo Media

Together with SAP Inc, the Group entered into a settlement agreement, dated September 30, 2006, with ApolloMedia GmbH & Co. Film produktion KG (“ApolloMedia”) related to a dispute regarding amounts ultimately payable to ApolloMedia from distribution of the motion picture Stander and one of our subsidiaries’ assumption of indebtedness of approximately $2,000,000 related to Stander.   The Settlement Agreement fully releases the Group from any liability to ApolloMedia in exchange for a payment of $1,800,000 to be made by SAP Inc (of which $175,000 has been paid). In connection with the SAP Inc’s payment obligation of the settlement amount to ApolloMedia, the Group issued 700,000 ordinary shares to SAP Inc. which SAP Inc immediately pledged to ApolloMedia to secure SAP Inc’s obligations under the settlement agreement. SAP Inc has agreed that it will (1) return to the Group all ordinary shares in excess of 400,000 not necessary to satisfy SAP Inc’s obligations to ApolloMedia and (2) deliver to the Group from SAP Inc’s ordinary shares, any ordinary shares in excess of 400,000 in fact sold by SAP Inc to satisfy the indebtedness to ApolloMedia under the settlement agreement.  The shares pledged to ApolloMedia will be sold by Apollo as necessary for ApolloMedia to derive net proceeds of $1,625,000, ($1,800,000 less $175,000) and any pledged shares remaining after such sale will be returned to the Group.

Relationship with Seven Arts Pictures Louisiana LLC (“SAPLA”)

The Group license distribution rights to pictures controlled by them to its affiliate, SAPLA which perform distribution services for their motion pictures. All fees payable to SAPLA are subject to the agreements with Mr. Hoffman and his affiliates described above.

The Company entered into a distribution agreement with SAPLA (subsequently assigned by SAPLA to Seven Arts Pictures Louisiana (Equicap) LLC (“SAPLA Equicap”)) pursuant to which the Group granted SAPLA the right to distribute  motion pictures in return for a distribution fee of 20% of the revenues generated from these films, SAPLA and SAPLA Equicap are obligated under the related party agreements described above to pay and has permitted the Group to retain 100% of all such distribution fees.

SAPLA entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007 for the acquisition and improvement of a production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000.  This agreement was guaranteed by the Group. Approximately $3,700,000 has been drawn under the terms of this Credit Agreement, as of June 30, 2011 and 2010.

The Group has entered into a new financing agreement with Palm Finance in November 2010 to refinance the existing indebtedness secured by our production and post-production facility in New Orleans, Louisiana under which Palm has acquired the existing credit facility of $3,700,000 plus accrued interest of our affiliate SAPLA for $1,000,000 and agreed to advance an additional $1,800,000 to complete renovation and construction of this facility. Palm’s advance and interest at the rate of 15% per annum are due and payable within five years and are secured by the property at 807 Esplanade Avenue in New Orleans (“Property”) and Louisiana film infrastructure and historical rehabilitation credits, as well as Federal historical rehabilitation credits (“Credits”) associated with the Property. As part of this agreement the Group has entered into an agreement with Palm extending the due date of the loans on American Summer, Autopsy and Nine Miles Down to December 31, 2011.

Upon commencement of business of SAPLA’s production and post-production facility in New Orleans, Louisiana, SAPLA and an affiliate, Seven Arts Filmed Entertainment LLC (“SAFE LA”) will be the lessee of those facilities and under the related party agreement all profits of SAFE LA if any will be returned to the Group under the agreements with Mr. Hoffman and his affiliates.

Investigation into Claim for Tax Credits (SAPLA)

The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits including such tax credits to be claimed by an affiliate of the Group, Seven Arts Pictures Louisiana LLC. This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent. All such claimed expenses were audited by independent auditors and reviewed by counsel. None of these expenses or credits have been included in the Group’s financial statements for any period. Management believes that this investigation will have no material adverse effect on the Group’s operations or the total tax credits to be received by the Group’s affiliates, but could result in charges against current or former employees of this affiliate based on prior audits, including Mr. Hoffman.

Loan to Gone to Hell from Palm Finance

Together with SAP Inc, the Group guaranteed a $4,000,000 loan on December 17, 2007 between Palm Finance Corporation (“Palm”) and Gone To Hell Ltd., a company controlled by the Chief Operating Officer and Director Kate Hoffman, in exchange for the distribution rights to the movie, Nine Miles Down. The loan was made exclusively to finance the motion picture Nine Miles Down and is secured by the distribution rights to that motion picture.  The loan carries an annual rate of interest of 15% and became due on June 30, 2009. The Group has entered into a forbearance agreement with Palm in extending the due date of this loan to December 31, 2011.

 Loan from Cold Fusion

The Group entered into a loan and security agreement dated January 15, 2009 for $750,000, together with SAP Inc. and certain limited liability companies controlled by SAP Inc. in connection with the production of the motion picture Night of the Demons (“NOTD”).  The Group guaranteed the loan in exchange for the distribution rights to the picture. The loan was made to the Group to finance NOTD and is secured by the distribution rights to NOTD.  The loan bears interest of ten percent (10%) per annum.  The loan became due on  March 31, 2010 and is being repaid from distribution revenues of NOTD. At June 30, 2011, the balance due to Cold Fusion amounted to $582,510 including unpaid accrued interest.

Employee Benefit Trust

The Group engaged Smith and Williams Trustees (Jersey) Limited to set up an Employee Benefit Trust ("EBT") in December, 2008.  The Trust is a significant shareholder of the Group and controlled by the Trustees. The EBT entered into an agreement to purchase the 3,000,000 convertible preferred shares held by Armadillo Investment Trust ("Armadillo") for £1,500,000, to be paid in three equal installments of £500,000, and the return of the 1,600,000 ordinary shares in Armadillo owned by the Group, valued at £800,000 for an aggregate purchase price of £2,300,000. The agreed upon purchase price was to be loaned to the EBT by the Group at a nominal interest rate and, to date, the Group has advanced £500,000 as the first of three equal installments, together with the 1,600,000 ordinary shares of Armadillo, valued at £800,000 in the Group’s books, to the EBT which has paid them over to Armadillo. The Group has guaranteed the EBT’s remaining debt of £1,000,000 representing the second and third installments, but has not yet advanced these amounts. The EBT has repaid £582,604 ($1,039,946) of the £1,300,000 in the year ended June 30, 2011 by selling ordinary shares owned by the EBT to creditors of the Group. The Group charged interest of $44,822 to the EBT during the year ended June 30, 2011. The total balance due from the EBT to the Group as at June 30, 2011 was $1,237,417.

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Acquisition of Big Jake Music

On September 29, 2011, the Company entered into a definitive agreement to acquire of all of the capital stock of Big Jake Music ("BJM"), a newly formed record and multi-media entertainment company, for $5,000,000 of convertible preferred stock, convertible into common stock at a premium to the market price at closing, and which is subject to restricted holding periods.  BJM will also release soundtracks of Seven Arts films, including Night of the Demons (a film released in October 2010) and The Pool Boys (a film released in October 2011).

Creditors Liquidation of SAP Plc.

PLC was placed into compulsory liquidation on November 8, 2011 by the English Companies Court.   The Company’s CEO, Mr. Peter Hoffman, as a director of PLC had sought an administration order but this request was denied by the Courts as a result of inter alia the opposition of Parallel Pictures LLC (‘Parallel’). The creditors are likely to be invited to appoint a licensed insolvency practitioner as liquidator.  The role of a liquidator is to realize a company’s assets for the benefit of the creditors and shareholders.  Mr. Hoffman expects that the liquidator and PLC will pursue its substantial claims against Parallel and its defenses to Parallel’s claims. Parallel has claimed in the proceedings in England and the United States that the Asset Transfer Agreement between the Company and PLC was ‘fraudulent’ and may seek additional compensation or guarantees from Company. Management believes that the Asset Transfer Agreement is a valid agreement for value and not subject to attack and that Parallel will not prevail in its claims.  Management believes it has the support of its creditors to resist these claims by Parallel which are disputed by the Company and as a result Parallel will not obtain any relief from the courts on this issue.

807 Esplanade Guarantee

Seven Arts Pictures Louisiana LLC, a related party of the Company, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007, for the acquisition and improvement of a production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000.  This agreement was guaranteed by the Company’s predecessor. Approximately $3,700,000 has been drawn under the terms of this Credit Agreement, as of June 30, 2011.  The Company has also guaranteed this amount.

There is a $1,000,000 guarantee of a note due to Armadillo by the Employee Benefit Trust resulting from the purchase back of the Seven Arts preferred shares from Armadillo.

Fireworks Litigation

The Group prevailed in a motion for summary adjudication on February 10, 2011 in an action against  CanWest Entertainment and two of its affiliates (“CanWest”) confirming the Group’s ownership of  five motion pictures “Rules of Engagement ”, “An American Rhapsody,” “Who Is Cletis Tout,” “Onegin,” and “The Believer”, (the “Copywrights”). The Group has filed an action in England against Content Media Corporation (“Content”) and Paramount Picture Corp.(“Paramount”) to recover the Copyrights and substantial damages for the use of the copywrighted works after their purported acquisition from CanWest.The Group has also filed suits against Content and Paramount in the Unites States for collateral damage for copywright infringement against Paramount for use of copywright. The Group may incur up to $200,000 in legal expenses to pursue this claim but expects to recover those fees from Content.

Jones Film

The Group, its subsidiary Seven Arts Filmed Entertainment Limited, and a related party, SAP Inc, were the subject of an arbitration award of approximately $900,000 against them for legal fees and interest thereon relating to an ongoing dispute regarding a participation in the motion picture entitled 9 ½ Weeks II, even though the arbitration found no additional sums due to the complaining party, and potential loss of further distribution rights in this motion picture.  The Federal District Court enforced this arbitration award, and the Group is seeking relief from that decision.  The Group has accrued for the liability in the amount of $800,000 including approximately $100,000 of accrued interest as of June 30, 2011. The remaining interest, costs and fees have been guaranteed by SAP Inc., a related party.

Arrowhead Target Fund

Seven Arts Future Flow I (“SFF”), a limited liability Group owned by SAP Inc., one of the Group’s controlling shareholders and a Group controlled by Mr. Hoffman, obtained financing from the Arrowhead Target Fund, Ltd. (“Arrowhead”) of approximately $8,300,000 (the “Arrowhead Loan”).  The Group secured the Arrowhead Loan with liens on 12 motion pictures that generated revenues of $820,026 in the year ended June 30, 2009, $2,739,800 in the year ended March 31, 2008.   The Group’s only liability is to repay the Arrowhead Loan from the proceeds of the film assets pledged against the Arrowhead Loan. The Group is not required to repay the Arrowhead Loan from any of its other assets or revenues.

The Arrowhead Loan became due in February 2009 and SFF has not paid the outstanding principle and interest due.   Arrowhead has the right to foreclose on the pledged film assets, but has not done so at the present time. SFF has received a default notice to this effect and as a result Arrowhead is now collecting directly all sums receivable by the Group with respect to these motion pictures, and has appointed a new servicing agent for these motion pictures with the result that the Group no longer controls the licensing of these motion pictures. Failure to repay or refinance the Arrowhead Loan could result in a material disposition of assets through the loss of the Group’s rights to the twelve motion pictures and related loss of revenues in amounts that are difficult to predict.

As a result of the foregoing, the Group has removed all assets accounts relating to the twelve motion pictures pledged to Arrowhead and has removed the corresponding limited recourse indebtedness from the Group’s consolidated balance sheet at fiscal year ended June 30, 2009, due to the fact that the loan was a limited recourse loan and the Group had no further obligations to Arrowhead beyond the pledged film assets.

Arrowhead filed an action on September 22, 2010 which seeks recovery from the Group of the monies which the Group has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Group, Mr. Hoffman and Seven Arts Pictures Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Group for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Group had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Group.  On August 9, 2011, the New York Supreme Court granted the Group’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim.  The Group continues to believe that Arrowhead’s claims against the Group are without substantial merit.

Arrowhead Capital Partners – AGC Loan

The Group and several affiliates were named as defendants in an action by Arrowhead Capital Partners Ltd filed in the Supreme Court of New York County of New York State purportedly served on May 24, 2010, seeking to collect $1,000,000 plus interest (the “ACG Loan”) due to Arrowhead Consulting group LLC (“ACG”) as well as foreclosure on the collateral granted as part of the Cheyne Loan described above in NOTE 12 under “Production Loans”. The ACG Loan is fully subordinated to repayment of the Cheyne Loan, which has not been repaid, and a subsidiary of the Group has been assigned all Cheyne’s rights under the subordination provision of the Cheyne Loan. As a result Management does not believe that ACG has the right to maintain this action to collect any monies or to foreclose on any collateral pursuant to the Cheyne Loan. The Group intends to vigorously defend against this action and has filed a motion for summary judgement to dismiss this action.

Silverback – Hungarian co-producer

The Group has obtained a final judgment from the Queen’s Bench in England for approximately $300,000 erroneously converted to fees by a Hungarian co-producer on the motion picture Nine Miles Down. The Group is seeking to collect these fees back through enforcement by Hungarian courts and currently a bailiff has been appointed to collect the monies due in Hungary. The incorrectly appropriated fees have been included in the film asset in prior years. Capitalized film costs will be reduced upon collection of these fees.

Stonewood/Nine Miles Down

A settlement agreement for $250,000 has been reached with the liquidators of Gone to Hell (“GTH”) the production company for Nine Miles Down. The main beneficiaries of the GTH liquidation are Stonewood; owned by the director of GTH and SAP INC for an action it took against the liquidator for interfering in the free distribution of the film. The debt to the liquidation is fully insured but only to the amount that is not payable back to SAP INC and Stonewood as they are the insured parties. The Group has guaranteed the legal costs of this action to make sure it releases the distribution rights to the movie. The Group has accounted for the legal expenses incurred related to this litigation by capitalizing them into film assets in the value of $200,000 as of June 30, 2011, due to the fact that these are direct expenditures  to this particular film.

Zeus VAT

The Group believes that the accrual of the VAT input refund or output VAT tax with respect to the Zeus transaction is highly uncertain.  Her Majesty’s Customs and Revenue (“HMRC”) raised issues regarding the Zeus transaction as early as May, 2008, and has made no determination regarding any of the inputs or outputs of VAT with respect to the Zeus transaction through today.  The situation is still unresolved in that HMRC has not made a VAT refund to the 17 companies formed by investors in the Zeus transaction (“SAFCO’s”) of the output VAT tax charged by Seven Arts on the supplies made for the SAFCO’s and declared on the Group’s VAT return filed in 2008 and in that HMRC has taken no steps to enforce the collection of the output VAT tax as declared by the Group, as an internal “hold” has been placed on collection by HMRC.  Until and unless this interest is lifted, HMRC will take no action to enforce the collection of the VAT output tax declared by the Group. The amount of VAT at issue is approximately £23,000,000 ($35,000,000) which would be both the amount owed by the Group to HMRC and the amount due to the Group from the SAFCO’s as their refund from HMRC. The collection department of HMRC has stopped the collection of the VAT due from the Group, and to date no notices of interest  have been received. The Group does not expect any penalties or fees will result from the VAT related to the Zeus transaction, accordingly no accrual of interest or penalties have been accrued as of June 30, 2011.

The Group acquired the SAFCO’s as part of the Zeus transaction described above in May, 2009. The SAFCO’s are not consolidated into the Group as the Group still does not have control of the bank accounts and the accounting records. The Group has instructed counsel to liquidate the SAFCO’s under the applicable laws of the United Kingdom.

One of the Group’s affiliates filed an action against Zeus Partners Limited and two of its executives for indemnity in relation to Value Added Tax due with respect to the Zeus Transaction.  The purpose of this action is to protect the Group’s rights with respect to any potential liability to the Group with respect to Value Added Tax arising out of the Zeus Transaction.

Investigation into Claim for Tax Credits (SAPLA)

The US Attorney in New Orleans is investigating claims for Louisiana film infrastructure tax credits including such tax credits to be claimed by an affiliate of the Group, Seven Arts Pictures Louisiana LLC. This investigation appears to include investigation as to whether certain expenses claimed by this affiliate were improper or fraudulent. All such claimed expenses were audited by independent auditors in Louisiana and reviewed by counsel. None of these expenses or credits have been included in the Group’s financial statements for any period. Management believes that this investigation will have no material adverse effect on the Group’s operations or the total tax credits to be received by the Group’s affiliates, but could result in charges against current or former employees of this affiliate based on prior audits, including Mr. Hoffman.

Director’s Service Contracts

SAP Inc. has an employment agreement with Peter Hoffman pursuant to which he will act as the Group’s Chief Executive Officer (“CEO”) until December 31, 2013. Upon acquisition of control of Group, it entered into a contract with SAP Inc. to secure Mr. Hoffman's services solely to the Group as CEO.  In connection with that employment agreement,  Mr. Hoffman has been granted:

•	the right to sole responsibility for creative and business decisions regarding motion pictures we develop and produce,
•	a right of first refusal to produce remakes, sequels or prequels of motion pictures produced by Mr. Hoffman and acquired by the Group or any motion picture produced by the Group during his employment,
•	an annual salary of $500,000 per year plus bonuses, expenses and a signing option and
•
a right upon termination without cause to a lump sum payment of approximately $1,500,000, an assignment of all projects in development during the term of his employment and any amounts due upon such compensation as an excise tax.

The Group has an employment agreement with Kate Hoffman pursuant to which she will act as Chief Operating Officer ad infinitum at a salary of $85,000 (£52,000) per year plus bonuses and expenses. Ms. Hoffman’s contract contains a “non-compete’ clause pursuant to which she will be excluded from competing against the Group for 6 months following the date of her termination.

The Group has an employment agreement with Elaine New pursuant to which she will act as an executive director and Chief Financial Officer ad infinitum at a salary of $225,000 (£150,000) per year plus bonuses and expenses. Ms. New’s contract contains a “non-compete’ clause pursuant to which she will be excluded from competing against the Group for 6 months following the date of her termination.

All of the employment agreements grant us a right to injunctive relief if the respective employee breaches the agreement.  With the exception of Ms. Hoffman’s and Ms. New’s agreements, the employment agreements do not contain “non-compete” clauses.

Parallel Action

On June 28, 2011, PLC filed an action in the High Court of England against Parallel Media LLC (“Parallel”) to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen.  On September 19, 2011, Parallel filed a new action against PLC and SAE in the Superior Court of California, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. A request for a preliminary injunction was denied by the Superior Court.

HMRC Investigation

On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of PLC in London.  Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

PLC’s participation in these transactions was limited to the transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available   the provision of loans to fund a portion of those investments.  PLC received no tax benefits from the transactions, which were made on arms-length terms. PLC believes that it is not a subject of the HMRC investigation.

In connection with the transactions, PLC did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions. Prior to the closing of the transactions  the  investors obtained and made  available to the Company, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws. PLC remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

Asset Transfer Agreement

On June 11, 2010,  Seven Arts Entertainment,  Inc. (“SAE”), a Nevada Corporation, was formed and became a 100% owned subsidiary of Seven Arts Pictures Plc.  The Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 2,000,000 shares of SAE were issued to PLC in order to satisfy any remaining obligations.  This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010.  The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws.  Management’s intention in executing this transaction was to redomicile the business with no change in the economic interests of the shareholders.

Effective at the opening of trading on September 1, 2011, Seven Arts Entertainment Inc. ("Seven Arts" or “SAE”) was substituted for the NASDAQ listing of Seven Arts Pictures PLC ( the "Company").  On that date, each of the Company’s ordinary shares was exchanged for one share of common stock of SAE, which commenced trading on NASDAQ as the successor to the Company’s NASDAQ listing.  SAE’s new CUSIP number is 81783N102 and its trading symbol will remain SAPX.

Guarantees and Pledges

Guarantee of the Advantage Capital Loan

SAPLA, a related party of the Group, entered into a Credit Agreement with Advantage Capital Community Development Fund LLC dated October 11, 2007 for the acquisition and improvement of a production and post-production facility located at 807 Esplanade Avenue in New Orleans, Louisiana for aggregate principal advances of up to $3,700,000.  This agreement was guaranteed by the Group. Approximately $3,700,000 has been drawn under the terms of this Credit Agreement, as of June 30, 2011.   The Group has guaranteed this amount.

Guarantee of the £1,000,000 due to Armadillo by the EBT

As discussed in NOTE 1, PLC is a guarantor on the £1,000,000 due to Armadillo by the EBT.

NOTE 17 – OPERATING LEASE COMMITMENTS

During the years ended June 30, 2011 and  2010,  the Group had no operating lease commitments.    Both office facilities are operating under month to month agreements.   Rent expense is approximately $4,500 a month for the Los Angeles office and $6,500 a month in London.

NOTE 18 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, accounts receivable, accounts payable and other accrued expenses and other current assets and liabilities are carried at amounts which reasonably approximate their fair values because of the relatively short maturity of those instruments.

ASC 820, “Fair Value Measurements and Disclosures”, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described as follows:

Leve l 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Leve l 2 - Inputs to the valuation methodology include:

• quoted prices for similar assets or liabilities in active markets;
• quoted prices for identical or similar assets or liabilities in inactive markets;
• inputs other than quoted prices that are observable for the asset or liability;
• inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Leve l 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.    As of June 30, 2011 and 2010,  all of the Company’s assets and liabilities were considered current and due to the short maturity the carrying amounts are considered to approximate fair value.

NOTE 19 – RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued guidance intended to achieve common fair value measurements and related disclosures between U.S. GAAP and international accounting standards. The amendments primarily clarify existing fair value guidance and are not intended to change the application of existing fair value measurement guidance. However, the amendments include certain instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This guidance is effective for the periods beginning after December 15, 2011, and early application is prohibited.   The Company will adopt these amendments on January 1, 2012; however, the requirements are not expected to have a material effect.

NOTE 20 – SUBSEQUENT EVENTS

On June 11, 2010,  Seven Arts Entertainment,  Inc. (“SAE”), a Nevada Corporation, was formed and became a 100% owned subsidiary of Seven Arts Pictures Plc.  The Company entered into an Asset Transfer Agreement, as amended on January 27, 2011 and again on August 31, 2011, to transfer all of the assets with a cost basis from PLC to SAE, in exchange for assumption by SAE of certain indebtedness and for one share of common stock of SAE for each ordinary share of PLC which have been distributed to shareholders. Additionally, 2,000,000 shares of SAE were issued to PLC in order to satisfy any remaining obligations.  This transfer was approved by the PLC shareholders at an Extraordinary General Meeting on June 11, 2010.  The purpose of this transfer was to eliminate our status as a foreign private issuer and to assume compliance with all obligations of a domestic issuer under all applicable state and Federal securities laws.  Management’s intention in executing this transaction was to redomicile the business with no change in the economic interests of the shareholders.

As of January 27, 2011,  net assets with a book value totaling approximately $7,200,000 plus convertible debentures with no redemption date, which are accounted for as equity, were transferred to SAE in accordance with the asset transfer agreement.

On August 31, 2011, NASDAQ approved the substitution of one share of SAE, Inc. stock for the Company's NASDAQ listing, effective at the opening of trading on September 1, 2011.   On that date, each of the Company's ordinary shares were exchanged for one share of common stock of SAE, and commenced trading on NASDAQ as the successor to the Company's NASDAQ listing. This transaction was approved by the Company’s shareholders at the Company’s Extraordinary General Meeting on June 11, 2010.

SAE’s authorized capital consists of 50,000,000 shares of common stock, $.01 par value per share, of which the board of directors has allocated 25,000,000 shares as common stock.  As of September 1, 2011, there were 6,476,344 shares of common stock outstanding.   Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders.

SAE will be a United States issuer and commenced regular quarterly reporting for the first quarter ended September 30, 2011.

Issuance of New Shares or Options

Subsequent to June 30, 2011,  an aggregate of 13,832,280 ordinary shares were issued, and accordingly there were 16,475,411 shares of the Group's issued and outstanding ordinary shares as of  November 30, 2011.

The shares issued subsequent to June 30, 2011 include 10,000 shares issued to consultants in exchange for services rendered. $400,000 restricted shares were sold for cash.

Certain debt securities were partially converted into 11,422,000 ordinary shares at an average per-share price of $0.42.

The issuance of the converted debt was made pursuant to the exemption from registration provided pursuant to Section 4(2) of the Securities Act.  Management believed that such exemption was available because (i) no advertising or general solicitation was employed in offering the debt securities, (ii) the offering and sale thereof were made solely to an accredited investor, and (iii) transfer of the debt securities was restricted in accordance with the requirements of such Act.  More than one year passed between the issuance of the converted debt and its conversion into ordinary shares.  In accordance therewith, the resale of such shares was exempt from the registration thereof pursuant to the exemption provided by Rule 144.

The debt that was converted to equity included $2,750,000 from Palm Finance, $350,000 from 120dB Film and $725,000 of convertible debt, including $500,000 from Whatley and $225,000 from Eden.

Palm Finance reinvested $1,250,000 back into SAE, Inc. (PLC’s successor entity) by acquiring 125,125 shares of Series A ($10 par) preferred stock in November 2011.

On October 14, 2011, the Board of Directors of SAE Inc. were each issued 50,000 options at the market price of $0.44 a share.

On November 21, 2011 SAE, Inc. issued 2,000,000 shares to PLC in accordance with the asset transfer agreement approved by shareholders on June 11, 2011.

Letter of Intent Regarding David Michery

On November 7, 2011, the Company signed a letter of intent to acquire the music assets of David Michery for 10,000,000 shares of preferred stock subject to due diligence and Board approval.

Creditors Liquidation of SAP Plc.

PLC was placed into compulsory liquidation on November 8, 2011,  by the English Companies Court.   PLC’s  CEO, Mr. Peter Hoffman, as a director of PLC had sought an administration order but this request was denied by the Courts as a result of inter alia the opposition of Parallel Pictures LLC (‘Parallel’). The creditors are likely to be invited to appoint a licensed insolvency practitioner as liquidator.  The role of a liquidator is to realize a company’s assets for the benefit of the creditors and shareholders.  Mr. Hoffman expects that the liquidator and PLC will pursue its substantial claims against Parallel and its defenses to Parallel’s claims. Parallel has claimed in the proceedings in England and the United States that the Asset Transfer Agreement between SAE and PLC was ‘fraudulent’ and may seek additional compensation or guarantees SAE Inc.  Management believes that the Asset Transfer Agreement is a valid agreement for value and not subject to attack and that Parallel will not prevail in its claims.  Management believes it has the support of its creditors to resist these claims by Parallel which are disputed by SAE Inc. and PLC and as a result Parallel will not obtain any relief from the courts on this issue.

Certain indebtedness of PLC remained with PLC under the asset transfer agreement and will be subject to liquidation or payment in these liquidation proceedings.  PLC has been issued 2,000,000 shares of common stock of the Company in order to satisfy these obligations.

Issue of Promissory Note to RBSM LLP

On September 4, 2011, SAE Inc. issued a promissory note to RBSM LLP (“RBSM”), the Group’s prior registered accounting firm. The note guarantees that SAE Inc. will pay RBSM $150,000 on or before the six month anniversary of the note. The note bears interest of 7% per annum but this will be waived if the note is paid off within the six months. On maturity of the note if the principal and interest have not been paid in full then RBSM can convert the note into freely trading common shares with an issue price of 75% of the weighted average closing bid price per common share during the 10 days preceding the maturity date. In accordance therewith, the resale of such shares will be exempt from the registration thereof pursuant to the exemption provided by Rule 144.

Arrowhead Action

The Arrowhead Target Fund filed an action on September 22, 2010 which seeks recovery from the Group for amounts which the Group has retained under its interpretation of the relevant agreements with Arrowhead. In addition, Arrowhead makes substantial additional claims against the Group, Mr. Hoffman and Seven Arts Pictures Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters. The claims against the Group for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.

The Group had moved to dismiss the action against all defendants other than Seven Arts Future Flows I LLC, which is not part of the Group.  On August 9, 2011, the New York Supreme Court granted the Group’s motion and dismissed all defendants except Seven Arts Filmed Entertainment Limited in its capacity as a collateral agent, which is not a material element of Arrowhead claim.  The Group continues to believe that Arrowhead’s claims against the Group are without substantial merit, and nothing has been accrued in the financial statements related to this claim.

HMRC Investigation

On July 19, 2011 Officers of Her Majesty’s Revenue & Customs (“HMRC”) attended the offices of Seven Arts Pictures plc (the “Company”) in London.  Documents were retained appertaining to arrangements involving the subscription for shares in a number of companies which had lost value, resulting in subscribers making claims to tax relief.

The Company’s participation in these transactions was limited to the Company’s transfer of rights to certain motion pictures to the investors in return for their investments in the production and release costs of those pictures and making available   the provision of loans to fund a portion of those investments.  The Company received no tax benefits from the transactions, which were made on arms-length terms. The Company believes that it is not a subject of the HMRC investigation.

In connection with the transactions, the Company did not make any representations or warranties to any party, including the investors, regarding any potential tax benefits related to the transactions. Prior to the closing of the transactions  the  investors obtained and made  available to the Company, an opinion of prominent Queen’s counsel, specializing in United Kingdom tax laws, that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws. The Company remains confident that the transactions were permitted and acceptable under the terms of the applicable United Kingdom revenue laws.

HMRC has requested interviews with three officers of the Company to discuss whether those officers were involved in the arrangements for subscription of shares in the relevant companies.  The Company is fully cooperating with the investigation.  The Company believes there is no basis for any claim of responsibility of any of its officers or employees. Based on facts currently known by the Company, there is no need for it to record a contingent liability in its financial statements in connection with the investigation or the related transactions.

Board of Directors

The Board of Directors of SAE Inc. is the existing six members of the Board of Directors of the Company, plus the addition of Robert Kaiser as a Board Member and Chairman of SAE’s Audit Committee. SAE will have four members of its Board who are independent as defined by NASDAQ.

Parallel Action

On June 28, 2011, Seven Arts Pictures plc (“PLC”) filed an action in the High Court of England against Parallel Media LLC (“Parallel”) to collect sums due to PLC with respect to acquisition of distribution rights in Russia to four motion pictures and to confirm Parallel’s obligations under both a signed and unsigned investment agreement with respect to the motion picture project Winter Queen. On the same day Parallel filed a petition to wind up and liquidate PLC in the Companies Courts of England based on its claim of repayment of $1,000,000 of investment made by Parallel in Winter Queen. That winding up petition will not be heard until some unspecified date after October 10, 2011. PLC is no longer part of the Group and will file for administration under the laws of England, which management of PLC believes will be granted and which will result in the denial of Parallel’s winding up petition. The disputes between PLC and Parallel will then be resolved in this administration under English law and should not affect the results of operations of the Group. On September 19, 2011, Parallel filed a new action against PLC and Seven Arts Entertainment Inc. (“SAE”) in the Superior Court of California, asserting the same claims as in the winding up petition and seeking to enjoin the proposed administration proceedings in England. A request for a preliminary injunction was denied by the Superior Court. PLC will move to dismiss this action since all the operative agreements between PLC and Parallel include a clause requiring exclusive jurisdiction of all litigation in the courts of England.   PLC expects this motion to dismiss will be granted.

Fletcher Joint Venture

The Group entered into an agreement with BRG Investments, LLC (“BRG”), an affiliate of Fletcher Asset Management (“Fletcher”) for the investment by BRG of up to $30,000,000 in preferred stock of the Group and the formation of a joint venture to, among other things, produce and distribute motion pictures and make investments.

BRG purported to cancel the agreement in May 2011.

On October 5, 2011, the Company arranged a mutually acceptable settlement of its dispute with Fletcher arising out of an investment agreement purported terminated by Fletcher as was announced in a press release on June 7, 2011.   In the settlement with Fletcher, the Company waived all claims against Fletcher.  Fletcher agreed to acquire, and did acquire, 250,000 shares of the Company’s common stock at a price of $1.00 per share.  Fletcher received a warrant to buy an additional 100,000 shares at $1.00, Fletcher has the right within six months to buy an additional 250,000 shares of the Company’s common stock based on a volume weighted average price but no less than $1.00 or more than $1.50, and if it buys these shares, Fletcher will receive an additional warrant to buy an additional 100,000 shares of our common stock on the same terms as the warrant we have issued.  Seven Arts intends to use the proceeds of this transaction to partially fund its next motion picture production in Louisiana entitled Schism, written and to be directed by Adam Gierasch, the director of Autopsy and Night of the Demons, two recent releases by the Company.

Legal Action by Arrowhead Target Fund

The Arrowhead Target Fund has filed an action on September 22, 2010,  which seeks recovery from the Group of the monies which the Group has retained under its interpretation of the relevant agreements with Arrowhead.  In addition, Arrowhead makes substantial additional claims against the Group, Mr. Hoffman and Seven Arts Pictures Inc. regarding claimed breaches of the terms of the operative agreements, including failure to properly account, failure to turn over materials, failure to remit monies collected, and similar matters.  The claims against the Group for these breaches of warranties for damages are $8,300,000 although Arrowhead states no basis for this amount.  The Group does not believe there is any basis to the Arrowhead claims except with respect to the monies withheld by the Group based on its interpretation of the applicable agreements.  The Group intends to aggressively defend these claims but is currently in settlement discussions with Arrowhead regarding the reacquisition of the 12 motion pictures subject to the Arrowhead transaction.  However, the ultimate outcome of these claims cannot be determined at this time, and nothing has been accrued related to these claims.

New Office Lease in Los Angeles

On December 1, 2011, SAE Inc. entered into an agreement for office space in Los Angeles.     The lease is for 60 months at a monthly rate of approximately $9,500.    The office space and expense will be shared with related parties; however, SAE Inc. is joint and severally liable.